As filed with the Securities and Exchange Commission on October 27, 2021

Commission File No. 0-56348

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10/A

(Amendment No. 3)

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

TPCO HOLDING CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1566338
(State or other jurisdiction of incorporation or formation)	(I.R.S. employer identification number)

1550 Leigh Avenue, San Jose, California	95125
(Address of principal executive offices)	(Zip Code)

(669) 279-5390

(Issuer’s Telephone Number)

With copies to:

Barry A. Brooks, Esq.

Keith D. Pisani, Esq.

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Telephone: (212) 318-6000

Securities to be registered under Section 12(b) of the Act: None.

Securities to be registered under Section 12(g) of the Act:

Common Shares, no par value

(Title of Class)

Share Purchase Warrants

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filter	☐	Accelerated filter	☐

Non-accelerated filter	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided by Section 7(a)(2)(B) of the Securities Act.  ☐

i

GENERAL MATTERS

Unless otherwise noted or the context indicates otherwise, in this Registration Statement on Form 10 (this “Registration Statement”) the “Company”, “The Parent Company”, “we”, “us” and “our” refer to TPCO Holding Corp. and its subsidiaries and joint ventures to which it is a party.

References in this Registration Statement to “cannabis” mean all parts of the plant cannabis sativa L. containing more than 0.3 percent tetrahydrocannabinol (“THC”), including all compounds, manufactures, salts, derivatives, mixtures, or preparations.

All currency amounts in this Registration Statement are stated in United States dollars, unless otherwise noted. All references to “dollars” or “$” are to United States dollars and all references to “C$” are to Canadian dollars.

All information in this Registration Statement is given as of the date hereof, unless otherwise indicated.

References in this Registration Statement to the Company’s websites does not constitute incorporation by reference of the information contained at or available through the Company’s websites, and you should not consider such information to be a part of this Registration Statement.

FORWARD LOOKING INFORMATION

This Registration Statement contains certain information that may constitute forward-looking information and forward-looking statements (collectively, “Forward-Looking Statements”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. Such statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussions of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance, or other statements that are not statements of fact. Forward-Looking Statements in this Registration Statement include, but are not limited to, statements with respect to:

•	the performance of the Company’s business and operations;

•	the Company’s expectations regarding revenues, expenses and anticipated cash needs;

•	the Company’s ability to complete future strategic alliances and the expected impact thereof;

•

the Company’s ability to source investment opportunities and complete future acquisitions, including in respect of entities in the United States, the ability to finance such acquisitions, and the expected impact thereof;

•

the expected future business strategy, competitive strengths, goals, expansion and growth of the Company’s business, including operations and plans, new revenue streams and cultivation and licensing assets;

•	the implementation and effectiveness of the Company’s distribution platform;

•	expectations with respect to future production costs;

•	the expected methods to be used by the Company to distribute cannabis;

•	the competitive conditions of the industry;

•	laws and regulations and any amendments thereto applicable to the business and the impact thereof;

•	the competitive advantages and business strategies of the Company;

•	the application for additional licenses and the grant of licenses or renewals of existing licenses that have been applied for;

•	the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis;

•	the Company’s future product offerings;

•	the anticipated future gross margins of the Company’s operations;

•	the Company’s ability to source and operate facilities in the United States;

•	expansion into additional U.S. and international markets;

•	expectations of market size and growth in the United States and the states in which the Company operates or contemplates future operations;

•	expectations for regulatory and/or competitive factors related to the cannabis industry generally; and

•	general economic trends.

Certain of the Forward-Looking Statements contained herein concerning the cannabis industry and the general expectations of the Company concerning the cannabis industry are based on estimates prepared by the Company using data from publicly available governmental sources as well as from market research and industry analysis and on assumptions based on data and knowledge of the cannabis industry which the Company believes to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While the Company is not aware of any misstatement regarding any industry or government data presented herein or information presented herein which is based on such data, the cannabis industry involves risks and uncertainties that are subject to change based on various factors, which factors are described further below.

Forward-Looking Statements contained in this Registration Statement reflect management’s current beliefs, expectations and assumptions and are based on information currently available to management, management’s historical experience, perception of trends and current business conditions, expected future developments and other factors which management considers appropriate. With respect to the Forward-Looking Statements contained in this Registration Statement, the Company has made assumptions regarding, among other things: (i) its ability to generate cash flows from operations and obtain necessary financing on acceptable terms; (ii) general economic, financial market, regulatory and political conditions in which the Company operates; (iii) the output from the Company’s operations; (iv) consumer interest in the Company’s products; (v) competition; (vi) anticipated and unanticipated costs; (vii) government regulation of the Company’s activities and products and in the areas of taxation and environmental protection; (viii) the timely receipt of any required regulatory approvals; (ix) the Company’s ability to obtain qualified staff, equipment and services in a timely and cost efficient manner; (x) the Company’s ability to conduct operations in a safe, efficient and effective manner; (xi) the Company’s ability to meet its future objectives and priorities; (xii) the Company’s access to adequate capital to fund its future projects and plans; (xiii) the Company’s ability to execute on its future projects and plans as anticipated; (xiv) industry growth rates; and (xv) currency exchange and interest rates.

Readers are cautioned that the above list of cautionary statements is not exhaustive. Known and unknown risks, many of which are beyond the control of the Company, could cause actual results to differ materially from the Forward-Looking Statements in this Registration Statement. Such lists include, without limitation, those discussed under the heading “Risk Factors” in this Registration Statement. The purpose of Forward-Looking Statements is to provide the reader with a description of management’s expectations, and such Forward-Looking Statements may not be appropriate for any other purpose. You should not place undue reliance on Forward-Looking Statements contained in this Registration Statement. Although the Company believes that the expectations reflected in such Forward-Looking Statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Forward-Looking Statements contained herein are made as of the date of this Registration Statement and are based on the beliefs, estimates, expectations and opinions of management on the date such Forward-Looking Statements are made. The Company undertakes no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements, except as required by applicable law. The Forward-Looking Statements contained in this Registration Statement are expressly qualified in their entirety by this cautionary statement.

ITEM 1.	BUSINESS.

CORPORATE STRUCTURE

Name, Address and Incorporation

The Company was incorporated under the Business Corporations Act (British Columbia) (the “BCBCA”) on June 17, 2019 under the name Subversive Capital Acquisition Corp. (“SCAC”) as a special purpose acquisition corporation for the purpose of effecting an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination. On July 15, 2019, SCAC amended its notice of articles and articles (the “Articles”) to increase the authorized capital to create an unlimited number of Class A restricted voting shares, an unlimited number of common shares and an unlimited number of proportionate voting shares.

On November 24, 2020, the Company announced that it had entered into definitive transaction agreements to acquire all of the equity of each of CMG Partners, Inc. (“Caliva”) and Left Coast Ventures, Inc. (“LCV”). The acquisition of Caliva and LCV constituted the Company’s qualifying transaction (the “Qualifying Transaction”).

The Qualifying Transaction was completed on January 15, 2021, at which point each of Caliva and LCV became wholly-owned subsidiaries of the Company. In connection with the closing of the Qualifying Transaction, the Company amended its Articles to change its name to “TPCO Holding Corp.”

The Company’s head office is located at 1550 Leigh Avenue, San Jose, CA 95125 and the registered office is located at 595 Burrard Street, Suite 2600, Three Bentall Centre, Vancouver, BC, V7X 1L3, Canada.

The Company’s common shares (“Common Shares”) and share purchase warrants (“Warrants”) are listed on the Neo Exchange Inc. (the “Exchange”) under the trading symbols “GRAM.U” and “GRAM.WT.U”, respectively. The Common Shares and Warrants also trade over the counter in the United States on the OTCQX Best Market tier of the electronic over-the-counter marketplace operated by OTC Markets Group Inc. under the trading symbols “GRAMF” and “GRMWF”, respectively.

Intercorporate Relationships

The following chart illustrates, as of the date of this Registration Statement, the Company’s subsidiaries, including their respective jurisdictions of incorporation and the percentage of voting securities of each that are beneficially owned, controlled or directed by the Company. Because the Company is a holding company with no operations of its own, it is wholly dependent on the operations of its subsidiaries to fund its operations. See “Item 1A.—Risk Factors—Risks Relating to the Company’s Business Structure—The Company is a holding company.”

Notes:

(1)   Other than these subsidiaries, no other subsidiary of the Company has total assets that exceed 10% of the consolidated assets of the Company or revenue that exceeds 10% of the consolidated revenue of the Company or is otherwise considered a “significant subsidiary” within the meaning of Item 1-02(w) of Regulation S-X.

GENERAL DEVELOPMENT OF THE BUSINESS—THE PARENT COMPANY

Initial Public Offering

On July 16, 2019, the Company closed its initial public offering of 57,500,000 Class A restricted voting units of the Company (the “Class A Restricted Voting Units”), including the exercise of the over-allotment option, at a price of $10.00 per Class A Restricted Voting Unit for gross proceeds of $575,000,000 (the “IPO”). Each Class A Restricted Voting Unit consisted of one Class A restricted voting share of the Company (a “Class A Restricted Voting Share”) and one-half of a Warrant. The Class A Restricted Voting Units commenced trading on the Exchange on July 16, 2019 and traded until August 23, 2019. Effective August 26, 2019, the Class A Restricted Voting Units separated. Upon separation, the Class A Restricted Voting Shares and Warrants underlying the Class A Restricted Voting Units commenced trading separately on the Exchange. The gross proceeds of the IPO were placed in an escrow account (the “Escrow Account”) with Olympia Trust Company (the “Escrow Agent”) and released upon consummation of the Qualifying Transaction in accordance with the terms of the escrow agreement.

Prior to July 16, 2019, Subversive Capital Sponsor LLC (the “Sponsor”) and four of the Company’s then directors, Jay Tucker, Adam Rothstein, Ethan Devine and Mussadiq Lakhani (collectively with the Sponsor, the “Founders”), purchased an aggregate of 14,543,750 Class B shares of the Company (“Class B Shares”) (such Class B Shares issued to the Founders referred to as the “Founders’ Shares”), for an aggregate price of $25,000, or approximately $0.0017 per Founder’s Share. In addition, concurrent with closing of the IPO, the Sponsor purchased 6,750,000 Warrants (the “Sponsor’s Warrants”) at an offering price of $1.00 per Sponsor’s Warrant (for an aggregate purchase price of $6,750,000) and 675,000 Class B units of the Company (“Class B Units”) (each consisting of one Class B Share and one-half of a Warrant) for a purchase price of $10.00 per Class B Unit (for an aggregate purchase price of $6,750,000), resulting in aggregate proceeds of approximately $13,500,000 to the Company.

The IPO was undertaken by the Company pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) dated July 10, 2019 among the Company, the Sponsor and Canaccord Genuity Corp. (the “Underwriter”). Pursuant to the Underwriting Agreement, the Company paid $11,500,000 to the Underwriter on the closing of the IPO, being part of the Underwriter’s fee. The balance of the Underwriter’s fee, being $20,125,000, was deferred and paid to the Underwriter upon the closing of the Qualifying Transaction from the funds held in the escrow account.

Qualifying Transaction

On January 15, 2021, the Company completed its Qualifying Transaction comprised of (i) the acquisition of all of the equity of Caliva pursuant to a definitive transaction agreement by and among the Company, Caliva, TPCO CMG Merger Sub, Inc. and GRHP Management, LLC (“GRHP”), as shareholders’ representative for Caliva’s shareholders (the “Caliva Agreement”); and (ii) the acquisition of all of the equity of LCV pursuant to a definitive agreement by and among the Company, LCV, TPCO LCV Merger Sub Inc. and Shareholder Representative Services LLC, as shareholders’ representative for LCV’s shareholders (the “LCV Agreement”).

Pursuant to the Company’s Articles, upon closing of the Qualifying Transaction (i) all outstanding Class A Restricted Voting Shares of the Company not submitted for redemption were converted into Common Shares on a one for one basis, and (ii) all outstanding Class B Shares of the Company were converted into Common Shares on a one for one basis. Additionally, in connection with the closing of the Qualifying Transaction, the outstanding Warrants now represent a share purchase warrant to acquire a Common Share. Trading in the Common Shares and the Warrants commenced on the Exchange under the symbols “GRAM.U” and “GRAM.WT.U”, respectively, on January 15, 2021.

Pursuant to the terms of the Caliva Agreement, the Company directly purchased each share of capital stock of Caliva owned by its Canadian shareholders and, immediately thereafter, Caliva merged with and into a newly-formed wholly-owned Delaware subsidiary of the Company, with Caliva continuing as the surviving entity and becoming a wholly-owned subsidiary of the Company.

In connection with the closing, Caliva shareholders received a number of Common Shares which was determined by dividing value of approximately $282,900,000 (subject to certain adjustments and holdbacks) by the agreed upon share price of $10.00 per Common Share (the “Initial Caliva Share Consideration”), subject to exceptions for certain U.S. persons that received consideration in cash. In addition, Caliva shareholders received a contingent right for up to approximately 17,400,000 additional Common Shares (the “Caliva Earnout Shares”) in the event the 20-day volume weighted average trading price (“VWAP”) of the Common Shares reaches $13.00, $17.00 and $21.00 within three years of closing, with one-third of such 17,400,000 Common Shares issuable upon the achievement of each price threshold, respectively.

Pursuant to the terms of the LCV Agreement, on closing a newly-formed wholly-owned subsidiary of the Company merged with and into LCV, with LCV continuing as the surviving entity and becoming a wholly-owned subsidiary of the Company. In connection with the closing, the LCV shareholders received a number of Common Shares which was determined by dividing value of approximately $70,000,000 (subject to certain adjustments and holdbacks) by the agreed upon share price of $10.00 per Common Share (the “Initial LCV Share Consideration” and, together with the Initial Caliva Share Consideration, the “Initial Share Consideration”), subject to exceptions for certain U.S. persons that received consideration in cash. In addition, LCV shareholders received a contingent right for up to approximately 3,900,000 additional Common Shares (the “LCV Earnout Shares” and, together with the Caliva Earnout Shares, the “Earnout Shares”) in the event the 20-day VWAP of the Common Shares reaches $13.00, $17.00 and $21.00 within three years of closing, with one-third of such 3,900,000 Common Shares issuable upon the achievement of each price threshold, respectively.

Concurrent with the completion of the Qualifying Transaction, LCV acquired SISU Extraction, LLC (“SISU”) pursuant to an agreement and plan of merger dated November 24, 2020 (the “SISU Agreement”). Pursuant to the terms of the SISU Agreement, the transaction was structured as a merger of a newly-formed wholly-owned subsidiary of LCV with and into SISU, with SISU continuing as the surviving entity. Under the terms of the SISU Agreement, upon closing the SISU members received (i) a number of Common Shares which was determined by dividing value of approximately $66,000,000 (subject to certain adjustments and holdback, the “SISU Consideration”) by the agreed upon share price of $10.00 per Common Share, subject to exceptions for certain U.S. persons that received consideration in cash and (ii) approximately $15,000,000 in cash (subject to certain adjustments).

As of July 30, 2021, up to approximately 300,000 Common Shares remain available for issuance in connection with the Initial Share Consideration as the Company has yet to receive certain documentation from the former shareholders of Caliva and LCV.

In connection with the completion of the Qualifying Transaction, the Company amended its Articles to change its name to “TPCO Holding Corp.” and does business as “The Parent Company”.

Concurrently with the entry into the Caliva Agreement and LCV Agreement, certain shareholders of Caliva and LCV entered into support and lock-up agreements (the “Shareholder Support and Lock-Up Agreements”) whereby such holders agreed not to sell any Common Shares received under the Caliva Agreement or the LCV Agreement, as applicable, for a period of six months after closing of the Qualifying Transaction, subject to certain customary exceptions. The lock-up period under the Shareholder Support and Lock-Up Agreements expired on July 15, 2021.

Private Placement

On November 24, 2020, the Company announced that it had received executed subscription agreements in respect of private placement commitments for approximately $25,087,000 of non-voting shares (“Non-Voting Shares”) and subscription receipts (“Subscription Receipts”) of SCAC Capital Acquisition Inc., a wholly-owned subsidiary of SCAC, at a price of $10.00 per Non-Voting Share or Subscription Receipt (the “Private Placement”). On January 8, 2021, the Company announced the upsize of the Private Placement resulting in aggregate commitments of approximately $63,000,000 in Subscription Receipts and Non-Voting Shares.

Upon closing of the Qualifying Transaction, investors in the Private Placement received one Common Share in respect of each Subscription Receipt or Non-Voting Share purchased under the Private Placement. Certain purchasers under the Private Placement also received, for no additional consideration, in aggregate approximately 466,000 Common Shares from the Sponsor upon closing of the Qualifying Transaction in consideration of their purchase of the Subscription Receipts. The proceeds from the Private Placement were used in connection with the Qualifying Transaction and to fund the growth of the Company following closing of the Qualifying Transaction.

OG Enterprises Branding Transaction

On January 19, 2021, the Company acquired all of the outstanding equity interests of OG Enterprises Branding, Inc. (“OGE”) not held by Caliva and the Company pursuant to an agreement among the Company, Caliva, OGE, SC Branding, LLC and SC Vessel 1, LLC dated November 24, 2020 (the “OGE Agreement”). Upon closing, OGE merged with and into Caliva, with Caliva continuing as the surviving entity. Pursuant to the terms of the OGE Agreement, upon closing SC Vessel 1, LLC received 3,000,000 Common Shares and the contingent right to receive up to an additional 1,000,000 Common Shares post-closing in the event the VWAP of the Common Shares reaches $13.00, $17.00 and $21.00 within three years of closing, with one-third of such 1,000,000 Common Shares issuable upon the achievement of each price threshold, respectively. SC Vessel 1, LLC also entered into a lock-up agreement upon closing restricting sales of Common Shares for six months after the closing.

Brand Strategy Agreement

On November 24, 2020, concurrently with entering into the Caliva Agreement, LCV Agreement and OGE Agreement, the Company also entered into a brand strategy agreement with SC Branding, LLC (the “Brand Strategy Agreement”) for the services of Shawn C. Carter p/k/a JAY-Z pursuant to which, during the BSA Term (as defined below), (a) SC Branding, LLC grants the Company the right and license to use JAY-Z’s approved name, image and likeness rights in approved content for the purposes of advertising, promoting, marketing, publicizing and otherwise commercializing the Company’s products and brands, (b) JAY-Z will serve as the Chief Visionary Officer of the Company and (c) SC Branding, LLC and JAY-Z will promote the Company’s brand portfolio and provide the various services specifically described therein, which include certain enhanced obligations with respect to the Company’s “MonoGram” brand. The license of rights and services to be provided by SC Branding, LLC and JAY-Z will be provided to the Company on an exclusive basis with respect to the market for cannabis and related products and include obligations of SC Branding, LLC and JAY-Z to present any business opportunities within the categories of cannabis and related products to the Company on the terms specifically described therein.

As part of this arrangement, the Company has organized a new social equity fund with an initial minimum of $10,000,000 investment and a planned annual contribution of at least 2% of net income from the Company, which will invest as a wholly integrated division of the Company under management of employees of the Company, with a goal of supporting efforts to dismantle structural racism in corporate America.

The Brand Strategy Agreement (a) became effective as of consummation of the Qualifying Transaction and shall remain in effect for a period of ten (10) years therefrom (the “BSA Term”); provided, that either the Company or SC Branding, LLC shall be permitted to terminate the Brand Strategy Agreement without any further liability to either party at any time after the date that is six (6) years after the consummation of the Qualifying Transaction and (b) includes customary representations and warranties and indemnification obligations of the parties.

Pursuant to the terms of the Brand Strategy Agreement, subject to SC Branding, LLC’s and JAY-Z’s compliance therewith, the Company has issued 2,000,000 Common Shares in respect of rights and services provided in the period prior to closing of the Qualifying Transaction and will pay SC Branding, LLC an aggregate amount of $38,500,000 over the full BSA Term, payable either in cash or, at SC Branding, LLC’s election with respect to any individual payment period, Common Shares.

SC Branding, LLC has the right to terminate the Brand Strategy Agreement (a) in the event the Company is involuntarily delisted from the Exchange, (b) in the event the enterprise value of the Company and its subsidiaries is less than an agreed upon threshold for a period of ninety (90) days, (c) upon the occurrence of a change in control of the Company (a “BSA Change of Control”) and (d) for certain other customary bases specified therein. In the event that the Brand Strategy Agreement is properly terminated by SC Branding, LLC, the Company shall pay to SC Branding, LLC the amount of the shortfall, if any, between $18,500,000 and any amounts previously paid to SC Branding, LLC under the Brand Strategy Agreement.

In the event of a BSA Change of Control, SC Branding, LLC shall have the right to purchase the MonoGram brand and all related MonoGram brand assets (the “MonoGram Assets”) for the fair market value thereof. In addition, in the event that the Company proposes to sell the MonoGram Assets or OGE (the subsidiary of the Company that owns the MonoGram Assets) to a third party in a transaction that does not constitute a BSA Change of Control, SC Branding, LLC shall have a right of first refusal with respect to such sale, subject to certain conditions.

Roc Nation Agreement

On November 24, 2020, the Company entered into a binding heads of terms agreement (the “Roc Binding Heads of Terms”) with Roc Nation, LLC (“Roc Nation”), pursuant to which, during the Roc Term (as defined below), (a) the Company shall become Roc Nation’s “Official Cannabis Partner,” and (b) Roc Nation will provide strategic and promotional services to the Company and its brands including the promotion of the Company’s brand portfolio, and the provision of artist and influencer relationship services, as well as various other services specifically described therein. The Roc Binding Heads of Terms is structured as a binding “Heads of Terms” which is expected to ultimately be replaced by a long-form Partnership Agreement between the Company and Roc Nation which will reflect substantially all of the commercial terms included in the Roc Binding Heads of Terms as well as additional terms to be negotiated between the parties. Roc Nation’s services and obligations under the Roc Binding Heads of Terms will be provided to the Company on an exclusive and non-competition basis with respect to the market for cannabis and related products and include the obligation of Roc Nation to present any business opportunities within the categories of cannabis and related products to the Company, certain rights of negotiation with respect to Roc Nation’s roster of talent and other rights on the terms specifically described therein.

The Roc Binding Heads of Terms became effective as of consummation of the Qualifying Transaction and shall remain in effect for an initial period of three (3) years therefrom (the “Roc Term”); provided, that following the expiration of the Roc Term, Roc Nation’s exclusivity and non-competition obligations shall continue to remain in effect for a period of six (6) months (the “Roc Tail Period”) during which period the parties may elect to extend the period of the Roc Binding Heads of Terms upon terms to be mutually agreed.

Pursuant to the terms of the Roc Binding Heads of Terms, the Company issued to Roc Nation $25,000,000 in Common Shares following consummation of the Qualifying Transaction based on the average of the volume-weighted average prices of the Common Shares for each of the 15 trading days up to and including the last trading day of the effective date of the Roc Agreement and will pay Roc Nation additional consideration of $15,000,000 in Common Shares, payable in quarterly issuances over the second and third years of the Roc Term. The price to be paid for these additional Common Shares will be the average of the volume-weighted average prices of the Common Shares for each of the 15 days in advance of the applicable date of issuance of the Common Shares. However, the Company shall be not required to pay Roc Nation in Common Shares (and instead shall pay Roc Nation in cash), unless, among other things, the Common Shares may be issued without a vote of Company’s stockholders pursuant to the rules of the trading market on which the Common Shares are listed.

Registration Rights Agreement

Upon closing of the Qualifying Transaction, the Company entered into a registration rights agreement with certain former securityholders of Caliva, LCV and the Sponsor (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, if at any time the Company receives a written notice (a “Demand Notice”) from Holders (as defined in the Registration Rights Agreement) (the “Initiating Holders”) with the right to deliver a Demand Notice that (i) the Company file (A) a Form S-1 Registration Statement (if at such time the Company has registered an offering of securities in the United States pursuant to the Securities Act of 1933, as amended (the “Securities Act”)), (B) a Canadian long-form prospectus or (C) both a Form S-1 Registration Statement and a Canadian long-form prospectus (in each case, a “Long- Form Demand”), or (ii) at any time when the Company is eligible to do so, that the Company file (A) a Form S-3 Registration Statement, (B) a Canadian short-form prospectus or (C) both a Form S-3 Registration Statement and a Canadian short-form prospectus (in each case, a “Short-Form Demand”), then the Company shall (x) promptly (and no later than within five (5) days) after the date such request is given, give written notice thereof to all Holders other than the Initiating Holders and (y) subject to certain limited deferral rights, as soon as practicable, and in any event within 90 days after the date the Demand Notice is delivered (in the case of a request for a Form S-1 Registration Statement or a Canadian long-form prospectus) and within 30 days after the date the Demand Notice is delivered (in the case of a request for a Form S-3 Registration Statement or Canadian short-form prospectus) file the applicable registration statement (the “Registration Statement”) (and thereafter use its commercially reasonable efforts to cause such Registration Statement to be declared effective by the Securities and Exchange Commission (“SEC”) as soon as practicable thereafter, if applicable), and alternatively or additionally file the applicable Canadian prospectus (and thereafter use its commercially reasonable efforts to obtain a final receipt for such Canadian prospectus to be issued by the applicable Canadian securities regulatory authorities as soon as practicable thereafter) covering all Common Shares required to be registered (the “Registrable Securities”) that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 10 days after notice of such Demand Notice was given to the other Holders.

The (x) Caliva shareholders party to the Registration Rights Agreement shall have the right to make two Demand Notices, (y) the Sponsor shareholders party to the Registration Rights Agreement shall have the right to make one Demand Notice, and (z) the LCV shareholders party to the Registration Rights Agreement shall have the right to make one Demand Notice, in each case, with respect to each of Long-Form Demands and Short-Form Demands; provided that, in each case, a Demand Notice may only be made by such group of shareholders if the Registrable Securities requested to be registered by such shareholder group in such Demand Notice either comprise at least 20% of the Registrable Securities or are reasonably expected to result in aggregate gross cash proceeds in excess of $75,000,000 or the foreign currency equivalent thereof.

The Company shall use its commercially reasonable efforts to qualify to be able to register securities on Form S-3. At any time following the time when the Company is eligible to use a Form S-3 or a Canadian short-form prospectus, an Initiating Holder may use its right to make a Demand Notice to request that the Company file a Registration Statement that is a “shelf” Registration Statement, including as an automatic shelf registration, or to file a Canadian shelf prospectus, if eligible to use a Canadian short-form prospectus, providing for the offer and sale of Registrable Securities by the Holders on a delayed or continuous basis as permitted by the Securities Act (a “Shelf Registration

Statement”). At any time that such a Shelf Registration Statement covering Registrable Securities is effective, if a Holder delivers a notice to the Company (a “Take-Down Notice”) stating that they intend to sell all or part of their Registrable Securities included on the Shelf Registration Statement or a Canadian shelf prospectus (a “Shelf Offering”), then the Company shall amend or supplement the Shelf Registration Statement or Canadian shelf prospectus as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering. Holders shall have an equal number of Take-Down Notices as they have Demand Notices, subject to the same limitations. If any Holder delivers a Take-Down Notice for a Shelf Offering that is underwritten or a marketed offering, the Company (or the Initiating Holder, at its election) shall also promptly deliver the Take-Down Notice to all other Holders of Registrable Securities included on such Shelf Registration Statement and permit each such other Holder to include its Registrable Securities already included on the Shelf Registration Statement in such Shelf Offering by notifying the Initiating Holder and the Company within 48 hours after delivery of the Take-Down Notice to such other Holder in connection with an overnight “block trade” or similar transaction.

At any time after the earlier of (i) 365 days after the closing date of the Qualifying Transaction and (ii) a Qualifying Capital Date, if the Company proposes to register any of its Common Shares or other shares of the Company under the Securities Act in connection with the public offering of such securities, or to qualify any securities for distribution to the public pursuant to a Canadian prospectus, the Company shall, at such time, at least five (5) days prior to the date a registration statement is filed with the SEC, or a Canadian prospectus is filed with Canadian securities regulatory authorities, give each Holder notice of such registration or prospectus filing (a “Piggyback Notice”). Upon the request of any Holder given within 10 days after such Piggyback Notice is given by the Company, the Company shall cause to be registered or qualified all of the Registrable Securities that each such Holder has requested to be included in such registration or qualification.

The right of any Holder to make a Demand Notice shall terminate upon the first date on which the number of Common Shares owned by such Holder that qualifies as Registrable Securities represents less than 1% of the number of the then-outstanding Common Shares.

Approximately, 32,704,676 Common Shares are covered by the Registration Rights Agreement.

Nomination Rights Agreement

Upon closing of the Qualifying Transaction, the Company entered into a nomination Rights Agreement (the “Nomination Rights Agreement”) with the Sponsor and GRHP, as Caliva shareholders’ representative. Pursuant to the Nomination Rights Agreement, the Sponsor and GRHP agreed to certain rights and provisions regarding the board of directors of the Company (the “Board”). Until the earlier of three years following the closing of the Qualifying Transaction or, if applicable, the date the Caliva Earnout Shares are earned, the Board will consist of seven (7) members; provided, however, if after the effective time of the Qualifying Transaction, the Board determines to appoint the Chief Executive Officer of the Company (the “CEO”) to the Board or otherwise expand the size of the Board, the number of members of the Board shall be increased to nine (9) (a “CEO Event”).

During the three-year period following the closing of the Qualifying Transaction and prior to a CEO Event, the members of the Board shall be nominated as follows: (i) three (3) directors nominated by GRHP, (ii) two (2) directors nominated by Sponsor and (iii) two (2) directors nominated mutually by GRHP and Sponsor. After a CEO Event, the members of the Board shall be nominated as follows: (i) four (4) directors nominated by GRHP, (ii) two (2) directors nominated by Sponsor, (iii) two (2) directors nominated mutually by GRHP and Sponsor and (iv) the new CEO, nominated mutually by GRHP and the Sponsor. GRHP and the Sponsor shall be entitled to have a proportionate number of directors, as applicable, serve on each committee of the Board.

Any directors nominated in accordance with the Nomination Rights Agreement shall serve until the first meeting of shareholders of the Company at which directors are to be elected, or their death, resignation, removal or disqualification, and the Board shall take all steps necessary to fill such seat as soon as reasonably practicable with the individual designated by the party with the right to designate such seat. Each director shall be entitled to indemnification protection and liability insurance coverage on the same terms as all other members of the Board. Each director who is not otherwise an employee of the Company or one of its subsidiaries shall be entitled to compensation comparable to other members of the Board who are not employees of the Company or its subsidiaries.

Additionally, the following persons shall initially be entitled to serve as an observer to the board and its committees: one (1) observer appointed by each of the Sponsor and GRHP, who shall initially be Christopher Akelman and Rich Brown, or their respective designees. In addition to the foregoing, the CEO and the executive leadership team to be designated by the CEO will be present at all meetings of the Board, recusing themselves if and as appropriate.

The Nomination Rights Agreement will automatically terminate upon the earliest of (a) the later of (i) the first date on which neither Sponsor, on the one hand, nor the Caliva shareholders in the aggregate, on the other hand, own at least 5% of the outstanding Common Shares or (ii) the third anniversary of the closing of the Qualifying Transaction; (b) the mutual written agreement of GRHP and the Sponsor; and (c) the dissolution or liquidation of the Company.

Sponsor Lockup and Forfeiture Agreement

Upon closing of the Qualifying Transaction, the Company entered into a lockup and forfeiture agreement with the Sponsor and certain of the Founders (the “Sponsor Lockup and Forfeiture Agreement”) pursuant to which they have agreed to subject a certain portion of their Common Shares and Warrants to transfer restrictions for six months after closing of the Qualifying Transaction.

In addition, pursuant to the Sponsor Lockup and Forfeiture Agreement the Sponsor agreed to forfeit 5,430,450 Common Shares upon the third anniversary of closing of the Qualifying Transaction, provided that (i) one-third (1/3) of such Common Shares will cease to be subject to forfeiture if the 20-Day VWAP of the Common Shares is equal to or exceeds $13.00, (ii) an additional one-third (1/3) will cease to be subject to forfeiture if the 20-Day VWAP of the Common Shares is equal to or exceeds $17.00 and (iii) an additional one-third (1/3) will cease to be subject to forfeiture if the 20-Day VWAP of the Common Shares is equal to or exceeds $21.00, in each case during the three-year period following closing of the Qualifying Transaction.

Pursuant to the Sponsor Lockup and Forfeiture Agreement, the Sponsor also forfeited 563,203 Common Shares to the Company for cancellation on closing of the Qualifying Transaction and has agreed to forfeit additional Common Shares for cancellation corresponding to the number of Caliva Earnout Shares if and when issued by the Company.

GENERAL DEVELOPMENT OF THE BUSINESS—CALIVA

Origins and Expansion

Caliva, one of the Parent Company’s predecessors, was formed as Consortium Management Group, LLC (“CMG, LLC”) (a California limited liability company) on February 20, 2015. On August 8, 2017 the Company undertook a corporate conversion and became a Delaware corporation under the name CMG Partners, Inc. Caliva received its first vertically-integrated license and opened for business in San Jose, California in 2015 under the California Proposition 215 regulatory framework for medical-only Cannabis. Initially, the business consisted of a single retail store, which in November 2016 was named the #1 ranked retail dispensary in the United States by Business Insider, and two initial grow rooms for the cultivation of Cannabis plants. By the end of 2016, with the passage of Proposition 64 in the State of California, which legalized Adult-Use Cannabis within California beginning in 2018, Caliva began rapidly expanding its facilities to encompass the entirety of the Cannabis supply chain, developing a robust vertically-integrated Cannabis business from laboratories and genetics through cultivation, manufacturing, and distribution to consumer retail and delivery. From those first cultivation rooms, Caliva increased grow capacity by over 500% while adding extraction and refinement capabilities, built manufacturing for proprietary branded products, initiated wholesale sales, distribution and fulfillment teams, and developed proprietary software to offer online access for pick-up and delivery for consumers. The vision was clear, to become the Most Trusted Name in Cannabis by executing on the mission of improving people’s everyday lives through plant-based solutions.

Caliva also began applying for licenses in other jurisdictions within California in anticipation of further growth. This included licenses in Brisbane, Hanford, Bellflower, Chula Vista, Riverside County and Los Angeles County. Subsequently, Caliva experienced significant growth, as highlighted below.

Growth and Governance Changes

In 2018, Caliva tripled in revenue and also achieved a number of financial and corporate milestones. To support that growth through both organic and inorganic expansion in the State of California, Caliva raised a Series A initial equity financing of $75,000,000, which was the then-largest initial equity financing for a private U.S. Cannabis company. Investors included key investors such as Carol Bartz (CEO of Autodesk, former president and CEO of Yahoo!), Ryan Graves (former CEO of Uber), Joe Montana (legendary former NFL quarterback), and Tom Chapman (co-founder and former co-CEO of Matches Fashion). Caliva shortly thereafter restructured Caliva’s board of directors to include, among others, Carol Bartz as chairperson and Gregg Johnson (former SVP of Starbucks), in addition to the two seats occupied by Dennis O’Malley and Steve Allan. The proceeds from the initial equity financing were used to further expand Caliva’s vertically-integrated capacity through production capabilities, branded product development, wholesale distribution, consumer fulfillment, and development of strategic partnerships. During the expansion, Caliva partnered with organizations specializing on specific components of the vertical supply chain.

M&A and Partnerships

In 2019, Caliva doubled in revenue, with significant growth coming from strategic partnerships while Caliva continued to pursue both organic growth and inorganic opportunities, including completing its first acquisitions. In 2019, Caliva acquired three licenses to complement its organic license activities, with two in Los Angeles County and the third in the San Francisco Bay Area. Additionally, Caliva acquired a non-Cannabis beverage company, Live Zola, with the goal to convert it, first, into a hemp-infused and, later, a Cannabis-infused leading branded beverage company.

Also in 2019, Caliva established an exclusive Cannabis partnership with JAY-Z that encompassed both a Chief Brand Strategist position within Caliva and a joint venture agreement to produce ultra-premium branded Cannabis products under the brand “MonoGram”.

During this time, Caliva continued to focus on its corporate governance and expanded its board of directors, adding Jeffry Allen (former NetApp Executive VP of Business Operations and board member) as the Audit Committee chair.

Focus on Vertical Integration Strategy

In late 2019 and early 2020, as the Cannabis capital markets experienced a significant decline, Caliva added Al Foreman (managing partner and Chief Investment Officer of Tuatara Capital) to the board of directors and Caliva undertook a Series B equity financing of nearly $75,000,000. Caliva also expanded its line of credit facility to $25,000,000. The additional equity and debt financing was required to finance Caliva’s net comprehensive losses of $28,025,352, $79,836,812 and $49,676,510 respectively for the years ended December 31, 2018, December 31, 2019 and December 31, 2020.

During this time, Caliva embarked on and executed a shift in strategy, prioritizing first party products through first party channels; that is, Caliva proprietary products sold through Caliva channels. Caliva also unwound or terminated certain partnerships that were no longer conducive to its strategy or where such capabilities were taken in-house. In anticipation of these actions, Caliva further built out its vertical supply chain capabilities, including delivery. As a result, Caliva was able to replace revenues generated by partnerships with third parties with Caliva revenues, resulting in improved margins. During the first four months following the termination of its delivery partnership with a third party in 2020, Caliva not only replaced those delivery revenues, but also grew them by over 25% over the prior four month period, while more than doubling Caliva product sales during the same period through its delivery channel.

In the second quarter of 2020, Caliva launched its Deli Greens flower, Caliva Fresh Flower vapes, and its first edible – Deli Nickels gummies. This launch contributed to single-month record sales, achieving over 50% of first party products through Caliva’s first party channels for the first time during the third quarter of 2020.

GENERAL DEVELOPMENT OF THE BUSINESS—LCV

LCV, one of the Company’s predecessors, is a California-based vertically-integrated Cannabis company with extraction, manufacturing, distribution and product/brand development operations, as well as a significant investment in greenhouse Cannabis cultivation.

LCV was incorporated in Delaware and registered in California on June 22, 2018, with its head office located at 975 Corporate Center Parkway, Suite 120, Santa Rosa, California, 95407, and registered office at 1209 Orange Street, Wilmington, DE 19801. The founders’ immediate goal was to curate and equip a management team to build and operate an umbrella of Cannabis and hemp-derived CBD entities, a task which included identifying and exploiting consolidation and investment opportunities and building operational efficiencies and scalable business models in the most significant Cannabis market in the world. LCV quickly met its initial success metrics through a concentration on middle-of-the-supply chain Cannabis manufacturing, distribution, and brand development and stewardship operations, as well as through its hemp-derived CBD businesses.

At the time LCV was acquired by The Parent Company, LCV directly or indirectly owned or was a primary investor in 16 state-issued Cannabis licenses and 1 pending license across 5 fully operational facilities. In addition, LCV owned a fully operational hemp-CBD product manufacturing facility compliant with federal, state, and local laws and regulations at the time of its acquisition by The Parent Company.

2018 – 2020 Growth

	December 31, 2018	December 31, 2019	September 30, 2020
Employees	40	134	225
Facilities	1	3	5

GENERAL DEVELOPMENT OF THE BUSINESS—SISU

SISU was formed under the laws of California in September 2017. SISU is a full-service supply chain solution offering processing of harvested plant material into distillate/oil, and flower sales services to cultivators. SISU also provides wholesale concentrates and flower as well as white labeling services to the largest brands in the state of California. Based in Eureka, California, SISU developed a business model offering cultivators a profit split for distillation services in 2018. As of December 31, 2020, this business was producing 20 percent of the total legal distillate sold in California that is used in edibles and vaporizer cartridges.

DESCRIPTION OF THE BUSINESS

The Company is a vertically-integrated cannabis company based in the United States focused on the recreational and wellness markets. The Company’s portfolio consists of high quality vertically-integrated seed-to-sale operations in California, with a focus on differentiated branded products and direct-to-consumer distribution. The Company’s platform was designed to create the largest, most socially responsible and culturally impactful company in California, producing consistently high-quality, well-priced products and culturally relevant brands that are distributed to third-party retailers as well as direct-to-consumer via a delivery service and strategically located retail locations. A full portfolio of products and brands that appeals to a broad range of user groups, need-states and occasions, offered at all price points, and with unique brand value propositions, are produced at low cost and high caliber of quality through vertically-integrated cultivation, sourcing and manufacturing. The Company believes its wholly owned delivery and retail outlets will allow it to achieve high gross-margins on many of its products, forge one-on-one relationships between its brands and consumers and collect proprietary consumer data and insights.

While the Company is focused on the recreational and wellness markets, a small portion (estimated to be less than 1%) of its revenues is derived from cannabis and products containing cannabis used by medical cannabis patients in accordance with applicable state law, but for which no drug approval has been granted by the United States Food and Drug Administration (where use may include inhalation, consumption, or application).

The Company’s operational footprint spans cultivation, extraction, manufacturing, distribution, brands, retail and delivery. The management team and directors of the Company bring together deep expertise in cannabis, consumer packaged goods, investing and finance from start-ups to publicly traded companies. The Company aims to leverage its collective industry experience to ensure a highly synergistic and strategic transaction is executed.

At June 30, 2021, the Company viewed its business as having the following two sales channels:

1)

Direct to Consumer (retail, pick up and delivery): the Company currently operates six omni-channel retail locations: two in northern California, two in central California and two in southern California and two consumer delivery hubs.

2)

Wholesale: the Company directly sells 1st party and selected third party products into 450 dispensaries across California, leveraging a combined in-house sales team from Caliva and LCV, as well as the two distribution depots in San Jose and Costa Mesa, respectively. Additional wholesale revenue comes from sales of sourced bulk flower and oil produced in house.

Revenues from these sales channels are as follows:

	Three-months ended	Six-months ended
	June 30, 2021	June 30, 2020
Direct to consumer	$11,880,358	21,578,471
Wholesale	42,322,799	72,542,074

	$54,203,157	94,120,545

As the Company continues to scale and integrate its business it is incurring operating losses. Its operating losses for the three-months ended June 30, 2021 and June 30, 2020 totaled $55,103,782 and $111,556 respectively and for the six-months ended June 30, 2021 and June 30, 2020 totaled $169,062,883 and $423,129 respectively. The comparative period results are not representative of the current operations as they were before the closing of the Qualifying Transaction and represent only the operating losses of the Company while it was a special purpose acquisition corporation. The Company is focused on reducing operating losses as it scales and integrates its businesses.

Through a combination of professional leadership, vertical operations, technology and data driven practices, brand and product expertise, as well as social justice and equity advocacy, the Company intends to set the example globally as a best-in-class cannabis operation. In addition, the Company plans to pursue an aggressive M&A strategy to accelerate growth, market share gains and profitability.

Recent Developments

On October 1, 2021, the Company entered into definitive agreements (the “Coastal Agreements”) to acquire 100% of the equity securities of Coastal Holding Company, LLC (“Coastal”), a California retail dispensary and delivery operator, for aggregate consideration, subject to adjustments, of up to US$56.2 million (the “Coastal Transaction”), comprised of up to (i) US$16.2 million in cash, (ii) US$20 million in Common Shares, the issuance of which is contingent upon the signing of management services agreements (“Coastal MSAs”) at each Coastal location and (iii) US$20 million in Common Shares, the issuance of which is contingent upon the successful transfer of Coastal’s cannabis licenses. The Company entered into Coastal MSAs for a majority of Coastal’s operating locations concurrently with the signing of the Agreements and anticipates signing Coastal MSAs for the remaining Coastal operating locations in the coming days. The US$16.2 million cash portion of the consideration was paid to Coastal at closing and is secured by a promissory note forgivable upon Coastal satisfying certain closing conditions. The price of the Common Shares forming a portion of the consideration will be determined based on the market price of the Common Shares on the dates such MSAs are executed or regulatory approval milestones are achieved before closing (each, a “Pricing Date”). Common Shares issued in connection with the Transaction will be subject to lock-up provisions that will release upon the later of (i) six months from the applicable Pricing Date; and (ii) satisfaction of certain closing conditions.

Coastal is a retail dispensary license holder and operator with six retail licensed locations, five of which are currently operating, and two delivery depots. Coastal’s operating dispensaries are located in Santa Barbara, Pasadena, West Los Angeles, Stockton and Vallejo. Coastal is also engaged in the construction of another retail license location in Northern California and operating delivery depots in Santa Barbara and San Luis Obispo. Coastal serves over 1,000 people per day, in their stores and online.

As part of the Coastal Transaction the Company will also inherit a minority stake in a southern California dispensary and an option to purchase the remainder of that dispensary for US$9 million in cash (the “Coastal Option”). The Coastal Option may be exercised by the Company following receipt of certain regulatory approvals. US$4.5 million of the exercise price of the Coastal Option was prepaid upon execution of the Coastal Agreements.

Upon completion, the acquisition of Coastal will increase the Company’s current California retail store and delivery depot footprints to eleven and six, respectively, and is expected to result in the Company having the capacity to reach over 80% of California’s population. The Coastal Transaction is expected to close in 2022, subject to standard closing conditions and regulatory approvals, including approval of the Exchange.

In addition to the Coastal Transaction, on October 1, 2021, the Company closed the first tranche of the previously announced acquisition of the Calma dispensary, located in West Hollywood, with the acquisition of 85% of Calma’s equity securities. The transfer of the remaining 15% equity of Calma is expected to occur in 2022.

Cultivation

The Company operates over 35,000 square feet of indoor cultivation space producing premium flower for product lines on the higher-end of the price spectrum – Monogram, Caliva, Mind Your Head, Mirayo by Santana and others, as well as potential new brands developed in-house, new brands developed as part of the transactions contemplated by the Brand Strategy Agreement, and new brands that will come into the portfolio via future acquisitions. The Company has a procurement network of over 500 cultivators throughout California to purchase everything from low-cost outdoor, high-quality mid-priced greenhouse, and premium indoor flower as required by its portfolio of brands.

On May 16, 2021, the Company entered into a membership interest purchase agreement (the “Membership Interest Purchase Agreement”) to obtain leasehold interests of approximately 10 years duration in each of four one-acre parcels of land that are licensed for outdoor cannabis grow (collectively, the “Outdoor Grow Properties”). On May 21, 2021 (the “Effective Date”), the Company entered into series of cultivation and supply agreements with each of the leaseholders of the Outdoor Grow Properties and Mosaic. AG, Inc. (“Mosaic.Ag”), pursuant to which Mosaic.Ag agreed to cultivate cannabis on each of the Outdoor Grow Properties on the Company’s behalf for a period commencing on the Effective Date of and ending at least three years from the closing of the transactions contemplated by the Membership Interest Purchase Agreement, with options to extend for up to five years (the “Cultivation and Supply Agreements”). Under the terms of the Membership Interest Purchase Agreement, as of the Effective Date, the Company and Mosaic.Ag obtained access to the Outdoor Grow Properties and began to commence cannabis cultivation activities under the Cultivation and Supply Agreements. The purchase price under the Membership Interest Purchase Agreement is $6,000,000 in cash, $2,500,000 in Common Shares payable on the closing date (with the number of shares issued based on the volume-weighted average price per Common Share for the ten consecutive trading days prior to the closing date) and up to 1,309,263 shares subject to an earnout based on the production value of cannabis grown on the Outdoor Grow Properties over the twenty-four months following the Effective Date. The closing of the transactions contemplated by the Membership Interest Purchase Agreement are dependent on the satisfaction of various closing conditions, which have not been met to date and are not expected to be met until the second quarter of 2022. Pursuant to the terms of the Membership Interest Purchase Agreement, on the Effective Date, the Company advanced to the seller $5,650,000 secured by a promissory note. In the event that the transaction does not close, the promissory note is required to be repaid to the Company. The transactions contemplated by the Membership Interest Purchase Agreement and the Cultivation and Supply Agreements are collectively referred to in this registration statement as the “Mosaic.Ag Transaction”). The Company expects that the Mosaic.Ag Transaction will provide it with approximately 12,000 pounds of outdoor flower a year.

The Company both purchases and sells flower. The pricing of flower has fluctuated significantly and, in particular, has decreased significantly in recent months.

Extraction

The Company operates two extraction facilities in the Eureka/Arcata area with Type-6 extraction licenses that are currently capable of producing 3,400 kg of crude and 2,700 kg of distillate per month. This extraction capacity is utilized for both the production and sale of bulk crude and distillate as well as the production of the Company’s finished goods in the vaporizer and ingestible categories. The Company estimates its extraction business supplies approximately 20% of the distillate sold legally in California. Extraction (oil) markets are also subject to price fluctuations based on pricing of cultivation, which serves as the input material for extraction process. As cultivation pricing drops, pricing of oil from extraction also decreases. Pricing swings have the greatest effect on sales of bulk oil.

Manufacturing

The Company operates three cannabis manufacturing facilities with a total footprint of 20,500 licensed square feet throughout the State of California that are currently producing many form-factors, including jarred and bagged whole flower, pre-rolls, bulk extracts, vape cartridges, ready-to-use vapes, gummies, chocolate, tinctures and capsules. The Company’s estimates that its manufacturing facilities have the operating capacity to meet 20% of California market demand for distillate cannabis oil. These facilities enable the Company to produce a wide range of form-factors for a wide range of differentiated brands, addressing all consumer groups, needs occasions and price points. Having diverse manufacturing capabilities supports a broad range of product and brand strategies including the Company’s relationships with JAY-Z and Roc Nation.

Quality Testing

Prior to release to the commercial market, each batch of packaged cannabis biomass and/or manufactured cannabis products (collectively “cannabis goods”) must have a batch-specific Certificate of Analysis (“COA”) from a testing laboratory (“lab”). Labs are independent, third-party entities licensed by the California’s Department of Cannabis Control (“DCC”). A COA is a legally binding document created by the lab that shows the analytical quality test results of each batch of cannabis goods indicating whether the batch is safe for human consumption. Upon issuance, COAs are uploaded by the lab into the State’s track-and-trace system for version control and may not be amended. As reflected on each COA, a lab tests each batch of cannabis goods for cannabinoid content, presence of foreign materials, heavy metals, microbial impurities, mycotoxins, moisture content and water activity, residual pesticides, and residual solvents and processing chemicals. State regulations stipulate “passing” and “failing” criteria within each of the elements tested and indicated on the COA.

In compliance with applicable regulations, the Company must allow a lab to enter its licensed premises to conduct batch-sampling of cannabis goods. The lab removes a representative sample of each batch of cannabis goods to quality test the elements listed above. Once a representative sample of a batch of cannabis goods is submitted for COA testing, the Company cannot conduct any further manufacturing, packaging, or other activity that may impact the quality, form, or purity of the overall batch. Batches that receive a “failing” COA must be remediated or destroyed in compliance with applicable regulations. Batches that receive a “passing” COA are cleared for entry into the commercial market.

Brands

The Company has a portfolio of over eight owned and licensed brands offering over 250 stock keeping (“SKUs”) units in over 20 form-factors such as whole flower, pre-rolls, infused pre-rolls, vaporizer cartridges, concentrates, gummies, chocolate and capsules, tinctures, topicals and body care products. The Company’s portfolio of licensed brands leverages intellectual property from well-known cannabis-aligned celebrities such as Mickey Hart of the Grateful Dead, and Carlos Santana. The Company strives to produce high quality products and brands that appeal to both new and experienced cannabis users – such as the High Times Cup-winning Caliva brand of flower. Monogram, the first of a series of new brands the Company anticipates being rolled out in partnership with JAY-Z, was announced in October 2020 and addresses the ultra-premium price point for flower and pre-rolls.

The Company’s brand portfolio addresses a wide range of consumers, need-states and occasions with its wide variety of brands and form-factors, and we believe there are additional opportunities to expand the portfolio through innovation and acquisitions. The Company has appointed JAY-Z, a leading voice in music, culture, entertainment, and business, as its Chief Visionary Officer to oversee the development and promotion of brands that leverage the vision, influence, and social impact mission of the Company. Amidst challenging marketing restrictions in cannabis that bar brands from leveraging traditional advertising and media channels, the brands developed in collaboration with JAY-Z and Roc Nation are expected to benefit from the significant consumer following and influence of JAY-Z and Roc Nation. The Company’s work with JAY-Z will initially focus on products sold at a premium price point but will not be restricted to that price point. Other innovation opportunities that the Company plans to pursue include the development and launch of value price point vaporizer cartridges and ready-to-use vaporizer pens.

Distribution

The Company’s distribution footprint is comprised of two distribution hubs located in California. From these hubs, the Company is currently delivering owned brands to over 450 dispensaries in the state. The Company anticipates its number of active dispensary accounts to increase as the brand portfolios and account bases of LCV and Caliva are integrated, and as the number of operating dispensaries in the state continues to grow.

Delivery

The Company offers direct-to-consumer delivery of owned brands as well as third-party brands out of seven locations; two in Southern California, one in Central California and three in the San Francisco Bay Area. The Company operates its own delivery depots and directly employs its delivery drivers. The Company estimates that its direct-to-consumer delivery is able to reach over 50% of Californians, with the ability to fulfill any dispensary order within 72 hours. The Company’s delivery business is subject to state regulatory changes, including as to case pack limits relating to how much product that drivers can carry at one time.

The Company’s direct-to-consumer offerings include an integrated e-commerce platform offering in-store pickup, curbside pick-up, express delivery, and scheduled delivery, allowing the Company to extend its reach beyond physical retail locations and expand interactions with its customers, while beating the illicit market on convenience and safety during the COVID-19 pandemic. The omnichannel e-commerce platform generates proprietary consumer data which informs product and brand development, corporate development, distribution and personalization. The Company leverages this consumer data and data-driven inventory management practices to refine its menu and inventory management, including offering a menu that is dynamic based on user location. Offering direct-to-consumer delivery allows consumers to access the Company’s selection of owned and third-party brands conveniently across a significant portion of Northern, Central and Southern California. The Company strives to prioritize the merchandising and maximize sales of its own portfolio of brands and products on the delivery platform as a means of maximizing overall gross margins. The Company expects a significant portion of delivery sales to be of owned brands, considering the combined Caliva and LCV brand portfolio, in addition to planned product innovations, consisting of many form-factors across all price points that address a wide variety of consumer segments and occasions. The Company will leverage a mix of express and scheduled delivery offerings as a means to maximize the value of product delivered per driver shift and minimize the overall cost-per-delivery.

Retail

The Company operates six retail locations: two in northern California, two in central California and two in southern California.. These retail locations offer consumers a wide variety of owned and third-party brands and products via walk-in, in-store pick-up, and curbside pick-up. The Company plans to add additional retail locations both organically and through acquisition. For example, on June 28, 2021, the Company announced that it had signed a definitive agreement to acquire 100% of the equity of Calma West Hollywood (“Calma”), an operating dispensary located in West Hollywood, California, for a total consideration of $11,500,000 (the “Calma Agreement”). On October 1, 2021, the Company closed the first tranche under the Calma Agreement, with the acquisition of 85% of Calma’s equity securities. The transfer of the remaining 15% equity of Calma is expected to occur in 2022. The Company strives to prioritize the merchandising and maximize sales of its own portfolio of brands and products in retail as a means of maximizing overall gross margins. The Company expects a significant portion of retail sales to be of owned brands, considering the combined Caliva and LCV brand portfolio, in addition to planned product innovations, consisting of many form-factors across all price points that address a wide variety of consumer segments, need-states and occasions.

In addition, pursuant to the Coastal MSAs, the Company now operates five additional retail locations in Santa Barbara, Pasadena, West Los Angeles, Stockton and Vallejo.

E-Commerce

The Company’s e-commerce offerings are centered on Caliva.com, a centralized user-centric e-commerce platform. In addition to accessing online pickup and delivery of our products through Caliva.com, customers can now access online pickup and delivery through the Caliva App in Apple’s App Store. This is a differentiated online platform in cannabis, an industry in which most shopping interactions occur in simple brick-and-mortar retail environments. This platform facilitates seamless orders for in-store or curbside pickup at our retail locations, as well as for delivery to our customers throughout the delivery radius of the Company’s delivery depots, which covers approximately 70% of the adult population in California..

The Company’s e-commerce platform offers a wide range of both owned brands and products as well as third-party brands and products. Owned brands and products are prioritized in merchandising and therefore it is anticipated they will make up a substantial portion of total sales, resulting in increased profit margins. The Company’s e-commerce platform also enables it to use consumer data to drive personalization and product recommendations to customers, thereby encouraging loyalty and re-orders.

Vertical Integration

The Parent Company’s operational footprint spans cultivation, extraction, manufacturing, distribution, brands, retail and delivery. We estimate our leading extraction business supplies approximately 20% of the distillate sold legally in California. Our three manufacturing facilities combined with our distribution footprint of strategically-placed distribution hubs delivering to over 450 dispensaries, support the growth of our diverse and growing portfolio of owned brands, with the ability to fulfill any dispensary order within 72 hours. Our direct-to-consumer delivery reaches approximately 70% of the adult population in California.

Management Team and Employees

The Company’s management team consists of experienced professionals with significant experience as California cannabis market operators but also bringing extensive experience in consumer packaged goods, technology, retail, finance, and venture capital. Members of the Company’s management team have previously held positions at firms such as 8VC, Silicon Valley Bank, Uber, Driscoll’s, E&J Gallo, Clorox, Dannon and Lagunitas/Heineken.

The Company employs over 600 people across our cultivation, production, retail, distribution, delivery and corporate office facilities across the State of California.

The Company is committed to promoting a culture of inclusion and equal opportunity for employees and in recruiting efforts. Its workforce is comprised of qualified, hardworking, and committed employees, who represent the racial, cultural, and ethnic composition of the communities it serves, including people of color, veterans, older workers and persons with disabilities. The Company and its subsidiaries have partnered with local organizations in the communities in which it operates to gain access to underserved talent and particularly those who have been unfairly impacted by non-violent cannabis convictions.

The Company is further committed to:

•

A policy and practice of providing equal employment opportunities to all applicants and employees and administering all personnel actions without regard to race, color, creed, religion, sex, sexual orientation, gender identity, marital status, citizenship status, age, national origin, ancestry, disability, veteran status, or any other legally protected status and to affirmatively seek to advance the principles of equal employment opportunity;

•	The career advancement of all employees, prioritizing promoting from within whenever possible and investing in its workforce to encourage mobility within the organization;

•	Providing a work environment that is free of unlawful harassment, discrimination or retaliation based on any protected characteristics; and

•

Providing and maintaining a safe and healthy workplace through ongoing training programs and communication to ensure employees are informed, knowledgeable and able to ensure the safety of themselves and those around them.

The Company is able to tap into some of the most coveted talent pools in the locations that it operates throughout California, allowing a strong mix of cannabis, consumer product, business and technology backgrounds. The Company’s employees are highly talented individuals with distinct professional and educational achievements in a wide range of disciplines, as well as staff who have been trained on the job to uphold the highest standards as set by the Company.

As of September 30, 2021, the Company had 498 full-time employees and 124 part-time employees.

Ongoing Compliance

Overview

The Company is subject to the general licensing and regulatory framework in California set out under the heading “United States Regulatory Environment – California”. The Company has developed a compliance program designed to achieve its strategic business goals while protecting the organization and operations. The Company’s compliance program integrates external regulations with internal rules and procedures to effectively lay out expectations for employee duties and behaviors; this aligns the goals of its employees with those of the Company and helps the Company’s operations run smoothly. The Company focuses on upholding policies and procedures that ensure the organization and its employees comply with applicable laws and regulations.

Employee Training

The Company is in process of training employees, and in completing development of and instituting a robust online training center for employees, in connection with its compliance program’s objectives, relevant policies and procedures, and the basic components of the compliance program. Such training includes additional specialized training for various policies and procedures that are applicable to specific job functions and/or departments where needed to properly perform their jobs. Training is tracked, attested to, and documented. Training is tracked, attested to, and documented.

Inventory and Security Policies

Maintaining security and inventory control is important to the Company and it has adopted a number of policies, procedures, and practices in these areas:

Security: The Company has taken extensive security measures including implementing professionally vetted policies, procedures, and systems to provide comprehensive protection, not only for its physical plant and inventory, but also for its employees, customers, and the surrounding public. Every licensed facility has strict access control, thorough camera coverage, and burglar alarms. These controls are supported by on-site security personnel in certain instances.

Inventory: The Company maintains inventory control and reporting systems that document the present location, amount, and a description of all cannabis and cannabis products at all facilities. The traceability of cannabis goods is maintained using the California’s “Track-and-Trace” system, METRC, and the Company’s integrated enterprise resource planning system (“ERP”). Cannabis inventory is regularly manually reconciled against METRC according to the regulations. The Company conducts regular continuous cycle counts in addition to both quarterly and annual manual inventory reconciliations.

Operational Compliance

Internal audits are conducted quarterly. These audits allow us to identify and monitor the Company’s strengths and weaknesses, highlighting continuous opportunities for improvement. These internal audits also provide us an opportunity to reinforce best practices and to institute changes in areas that are identified as opportunities for improvement. The information discovered and obtained during these internal audits is used to improve the compliance programs, when necessary, by revising policies, strengthening training, and establishing better reporting processes. The focus of the Company’s internal compliance audit is to ensure it is compliant with both state and local laws and regulations and internal policies and procedures.

Big Data Analysis

The Company has invested in a highly scalable data architecture and platform built using leading technologies and tools. By extracting data from its ERP software and the California METRC track and trace system and subsequently organizing it in its data warehouse, the Company has enabled critical data and insights for its compliance efforts. The Company’s data warehouse secures and stores all data and transactions at frequent intervals, allowing extensive access and analysis to information that is current. The Company has the ability to understand precise movement of inventory or dollars, past or present, required for review or due diligence as related to compliance requirements or inquiries. The Company is using this data infrastructure proactively to track, monitor and reconcile inventory levels and for ongoing reconciliation with METRC.

Ongoing Compliance

The Company prides itself on a robust internal compliance program encompassing both the compliance measures described above as well as monitoring compliance with U.S. state law on an ongoing basis. Key to those compliance efforts is the employment of individuals dedicated to monitoring California law for changes and updates to statutes and regulations, both at the state level and the local level, that impact business operations. Currently, the Company employs five individuals whose job function includes some aspect of compliance. Further, the Company employs a government relations employee whose primary job function is to monitor the changing landscape of state and local law while employing an external consultant and two external law firms that assist in the monitoring, notification, and interpretation of any changes. Additionally, the Company currently implements and maintains standard operating procedures (“SOPs”) that are designed for monitoring compliance with California law on an ongoing basis. These SOPs include regular review of current and anticipated statutes, regulations, and ordinances and the training of employees to maintain compliance with California law.

In addition to the internal compliance team and the consultants and law firms described above, the Company also engages local regulatory compliance counsel and consultants in the jurisdictions in which it operates. Such counsel regularly provides legal advice to the Company regarding compliance with state and local laws and regulation and the Company’s legal and compliance exposures under United States federal law.

Social Equity

The Company believes in the paramount importance of promoting social equity in the cannabis industry as a core part of its business operations. As such, concurrent with the closing of the Qualifying Transaction, the Company launched a new social equity fund focused on investing in Black and other people-of-color cannabis entrepreneurs. The social equity venture fund identifies, conducts diligence on, and invests in such entrepreneurs as a means of directly impacting the issues of social equity and diversity in the cannabis industry. The social equity venture fund was initially seeded with $10,000,000 from the Company’s balance sheet, with a planned annual contribution of at least 2% of the Company’s net income. The social equity venture fund invests as a wholly integrated division of the Company under management of employees of the Company. The social equity fund, where possible, will leverage existing social equity programs as well as not-for-profit organizations engaged in social equity license application support, entrepreneur mentorship, workforce development, and entrepreneurial community-building. On May 27, 2021, the Company created a Social Equity Advisory Committee comprised of thought leaders across cannabis, civil rights activism, criminal justice reform, policy advocacy and impact investing. Subsequently, the Company announced its first two investments from the social equity fund being Stanton Brands (dba Josephine & Billie’s) and Peakz LLC. See “Item 2. Financial Information--The Parent Company—Management’s Discussion and Analysis of Financial Condition and Results of Operations—First Quarter Highlights”).

Intellectual Property

As part of the Company’s brand strategy, it strives to protect its proprietary products and brand elements and its brand. Intellectual property (“IP”) protection is pursued both in its ability to sell products and brands through first “Freedom to Operate” searches and subsequently, reviewing proprietary and protectable claims, branding, technology, or design assets. The Company evaluates opportunities for IP protection from cultivation and strain development, in manufacturing and processes, and for its portfolio of finished goods. The Company’s IP protection ranges from trademarks to patents to trade secrets and covers anything from cultivation, genetics, product development, packaging development, claims, operations, information technology, and branding. Additionally, the Company from time to time partners with other companies and pursues further IP protection through licensing and collaboration with those partners.

The Company seeks to protect its proprietary information, in part, by executing confidentiality agreements with third parties and partners and non-disclosure and invention assignment agreements with its employees and consultants. These agreements are designed to protect its proprietary information and ensure ownership of technologies that are developed through its relationship with the respective counterparty. The Company cannot guarantee, however, that these agreements will afford it adequate protection of its intellectual property and proprietary information rights.

The Company has at least six registered federal trademarks with the United States Patent and Trademark Office and 38 California state trademark registrations. In addition, the Company has at least 41 federal trademark applications pending. The Company owns several trademarks in connection with its branded products and its retail, direct-to-consumer business, including branded dispensaries and its branded commerce website and mobile app. Specifically, the Company considers Monogram, Caliva, Deli, Deli by Caliva, and Fun Uncle to comprise its core products and services trademark portfolio, and each of these marks is subject to issued registrations or pending applications both federally and in California, and the Company will promptly file for registration of such marks in additional states as the Company’s business expands to such states. The federal illegality of cannabis currently prevents the Company from obtaining federal trademark registrations covering cannabis-touching goods or services, which means the Company must rely on state registrations, common law uses, and federal registrations for ancillary, non-cannabis goods and services, a reliance that has been validated by U.S. Courts in trademark cases between cannabis companies (none of which the Company has been a party to). The risk remains that a third party may adopt one of the Company’s trademarks in a different territory where the Company has made no use of the trademark, and therefore potentially has limited common law or state rights to protect the mark.

Competitive Conditions

As the Company is vertically integrated it competes on multiple fronts, from manufacturing to retail to delivery, and experiences competition in each of these areas. The Company competes on the basis of the price, the quality of its products and its omnichannel direct to consumer platform. From a retail perspective, the Company competes with other licensed retailers and delivery companies in the geographies where retail and delivery services are located. These other retailers range from small local operators to more significant operators with a presence throughout the State of California and other states in the United States. From a product perspective, the Company competes with other manufactures of brands for shelf space in third-party owned dispensaries throughout California. Similar to certain competitors in the retail space, the Company competes with manufacturers ranging in size from small local operators to significant operators with a larger presence. Indirectly, the Company competes with the illicit market, including many illegal dispensaries.

The Company’s platform has been designed with the intention to combine leading operations across the vertical supply chain with a scalable omnichannel e-commerce platform to create a large and scalable vertically-integrated platforms in the single largest market, California. The Company believe there are many opportunities to leverage its vertical platform and balance sheet to further expand its market share and accelerate profitability in California through mergers and acquisitions.

Specialized Knowledge, Skills, Resources & Equipment

Knowledge with respect to cultivating and growing cannabis is important in the medical cannabis industry. The nature of growing cannabis is not substantially different from the nature of growing other agricultural products. Variables such as temperature, humidity, lighting, air flow, watering and feeding cycles are meticulously defined and controlled to produce consistent product and to avoid contamination.

The Company grows or procures the primary component of its finished products, namely cannabis. The Company’s cultivation operations are dependent on a number of key inputs and their related costs including raw materials and supplies related to its growing operations, as well as electricity, water and other utilities. See “Item 1A. Risk Factors –Risks Related to the Company’s Products and Services – The Company is reliant on key inputs”.

Staff with suitable horticultural and quality assurance expertise are generally available on the open market. The Company also requires client care staff, which will grow as its business grows. Customer care staff are also generally available on the open market.

Equipment used is specialized but is readily available and not specific to the cultivation of cannabis. Subject to available funding, the Company does not anticipate any difficulty in obtaining equipment.

The Company anticipates an increased demand for skilled manpower, energy resources and equipment in connection with the Company’s expected continued growth. Because of this anticipation, the Company has entered into the Mosaic.Ag Transaction, which has provided a turnkey operation and an immediate cannabis supply for use in the Company’s branded product lines. In addition to the synergies that are expected from the Mosaic.Ag Transaction, the partnership also offers future expansion opportunities as consumer demand continues to grow.

UNITED STATES REGULATORY ENVIRONMENT

Cannabis Industry Regulation

On February 8, 2018, the Canadian Securities Administrators revised their previously released Staff Notice 51-352 – Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”), which provides specific disclosure expectations for issuers that currently have, or are in the process of developing, cannabis-related activities in the United States as permitted within a particular state’s regulatory framework. All issuers with U.S. cannabis-related activities are expected to clearly and prominently disclose certain prescribed information in prospectus filings and other required disclosure documents. As a result of the Company’s existing operations in California, the Company is providing the following disclosure pursuant to Staff Notice 51-352.

The Company derives a substantial portion of its revenues from state legalized: (i) cannabis, and products containing cannabis, used by someone 21 or older that is not a medical cannabis patient (where use may include inhalation, consumption, or application) (“Adult-Use Cannabis”) and (ii) to a lesser extent, cannabis and products containing cannabis used by medical cannabis patients in accordance with applicable state law, but for which no drug approval has been granted by the United States Food and Drug Administration (where use may include inhalation, consumption, or application) (“Medical-Use Cannabis”) ((i) and (ii) collectively “Regulated Cannabis”). The Regulated Cannabis industry is illegal under U.S. Federal Law. The Parent Company is directly involved (through its licensed subsidiaries) in both the Adult-Use Cannabis and Medical-Use Cannabis industry in the State of California which has legalized and regulated such industries.

The United States federal government regulates certain drugs through the Controlled Substances Act (21 U.S.C. §§ 801-971) (the “CSA”) and through the Food, Drug & Cosmetic Act (21 U.S.C. §§ 301-392) (the “FDCA”). The CSA schedules controlled substances, including “marihuana” (defined as all parts of the plant cannabis sativa L. containing more than 0.3 percent THC), based on their approved medical use and potential for abuse. Marihuana (also referred to as cannabis) and THC (“except for tetrahydrocannabinols in hemp”) are each classified as Schedule I controlled substances (21 U.S.C. § 812(c)). The Drug Enforcement Administration (“DEA”), an agency of the U.S. Department of Justice (the “DOJ”) defines Schedule I drugs, substances or chemicals as “drugs with no currently accepted medical use and a high potential for abuse.” The United States Food and Drug Administration (the “FDA”), which implements and enforces the FDCA, regulates, among other things, drugs used for the diagnosis or treatment of diseases. The FDA has not approved cannabis as a safe and effective treatment for any medical condition, and regularly issues cease-and-desist letters to manufacturers of CBD products making health claims to consumers in contravention of the FDCA. The FDA has approved drugs containing THC and CBD, individual cannabinoids in the plant cannabis sativa L., for a narrow segment of medical conditions.

State laws that permit and regulate the production, distribution and use of Medical-Use Cannabis or Adult-Use Cannabis are in direct conflict with the CSA, which makes cannabis and THC distribution and possession federally illegal. Although certain states and territories of the U.S. authorize Medical-Use Cannabis or Adult-Use Cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, cultivation, and/or transfer of cannabis and THC is illegal and any such acts are criminal acts under any and all circumstances under the CSA. Additionally, any manufacture, possession, distribution and/or sale of cannabis accessories, in states without laws expressly permitting such activity, are also federally illegal activity under the CSA. Although the Company’s activities are believed to be compliant with applicable California state and local law, strict compliance with state and local laws with respect to cannabis does not absolve the Company of liability under United States federal law, nor does it provide a defense to any federal proceeding which may be brought against the Company.

As of the date of this Registration Statement, 37 U.S. states, and the District of Columbia and the territories of Guam, Puerto Rico, the U.S. Virgin Islands, and the Northern Mariana Islands have legalized the cultivation and sale of Medical-Use Cannabis, with at least six of the remaining states expected to pass such legalization measures within the next 12 months. In 18 U.S. states, the sale and possession of both Medical-Use Cannabis and Adult-Use Cannabis has been legalized, though due to the time period between a state’s legalization of commercial cannabis activities and the completion of its regulatory framework and marketplace launch, the purchase of Adult-Use Cannabis is currently possible in 12 states, with the remainder of the currently-legal states to commence sales activities during the remainder of 2021 or in 2022 or 2023. The District of Columbia has legalized Adult-Use Cannabis but has not yet permitted the commercial sale of Adult Use Cannabis, however, Adult-Use sales are expected to commence in 2022. Eleven states have also enacted low-THC / high-CBD only laws for medical cannabis patients. The sale and possession of both Medical-Use Cannabis and Adult-Use Cannabis is legal in the State of California, subject to applicable licensing requirements and compliance with applicable conditions. Included in the numbers above are ballot initiatives to legalize Adult-Use Cannabis which passed in November 2020, with Arizona commencing Adult-Use sales in January 2021, New Jersey and Montana to commence Adult-Use sales in 2022, South Dakota to commence Adult-Use sales in 2023, and Mississippi expected to enact Medical-Use cannabis legislation within the next 12 months, following a successful ballot initiative and subsequent invalidation on technical grounds by the Mississippi State Supreme Court.

Under President Barack Obama, the U.S. administration attempted to address the inconsistencies between federal and state regulation of cannabis in a memorandum which then-Deputy Attorney General James Cole sent to all United States Attorneys on August 29, 2013 (the “2013 Cole Memorandum”) outlining certain priorities for the DOJ relating to the prosecution of cannabis offenses. The 2013 Cole Memorandum noted that in jurisdictions that have enacted laws legalizing or decriminalizing Regulated Cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, processing, distribution, sale and possession of Regulated Cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. The DOJ did not provide (and has not provided since) specific guidelines for what regulatory and enforcement systems would be deemed sufficient under the 2013 Cole Memorandum. In light of limited investigative and prosecutorial resources, the 2013 Cole Memorandum concluded that the DOJ should be focused on addressing only the most significant threats related to cannabis, a non-exhaustive list of which was enumerated therein.

On January 4, 2018, U.S. Attorney General Jeff Sessions formally issued a new memorandum (the “Sessions Memorandum”), which rescinded all “previous nationwide guidance specific to marijuana enforcement,” including the 2013 Cole Memorandum. The Sessions Memorandum stated, in part, that current law reflects “Congress’ determination that Cannabis is a dangerous drug and Cannabis activity is a serious crime”, and Mr. Sessions directed all U.S. Attorneys to enforce the laws enacted by Congress by following well-established principles when pursuing prosecutions related to cannabis activities. There can be no assurance that the federal government will not enforce federal laws relating to cannabis in the future. As a result of the Sessions Memorandum, federal prosecutors are now free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of State-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and resultantly it is uncertain how active U.S. federal prosecutors will be in relation to such activities.

The Company believes it is still unclear what prosecutorial effects will be created by the rescission of the 2013 Cole Memorandum. The Company believes that the sheer size of the Regulated Cannabis industry, in addition to participation by state and local governments and investors, suggests that a large-scale enforcement operation would more than likely create unwanted political backlash for the DOJ and the Biden administration in certain states that heavily favor decriminalization and/or legalization. Regardless, cannabis and THC remain Schedule I controlled substances at the federal level, and neither the 2013 Cole Memorandum nor its rescission has altered that fact. The federal government of the United States has always reserved the right to enforce federal law in regard to the manufacture, distribution, sale and disbursement of Medical-Use Cannabis or Adult-Use Cannabis, even if state law permits such manufacture, distribution, sale and disbursement. The Company believes, from a purely legal perspective, that the criminal risk today remains similar to the risk on January 3, 2018. It remains unclear whether the risk of enforcement has been altered. Additionally, under United States federal law, it is a violation of federal money laundering statutes for financial institutions to take any proceeds from the sale of Regulated Cannabis or any other Schedule I controlled substance. Canadian banks are likewise hesitant to deal with cannabis companies, due to the uncertain legal and regulatory framework of the industry. Banks and other financial institutions, particularly those that are federally chartered in the United States, could be prosecuted and possibly convicted of money laundering for providing services to Regulated Cannabis businesses. While Congress is considering legislation that may address these issues, there can be no assurance that such legislation passes.

Despite these laws, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) issued a memorandum on February 14, 2014 (the “FinCEN Memorandum”) outlining the pathways for financial institutions to bank state-sanctioned Regulated Cannabis businesses in compliance with federal enforcement priorities. The FinCEN Memorandum echoed the enforcement priorities of the 2013 Cole Memorandum and stated that in some circumstances, it is possible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. Under these guidelines, financial institutions must submit a Suspicious Activity Report (“SAR”) in connection with all cannabis-related banking activities by any client of such financial institution, in accordance with federal money laundering laws. These cannabis-related SARs are divided into three categories—cannabis limited, cannabis priority, and cannabis terminated—based on the financial institution’s belief that the business in question follows state law, is operating outside of compliance with state law, or where the banking relationship has been terminated, respectively. On the same day that the FinCEN Memorandum was published, the DOJ issued a memorandum (the “2014 Cole Memorandum”) directing prosecutors to apply the enforcement priorities of the 2013 Cole Memorandum in determining whether to charge individuals or institutions with crimes related to financial transactions involving the proceeds of cannabis-related conduct. The 2014 Cole Memorandum has been rescinded as of January 4, 2018, along with the 2013 Cole Memorandum, removing guidance that enforcement of applicable financial crimes against state-compliant actors was not a DOJ priority.

However, former Attorney General Sessions’ rescission of the 2013 Cole Memorandum and the 2014 Cole Memorandum has not affected the status of the FinCEN Memorandum, nor has the Department of the Treasury given any indication that it intends to rescind the FinCEN Memorandum itself. Though it was originally intended for the 2014 Cole Memorandum and the FinCEN Memorandum to work in tandem, the FinCEN Memorandum is a standalone document which explicitly lists the eight enforcement priorities originally cited in the 2013 Cole Memorandum. As such, the FinCEN Memorandum remains intact, indicating that the Department of the Treasury and FinCEN intend to continue abiding by its guidance. However, FinCEN issued further guidance on December 3, 2019, in which it acknowledged that the Agricultural Improvement Act of 2018 (the “Farm Bill”) removed hemp as a Schedule I controlled substance and authorized the United States Department of Agriculture (“USDA”) to issue regulations governing, among other things, domestic hemp production. The guidance states that because hemp is no longer a controlled substance under federal law, banks are not required to file SARs on these businesses solely because they are engaged in the growth or cultivation of hemp in accordance with applicable laws and regulations. The guidance further notes that for hemp-related customers, banks are expected to follow standard SAR procedures, and file a SAR if indicia of suspicious activity warrants. FinCEN noted in its December 2019 guidance that the 2014 SAR reporting structure for cannabis remains in place even with the passage of the Farm Bill and this additional guidance related to hemp. FinCEN confirmed this point in guidance issued on June 29, 2020, and clarified that, if proceeds from cannabis-related activities are kept separate, a SAR filing is only required for the cannabis-related part of a business that engages in both cannabis and hemp activity.

Although the 2013 Cole Memorandum has been rescinded, one legislative safeguard for the Medical-Use Cannabis industry has historically remained in place: Congress adopted a so-called “rider” provision to the fiscal years 2015, 2016, 2017, and 2018, 2019 and 2020 Consolidated Appropriations Acts (currently referred to as the

“Rohrabacher/Blumenauer Amendment”) to prevent the federal government from using congressionally appropriated funds to enforce federal cannabis laws against regulated Medical-Use Cannabis actors operating in compliance with state and local law. The Rohrabacher/Blumenauer Amendment was included in the consolidated appropriations bill signed into law by President Trump in December 2019 and expired on September 30, 2020. In signing the Rohrabacher/Blumenauer Amendment, President Trump issued a signing statement noting that the Rohrabacher/Blumenauer Amendment “provides that the Department of Justice may not use any funds to prevent implementation of medical marijuana laws by various States and territories,” and further stating “I will treat this provision consistent with the President’s constitutional responsibility to faithfully execute the laws of the United States.” While the signing statement can fairly be read to mean that the executive branch intends to enforce the CSA and other federal laws prohibiting the sale and possession of medical cannabis, the president did issue a similar signing statement in 2017 and no major federal enforcement actions followed. On December 27, 2020, the Rohrabacher/Blumenauer Amendment was renewed through the signing of the fiscal year 2021 federal omnibus spending bill, which extended the protections of the Amendment through September 30, 2021. The Rohrabacher/Blumenauer Amendment may or may not be included in a subsequent omnibus appropriations package or a continuing budget resolution. Should the Rohrabacher/Blumenauer Amendment not be renewed upon expiration in subsequent spending bills, there can be no assurance that the federal government will not seek to prosecute cases involving medical cannabis businesses that are otherwise compliant with State law. Such potential proceedings could involve significant restrictions being imposed upon the Company.

Despite the legal, regulatory, and political obstacles the Regulated Cannabis industry currently faces, the industry has continued to grow. Under certain circumstances, the federal government may repeal the federal prohibition on cannabis and thereby leave the states to decide for themselves whether to permit Regulated Cannabis cultivation, production and sale, just as states are free today to decide policies governing the distribution of alcohol or tobacco. Until that happens, the Company faces the risk of federal enforcement and other risks associated with the Company’s business.

To the knowledge of management of the Company, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in California.

The Company’s objective is to capitalize on the opportunities presented as a result of the changing regulatory environment governing the cannabis industry in the United States. Accordingly, there are a number of significant risks associated with the business of the Company. Unless and until the United States Congress amends the CSA with respect to Medical-Use Cannabis or Adult-Use Cannabis, there is a risk that federal authorities may enforce current federal law, and the business of the Company may be deemed to be producing, cultivating, extracting, or dispensing “marihuana” or aiding or abetting or otherwise engaging in a conspiracy to commit such acts in violation of U.S. federal law.

The Company has received and continues to receive legal input, in verbal and written form (including opinions when required), regarding (a) compliance with applicable state and local regulatory frameworks and (b) potential exposure and implications arising from U.S. federal law in certain respects.

The 2013 Cole Memorandum and the Rohrabacher/Blumenauer Amendment gave Medical-Use Cannabis operators and investors in states with legal regimes greater certainty regarding federal enforcement as to establish Regulated Cannabis businesses in those states. While the Sessions Memorandum has introduced some uncertainty regarding federal enforcement, the Regulated Cannabis industry continues to experience growth in legal Medical-Use Cannabis and Adult-Use Cannabis markets across the United States. U.S. Attorney General Jeff Sessions resigned on November 7, 2018. Nonetheless, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, even under a Biden Administration’s DOJ or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to cannabis and THC (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law.

Despite the expanding market for Regulated Cannabis, traditional sources of financing, including bank lending or private equity capital, are lacking which can be attributable to the fact that cannabis remains a Schedule I substance under the CSA. These traditional sources of financing are expected to remain scarce unless and until the federal government legalizes cannabis cultivation and sales.

The following table is intended to assist readers in identifying those parts of this Registration Statement that address the disclosure expectations outlined in Staff Notice 51-352 issued by the Canadian Securities Administrators for issuers that currently have marijuana-related activities in U.S. states where such activity has been authorized within a state regulatory framework.

Industry Involvement	Specific Disclosure Necessary to Fairly Present all Material Facts, Risks and Uncertainties	Prospectus Cross-Reference

All Issuers with U.S. Marijuana-Related Activities

Describe the nature of the issuer’s involvement in the U.S. marijuana industry and include the disclosures indicated for at least one of the direct, indirect and ancillary industry involvement types noted in this table.

• “Description of the Business”
Prominently state that marijuana is illegal under U.S. federal law and that enforcement of relevant laws is a significant risk.

•  “United States Regulatory Environment – Cannabis Industry Regulation”

•  “Risk Factors – Risks Related to the Industry and the Company’s Business – Cannabis continues to be a controlled substance under the CSA”

•  “Risk Factors—Risks Related to the Industry and the Company’s Business – The approach to the enforcement of Regulated Cannabis laws may be subject to change or may not proceed as previously outlined”

Discuss any statements and other available guidance made by federal authorities or prosecutors regarding the risk of enforcement action in any jurisdiction where the issuer conducts U.S. marijuana-related activities.

• “United States Regulatory Environment – Cannabis Industry Regulation”

Industry Involvement	Specific Disclosure Necessary to Fairly Present all Material Facts, Risks and Uncertainties	Prospectus Cross-Reference

Outline related risks including, among others, the risk that third-party service providers could suspend or withdraw services and the risk that regulatory bodies could impose certain restrictions on the issuer’s ability to operate in the U.S.

•  “Risk Factors—Risks Related to the Industry and the Company’s Business – Cannabis continues to be a controlled substance under the CSA”

•  “Risk Factors – Risks Related to the Company’s Products and Services – Service providers could suspend or withdraw service”

•  “Risk Factors—Risks Related to the Industry and the Company’s Business – The Company’s operations in the U.S. cannabis market may be subject to heightened scrutiny by regulatory authorities”

Given the illegality of marijuana under U.S. federal law, discuss the issuer’s ability to access both public and private capital and indicate what financing options are / are not available in order to support continuing operations.

•  “Risk Factors—Risks Related to the Industry and the Company’s Business – The Company may have difficulty accessing public and private capital”

•  “Risk Factors – Risks Related to the Industry and the Company’s Business – The Company may be subject to applicable anti-money laundering laws and regulations”

•  “Risk Factors—Risks Related to the Industry and the Company’s Business – The Company may have difficulty accessing the services of banks, which may make it difficult to operate its business”

•  “United States Regulatory Environment – Cannabis Industry Regulation—Laws Applicable to Financial Services for Regulated Cannabis Industry”

	Quantify the issuer’s balance sheet and operating statement exposure to U.S. marijuana related activities.	“Exposure to U.S. Marijuana Related Activities”

Industry Involvement	Specific Disclosure Necessary to Fairly Present all Material Facts, Risks and Uncertainties	Prospectus Cross-Reference

Disclose if legal advice has not been obtained, either in the form of a legal opinion or otherwise, regarding (a) compliance with applicable state regulatory frameworks and (b) potential exposure and implications arising from U.S. federal law.

The Company has received and continues to receive legal input, in verbal and written form (including opinions when required), regarding (a) compliance with applicable state and local regulatory frameworks and (b) potential exposure and implications arising from U.S. federal law in certain respects.

U.S. Marijuana Issuers with direct involvement in cultivation or distribution

Outline the regulations for U.S. states in which the issuer operates and confirm how the issuer complies with applicable licensing requirements and the regulatory framework enacted by the applicable U.S. state.

• “United States Regulatory Environment – Cannabis Industry Regulation—California” • “Description of the Business – Ongoing Compliance”

Discuss the issuer’s program for monitoring compliance with U.S. state law on an ongoing basis, outline internal compliance procedures and provide a positive statement indicating that the issuer is in compliance with U.S. state law and the related licensing framework. Promptly disclose any non-compliance, citations or notices of violation which may have an impact on the issuer’s license, business activities or operations.

•  “Description of the Business – Ongoing Compliance”

The Company is in compliance with U.S. state law and the related licensing framework.

The Company will promptly disclose any non-compliance, citations or notices of violation which may have an impact on their licenses, business activities or operations.

In accordance with Staff Notice 51-352, below is a discussion of U.S. state-level regulatory regimes in those jurisdictions where the Company is, and will be, directly or indirectly involved through its subsidiaries. A discussion of the U.S. federal regulatory regime can be found above under the heading “United States Regulatory Environment – Cannabis Industry Regulation.” The Company and its subsidiaries are directly engaged in the manufacture, possession, use, sale or distribution of cannabis and/or hold licenses in the adult-use and/or medicinal cannabis marketplace in the State of California. In accordance with Staff Notice 51-352, the Company will evaluate, monitor and reassess this disclosure, and any related risks, on an ongoing basis and the same will be supplemented and amended to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws or regulations regarding cannabis regulation. The Company intends to cause its businesses to promptly remedy any known occurrences of non-compliance with applicable State and local cannabis rules and regulations, and intends to publicly disclose any non-compliance, citations or notices of violation which may have an impact on its licenses, business activities or operations.

Exposure to U.S. Marijuana Related Activities

The Company operates in the United States through various subsidiaries and other entities pursuant to arrangements with third-parties on arm’s length terms as more specifically described herein. As of the closing of the Qualifying Transaction, a majority of the Company’s business was directly derived from U.S. cannabis-related activities. As such, a majority of the Company’s balance sheet and operating statement for periods following closing of the Qualifying Transaction will reflects exposure to U.S. cannabis related activities. See “Description of the Business” for further details.

California

California Regulatory Landscape

In 1996, California was the first state to legalize Medical-Use Cannabis through Proposition 215, the Compassionate Use Act of 1996. This legislation legalized the use, possession and cultivation of cannabis by patients with a physician recommendation for treatment of cancer, anorexia, AIDS, chronic pain, spasticity, glaucoma, arthritis, migraine, or any other illness for which cannabis provides relief.

In 2003, Senate Bill 420 was signed into law establishing not-for-profit medical cannabis collectives and dispensaries, and an optional identification card system for Medical-Use Cannabis patients.

In September 2015, the California legislature passed three bills collectively known as the Medical Cannabis Regulation and Safety Act (“MCRSA”). The MCRSA established a licensing and regulatory framework for Medical-Use Cannabis businesses in California. The system created multiple license types for dispensaries, infused products manufacturers, cultivation facilities, testing laboratories, transportation companies, and distributors. Edible infused product manufacturers would require either volatile solvent or non-volatile solvent manufacturing licenses depending on their specific extraction methodology. Multiple agencies would oversee different aspects of the program and businesses would require a state license and local approval to operate. However, in November 2016, voters in California passed Proposition 64, the Adult Use of Marijuana Act (“AUMA”), creating an Adult-Use Cannabis program for adults 21 years of age or older. In June 2017, the California State Legislature passed Senate Bill No. 94, known as Medicinal and Adult-Use Cannabis Regulation and Safety Act (“MAUCRSA”), which amalgamated MCRSA and AUMA and provided for a set of regulations to govern a medical and adult-use licensing regime for cannabis businesses in the State of California. The four agencies that regulate cannabis at the state level are the Bureau of Cannabis Control (“BCC”), CalCannabis at the California Department of Food and Agriculture, and the Manufactured Cannabis Safety Branch California Department of Public Health (“MCSB”), and California Department of Tax and Fee Administration. MAUCRSA went into effect on January 1, 2018. MAUCRSA was then amended and restated in July 2021 through the annual budget trailer bill process to, among other things, consolidate the three state licensing agencies—BCC, CalCannabis and MCSB—into a single licensing authority known as the Department of Cannabis Control (“DCC”). As of the date of this Registration Statement, the DCC is in the process of consolidating the three separate sets of BCC, CalCannabis and MCSB regulations into a single set of state regulations.

To legally operate a Medical-Use Cannabis or Adult-Use Cannabis business in California, the operator must generally have both a local and state license. This requires license holders to operate in cities with cannabis licensing programs. Therefore, counties and cities in California are allowed to determine the number of licenses they will issue to cannabis operators, or can choose to outright ban the siting of cannabis operations in their jurisdictions.

California Licensing Requirements

A storefront retailer license with an “M-designation” permits (i) the purchase of cannabis goods that are “For Medical Use Only” from licensed distributors (ii) the sale of such medicinal cannabis goods to medicinal cannabis patients in California who possesses a physician’s recommendation. Only certified physicians may provide medicinal cannabis recommendations. A storefront retailer license with an “A-designation” permits the sale of cannabis and cannabis products to any individual age 21 years of age or older regardless of whether they possess a physician’s recommendation. A storefront retailer license with both the M- and

A-designations is permitted to do all of the above described in this paragraph. Where the local jurisdiction permits, a state storefront retailer license allows the retailer to engage in delivery of cannabis goods to retail customers. A non-storefront license permits the same delivery activity, but does not permit the licensee to operate a retail storefront.

A distribution license permits the license holder to engage in the procurement, sale, and transport of cannabis and cannabis products between licensees.

An adult-use or medicinal cultivation license permits cannabis cultivation which means any activity involving the planting, growing, harvesting, drying, curing, grading or trimming of cannabis. Such licenses further permit the production of a limited number of “non-manufactured cannabis products” and the sales of cannabis to certain licensed entities within the State of California for resale or manufacturing purposes.

An adult-use or medical manufacturing license permits the manufacturing of “manufactured cannabis products”. Manufacturing includes the compounding, blending, extracting, infusion, packaging or repackaging, labeling or relabeling, or other preparation of a cannabis product.In the State of California, only cannabis that is grown in the state by a licensed operator can be sold in the state. California neither mandates or prohibits vertical integration, and the state allows licensees to make wholesale purchase of cannabis from, or a distribution of cannabis and cannabis product to, another licensed entity within the state.

Holders of cannabis licenses in California are subject to a detailed regulatory scheme encompassing security, staffing, transport, sales, manufacturing standards, testing, inspections, inventory, advertising and marketing, product packaging and labeling, white labeling, records and reporting, and more. As with all jurisdictions, the full regulations, as promulgated by each applicable state agency, should be consulted for further information about any particular operational area.

California Reporting Requirements

The State of California uses METRC as the state’s track-and-trace system used to track commercial cannabis activity and movement across the distribution chain for all state-issued licensees. The system allows for other third-party system integration via application programming interface. Only licensees have access to METRC.

California Storage and Security

To ensure the safety and security of cannabis business premises and to maintain adequate controls against the diversion, theft, and loss of cannabis or cannabis products, California’s retail cannabis businesses are generally required to do the following:

•	limit access to dispensary premises to medical cannabis patients and adults 21 and over;

•	maintain a fully operational security alarm system;

•	contract for security guard services;

•	maintain a video surveillance system that records continuously 24 hours a day;

•	ensure that the facility’s outdoor premises have sufficient lighting;

•	not dispense from its premises outside of permissible hours of operation;

•	limit the amount of cannabis goods dispensed to individual customers to prevent diversion;

•	store cannabis and cannabis product only in areas per the premises diagram submitted to the State of California during the licensing process;

•	store all cannabis and cannabis products in a secured, locked room or a vault;

•	report to local law enforcement within 24 hours after being notified or becoming aware of the theft, diversion, or loss of cannabis; and

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ensure the safe transport of cannabis and cannabis products between licensed facilities, maintain a delivery manifest in any vehicle transporting cannabis and cannabis products. Only vehicles registered with the BCC that meet BCC distribution requirements are to be used to transport cannabis and cannabis products.

California Home Delivery Requirements

California law allows certain licensed retailers to deliver cannabis to adult customers at any private address within the state, including within those jurisdictions that have land use and zoning ordinances prohibiting the establishment of commercial cannabis businesses. At least 25 local jurisdictions where cannabis sales are banned sued the state, seeking to overturn the rule allowing home deliveries statewide. As of the date hereof, the suit was dismissed on procedural grounds, and the state regulation stands. To the knowledge of management, there have been no significant enforcement efforts mounted by local governments.

The State of California requires the satisfaction of various regulatory compliance obligations in order to operate a cannabis delivery service. The cannabis license that permits the operation of a storefront dispensary in the State of California (also referred to as a retail license) currently permits that entity to also establish a delivery operation. If an entity does not wish to set up and operate a storefront dispensary location at which it can sell products to customers in person, California has established a separate license which allows for a retail delivery operation (also referred to as a non-storefront retail license). California regulations regarding the delivery of cannabis products include the following requirements:

•	All deliveries of cannabis goods must be performed by a delivery employee (at least 21 years of age) who is directly employed by a licensed retailer.

•	All deliveries of cannabis goods must be made in person.

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Prior to providing cannabis goods to a delivery customer, a delivery employee must confirm the identity and age of the delivery customer (as is required if such customer was purchasing the product in the physical dispensary) and ensure that all cannabis goods sold comply with the regulatory requirements.

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A licensed cannabis entity is permitted to contract with a service that provides a technology platform to facilitate the sale and delivery of cannabis goods, in accordance with all of the following: (1) the licensed cannabis entity does not allow for delivery of cannabis goods by the technology platform service provider; (2) the licensed entity does not share in the profits of the sale of cannabis goods with the technology platform service provider, or otherwise provide for a percentage or portion of the cannabis goods sales to the technology platform service provider; (3) the licensed cannabis entity does not advertise or market cannabis goods in conjunction with the technology platform service provider, outside of the technology platform, and ensures that the technology platform service provider does not use the licensed cannabis entity’s license number or legal business name on any advertisement or marketing that primarily promotes the services of the technology platform; and (4) provides various disclosures to customers about the source of the delivered cannabis goods.

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Cannabis may only be delivered to a physical address but cannot be delivered to an address located on publicly owned land or an address on land or in a building leased by a public agency, and the delivery cannot be to a location outside of the state of California.

•	The delivery operations must satisfy any local jurisdiction requirements for the delivery of cannabis products.

•	A delivery employee is not permitted to carry cannabis goods in the delivery vehicle with a value in excess of $5,000 at any time.

•	The delivery vehicle and its use must satisfy certain regulatory requirements such as continuous and dedicated GPS, use of locked containment units for the cannabis products, and unmarked vehicles.

Licenses

Caliva Licenses

Caliva, through its affiliated entities, currently owns and operates five licensed cultivation facilities in San Jose, California; two licensed manufacturing facilities in Brisbane and San Jose California; four licensed distribution facilities in the cities of Brisbane, Hanford, North Hollywood and San Jose, California; six licensed retail facilities, both storefront and non-storefront in the cities of Bellflower, Brisbane, Culver City, Hanford and San Jose, California; and a microbusiness facility in San Jose, California permitted to engage in manufacturing, distribution and retail.

The below table summarizes the state licenses issued to Caliva in respect of its operations in California, as of September 30, 2021. These licenses were issued by the predecessor licensing agencies which existed prior to the creation of the DCC; future licenses will be issued by the DCC.

License	Entity w/ DBA and License Number	Address	Expiration /Renewal Date	Description

State of California Retail license issued by BCC.	Caliva CARECE1, LLC dba Kase’s Journey, Inc. License Number: C10-0000175-LIC	4030 Farm Supply Road, Ceres, CA 95307	06/11/2022

A retail license covers sales of cannabis goods to customers at its storefront premises or by delivery. A retailer may only purchase cannabis goods that have passed state testing requirements from a licensed distributor. A retailer license may not engage in any packaging or labeling activities.

State of California Non-Storefront Retail license issued by BCC.	Martian Delivery, LLC dba Martian Delivery License Number: C9-0000133-LIC	8880 Elder Creek Road, Sacramento, CA 95828	06/25/2022

A non-storefront retail license covers sales of cannabis goods to customers exclusively through delivery. A retailer non-storefront must have a licensed premise to store the cannabis goods for delivery. The premises of a non-storefront retailer shall not be open to the public. A non-storefront retailer may only purchase cannabis goods that have passed state testing requirements from a licensed distributor. A non-storefront retailer license may not engage in any packaging or labeling activities.

State of California Medium Indoor Cultivation License issued by California Department of Food and Agriculture (“CDFA”) -CalCannabis Cultivation Licensing (“CCL”)	NC3 Systems dba Caliva License Number: CCL18-0000047	1695 S 7th St San Jose, CA 95112	5/24/2022

A medium cultivation license covers between 10,001 and 22,000 square feet of total canopy. Authorized activities include the planting, growing, harvesting, drying, curing, grading, or trimming of cannabis. Cultivators must use a licensed distributor to transfer product between licensees.

State of California Small Indoor Cultivation License issued by CDFA-CCL	NC3 Systems dba Caliva License Number: CCL18-0000036	1695 S 7th St San Jose, CA 95112	5/24/2022

A small cultivation license covers between 5,001 and 10,000 square feet of total canopy. Authorized activities include the planting, growing, harvesting, drying, curing, grading, or trimming of cannabis. Cultivators must use a licensed distributor to transfer product between licensees.

License	Entity w/ DBA and License Number	Address	Expiration /Renewal Date	Description

State of California Small Indoor Cultivation License issued by CDFA-CCL	NC3 Systems dba Caliva License Number: CCL18-0000037	1695 S 7th St San Jose, CA 95112	5/24/2022

A small cultivation license covers between 5,001 and 10,000 square feet of total canopy. Authorized activities include the planting, growing, harvesting, drying, curing, grading, or trimming of cannabis. Cultivators must use a licensed distributor to transfer product between licensees.

State of California Processor License issued by CDFA-CCL	NC3 Systems dba Caliva License Number: CCL19-0000316	1695 S 7th St San Jose, CA 95112	5/13/2022

A processor license covers a cultivation site that conducts only trimming, drying, curing, grading, packaging, or labeling of cannabis and nonmanufactured cannabis products. Cultivators must use a licensed distributor to transfer product between licensees.

State of California –Nursery License issued by CDFA-CCL	NC3 Systems dba Caliva License Number: CCL18-0000047	1695 S 7th St San Jose, CA 95112	5/24/2022

A nursery license covers a cultivation site that conducts only cultivation of clones, immature plants, seeds, and other agricultural products used specifically for the propagation of cultivation of cannabis. Cultivators must use a licensed distributor to transfer product between licensees.

State of California Type 6 Manufacturing License issued by California Department of Public Health (“CDPH”)—Manufactured Cannabis Safety Branch (“MCSB”)	NC3 Systems dba Caliva License Number: CDPH-10002244	1695 S 7th St San Jose, CA 95112	4/2/2022

A Type 6 manufacturing licensee is authorized to engage in extractions using mechanical methods or nonvolatile solvents (i.e. CO2, ethanol, water or food-grade dry ice, cooking oils, or butter). A Type 6 licensee may also: conduct infusion operations and conduct packaging and labeling of cannabis products.

License	Entity w/ DBA and License Number	Address	Expiration /Renewal Date	Description

State of California Type 6 Manufacturing License issued by CDPH—MCSB	NC4 Systems Inc dba Caliva License Number: CDPH-10002455	101-111 South Hill Drive Brisbane, CA 94005	4/15/2022

A Type 6 manufacturing licensee is authorized to engage in extractions using mechanical methods or nonvolatile solvents (i.e. CO2, ethanol, water or food-grade dry ice, cooking oils, or butter). A Type 6 licensee may also: conduct infusion operations and conduct packaging and labeling of cannabis products.

State of California Type 11 Distribution License issued by Bureau of Cannabis Control (“BCC”)	NC3 Systems dba Caliva License Number: C11-0000819-LIC	1695 S 7th St San Jose, CA 95112	7/15/2022

Distributor licensees are responsible for transporting cannabis goods between licensees, arranging for testing of cannabis goods, conducting quality assurance review of cannabis goods to ensure they comply with all the packaging and labeling requirements, and distributing cannabis goods and accessories to retailers. A licensed distributor may package and label flower-only products and roll pre-rolls.

State of California Type 11 Distribution License issued by BCC	NC4 Systems Inc dba Caliva License Number: C11-0000922-LIC	101-111 South Hill Drive Brisbane, CA 94005	7/28/2022

Distributor licensees are responsible for transporting cannabis goods between licensees, arranging for testing of cannabis goods, conducting quality assurance review of cannabis goods to ensure they comply with all the packaging and labeling requirements, and distributing cannabis goods and accessories to retailers. A licensed distributor may package and label flower-only products and roll pre-rolls.

License	Entity w/ DBA and License Number	Address	Expiration /Renewal Date	Description

State of California Type 11 Distribution License issued by BCC	Caliva CADINH1, Inc dba Caliva North Hollywood License Number: C11-0000489-LIC	7127 Vineland Ave North Hollywood, CA 91605	6/24/2022

Distributor licensees are responsible for transporting cannabis goods between licensees, arranging for testing of cannabis goods, conducting quality assurance review of cannabis goods to ensure they comply with all the packaging and labeling requirements, and distributing cannabis goods and accessories to retailers. A licensed distributor may package and label flower-only products and roll pre-rolls.

State of California Non-Storefront Retail License issued by BCC	NC3 Systems dba Caliva License Number: C9-0000135-LIC	1695 S 7th St San Jose, CA 95112	6/25/2022

A non-storefront retail license covers sales of cannabis goods to customers exclusively through delivery. A retailer non-storefront must have a licensed premise to store the cannabis goods for delivery. The premises of a non-storefront retailer shall not be open to the public. A non-storefront retailer may only purchase cannabis goods that have passed state testing requirements from a licensed distributor. A non-storefront retailer license may not engage in any packaging or labeling activities.

State of California Retail License issued by BCC	NC3 Systems dba Caliva License Number: C10-0000441-LIC	1695 S 7th St San Jose, CA 95112	7/15/2022

A retail license covers sales of cannabis goods to customers at its storefront premises or by delivery. A retailer may only purchase cannabis goods that have passed state testing requirements from a licensed distributor. A retailer license may not engage in any packaging or labeling activities.

License	Entity w/ DBA and License Number	Address	Expiration /Renewal Date	Description

State of California Retail License issued by BCC	NC3 Systems dba Deli by Caliva License Number: C10-0000627-LIC	9535 Artesia Blvd Bellflower, CA 90706	10/7/2021

A retail license covers sales of cannabis goods to customers at its storefront premises or by delivery. A retailer may only purchase cannabis goods that have passed state testing requirements from a licensed distributor. A retailer license may not engage in any packaging or labeling activities.

State of California Non-Storefront Retail License issued by BCC	NC4 Systems Inc dba Caliva License Number: C9-0000235-LIC	101-111 South Hill Drive Brisbane, CA 94005	7/28/2022

A non-storefront retail license covers sales of cannabis goods to customers exclusively through delivery. A retailer non-storefront must have a licensed premise to store the cannabis goods for delivery. The premises of a non-storefront retailer shall not be open to the public. A non-storefront retailer may only purchase cannabis goods that have passed state testing requirements from a licensed distributor. A non-storefront retailer license may not engage in any packaging or labeling activities.

License	Entity w/ DBA and License Number	Address	Expiration /Renewal Date	Description

State of California Retail License issued by BCC	Nc6 Systems dba Deli by Caliva Hanford License Number: C10-0000840-LIC	104 N Douty St Hanford, CA 93230	7/12/2022

A retail license covers sales of cannabis goods to customers at its storefront premises or by delivery. A retailer may only purchase cannabis goods that have passed state testing requirements from a licensed distributor. A retailer license may not engage in any packaging or labeling activities.

State of California Non-Storefront Retail License issued by BCC	Caliva CADECC1, LLC dba Caliva Culver City License Number: C9-0000034-LIC	5855 Green Valley Circle Culver City, CA 90230	5/22/2022

A non-storefront retail license covers sales of c cannabis goods to customers exclusively through delivery. A retailer non-storefront must have a licensed premise to store the cannabis goods for delivery. The premises of a non-storefront retailer shall not be open to the public. A non-storefront retailer may only purchase cannabis goods that have passed state testing requirements from a licensed distributor. A non-storefront retailer license may not engage in any packaging or labeling activities.

License	Entity w/ DBA and License Number	Address	Expiration /Renewal Date	Description

State of California –Microbusiness License issued by BCC	Caliva CAMISJ2, Inc. dba Deli by Caliva San Jose License Number: C12-0000216-LIC	92 Pullman Way San Jose, CA 95111	7/23/2022

A microbusiness license allows a licensee to engage in the cultivation of cannabis on an area less than 10,000 square feet and to act as a licensed distributor, type 6 manufacturer, and retailer, as specified in an application. In order to hold a microbusiness license, a licensee must engage in at least three (3) of the four (4) listed commercial cannabis activities. At this facility Caliva engages in retail, distribution and manufacturing.

State of California Non-Storefront Retail License issued by BCC	Nc5 Systems, Inc. dba Caliva License Number: C9-0000405-LIC	1664 Industrial Blvd. Chula Vista, CA 91911	4/01/2022

A non-storefront retail license covers sales of c cannabis goods to customers exclusively through delivery. A retailer non-storefront must have a licensed premise to store the cannabis goods for delivery. The premises of a non-storefront retailer shall not be open to the public. A non-storefront retailer may only purchase cannabis goods that have passed state testing requirements from a licensed distributor. A non-storefront retailer license may not engage in any packaging or labeling activities.

Sturdivant Licenses

Sturdivant Ventures, LLC, (“Sturdivant”) an indirect wholly-owned subsidiary of the Company, maintains two state licenses and local permits for its business for cannabis manufacturing and distribution allowing it to operate throughout the State of California. Currently, Sturdivant is licensed to operate one Type-N Manufacturing facility and one Type-11 Distribution facility.

Set out below are the state licenses issued to Sturdivant in respect of its operations in California. These licenses were issued by the predecessor licensing agencies which existed prior to the creation of the DCC; future licenses will be issued by the DCC.

License	Entity w/ DBA and License Number	Address	Expiration /Renewal Date	Description

State of California Type-N Manufacturing License issued by CDPH-MCSB	Sturdivant Ventures, LLC dba Landseye License Number: CDPH-10003210	975 Corporate Center Parkway, Suite 120, Santa Rosa, CA 95407	5/16/2022

A Type N manufacturing licensee is authorized to produce infused manufactured cannabis products (e.g., infused pre-rolls, edibles, topicals, other non-inhalable ingestible products). A Type N licensee may also conduct packaging and labeling of manufactured and non-manufactured cannabis products.

State of California Type-11 Distribution License issued by BCC	Sturdivant Ventures, LLC dba Landseye License Number: C11-0000753-LIC	975 Corporate Center Parkway, Suite 120, Santa Rosa, CA 95407	7/9/2022

Distributor licensees are responsible for transporting cannabis goods between licensees, arranging for testing of cannabis goods, conducting quality assurance review of cannabis goods to ensure they comply with all the packaging and labeling requirements, and distributing cannabis goods and accessories to retailers. A licensed distributor may package and label flower-only products and roll pre-rolls.

Sol Distro Licenses

Fluid South, Inc. (“Sol Distro”), an indirect wholly-owned subsidiary of the Company, maintain several licenses for their businesses, including state licenses for cannabis manufacturing and distribution. Sol Distro keeps local licenses for each of its operations allowing it to operate throughout the State of California. Currently, Sol Distro holds one Type-N Manufacturing and one Type-11 Distribution licenses.

Below is a list of the state licenses issued to Sol Distro in respect of its operations in California. These licenses were issued by the predecessor licensing agencies which existed prior to the creation of the DCC; future licenses will be issued by the DCC.

License	Entity	Address Attached to License	Expiration /Renewal Date	Description

State of California Type-N Manufacturing License issued by CDPH—MCSB	Fluid South, Inc. dba SOL Distro License Number: CDPH-10003729	3560 Cadillac Ave., Costa Mesa, CA	7/19/2022

A Type N manufacturing licensee is authorized to produce infused manufactured cannabis products (e.g., infused pre-rolls, edibles, topicals, other non-inhalable ingestible products). A Type N licensee may also conduct packaging and labeling of manufactured and non-manufactured cannabis products.

State of California Type-11 Distribution License issued by BCC	Fluid South, Inc. dba SOL Distro License Number: C11-0000826-LIC	3560 Cadillac Ave., Costa Mesa, CA	7/16/2022

Distributor licensees are responsible for transporting cannabis goods between licensees, arranging for testing of cannabis goods, conducting quality assurance review of cannabis goods to ensure they comply with all the packaging and labeling requirements, and distributing cannabis goods and accessories to retailers. A licensed distributor may package and label flower-only products and roll pre-rolls.

SISU Licenses

SISU, an indirectly wholly-owned subsidiary of the Company, maintains several licenses for its business, including California State licenses for marijuana manufacturing, distribution, and processing. SISU keeps local jurisdictional licenses and cross-jurisdictional licenses allowing it to operate throughout the State of California. Currently, SISU is licensed to operate two Type-6 Manufacturing facilities, one Type-11 Distribution facility, and two processor facilities.

Below is a list of the state licenses issued to SISU in respect of its operations in California. These licenses were issued by the predecessor licensing agencies which existed prior to the creation of the DCC; future licenses will be issued by the DCC.

License	Entity	Address Attached to License	Expiration /Renewal Date	Description

State of California Type-6 Manufacturing License issued by CDPH—MCSB	SISU dba Sisu Extracts License Number: CDPH-10001876	4651 West End Road Arcata, CA	1/12/2022

A Type 6 manufacturing licensee is authorized to engage in extractions using mechanical methods or nonvolatile solvents (i.e., CO2, ethanol, water or food-grade dry ice, cooking oils, or butter). A Type 6 licensee may also: conduct infusion operations and conduct packaging and labeling of cannabis products.

State of California Type-6 Manufacturing License issued by CDPH—MCSB	SISU dba Sisu Extracts License Number: CDPH-10003338	112 W. Third Street, Suites D, E, & F Eureka, CA	5/31/2022

A Type 6 manufacturing licensee is authorized to engage in extractions using mechanical methods or nonvolatile solvents (i.e. CO2, ethanol, water or food-grade dry ice, cooking oils, or butter). A Type 6 licensee may also: conduct infusion operations and conduct packaging and labeling of cannabis products.

State of California Type-11 Distribution License issued by BCC	SISU dba Sisu Extracts License Number: C11-0000379-LIC	112 W. Third Street, Suites C Eureka, CA	6/13/2022

Distributor licensees are responsible for transporting cannabis goods between licensees, arranging for testing of cannabis goods, conducting quality assurance review of cannabis goods to ensure they comply with all the packaging and labeling requirements, and distributing cannabis goods and accessories to retailers. A licensed distributor may package and label flower-only products and roll pre-rolls.

License	Entity	Address Attached to License	Expiration /Renewal Date	Description

State of California Processor License issued by CDFA—CCL	SISU dba Sisu Extracts License Number: CCL20-0001586	112 W. Third Street, Suites B Eureka, CA	8/10/2022

A processor license covers a cultivation site that conducts only trimming, drying, curing, grading, packaging, or labeling of cannabis and nonmanufactured cannabis products. Cultivators must use a licensed distributor to transfer product between licensees.

State of California Processor License issued by CDFA—CCL	SISU dba Sisu Extracts License Number: CCL20-0001586	228 3rd St. Eureka, CA	12/17/2021

A processor license covers a cultivation site that conducts only trimming, drying, curing, grading, packaging, or labeling of cannabis and nonmanufactured cannabis products. Cultivators must use a licensed distributor to transfer product between licensees.

Laws Applicable to Financial Services for Regulated Cannabis Industry

All banks are subject to federal law, whether the bank is a national bank or state-chartered bank. At a minimum, most banks maintain federal deposit insurance which requires adherence to federal law. Violation of federal law could subject a bank to loss of its charter. Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. § 5311 et seq) (commonly known as the “Bank Secrecy Act”). For example, under the Bank Secrecy Act, banks must report to the federal government any suspected illegal activity, which would include any transaction associated with a Regulated Cannabis-related business. These reports must be filed even though the business is operating in compliance with applicable state and local laws. Therefore, financial institutions that conduct transactions with money generated by Regulated Cannabis-related conduct could face criminal liability under the Bank Secrecy Act for, among other things, failing to identify or report financial transactions that involve the proceeds of cannabis-related violations of the CSA.

FinCEN issued guidance in February 2014 which clarifies how financial institutions can provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act. Concurrently with the FinCEN guidance, the DOJ issued supplemental guidance directing federal prosecutors to consider the federal enforcement priorities enumerated in the 2013 Cole Memorandum with respect to federal money laundering, unlicensed money transmitter and Bank Secrecy Act offenses based on cannabis-related violations of the CSA. The FinCEN guidance sets forth extensive requirements for financial institutions to meet if they want to offer bank accounts to cannabis-related businesses, including close monitoring of businesses to determine that they meet all of the requirements established by the DOJ, including those enumerated in the 2013 Cole Memorandum. This is a level of scrutiny that is far beyond what is expected of any normal banking relationship. Under the 2019 FinCEN guidance discussed above, banks are not required to file SARs on businesses solely because they are engaged in the growth or cultivation of hemp in accordance with applicable laws and regulations. However, the 2014 guidance remains in place with respect to Regulated Cannabis businesses. FinCEN confirmed this point in guidance issued on June 29, 2020, and clarified that, if proceeds from cannabis-related activities are kept separate, a SAR filing is only required for the cannabis-related part of a business that engages in both cannabis and hemp activity.

As a result, many banks are hesitant to offer any banking services to Regulated Cannabis-related businesses, including opening bank accounts. While the Company currently has bank accounts, its inability to maintain these accounts or the lack of access to bank accounts or other banking services in the future, would make it difficult for the Company to operate its business, increase its operating costs, and pose additional operational, logistical and security challenges. Furthermore, it remains unclear what impact the rescission of the 2013 Cole Memorandum and 2014 Cole Memorandum will have, but federal prosecutors may increase enforcement activities against institutions or individuals that are conducting financial transactions related to cannabis activities.

The increased uncertainty surrounding financial transactions related to cannabis activities may also result in financial institutions discontinuing services to the cannabis industry. See “Risk Factors”.

ITEM 1A.	RISK FACTORS.

SUMMARY OF RISK FACTORS

Our business is subject to a number of risks and uncertainties of which you should be aware before making a decision to invest in our Common Shares. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary; and other risks we face, can be found below under the heading “Risk Factors” and should be carefully considered, together with other information in this Registration Statement and our other filings with the SEC, before making a decision to invest in our Subordinate Voting Shares. These risks include, among others, the following:

•	Cannabis continues to be a controlled substance under the CSA.

•	The approach to the enforcement of Regulated Cannabis laws may be subject to change or may not proceed as previously outlined.

•	The Company may be subject to applicable anti-money laundering laws and regulations.

•	The Company may have difficulty accessing the services of banks, which may make it difficult to operate its business.

•	The Company may have difficulty accessing public and private capital.

•	The Company may be subject to the risks associated with governmental approvals, permits and compliance with applicable laws.

•	There may be a restriction on deduction of certain expenses.

•	Certain jurisdictions currently prohibit public company and/or non-U.S. company ownership of cannabis businesses.

•	Political uncertainty may have an adverse impact on the Company’s operating performance and results of operations.

•	Significant failure or deterioration of the Company’s quality control systems may adversely impact the Company.

•	The Company may be subject to product liability claims.

•	The Company is subject to risks inherent in an agricultural business.

•	Ongoing controversy surrounding vaporizers and vaporizer products may materially and adversely affect the market for vaporizer products and expose the Company to litigation and additional regulation.

•	The Company faces competition from the illegal cannabis market.

•	The Company may be subject to environmental regulations and risks.

•	The Company is reliant on its management team.

•	Potential future sales of shares could adversely affect prevailing market prices for the Common Shares.

•	Limited Market for Securities.

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If we fail to comply with the rules under Sarbanes-Oxley related to accounting controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

•	The Company may not be able to achieve sustainable revenues and profitable operations.

•	Risks associated with recent or future acquisitions.

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Competition in the cannabis industry is intense and increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition and results of operations of the Company.

•	The cannabis industry is difficult to forecast.

•	The Company may be subject to the risk of litigation.

•	The Company may be subject to risks related to security breaches.

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The current outbreak of the Novel Coronavirus, or COVID-19, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact or cause disruption to the Company’s operations, performance, financial condition, results of operations and cash flows.

•	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about the Company or its business, the Common Share trading price and volume could decline.

•	The market price of the Common Shares may be highly volatile.

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The Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the financial condition, results of operations and Common Share price, which could cause investors to lose some or all of their investment.

RISK FACTORS

An investment in the Company involves a number of risks. In addition to the other information contained in this Registration Statement, investors should give careful consideration to the following risk factors. Any of the matters highlighted in these risk factors could adversely affect our business and financial condition, causing an investor to lose all, or part of, its, his or her investment. The risks and uncertainties described below are those we currently believe to be material, but they are not the only ones we face. If any of the following risks, or any other risks and uncertainties that we have not yet identified or that we currently consider not to be material, actually occur or become material risks, our business, prospects, financial condition, results of operations and cash flows and consequently the price of our securities could be materially and adversely affected.

Risks Related to the Industry and the Company’s Business

Cannabis continues to be a controlled substance under the CSA.

In addition to federal regulation, cannabis is also regulated at the state level in the United States. To the Company’s knowledge, there are to date a total of 47 states, plus the District of Columbia, Puerto Rico and Guam that have legalized or decriminalized cannabis in some form (including hemp). Further, ballot initiatives to legalize Adult-Use Cannabis recently passed in Arizona, New Jersey, South Dakota, and Montana, and ballot initiatives to legalize Medical-Use Cannabis passed in South Dakota and Mississippi, with implementation of applicable regulations expected in those states in the near future. Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis and THC continue to be categorized as controlled substances under the CSA and as such, violate federal law in the United States.

The United States Congress has passed appropriations bills each of the last three years that have not appropriated funds for prosecution of cannabis offenses of individuals who are in compliance with state medical cannabis laws. American courts have construed these appropriations bills to prevent the U.S. federal government from prosecuting individuals when those individuals comply with state law relating to approved medical uses. However, because this conduct continues to violate U.S. federal law, American courts have observed that should Congress at any time choose to appropriate funds to fully prosecute the CSA, any individual or business – even those that have fully complied with state law – could be prosecuted for violations of U.S. federal law. And if Congress restores funding, the government will have the authority to prosecute individuals for violations of the law that took place before received funding under the CSA’s five-year statute of limitations.

Violations of any U.S. federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the U.S. federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on the Company, including its reputation and ability to conduct business, its holding (directly or indirectly) of cannabis licences in the United States, the listing of its securities on the Exchange or other applicable exchanges, its financial position, operating results, profitability or liquidity or the market price of its Common Shares. In addition, it is difficult to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

The approach to the enforcement of Regulated Cannabis laws may be subject to change or may not proceed as previously outlined.

As a result of the conflicting views between states and the federal government regarding cannabis, investments in Regulated Cannabis businesses in the United States are subject to inconsistent legislation and regulation. The response to this inconsistency was addressed on August 29, 2013 when then Deputy Attorney General, James Cole, authored the 2013 Cole Memorandum addressed to all United States district attorneys acknowledging that notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several U.S. states have enacted laws relating to cannabis for medical purposes.

The 2013 Cole Memorandum outlined certain priorities for the DOJ relating to the prosecution of cannabis offenses. In particular, the 2013 Cole Memorandum noted that in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of Regulated Cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. Notably, however, the DOJ has never provided specific guidelines for what regulatory and enforcement systems it deems sufficient under the 2013 Cole Memorandum standard.

In light of limited investigative and prosecutorial resources, the 2013 Cole Memorandum concluded that the DOJ should be focused on addressing only the most significant threats related to cannabis. States where Medical-Use Cannabis had been legalized were not characterized as a high priority. In March 2017, then newly appointed Attorney General Jeff Sessions again noted limited federal resources and acknowledged that much of the 2013 Cole Memorandum had merit; however, he disagreed that it had been implemented effectively and, on January 4, 2018, Attorney General Jeff Sessions authored the Sessions Memorandum, which rescinded all “previous nationwide guidance specific to marijuana enforcement,” including the 2013 Cole Memorandum. The Sessions Memorandum rescinded previous nationwide guidance specific to the prosecutorial authority of United States attorneys relative to cannabis enforcement on the basis that they are unnecessary, given the well-established principles governing federal prosecution that are already in place. Those principals are included in chapter 9.27.000 of the United States Attorneys’ Manual and require federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.

As a result of the Sessions Memorandum, federal prosecutors will now be free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and resultantly it is uncertain how active federal prosecutors will be in relation to such activities. Furthermore, the Sessions Memorandum did not discuss the treatment of Medical-Use Cannabis by federal prosecutors.

Former U.S. Attorney General Jeff Sessions resigned on November 7, 2018. Nonetheless, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, even under a Biden Administration’s DOJ or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to cannabis and THC (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law.

In recent years, certain temporary federal legislative enactments that protect the Medical-Use Cannabis and industry have also been in effect. For instance, cannabis businesses that are in strict compliance with state law receive a measure of protection from federal prosecution by operation of a temporary appropriations measures that has been enacted into law as an amendment (or “rider”) to federal spending bills passed by Congress and signed by both Presidents Obama and Trump. First adopted in the Appropriations Act of 2015, Congress has included in successive budgets since a “rider” that prohibits the DOJ from expending any funds to enforce any law that interferes with a state’s implementation of its own medical cannabis laws. The rider, discussed above, is known as the “Rohrbacher-Blumenauer” Amendment. The Rohrbacher-Blumenauer Amendment (now known colloquially as the “Joyce-Amendment” after its most recent sponsors) was included in the Consolidated Appropriations Act of 2020, which was signed by President Trump on December 20, 2019 and funded the departments of the federal government through the fiscal year ending September 30, 2020. In signing the act, President Trump issued a signing statement noting that the Act “provides that the DOJ may not use any funds to prevent implementation of medical cannabis laws by various States and territories,” and further stating “I will treat this provision consistent with the President’s constitutional responsibility to faithfully execute the laws of the United States.” While the signing statement can fairly be read to mean that the executive branch intends to enforce the CSA and other federal laws prohibiting the sale and possession of medical cannabis, the President did issue a similar signing statement in May 2017 and February 2019 and no federal enforcement actions followed. On December 27, 2020, the Rohrabacher/Blumenauer Amendment was renewed through the signing of the FY 2021 federal omnibus spending bill, which extended the protections of the Amendment through September 30, 2021.

Should the Rohrabacher/Blumenauer Amendment not be renewed in subsequent spending bills, there can be no assurance that the federal government will not seek to prosecute cases involving medical cannabis businesses that are otherwise compliant with State law. Such potential proceedings could involve significant restrictions being imposed upon the Company, while diverting the attention of executives. Such proceedings could have a material adverse effect on the Company’s business, revenues, operating results and financial condition as well as the Company’s reputation, even if such proceedings were concluded successfully in favor of the Company.

Moreover, unless and until the U.S. Congress amends the CSA with respect to Medical-Use Cannabis and/or Adult-Use Cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law. If the U.S. federal government begins to enforce U.S. federal laws relating to Regulated Cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Company’s business, assets, revenues, operating results and financial condition as well as the Company’s reputation may be material adversely effected. In the extreme case, such enforcement could ultimately involve the prosecution of key executives of the Company or the seizure of its assets.

FDA rulemaking related to Medical-Use Cannabis and the possible registration of facilities where Medical-Use Cannabis is grown could negatively affect the Medical-Use Cannabis industry, which would directly affect our financial condition.

Should the federal government legalize Medical-Use Cannabis, it is possible that the FDA would be tasked by Congress to regulate it under the FDCA. Additionally, the FDA may issue rules and regulations including current good manufacturing practices, or GMPs, related to the growth, cultivation, harvesting and processing of Medical-Use Cannabis. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where Medical-Use Cannabis is grown register with the FDA and comply with certain federal regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the Medical-Use Cannabis industry, including what costs, requirements and possible prohibitions may be enforced. If we are unable to comply with the regulations or registration as prescribed by the FDA, we may be unable to continue to operate our business in its current form or at all.

U.S. state regulatory uncertainty may adversely impact the Company.

There is no assurance that state laws legalizing and regulating the sale and use of cannabis will not be repealed, amended or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, the Company’s business or operations in those states or under those laws would be materially and adversely affected. Federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis related legislation could adversely affect the Company, its business and its assets or investments.

Certain U.S. states where medical and/or Adult-Use Cannabis is legal have or are considering special taxes or fees on the cannabis industry. It is uncertain at this time whether other states are in the process of reviewing such additional taxes and fees. The implementation of special taxes or fees could have a material adverse effect upon the businesses, results of operations and financial condition of the Company.

The Company may be subject to applicable anti-money laundering laws and regulations.

Given the nature of its business, the Company may be subject to a variety of laws and regulations in Canada and in the United States that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank

Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States and Canada. Banks often refuse to provide banking services to businesses involved in the U.S. cannabis industry due to the present state of the laws and regulations governing financial institutions in the United States. The lack of banking and financial services presents unique and significant challenges to businesses in the cannabis industry. The potential lack of a secure place in which to deposit and store cash, the inability to pay creditors through the issuance of cheques and the inability to secure traditional forms of operational financing, such as lines of credit, are some of the many challenges presented by the unavailability of traditional banking and financial services.

In February 2014, the FinCEN issued the FinCEN Memorandum, which states that in some circumstances, it is possible for banks to provide services to cannabis related businesses without risking prosecution for violation of U.S. federal money laundering laws. It refers to supplementary guidance that Deputy Attorney General Cole issued to U.S. federal prosecutors relating to the prosecution of U.S. money laundering offenses predicated on cannabis-related violations of the CSA. It is unclear at this time whether the current administration will follow the guidelines of the FinCEN Memorandum.

In the event that any of the Company’s operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Company to declare or pay dividends, affect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while there are no current intentions to declare or pay dividends on the Common Shares in the foreseeable future, in the event that a determination was made that the Company’s proceeds from operations (or any future operations or investments in the United States) could reasonably be shown to constitute proceeds of crime, the Company may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

U.S. border officials could deny entry into the U.S. to employees of, or investors in companies with cannabis operations in the United States.

Because cannabis remains illegal under U.S. federal law, those non-U.S. citizens employed at or investing in legal and licensed cannabis companies could face detention, denial of entry or lifetime bans from the United States for their business associations with U.S. cannabis businesses. Entry of non-U.S. citizens happens at the sole discretion of the U.S. Customs and Border Protection (“CBP”) officers on duty, and these officers have wide latitude to ask questions to determine the admissibility of a foreign national. The Government of Canada warns travelers on its website that previous use of cannabis, or any substance prohibited by U.S. federal laws, could mean denial of entry to the U.S. In addition, business or financial involvement in the legal cannabis industry in the United States could also be reason enough for U.S. border guards to deny entry. On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that CBP enforcement of United States laws regarding controlled substances has not changed and because cannabis continues to be a controlled substance under United States law, working in or facilitating the proliferation of the legal cannabis industry in U.S. states where it is deemed legal may affect admissibility to the U.S. As a result, CBP has affirmed that, a Canadian citizen coming to the U.S. for reasons related to the cannabis industry may be deemed inadmissible. While the CBP under the Biden Administration has archived its website page covering the September 21, 2018 statement, the Biden Administration has not officially rescinded the policy in question.

The Company may have difficulty accessing the services of banks, which may make it difficult to operate its business.

The Company may have trouble accessing services of financial institutions. For example, in February 2014, FinCEN issued the FinCEN Memorandum (which is not law) that provides guidance with respect to financial institutions providing banking services to cannabis business, including burdensome due diligence expectations and reporting requirements. This guidance does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the DOJ, FinCEN or other federal regulators. Thus, most banks and other financial institutions in the United States do not appear to be comfortable providing banking services to cannabis-related businesses, or relying on this guidance, which can be amended or revoked at any time by the executive branch. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, the Company may have limited or no access to banking or other financial services in the United States. In addition, federal money laundering statutes and Bank Secrecy Act regulations discourage financial institutions from working with any organization that sells a controlled substance, regardless of whether the state it resides in permits cannabis sales. While the United States House of Representatives has passed the SAFE Banking Act, which would permit commercial banks to offer services to cannabis companies that are in compliance with state law, it remains under consideration by the Senate, and if Congress fails to pass the SAFE Banking Act, the Company’s inability, or limitations on the Company’s ability, to open or maintain bank accounts and/or obtain other banking services may make it difficult for the Company to operate and conduct its business as planned or to operate efficiently.

Since the use of cannabis is illegal under U.S. federal law, and in light of concerns in the banking industry regarding money laundering and other federal financial crime related to cannabis, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept their business. Likewise, cannabis businesses have limited access, if any, to credit card processing services. As a result, cannabis businesses in the United States are to a significant degree cash-based. This complicates the implementation of financial controls and increases security issues.

The Company may have difficulty accessing public and private capital.

The Company expects to access public capital markets by virtue of its status as a reporting issuer in each of the provinces and territories of Canada (other than Quebec). In addition, pursuant to this Registration Statement, the Company expects to become a reporting issuer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which will allow it to more easily access the U.S. public markets. However, there can be no assurances that the Company will be able to successfully obtain sufficient financing through such capital markets and, further, capital market uncertainty and volatility could impact the Company’s ability to obtain equity financing.

Caliva and LCV have historically, and the Company continues to have, access to equity and debt financing from the prospectus exempt (private placement) markets in the United States The Company also has relationships with sources of private capital (such as funds and high net worth individuals) that might provide financing at a higher cost of capital.

Commercial banks, private equity firms and venture capital firms have approached the cannabis industry cautiously to date. However, there are increasing numbers of high net worth individuals and family offices that have made meaningful investments in companies and businesses similar to the Company. Although there has been an increase in the amount of private financing available over the last several years, there is neither a broad nor deep pool of institutional capital that is available to cannabis license holders and license applicants. There can be no assurance that additional financing, if raised privately, will be available to the Company when needed or on terms which are acceptable to the Company. The Company’s inability to raise financing to fund capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon future profitability.

The Company may lack access to U.S. bankruptcy protections.

As discussed above, cannabis is illegal under U.S. federal law. Therefore, there is a compelling argument that the federal bankruptcy courts cannot provide relief for parties who engage in Regulated Cannabis businesses. Recent bankruptcy rulings have denied bankruptcies for dispensaries upon the justification that businesses cannot violate federal law and then claim the benefits of federal bankruptcy for the same activity and upon the justification that courts cannot ask a bankruptcy trustee to take possession of, and distribute Regulated Cannabis-related assets as such action would violate the CSA. Therefore, the Company may not be able to seek the protection of the bankruptcy courts and this could materially affect our business or our ability to obtain credit.

The Company’s operations in the U.S. cannabis market may be subject to heightened scrutiny by regulatory authorities.

For the reasons set forth above, the Company’s existing operations in the United States, and any future operations or investments, may become the subject of heightened scrutiny by securities regulators, stock exchanges and other authorities in Canada and the United States. As a result, the Company may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Company’s ability to invest or hold interests in other entities in the United States. or any other jurisdiction, or have consequences for its stock exchange listing or Canadian reporting obligations, in addition to those described herein. See “Risk Factors—Risks Related to the Industry and the Company’s Business – Cannabis continues to be a controlled substance under the CSA”.

For example, to date, the New York Stock Exchange and the Nasdaq Stock Market have refused to list on their exchanges securities of companies, like the Company, that are in the business of cultivating and selling cannabis in the United States.

On February 8, 2018, the Canadian Securities Administrators published Staff Notice 51-352 describing the Canadian Securities Administrators’ disclosure expectations for specific risks facing issuers with cannabis-related activities in the U.S. Staff Notice 51-352 confirms that a disclosure-based approach remains appropriate for issuers with U.S. cannabis-related activities. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with U.S. cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the U.S. cannabis industry.

CDS Clearing and Depositary Services Inc. (“CDS”) is Canada’s central securities depository, clearing and settling trades in the Canadian equity, fixed income and money markets. On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group, which is the owner and operator of CDS, announced the signing of a Memorandum of Understanding (“MOU”) with the Exchange, the Canadian Securities Exchange and the Toronto Stock Exchange confirming that it relies on such exchanges to review the conduct of listed issuers. The MOU notes that securities regulation requires that the rules of each of the exchanges must not be contrary to the public interest and that the rules of each of the exchanges have been approved by the securities regulators. Pursuant to the MOU, CDS will not ban accepting deposits of or transactions for clearing and settlement of securities of issuers with cannabis-related activities in the United States.

Even though the MOU indicated that there are no plans of banning the settlement of securities of issuers with U.S. cannabis related activities through CDS, there can be no guarantee that the settlement of securities will continue in the future. If such a ban were to be implemented, it would have a material adverse effect on the ability of holders of Common Shares to make and settle trades. In particular, the Common Shares would become highly illiquid until an alternative (if available) was implemented, and investors would have no ability to effect a trade of the Common Shares through the facilities of a stock exchange.

The Company may be subject to the risk of civil asset forfeiture.

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property was never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

The laws and regulations affecting the cannabis industry are constantly changing.

The constant evolution of laws and regulations affecting the cannabis industry could detrimentally affect the Company. The current and proposed operations of the Company are subject to a variety of local, state and federal cannabis laws and regulations relating to the manufacture, management, transportation, storage and disposal of cannabis, as well as laws and regulations relating to consumable products health and safety, the conduct of operations and the protection of the environment. These laws and regulations are broad in scope and subject to evolving interpretations, which could require the Company to incur substantial costs associated with compliance or alter certain aspects of its business plans. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of the business plans of the Company and result in a material adverse effect on certain aspects of their planned operations. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect the Company’s profitability or cause it to cease operations entirely. The cannabis industry may come under the scrutiny or further scrutiny by the FDA, the SEC, the DOJ, the Financial Industry Regulatory Authority or other federal or applicable state or non-governmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or adult-use purposes in the United States. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding the industry may adversely affect the business and operations of the Company, including without limitation, the costs to remain compliant with applicable laws and the impairment of its business or the ability to raise additional capital. In addition, the Company is not be able to predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to its business.

The Company may be subject to the risks associated with governmental approvals, permits and compliance with applicable laws.

Government approvals and permits are currently, and may in the future be, required in connection with the operations of the Company. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from its production, manufacture, and sale of Medical-Use Cannabis and Adult-Use Cannabis or from proceeding with the development of its operations as currently proposed.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may be required to compensate those suffering loss or damage by reason of their operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

The Company may not be able to obtain or maintain the necessary licences, permits, certificates, authorizations or accreditations to operate its businesses, or may only be able to do so at great cost. In addition, the Company may not be able to comply fully with the wide variety of laws and regulations applicable to the cannabis industry. Failure to comply with or to obtain the necessary licences, permits, certificates, authorizations or accreditations could result in restrictions on the Company’s ability to operate in the cannabis industry, which could have a material adverse effect on the business, results of operations and financial condition of the Company.

Amendments to current laws, regulations and permits governing the production of medical and adult-use cannabis, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenses, capital expenditures or production costs, or reduction in levels of production, or require abandonment or delays in development.

There may be a restriction on deduction of certain expenses.

Section 280E of the United States Internal Revenue Code of 1986, as amended (the “Code”) generally prohibits businesses from deducting or claiming tax credits with respect to expenses paid or incurred in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of Schedule I and II of the CSA) which is prohibited by U.S. federal law or the law of any state in which such trade or business is conducted. Section 280E currently applies to businesses operating in the cannabis industry, irrespective of whether such businesses are licensed and operating in accordance with applicable state laws. The application of Code Section 280E generally causes such businesses to pay higher effective U.S. federal income tax rates than similar businesses in other industries due to the loss of certain deductions and credits. The impact of Code Section 280E on the effective tax rate of a cannabis business generally depends on how large the ratio of non-deductible expenses is to the business’s total revenues. The Company expects to be subject to Code Section 280E. The application of Code Section 280E to the Company may adversely affect the Company’s profitability and, in fact, may cause the Company to operate at a loss. While recent legislative proposals, if enacted into law, could eliminate or diminish the application of Code Section 280E to cannabis businesses, the enactment of any such law is uncertain. Accordingly, Code Section 280E may to apply to the Company indefinitely.

There may be difficulty with the enforceability of contracts.

It is a fundamental principle of law that a contract will not be enforced if it involves a violation of law or public policy. Because cannabis remains illegal in the United States at a federal level, judges in multiple U.S. states have on a number of occasions refused to enforce contracts for the repayment of money when the loan was used in connection with activities that violate federal law, even if there is no violation of state law. It is possible that the Company may not be able to legally enforce contracts the Company enters into if necessary, which means there can be no assurance that there will be a remedy for breach of contract, which would have a material adverse effect on the Company’s business, assets, revenues, operating results, financial condition and prospects. For example, at least some federal courts have dismissed lawsuits seeking to enforce contracts involving the purchase or sale of Regulated Cannabis businesses.

The ability to grow a business with ties to cannabis operations in the United States depends on state laws pertaining to the cannabis industry.

Continued development of the Regulated Cannabis industry depends upon continued legislative authorization of cannabis at the state level. The status quo of, or progress in, the Regulated Cannabis industry is not assured and any number of factors could slow or halt further progress in this area. While there may be ample public support for legislative action permitting the manufacture and use of cannabis, numerous factors impact the legislative process. For example, many states that voted to legalize Medical-Use Cannabis and/or Adult-Use Cannabis have seen significant delays in the drafting and implementation of regulations and issuance of licenses. In addition, burdensome regulation at the state level could slow or stop further development of the Regulated Cannabis industry, such as limiting the medical conditions for which medical cannabis can be recommended by physicians for treatment, restricting the form in which medical cannabis can be consumed, imposing significant registration requirements on physicians and patients or imposing significant taxes on the growth, processing and/or retail sales of cannabis, which could have the impact of dampening growth for cannabis businesses and making it difficult for cannabis businesses to operate profitably in those states. Any one of these factors could slow or halt additional legislative authorization of medical and/or recreational-use cannabis, which could adversely affect the Company’s business prospects.

A revised statutory framework for agency consolidation and tax simplification is being considered in California.

The administration of Governor Gavin Newsom recently consolidated the three commercial cannabis licensing agencies in California, being the BCC, CalCannabis at the California Department of Food and Agriculture, and the Manufactured Cannabis Safety Branch at the Department of Public Health into a single Department of Cannabis Control in the 2021-22 budget, which may impact the processes, procedures, administration, and generally the operations of commercial cannabis licences in California. The administration is also considering tax simplification in 2021, which would shift the responsibilities of tax collection from the final distributor to the first for cultivation, and for the retail excise tax from the distributor to the retailer. While the Company is closely following the administration’s budget proposals and revisions, the enacted form of the uniform licensing protocols and regulatory clean-up as part of a short-term and longer term strategy are unknown and the regulations and regulatory impact on the licences and operations therefrom is not currently known.

Certain jurisdictions currently prohibit public company ownership of cannabis businesses.

Certain jurisdictions in the United States prohibit persons that are declared unqualified to hold a cannabis establishment license, which can include any publicly traded company or non-U.S. company. In such circumstances, the prohibition against the issuance of a cannabis establishment business license may not be limited to the direct licensee but extend to owners of such licensees including parent-companies. As such, a publicly-traded and/or non-U.S. company may be denied the issuance of a cannabis establishment business license in such jurisdictions which could limit the Company’s ability to expand.

Political uncertainty may have an adverse impact on the Company’s operating performance and results of operations.

General political uncertainty may have an adverse impact on the Company’s operating performance and results of operations. In particular, the United States continues to experience significant political events that cast uncertainty on global financial and economic markets, especially in light of the recent presidential election. It is presently unclear exactly what actions the new administration in the United States will implement, and if implemented, how these actions may impact the cannabis industry in the United States. Any actions taken by the new United States administration may have a negative impact on the United States economies and on the businesses, financial conditions, results of operations and the valuation of United States cannabis companies, including the Company.

Risks Related to the Company’s Products and Services

Unfavorable publicity or consumer perception may affect the success of the Company’s business.

The legal cannabis industry in the U.S. is at an early stage of its development. Cannabis has been, and is expected to continue to be, a regulated substance for the foreseeable future. Consumer perceptions regarding legality, morality, consumption, safety, efficacy and quality of cannabis are mixed and evolving. Consumer perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question earlier research reports, findings or publicity could have a material adverse effect on the demand for cannabis and on the business, results of operations, financial condition and cash flows of the Company. Further, adverse publicity, reports or other media attention regarding cannabis in general, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect.

Public opinion and support for Medical-Use Cannabis and Adult-Use Cannabis use has traditionally been inconsistent and varies from jurisdiction to jurisdiction. While public opinion and support appears to be rising for legalizing Medical-Use Cannabis and Adult-Use Cannabis, it remains a controversial issue subject to differing opinions surrounding the level of legalization (for example, medical cannabis as opposed to legalization in general).

The ability to gain and increase market acceptance of the Company’s products may require the Company to establish and maintain its brand name and reputation. In order to do so, substantial expenditures on product development, strategic relationships and marketing initiatives may be required. There can be no assurance that these initiatives will be successful and their failure may have an adverse effect on the Company.

Further, a shift in public opinion may also result in a significant influence over the regulation of the cannabis industry in Canada, the United States or elsewhere. A negative shift in the perception of the public with respect to cannabis in the U.S. or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause state jurisdictions to abandon initiatives or proposals to legalize Adult-Use Cannabis, thereby limiting the number of new state jurisdictions into which the Company could expand. Any inability to fully implement the Company’s expansion strategy may have a material adverse effect on its business, financial condition and results of operations.

Social media may impact the Company’s reputation.

The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views in regard to issuers and their activities, whether true or not and the cannabis industry in general, whether true or not. Negative posts or comments about the Company or its properties on any social networking website could damage the Company’s reputation. In addition, employees or others might disclose non-public sensitive information relating to the Company’s business through external media channels. The continuing evolution of social media will present the Company with new challenges and risks.

Significant failure or deterioration of the Company’s quality control systems may adversely impact the Company.

The quality and safety of the Company’s products are critical to the success of its business and operations. As such, it is imperative that the Company’s quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training program, and adherence by employees to quality control guidelines. Although the Company strives to ensure that it and any of its service providers have implemented and adhere to high caliber quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Service providers could suspend or withdraw service, which could adversely affect the Company’s business.

As a result of any adverse change to the approach in enforcement of U.S. cannabis laws, adverse regulatory or political changes, additional scrutiny by regulatory authorities, adverse changes in the public perception in respect of the consumption of cannabis or otherwise, third-party service providers to the Company could suspend or withdraw their services, which may have a material adverse effect on the business, revenues, operating results, financial condition or prospects of the Company. In this regard, on July 19, 2021, we announced the launch of an updated Caliva app available through the Apple App Store, which allows California-based consumers to make cannabis purchases through the app and to receive rewards through our integrated loyalty program, Caliva CLUB. Previously, Apple had not allowed in-app cannabis purchases on apps sold through the Apple App Store. There can be no assurance that Apple will not change its policy and determine not allow in-app cannabis purchases, which would adversely affect our business.

The Company may be subject to product liability claims.

The Company manufactures, processes and/or distributes products designed to be ingested by humans, and therefore faces an inherent risk of exposure to product liability claims, regulatory action and litigation if products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of cannabis products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of cannabis products alone or in combination with other medications or substances could occur. The Company may be subject to various product liability claims, including, among others, that the products produced by them caused injury or illness, include inadequate instructions for use, or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action could result in increased costs, could adversely affect the reputation of the Company and could have a material adverse effect on the business, results of operations and financial condition of the Company. There can be no assurances that product liability insurance will be obtained or maintained on acceptable terms or with adequate coverage against potential liabilities.

The Company may be subject to product recalls.

Cultivators, manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of the products produced by the Company are recalled due to an alleged product defect or for any other reason, the Company could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall and may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. Additionally, if one of the products produced by the Company were subject to recall, the image of that product and the Company could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for products produced by the Company and could have a material adverse effect on the business, results of operations and financial condition of the Company.

The Company is subject to risks inherent in an agricultural business.

Medical-Use Cannabis and Adult-Use Cannabis is an agricultural product. There are risks inherent in the cultivation business, such as insects, plant diseases and similar agricultural risks. Although the products are usually grown indoors or in green houses under climate-controlled conditions, with conditions monitored, there can be no assurance that natural elements will not have a material adverse effect on the production of the Company’s products and, consequentially, on the business, financial condition and operating results of the Company.

The Company may be vulnerable to rising energy costs.

Cannabis growing operations consume considerable energy, making the Company potentially vulnerable to rising energy costs. Rising or volatile energy costs may adversely impact the business, results of operations, financial condition or prospects of the Company.

The Company is reliant on key inputs.

The cannabis business is dependent on a number of key inputs and their related costs including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs, including as a result of the COVID-19 pandemic or future pandemics, could materially impact the business, financial condition, results of operations or prospects of the Company. In this regard, California, where all of our growing operations are located, is currently experiencing a drought and may experience droughts in the future, which may increase our costs and adversely affect our growing operations. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. Any inability to secure a replacement for such source in a timely manner or at all could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company.

The pricing of raw materials used in our products and some of our products can be extremely volatile, which may have a material adverse effect on our financial result.

We both purchase and sell certain raw materials. The pricing of these raw materials has been extremely volatile. For example, the price of both flower and distilled cannabis (oil) has fluctuated significantly and, in particular, has decreased significantly in recent months. This volatility may be disruptive to our supply chain and have an adverse effect on our financial results.

The Company may be subject to the risk of competition from synthetic production and technological advances.

The pharmaceutical industry may attempt to dominate the cannabis industry, through the development and distribution of synthetic products which emulate the effects and treatment of organic cannabis. If they are successful, the widespread popularity of such synthetic products could change the demand, volume and profitability of the cannabis industry. This could materially adversely affect the ability of the Company to secure long-term profitability and success through the sustainable and profitable operation of its business.

Results of future clinical research may negatively impact the cannabis industry.

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC), and associated terpenoids remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although the Company believes that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, risks, efficacy, dosing and social acceptance of cannabis, future basic research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Future research studies and clinical trials may reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for the Company’s products with the potential to lead to a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Ongoing controversy surrounding vaporizers and vaporizer products may materially and adversely affect the market for vaporizer products and expose the Company to litigation and additional regulation.

There have been a number of highly publicized cases involving lung and other illnesses and deaths that appear to be related to vaporizer devices and/or products used in such devices (such as vaporizer liquids). The focus is currently on the vaporizer devices, the manner in which the devices were used and the related vaporizer device products—THC, nicotine, other substances in vaporizer liquids, possibly adulterated products and other illegal unlicensed cannabis vaporizer products. Some states and cities in the United States have already taken steps to prohibit the sale or distribution of vaporizers, restrict the sale and distribution of such products or impose restrictions on flavors or use of such vaporizers. This trend may continue, accelerate and expand.

This controversy could well extend to non-nicotine vaporizer devices and other product formats. Any such extension could materially and adversely affect the Company’s business, financial condition, operating results, liquidity, cash flow and operational performance. Litigation pertaining to vaporizer products is accelerating and that litigation could potentially expand to include the Company’s products, which would materially and adversely affect the Company’s business, financial condition, operating results, liquidity, cash flow and operational performance.

The Company faces competition from the illegal cannabis market.

The Company faces competition from illegal dispensaries and the illegal market that are unlicensed and unregulated, and that are selling cannabis and cannabis products, including products with higher concentrations of active ingredients, using flavors or other additives or engaging in advertising and promotion activities that the Company is not permitted to. As these illegal market participants do not comply with the regulations governing the cannabis industry, their operations may also have significantly lower costs. The perpetuation of the illegal market for cannabis may have a material adverse effect on the Company’s business, results of operations, as well as the perception of cannabis use.

Investments made by our social equity venture fund may result in losses for the Company.

As discussed above in “Item 1. Business—Description of the Business—Social Equity,” concurrent with the closing of the Qualifying Transaction, the Company launched a new social equity venture fund focused on investing in Black and other people-of-color cannabis entrepreneurs. The social equity fund identifies, conducts diligence on, and invests in such entrepreneurs as a means of directly impacting the issues of social equity and diversity in the cannabis industry. The social equity fund was initially seeded with $10,000,000 from the Company’s balance sheet, with a planned annual contribution of at least 2% of the Company’s net income. While the Company makes social equity fund investments with the intent of making a profit, investments in businesses, particularly the smaller businesses in which the social equity fund has invested and expects to invest in future, is risky, and the Company could lose some or all of the capital it invests in these businesses.

Regulatory Risks

The Company may be subject to environmental regulations and risks.

The Company’s operations are subject to environmental regulation in the jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors (or the equivalent thereof) and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations.

Government approvals and permits are currently, and may in the future, be required in connection with the Company’s operations. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from its current or proposed production, manufacturing or sale of cannabis or from proceeding with the development of its operations as currently proposed. States mandate unique inventory tracking requirements and systems which may present implementation and adherence challenges for operators, such as California’s METRC track and trace inventory system, which requires integration with other systems and suffers frequent outages.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production or manufacturing of cannabis, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenses, capital expenditures or production or manufacturing costs or reduction in levels of production or manufacturing or require abandonment or delays in development.

The Company may be subject to constraints on the marketing of its products.

The development of the Company’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the United States limits companies’ abilities to compete for market share in a manner similar to other industries. If the Company is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, the Company’s sales and results of operations could be adversely affected.

Risks Relating to the Company’s Business Structure

The Company is reliant on its management team.

The success of the Company is dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. While employment agreements or management agreements and equity incentives that vest over time are customarily used as a primary method of retaining the services of key employees, these agreements and equity incentives cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on the Company’s business, operating results, financial condition or prospects.

The Company is a holding company.

We are a holding company and essentially all of its assets constitute the capital stock of the Company’s subsidiaries. As a result, investors are subject to the risks attributable to the Company’s subsidiaries. As a holding company, the Company will conduct substantially all of its business through subsidiaries, which generate substantially all of the Company’s revenues. Consequently, the Company’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of the Company’s subsidiaries and the distribution of those earnings to the Company. The ability of these entities to pay dividends and other distributions depends on their operating results and is subject to applicable laws and regulations, which require that solvency and capital standards be maintained by such subsidiaries and contractual restrictions are contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s material subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries before the Company.

General Risks related to the Company including Capital Structure, Public Company and Tax Status and Capital Financing Policies

Potential future sales of shares could adversely affect prevailing market prices for the Common Shares.

We cannot predict the size of future issuances of Common Shares or the effect, if any, that future issuances and sales of Common Shares will have on the market price of the Common Shares. Sales of substantial amounts of Common Shares, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares.

Sales of a substantial number of the Common Shares may cause the price of the Common Shares to decline.

Any sales of substantial numbers of the Common Shares in the public market or the exercise of significant amounts of the Warrants or the perception that such sales or exercise might occur may cause the market price of the Common Shares to decline. As of July 28, 2021, the Company entered into lock-up agreements (collectively, the “Lock-Up Agreements”) with certain members of the Company’s leadership team and the entire board of directors (collectively, the “Stockholders”) covering over approximately 33,000,000 issued and outstanding Common Shares (the “Lock-Up Shares”). Pursuant to the Lock-Up Agreements, each of the Stockholders has agreed that, subject to certain exceptions, until January 28, 2022, such Stockholder (and any entity or person controlled by Stockholder) will not without the written consent of the Company, among other things, sell, pledge, grant any option, right or warrant for the sale of, or otherwise lend, transfer, assign or dispose of any Locked-up Shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Locked-up Shares. The market price of the Common Shares could be adversely affected upon the expiration of the Lock-Up Agreements.

Further equity financing may dilute the interests of the Company’s shareholders and depress the price of the Common Shares.

If the Company raises additional financing through the issuance of equity securities (including securities convertible or exchangeable into equity securities) or completes an acquisition or merger by issuing additional equity securities, such issuance may substantially dilute the interests of shareholders of the Company and reduce the value of their investment. The Company’s Articles permit the issuance of an unlimited number of Common Shares, and no shareholders of the Company have pre-emptive rights in connection with a future issuance. The Board has the discretion to determine the price and the terms of issue of future issuances. Moreover, additional Common Shares may be issued by the Company on the exercise or vesting of awards under the Company’s equity incentive plan and upon the exercise of outstanding Warrants. The market price of the Common Shares could decline as a result of issuances of new shares or sales by shareholders of Common Shares in the market or the perception that such sales could occur. Sales by shareholders of the Company might also make it more difficult for the Company itself to sell equity securities at a time and price that it deems appropriate.

There is no guarantee that the Warrants will ever be in-the-money, and the Warrants may expire worthless.

Pursuant to the terms of the warrant agency agreement between the Company and Odyssey Trust Company, as warrant agent, dated July 16, 2019 (the “Warrant Agreement”), the Warrants became exercisable on March 22, 2021 at an exercise price of $11.50 per Common Share. There is no guarantee that the Warrants will ever be in-the-money prior to their expiration, and as such, the Warrants may expire worthless.

Limited Market for Securities

The Common Shares and Warrants are listed on the Exchange and also trade over the counter in the United States on the OTCQX Best Market, however, there can be no assurance that an active and liquid market for the Common Shares or Warrants will develop or be maintained and an investor may find it difficult to resell any securities of the Company.

Financial reporting obligations of being a public company in Canada and the United States are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a public company, we are subject to the reporting requirements of applicable securities rules and regulations of Canadian securities regulators and other requirements in Canada. Complying with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time-consuming and costly, and increases demand on our systems and resources. In addition, the obligations of being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures and internal control over financial reporting among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the reporting requirements, rules and regulations will make some activities more time-consuming and costly, particularly after we are no longer deemed an “emerging growth company” or a “smaller reporting company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation, among other potential problems. Compliance with these rules and regulations could also make it more difficult for us to attract and retain qualified members of our Board.

If we fail to comply with the rules under Sarbanes-Oxley related to accounting controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

Section 404 of Sarbanes-Oxley requires annual management assessments of the effectiveness of our internal controls over financial reporting. If we fail to comply with the rules under Sarbanes-Oxley related to disclosure controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal controls and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of Sarbanes-Oxley. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common shares could drop significantly.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our Common shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an “emerging growth company” we intend to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We cannot predict if investors will find our Common Shares less attractive because we may rely on these exemptions. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares and our share price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

The Company is treated as a U.S. domestic corporation for U.S. federal income tax purposes.

The Company is treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code as a result of the Qualifying Transaction. Consequently, we will be subject to U.S. federal income tax on its worldwide taxable income. Because the Company will be a resident of Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”), the Company also will be subject to Canadian income tax. Consequently, the Company will be liable for both U.S. and Canadian income tax, which could have a material adverse effect on its financial condition and results of operations.

The Company may not be able to achieve sustainable revenues and profitable operations.

The Company’s ability to carry out and implement its planned business objectives and strategies may be dependent upon, among other things, its ability to achieve sustainable revenues and profitable operations. There can be no assurance that the Company will be able to generate positive cash flow from its operations in the future, that additional capital or other types of financing will be available when needed, or that these financings will be on terms favorable to the Company. If the Company is unable to achieve positive cash flow from its operations, its ability to carry out and implement its planned business objectives and strategies may be significantly delayed, limited, or may not occur.

The Company may be subject to net operating loss limitations.

Section 382 of the Code contains rules that limit for U.S. federal income tax purposes the ability of a corporation that undergoes an “ownership change” to utilize its net operating losses (and certain other tax attributes) existing as of the date of such ownership change. Under these rules, a corporation is treated as having had an “ownership change” if there is more than a 50% increase in stock ownership by one or more “5 percent shareholders,” within the meaning of Section 382 of the Code, during a rolling three-year period. The Qualifying Transaction resulted in an ownership change for purposes of Section 382 of the Code. However, at the time of closing of the Qualifying Transaction SCAC did not have any material IRS eligible net operating loss carry forwards or other tax attribute carry forwards that would be subject to limitation under Section 382 of the Code.

Dividends paid on the Common Shares may be subject to withholding tax.

Dividends paid on the Common Shares to shareholders who are Canadian residents for the purposes of the Tax Act will be subject to U.S. withholding tax. A foreign tax credit under the Tax Act in respect of such U.S. withholding taxes may not be available to such holder. Dividends received on the Common Shares by shareholders who are not deemed to be resident in Canada for the purposes of the Tax Act and who are U.S. holders for U.S. federal income tax purposes will not be subject to U.S. withholding tax but will be subject to Canadian withholding tax. A U.S. foreign tax credit in respect of such Canadian withholding taxes may not be available to such holder.

A shareholder who is not deemed to be resident in Canada for purposes of the Tax Act and is a non-U.S. holder for U.S. federal income tax purposes may be subject to Canadian withholding tax and U.S. withholding tax on dividends paid on the Common Shares. Such holders should consult their own tax advisors with respect to the availability of any foreign tax credits or deductions in respect of any Canadian or U.S. withholding tax applicable to dividends on the Common Shares.

Risk of U.S. tax classification as a USRPHC.

As noted above, as a result of the Qualifying Transaction, the Company is treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code. As a result, the taxation of non-U.S. shareholders of the Company for U.S. federal income tax purposes upon a disposition of Common Shares generally depends, in part, on whether the Company is classified as a United States real property holding corporation (a “USRPHC”) under the Code. The Company is not anticipated to be a USRPHC. However, the Company is not expected to seek formal confirmation of its status as a non-USRPHC from the U.S. Internal Revenue Service (“IRS”). If the Company were to be considered a USRPHC, non-U.S. holders may be subject to U.S. federal income tax on any gain associated with the disposition of Common Shares.

Certain compliance provisions in our Articles may make the acquisition of significant amounts of our Common Shares more difficult and discourage takeover attempts for the Company, which could have a negative effect on the market price of our Common Shares.

The Articles contain certain compliance provisions (the “Compliance Provisions”), including a combination of certain remedies such as a suspension of voting and/or dividend rights, a discretionary right to force a share transfer to a third party and/or a discretionary redemption right in favor of the Company, in each case to seek to ensure that the Company and its subsidiaries are able to comply with applicable regulatory and licensing regulations.

The purpose of the Compliance Provisions is to provide the Company with a means of protecting itself from having an unsuitable (from a regulatory perspective) shareholder or a group of shareholders acting jointly or in concert, with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over) (“Owning or Controlling”), five percent (5%) or more of the issued and outstanding shares of the Company, or such other number as is determined by the Board from time to time (the “Ownership Limit”).

However, because the Compliance Provisions require any shareholder (or group of shareholders acting jointly or in concert) to provide 30 days’ advance written notice and to obtain all necessary regulatory approvals before exceeding the Ownership Limit or be subject to the remedies noted above, the Compliance Provisions may discourage takeover attempts for the Company and have a negative effect on the market price of our Common Shares. See “Item 11. Description of Registrant’s Securities to be Registered—Compliance Provisions” for more information.

General Risks

Risks associated with recent or future acquisitions.

As part of the Company’s overall business strategy, the Company intends to pursue strategic acquisitions which could provide additional product offerings, vertical integrations, additional industry expertise or a stronger industry presence in both existing and new jurisdictions. Future acquisitions may expose the Company to potential risks, including risks associated with: (i) the integration of new operations, services and personnel; (ii) unforeseen or hidden liabilities; (iii) the diversion of resources from the Company’s existing interests and business; (iv) potential inability to generate sufficient revenue to offset new costs; (v) the expenses of acquisitions; or (vi) the potential loss of or harm to relationships with both employees and existing users resulting from its integration of new businesses. In addition, any proposed acquisitions may be subject to regulatory approval.

The Company may invest in cannabis companies, including pre-revenue companies, that may not be able to meet anticipated revenue targets in the future.

The Company may make investments in companies with no significant sources of operating cash flow and no revenue from operations. Investments in such companies will be subject to risks and uncertainties that new companies with no operating history may face. In particular, there is a risk that the Company’s investment in these pre-revenue companies will not be able to meet anticipated revenue targets or will generate no revenue at all. The risk is that underperforming pre-revenue companies may lead to these businesses failing, which could have a material adverse effect on the Company’s business, prospects, revenue, results of operation and financial condition.

Financial projections may prove materially inaccurate or incorrect.

Any of the Company’s financial estimates, projections and other forward-looking information or statements were prepared by the Company without the benefit of reliable historical industry information or other information customarily used in preparing such estimates, projections and other forward-looking information or statements. Such forward-looking information or statements are based on assumptions of future events that may or may not occur. Investors should inquire of the Company and become familiar with the assumptions underlying any estimates, projections or other forward-looking information or statements. Projections are inherently subject to varying degrees of uncertainty and their achievability depends on the timing and probability of a complex series of future events. There is no assurance that the assumptions upon which these projections are based will be realized. Accordingly, investors should not rely on any projections to indicate the actual results the Company might achieve. In this regard, please refer to “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outlook” for a discussion of the reasons the Company elected to withdraw its previously issued guidance.

There can be no assurance that the Brand Strategy Agreement or the Roc Binding Heads of Terms will have a beneficial impact on the Company’s business, financial condition and results of operations.

There can be no assurance that the Brand Strategy Agreement or the Roc Binding Heads of Terms will provide the benefits expected by the Company. The Brand Strategy Agreement and the Roc Binding Heads of Terms are subject to the risks normally associated with the conduct of strategic business arrangements. These risks include potential disagreements among the parties thereto on how to develop, operate, market or otherwise commercialize a business opportunity; the risk of litigation between the Company and the counterparties to the Brand Strategy Agreement and the Roc Binding Heads of Terms regarding operational matters if a disagreement cannot be resolved; and the failure to reach the business milestones contemplated in entering into such agreements. The success of the Brand Strategy Agreement and the Roc Binding Heads of Terms will depend upon an effective working relationship between the Company and the counterparties thereto. Each of the Company and the counterparties to the Brand Strategy Agreement and the Roc Binding Heads of Terms has the right to terminate such agreements in accordance with their terms. The failure of the Brand Strategy Agreement or the Roc Binding Heads of Terms to provide the benefits expected by the Company, or the termination of the Brand Strategy Agreement and the Roc Binding Heads of Terms in accordance with their terms, could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s use of joint ventures, strategic partnerships and alliances may expose the Company to risks associated with jointly owned investments.

The Company may operate parts of the business through joint ventures and strategic partnerships and alliances with other companies. Joint venture investments may involve risks not otherwise present in investments made solely by the Company, including: (i) the Company may not control the joint ventures; (ii) the joint venture partners may not agree to distributions that the Company believes are appropriate; (iii) where the Company does not have substantial decision-making authority, the Company may experience impasses or disputes with such joint venture partners on certain decisions, which could require the Company to expend additional resources to resolve such impasses or disputes, including litigation or arbitration; (iv) the Company’s joint venture partners may become insolvent or bankrupt, fail to fund their share of required capital contributions or fail to fulfil their obligations as a joint venture partner; (v) the arrangements governing the Company’s joint ventures may contain certain conditions or milestone events that may never be satisfied or achieved; (vi) the Company’s joint venture partners may have business or economic interests that are inconsistent with the Company’s interests and may take actions contrary to the Company’s interests; (vii) the Company may suffer losses as a result of actions taken by the Company’s joint venture partners with respect to the Company’s joint venture investments; and (viii) it may be difficult for the Company to exit a joint venture if an impasse arises or if the Company desires to sell its interest for any reason. Any of the foregoing risks could have a material adverse effect on the Company’s business, financial condition and results of operations. In addition, the Company may, in certain circumstances, be liable for the actions of our joint venture partners.

There can be no assurance that the Company’s current and future strategic alliances or expansions of scope of existing relationships will have a beneficial impact on the Company’s business, financial condition and results of operations.

The Company expects to enter into, additional strategic alliances and partnerships with third parties that the Company believes will complement or augment the business. The Company’s ability to complete strategic alliances is dependent upon, and may be limited by, the availability of suitable candidates and capital. In addition, strategic alliances could present unforeseen integration obstacles or costs, may not enhance the Company’s business and may involve risks that could adversely affect the Company, including significant amounts of management time that may be diverted from operations in order to pursue and complete such transactions or maintain such strategic alliances. Future strategic alliances could result in the incurrence of additional debt, costs and contingent liabilities, and there can be no assurance that such strategic alliances will achieve the expected benefits to the Company’s business. Any of the foregoing could have a material adverse effect on the Company’s business, financial condition and results of operations.

Competition in the cannabis industry is intense and increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition and results of operations of the Company.

The Company will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the Company. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the Company. Because of the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. To become and remain competitive, the Company will require research and development, marketing, sales and support. The Company may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

The Company is dependent on equipment and skilled labor.

The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of skilled labor, equipment, parts and components, including as a result of the COVID-19 pandemic. It is also possible that the final costs of the major equipment contemplated by the Company’s capital expenditure plans may be significantly greater than anticipated by the Company’s management, and may be greater than the funds available to the Company, in which circumstance the Company may curtail, or extend the timeframes for completing, its capital expenditure plans. This could have an adverse effect on the business, financial condition, results of operations or prospects of the Company.

The cannabis industry is difficult to forecast.

The Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. The Company recently completed its Qualifying Transaction on January 15, 2021, at which point each of Caliva and LCV became wholly-owned subsidiaries of the Company. As a result, it will be challenging to accurately forecast the newly-combined Company’s near-term financial results as operational synergies and integration efforts are pursued. Furthermore, mergers and acquisitions, which represent a material portion of the Company’s strategy, are particularly difficult to forecast. If the Company’s forecasts are not accurate as a result of competition, integration, deal-execution, technological change, change in the regulatory or legal landscape, change in consumer behavior, or other factors, including the impact of the COVID-19 pandemic, the business, results of operations, financial condition or prospects of the Company may be adversely affected. See “General Risk Factors – Financial projections may prove material inaccurate or incorrect”.

The Company may be subject to the risk of litigation.

The Company may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company, such a decision could adversely affect the Company’s ability to continue operating and the market price for the Common Shares and other listed securities of the Company. Even if the Company is involved in litigation and wins, litigation can redirect significant company resources. Litigation may also create a negative perception of the Company’s brand.

The Company may be subject to intellectual property risks.

The Company has certain proprietary intellectual property, including but not limited to brands, trademarks, trade names, copyright protected materials, trade secrets, and proprietary and/or confidential processes and know-how. The Company will rely on this intellectual property, know-how and other proprietary information, and require employees, consultants and suppliers to sign confidentiality agreements as appropriate. However, confidentiality agreements may be breached, and the Company’s remedies under law may not have the effect of fully mitigating or preventing damage stemming from some breach. Absent of breach, third parties may independently develop substantially equivalent proprietary information without infringing upon any proprietary technology. Third parties may otherwise gain access to the Company’s proprietary information and adopt it in a competitive manner. Any loss of intellectual property protection may have a material adverse effect on the Company’s business, results of operations or prospects.

As long as cannabis remains illegal under U.S. federal law as a Schedule I controlled substance pursuant to the CSA, the benefit of certain U.S. federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to the Company. For example, in the United States, registered federal trademark protection is only available for goods and services that can be lawfully used in interstate commerce; the U.S. Patent and Trademark Office is not currently approving any trademark applications for cannabis, or certain goods containing U.S. hemp-derived CBD (such as dietary supplements and food) until the FDA and the USDA provides clearer guidance on the regulation of such products. As a result, the Company’s intellectual property may not be adequately or sufficiently protected against the use or misappropriation by third parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, the Company can provide no assurance that it will obtain any protection of its intellectual property, whether on a federal, provincial, state or local level, despite its diligent and consistent efforts to so do. While many states do offer the ability to protect and register trademarks independent of the federal government, and Courts have recognized the legal validity of common law rights in cannabis-business trademarks, such common law rights and state-registered trademarks provide a lower degree of protection than would federally registered marks as the rights provided are state-by-state and not nationwide and are dependent on use rather than intent to use. Additionally, patent protection is wholly unavailable on a state level.

The Company’s intellectual property rights may be invalid or unenforceable under applicable laws, and the Company may be unable to have issued or registered, and unable to enforce, its intellectual property rights.

The laws and positions of intellectual property offices administering such laws regarding intellectual property rights relating to cannabis and cannabis-related products are constantly evolving, and there is uncertainty regarding which countries will permit the filing, prosecution, issuance, registration and enforcement of intellectual property rights relating to cannabis and cannabis-related products. The Company’s ability to obtain registered trademark protection for cannabis and cannabis-related goods and services (including hemp and hemp-related goods and services), may be limited in certain countries, including the United States, where registered federal trademark protection is currently unavailable for trademarks covering the sale of cannabis products or certain goods containing U.S. hemp-derived CBD (such as dietary supplements and foods) until the FDA provides clearer guidance on the regulation of such products. Accordingly, the Company’s ability to obtain intellectual property rights or enforce intellectual property rights against third-party uses of similar trademarks may be limited.

Moreover, in any infringement proceeding, some or all of the Company’s current or future trademarks, patents or other intellectual property rights or other proprietary know-how, or arrangements or agreements seeking to protect the same for the Company’s benefit, may be found invalid, unenforceable, anti-competitive or not infringed. An adverse result in any litigation or defense proceedings could put one or more of the Company’s current or future trademarks, patents or other intellectual property rights at risk of being invalidated or interpreted narrowly and could put existing intellectual property applications at risk of not being issued. Any or all of these events could materially and adversely affect the Company’s business, financial condition and results of operations.

The Company cannot offer any assurances about which, if any, patent applications will issue, the breadth of any such patent or whether any issued patents will be found invalid or unenforceable or which of the Company’s products or processes will be found to infringe upon the patents or other proprietary rights of third parties. Any successful opposition to future issued patents could deprive the Company of rights necessary for the successful commercialization of any new products or processes that it may develop.

If some or all of the Company’s patents expire or are invalidated or are found to be unenforceable, or if some or all of its patent applications do not contain patentable subject matter because the claims are determined to lack utility, or, do not result in issued patents or result in patents with narrow, overbroad, or unenforceable claims, or claims that are not supported in regard to written description or enablement by the specification, or if the Company is prevented from asserting that the claims of an issued patent cover a product of a third party, the Company may be subject to competition from third parties with products in the same class as its own products or devices, including in those jurisdictions in which the Company has no patent protection.

The Company may be subject to competition from third parties with products or devices in the same class as its products or devices in those jurisdictions in which it has no patent protection. Further, there is no assurance that the Company will find all potentially relevant prior art relating to any patent applications that it files, which may prevent a patent from issuing from a patent application or invalidate any patent that issues from such application. Even if patents are issued to the Company regarding its products, devices, and/or methods of using them, those patents can be challenged by its competitors who can argue such patents are invalid or unenforceable, lack of utility, lack sufficient written description or enablement, or that the claims of the issued patents should be limited or narrowly construed. Furthermore, even if they are unchallenged, any patent applications and future patents may not adequately protect the Company’s intellectual property rights, provide exclusivity for its products or processes or prevent others from designing around any issued patent claims, and patents also will not protect the Company’s product candidates if competitors devise other ways of making or using these product candidates without legally infringing the Company’s patents.

The Company also relies on trade secrets to protect its technology, especially where it does not believe that patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. The Company’s employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose its confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party illegally obtained and is using the Company’s trade secrets is expensive and time-consuming, and the outcome is unpredictable. Moreover, the Company’s competitors may independently develop equivalent knowledge, methods and know-how. Failure to obtain or maintain trade secret protection could adversely affect the Company’s competitive business position.

Any of these outcomes could impair the Company’s ability to prevent competition from third parties, which could materially and adversely affect its business, financial condition and results of operations.

The Company may be subject to allegations that it is in violation of third-party intellectual property rights, and the Company may be found to infringe third-party intellectual property rights, possibly without the ability to obtain licenses necessary to use such third-party intellectual property rights.

Other parties may claim that the Company’s products infringe on their intellectual property rights, including with respect to patents, and the Company’s operation of its business, including its development, manufacture and sale of its goods and services, may be found to infringe third-party intellectual property rights. There is a risk that the Company is infringing the proprietary rights of third parties because numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields that are the focus of the Company’s business, and which may cover the development, manufacturing, sale or use of the Company’s products, processes or other aspects of its business operations. Others might have been the first to make the inventions covered by each of its pending patent applications and/or might have been the first to file patent applications for these inventions. In addition, because patent applications take many months to publish and patent applications can take many years to issue, there may be currently pending applications, unknown to the Company, which may later result in issued patents that cover the production, manufacture, synthesis, commercialization, formulation or use of the Company’s products. As a result, there may be currently pending patent applications, some of which may still be confidential, that may later result in issued patents that the Company’s products or processes may infringe. In addition, the production, manufacture, synthesis, commercialization, formulation or use of the Company’s products may infringe existing patents of which the Company is not aware. In addition, third parties may obtain patents in the future and claim that use of the Company’s inventions, trade secrets, technical know-how and proprietary information, or the manufacture, use or sale of its products infringes upon those patents. Third parties may also claim that the Company’s use of its trademarks infringes upon their trademark rights.

Defending itself against third-party claims, including litigation in particular, would be costly and time consuming and would divert management’s attention from its business, which could lead to delays in the Company’s development or commercialization efforts. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, legal fees, result in injunctions, temporary restraining orders, other equitable relief, and/or require the payment of damages, any or all of which may have an adverse impact on the Company’s business. If third parties are successful in their claims, the Company might have to pay substantial damages or take other actions that are adverse to the Company’s business. In addition, the Company may need to obtain licenses from third parties who allege that the Company has infringed on their lawful rights. Such licenses may not be available on terms acceptable to the Company, and the Company may be unable to obtain any licenses or other necessary or useful rights under third-party intellectual property.

The Company receives licenses to use some third-party intellectual property rights, and the failure of the owner of such intellectual property to properly maintain or enforce the intellectual property underlying such licenses, or the Company’s inability to maintain such licenses, could have a material adverse effect on Company’s business, financial condition and performance.

The Company is party to licenses granted by third parties, including the certain brands and trademarks, that give the Company rights to use third-party intellectual property that is necessary or useful to the Company’s business. The Company’s success will depend, in part, on the ability of the applicable licensor to maintain and enforce its licensed intellectual property against other third parties, particularly intellectual property rights to which the Company has secured exclusive rights. Without protection for the intellectual property the Company has licensed, other companies might be able to offer substantially similar products for sale, or utilize substantially similar processes, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Any of the Company’s licensors may allege that the Company has breached its license agreements with those licensors, whether with or without merit, and accordingly seek to terminate the Company’s applicable licenses. If successful, this could result in the Company’s loss of the right to use applicable licensed intellectual property, which could adversely affect its ability to commercialize its products or services, as well as have a material adverse effect on its business, financial condition and results of operations.

The Company may be subject to the risks associated with fraudulent or illegal activity by its employees, contractors and consultants.

The Company is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent unauthorized conduct that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal, state and provincial healthcare fraud and abuse laws and regulations; (iv) laws that require the true, complete and accurate reporting of financial information or data; or (v) contractual arrangements, including confidentiality requirements. It may not always be possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with applicable laws or regulations or contractual requirements. If any such actions are instituted against the Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the Company’s business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

The Company may be subject to risks related to information technology systems, including cyber-attacks.

The Company’s operations depend, in part, on how well it and its suppliers protect networks, equipment, information technology systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, information technology systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and results of operations. The Company has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

The Company may be subject to risks related to security breaches.

Given the nature of the Company’s products and its lack of legal availability outside of channels approved by the United States federal government, as well as the concentration of inventory in its facilities, despite meeting or exceeding all legislative security requirements, there remains a risk of shrinkage as well as theft. A security breach at one of the Company’s facilities could expose the Company to additional liability and to potentially costly litigation, increase expenses relating to the resolution and future prevention of these breaches and may deter potential customers from choosing the Company’s products. In addition, the Company collects and stores personal information about its customers and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly customer lists and preferences, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach would have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

The Company may be subject to risks related to high bonding and insurance coverage.

There is a risk that a greater number of state regulatory agencies will begin requiring entities engaged in certain aspects of the business or industry of legal cannabis to post a bond or significant fees when, for example, applying for a dispensary license or renewal as a guarantee of payment of sales and franchise tax. The Company is not able to quantify at this time the potential scope for such bonds or fees in the states in which it currently or may in the future operate. Any bonds or fees of material amounts could have a negative impact on the ultimate success of the Company’s business.

The Company’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, labor disputes and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability. Although the Company maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, insurance does not cover all the potential risks associated with its operations. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in the operations of the Company is not generally available on acceptable terms. The Company might also become subject to liability for pollution, fire, explosion or other hazards which it may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its business, results of operations, financial condition or prospects.

The current outbreak of the Novel Coronavirus, or COVID-19, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact or cause disruption to the Company’s operations, performance, financial condition, results of operations and cash flows.

A novel strain of coronavirus (COVID-19) was reported to have surfaced in December 2019, and has since spread globally, including to every state in the United States. The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving and many countries, including Canada and the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. As a result, the COVID-19 pandemic is negatively impacting many industries directly or indirectly, including the regulated cannabis industry. COVID-19 (or a future pandemic) could have material and adverse effects on the Company’s operations, performance, financial condition, results of operations and cash flows due to, among other factors:

•	a complete or partial closure of, or other operational issues at, one or more of the Company’s businesses resulting from government actions;

•

the temporary inability of consumers and patients to purchase the Company’s cannabis products due to a number of factors, including but limited to illness, dispensary closures or limitations on operations (including but not limited to shortened operating hours, social distancing requirements and mandated “curbside only” pickup), quarantine, financial hardship, and “stay at home” orders, could severely impact the Company’s businesses, financial condition and liquidity;

•

difficulty accessing equity and debt capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect the Company’s access to capital necessary to fund business operations;

•

workforce disruptions for the Company, as a result of infections, quarantines, stay at home orders or other factors, could result in a material reduction in the Company’s cannabis cultivation, manufacturing, distribution and/or sales capacity;

•	restrictions on public events for the regulated cannabis industry limit the opportunity for the Company to market and sell its products and promote its brands;

•	increased cyber security threats due to the increased volume of employees working remotely and using online video-conferencing and collaborative platforms; and

•

the potential negative impact on the health of the Company’s personnel, particularly if a significant number of them are impacted, would result in a deterioration in the Company’s ability to ensure business continuity during a disruption.

The extent to which COVID-19 impacts the Company’s operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the outbreak, the actions taken to contain the outbreak or mitigate its impact, and the direct and indirect economic effects of the outbreak and containment measures, among others.

Global financial conditions and future economic shocks may impair the Company’s financial condition.

Future economic shocks may be precipitated by a number of causes, including a rise in the price of oil, geopolitical instability, pandemics or outbreaks of new infectious diseases or viruses and natural disasters. Any sudden or rapid destabilization of global economic conditions, including as a result of the COVID-19 pandemic, could the Company’s ability to obtain equity or debt financing in the future on terms favorable to the Company’s. Additionally, any such occurrence could cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. In such an event, the Company’s operations and financial condition could be adversely impacted.

Furthermore, general market, political and economic conditions, including, for example, inflation, interest and currency exchange rates, structural changes in the cannabis industry, supply and demand for commodities, political developments, legislative or regulatory changes, social or labor unrest and stock market trends will affect the Company’s operating environment and its operating costs and profit margins and the price of its securities. Any negative events in the global economy could have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

The Company’s operations may be affected by changes in the economic environment.

The Company’s operations could be affected by the economic environment in which it operates should the unemployment level, interest rates or inflation reach levels that influence consumer trends and, consequently, impact the Company’s sales and profitability.

Management of growth may prove to be difficult.

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

The Company does not intend to pay dividends on the Common Shares, so any returns will be limited to increases, if any, in the value of the Common Shares. Your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our Common Shares.

The Company currently anticipates that it will retain future earnings for the development, operation and expansion of our business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any future determination to declare dividends will be made at the discretion of the Board and will depend on, among other factors, the Company’s financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. Any return to stockholders will therefore be limited to the appreciation in the value of their Common Shares, if any.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about the Company or its business, the Common Share trading price and volume could decline.

The trading market for Common Shares will depend in part on the research and reports that securities or industry analysts publish about the Company or its business. If no securities or industry analysts commence covering the Company, the trading price for Common Shares would be negatively impacted. If the Company obtains securities or industry analyst coverage and if one or more of the analysts who cover the Company downgrade Common Shares or publish inaccurate or unfavorable research about the Company’s business, the Company’s trading price may decline. If one or more of these analysts cease coverage of the Company or fail to publish reports on the Company regularly, demand for Common Shares could decrease, which could cause the Common Share trading price and volume to decline.

The Company may be subject to international regulatory risks.

While the Company currently has no plans to expand internationally, it may in the future and, as a result, it would become further subject to the laws and regulations of (as well as international treaties among) the foreign jurisdictions in which it operates or imports or exports products or materials. In addition, the Company may avail itself of proposed legislative changes in certain jurisdictions to expand its product portfolio, which expansion may include business and regulatory compliance risks as yet undetermined. Failure by the Company to comply with the current or evolving regulatory framework in any jurisdiction could have a material adverse effect on the Company’s business, financial condition and results of operations. There is the possibility that any such international jurisdiction could determine that the Company was not or is not compliant with applicable local regulations. If the Company’s sales or operations were found to be in violation of such international regulations the Company may be subject to enforcement actions in such jurisdictions including, but not limited to civil and criminal penalties, damages, fines, the curtailment or restructuring of the Company’s operations or asset seizures and the denial of regulatory applications.

The market price of the Common Shares may be highly volatile.

Market prices for cannabis companies have at times been volatile and subject to substantial fluctuations. The stock market, from time-to-time, experiences significant price and volume fluctuations unrelated to the operating performance of particular companies, including as a result of the COVID-19 pandemic. Future announcements concerning the Company or its competitors, including those pertaining to financing arrangements, government regulations, developments concerning regulatory actions affecting the Company, litigation, additions or departures of key personnel, cash flow, and economic conditions and political factors in the United States may have a significant impact on the market price of the Common Shares. In addition, there can be no assurance that the Common Shares will continue to be listed on the Exchange.

The market price of the Common Shares could fluctuate significantly for many other reasons, including for reasons unrelated to the Company’s specific performance, such as reports by industry analysts, investor perceptions, or negative announcements by its subscribers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other large companies within its industry experience declines in their stock price, the share price of the Common Shares may decline as well. In addition, when the market price of a company’s shares drops significantly, shareholders often institute securities class action lawsuits against the company. A lawsuit against the Company could cause it to incur substantial costs and could divert the time and attention of its management and other resources.

The Company’s officers and directors may be engaged in other business ventures resulting in conflicts of interest.

Certain of the Company’s directors and officers are, and may continue to be, or may become, involved in other business ventures through their direct and indirect participation in, among other things, corporations, partnerships and joint ventures, that are or may become competitors of the products and services the Company provides or intends to provide. Situations may arise in connection with potential acquisitions or opportunities where the other interests of these directors and officers conflict with or diverge from the Company’s interests. In accordance with applicable corporate law, directors who have a material interest in a contract or transaction or a proposed contract or transaction with the Company that is material to the Company are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve the transaction. In addition, the directors and officers are required to act honestly and in good faith with a view to the Company’s best interests.

However, in conflict of interest situations, the Company’s directors and officers may owe the same duty to another company and will need to balance their competing interests with their duties to the Company. Circumstances (including with respect to future corporate opportunities) may arise that may be resolved in a manner that is unfavorable to the Company.

Certain remedies may be limited to the Company.

The Company’s governing documents may provide that the liability of its members of the Board and its officers is eliminated to the fullest extent permitted under the laws of the Province of British Columbia. Thus, the Company and its shareholders may be prevented from recovering damages for certain alleged errors or omissions made by the members of the Board and its officers. The Company’s governing documents may also provide that the Company will, to the fullest extent permitted by law, indemnify members of its Board and its officers for certain liabilities incurred by them by virtue of their acts on behalf of Company.

The Company may have difficulty in enforcing judgments and effecting service of process on directors and officers.

All of the directors and certain of the officers of the Company reside outside of Canada. Some or all of the assets of such persons may be located outside of Canada. Therefore, it may not be possible for investors to collect or to enforce judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable Canadian securities laws against such persons. Moreover, it may not be possible for investors to effect service of process within Canada upon such persons.

Past performance is not indicative of future results.

The prior operational performance of Caliva and LCV is not indicative of any potential future operating results of the Company. There can be no assurance that the historical operating results achieved by Caliva, LCV or their respective affiliates will be achieved by the Company, and the Company’s performance may be materially different.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect the Company’s reported financial results or financial condition.

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to the Company’s business, including but not limited to revenue recognition, impairment of goodwill and intangible assets, inventory, income taxes and litigation, are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation, or changes in underlying assumptions, estimates or judgments, could significantly change the Company’s reported financial performance or financial condition in accordance with generally accepted accounting principles.

The Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the financial condition, results of operations and Common Share price, which could cause investors to lose some or all of their investment.

Although the Company conducted due diligence on each of Caliva and LCV prior to closing of the Qualifying Transaction, the Company cannot assure that this diligence revealed all material issues that may be present in the businesses of Caliva and LCV, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of either party’s control will not later arise. As a result, the Company may be forced in the future to write down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the Company’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Company’s liquidity, the fact that charges of this nature are reported could contribute to negative market perceptions. In addition, charges of this nature may cause the Company to be unable to obtain future financing on favorable terms or at all. In this regard, in February 2021, the Company became committed to a plan to sell its non-THC business, which was acquired as part of the Caliva and OGE and LCV acquisitions on January 15, 2021. As described in Note 15 to the Company’s unaudited interim condensed consolidated financial statements for the three and six months ended June 30, 2021 and 2020 and the notes thereto, the decision to sell the non- THC business resulted in an impairment loss of $58,030,387.

ITEM 2. FINANCIAL INFORMATION.

THE PARENT COMPANY—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion performance, financial condition and future prospects should be read in conjunction with the unaudited interim condensed consolidated financial statements (“Interim Financial Statements”) of TPCO Holding Corp. for the three and six months ended June 30, 2021 and 2020 and the accompanying notes thereto, as well as the Company’s audited consolidated financial statements and accompanying notes as of and for the years ended December 31, 2020 and 2019.

Unless otherwise noted, all amounts in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) are in U.S. dollars.

The Interim Financial Statements were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC for interim financial information. The Company’s audited consolidated financial statements and accompanying notes as of and for the years ended December 31, 2020 and 2019 were prepared in accordance with GAAP.

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The Company will remain an emerging growth company until the earlier of (1) the last day of the Company’s fiscal year following the fifth anniversary of the date of the first sale of common equity securities of the Company pursuant to an effective registration statement under the Securities Act, (2) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which the Company is deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act, and (4) the date on which the Company has, during the previous three year period, issued more than $1.0 billion in nonconvertible debt.

NOTE REGARDING NON-GAAP MEASURES

This MD&A contains certain financial performance measures, including “EBITDA” and “Adjusted EBITDA,” that are not recognized under GAAP and do not have a standardized meaning prescribed by GAAP. As a result, these measures may not be comparable to similar measures presented by other companies. For a reconciliation of these measures to the most directly comparable financial information presented in the Financial Statements in accordance with GAAP, see the section entitled “Reconciliation of Non-GAAP Measures” of this MD&A.

EBITDA

We believe EBITDA is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of our underlying business performance and other one-time or non-recurring expenses. We define EBITDA as net income (loss) before (i) depreciation and amortization; (ii) income taxes; and (iii) interest expense and debt amortization.

Adjusted EBITDA

We believe Adjusted EBITDA is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of gains or losses that are not reflective of our underlying business performance and other one-time or non-recurring expenses. We define Adjusted EBITDA as EBITDA adjusted exclude extraordinary items, non-recurring items, other non-cash items, including, but not limited to (i) stock-based compensation expense, (ii) non-cash compensation (iii) non-recurring legal, human-resources, inventory and collections-related expenses, (iv) extraordinary expenses related to COVID-19, (v) intangible and goodwill impairments, (vi) transaction costs related to the merger and acquisition activities, (vii) fair value changes in contingent consideration, (viii) losses on disposal of assets, (ix) change in fair value of adjustments and (x) other taxes.

OVERVIEW OF THE PARENT COMPANY

The Parent Company is a vertically-integrated cannabis company based in the United States focused on the recreational and wellness markets. The registered office of The Parent Company is located at 595 Burrard Street, Suite 2600, Three Bentall Centre, Vancouver, BC, V7X 1L3, Canada. Our head office is located at 1550 Leigh Avenue, San Jose, CA 95125.

The Parent Company was incorporated under the Business Corporations Act (British Columbia) on June 17, 2019 under the name Subversive Capital Acquisition Corp. as a special purpose acquisition corporation for the purpose of effecting, directly or indirectly, an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination.

On July 16, 2019, The Parent Company closed the IPO of 57,500,000 Class A Restricted Voting Units at a price of $10.00 per Class A Restricted Voting Unit for gross proceeds of $575,000,000. Upon closing of the IPO, the gross proceeds were deposited into the Escrow Account. The Class A Restricted Voting Units commenced trading on the Neo Exchange Inc. (the “Exchange”) under the symbol “SVC.UN.U” on July 16, 2019.

Each Class A Restricted Voting Unit consisted of one Class A Restricted Voting Share and one-half of a Warrant. The Class A Restricted Voting Units separated into Class A Restricted Voting Shares and Warrants on August 26, 2019 and commenced trading on the Exchange under the symbols “SVC.A” and “SVC.WT.U”, respectively.

On January 15, 2021, The Parent Company completed its Qualifying Transaction comprised of the acquisition of all of the equity of each of Caliva and LCV. Pursuant to the Company’s articles, upon closing of the Qualifying Transaction (i) all outstanding Class A Restricted Voting Shares of the Company not submitted for redemption were converted into Common Shares on a one for one basis, and (ii) all outstanding Class B Shares were converted into Common Shares on a one for one basis. Additionally, in connection with the closing of the Qualifying Transaction, each outstanding Warrant now represent a share purchase warrant to acquire a Common Share. Trading in the Common Shares and the Warrants commenced on the Exchange under the symbols “GRAM.U” and “GRAM.WT.U”, respectively, on January 15, 2021.

The Parent Company’s portfolio consists of high quality vertically-integrated seed-to-sale operations in California, with a focus on differentiated branded products and direct-to-consumer distribution. Our platform was designed with the intention to create the largest, most socially responsible and culturally impactful cannabis company in California, producing consistently high-quality, well-priced products and culturally relevant brands that are distributed to third-party retailers as well as direct-to-consumer via a delivery service and strategically located retail locations. The Parent Company’s objective is to produce a complete portfolio of products and brands that appeals to a broad range of user groups and occasions, are offered at a full range of price points and with unique brand value propositions, at low cost and high caliber of quality through vertically-integrated cultivation, sourcing and manufacturing. We believe our wholly owned delivery and retail outlets will allow us to achieve high gross margins for many of our products, to forge one-on-one relationships between our brands and consumers and to collect proprietary consumer data and insights.

The Parent Company has appointed Shawn “JAY-Z” Carter, a leading voice in music, culture, entertainment and business, as its Chief Visionary Officer to oversee the development and promotion of brands that leverage the vision, cultural influence, and social impact mission of The Parent Company, while enjoying enhanced exposure, reach and influence possible through such a relationship. We believe that our relationships with JAY-Z and Roc Nation (as defined below) will accelerate both the growth in sales and the brand equity of our brand portfolio due to their strategic vision, network, and taste making influence. The Parent Company will seek to promote social equity as a core part of its business, including through a new corporate venture capital social equity fund focused on investing in Black and other people-of-color cannabis entrepreneurs.

For additional information regarding our business, please see “Item 1. Business” above.

Growth Strategy

Below is a summary of the key components of The Parent Company’s growth strategy:

•

Consolidation and Integration: With no clear market leader, we believe that the California cannabis market is ripe for consolidation. We believe there is an opportunity to leverage our vertical platform and balance sheet to further expand our market share and accelerate profitability in California through mergers and acquisitions. We also believe that our vertical footprint, brand portfolio and strong balance sheet capital position will attract best-in-class operators from all segments of the market seeking a strategic partner with the infrastructure and certainty of capital necessary to support future growth. We intend to use our capital position and vertical platform to identify and, following careful diligence, to execute accretive acquisitions at the right valuations with operators and assets in every part of the vertical supply chain, including in the areas of cultivation, distribution, brands, retail and delivery. We believe calculated and measured inorganic growth will accelerate the capture of market share in California as well as accelerate the profitability of The Parent Company.

•

Branded Product: We believe there are additional opportunities to expand The Parent Company’s brand portfolio through innovation and acquisitions. One such innovation opportunity will be developed through partnering with JAY-Z and Roc Nation, which will entail the development and promotion of brands that leverage their vision, cultural influence and social impact mission. Amidst challenging marketing restrictions in cannabis that bar brands from leveraging traditional advertising and media channels, the brands developed in collaboration with JAY-Z and Roc Nation are expected to benefit from the significant consumer following and influence of JAY-Z and Roc Nation. This has clearly been demonstrated by the nationwide attention received from Monogram campaigns.

•

Omni-channel Access: We believe that The Parent Company’s omni-channel e-commerce platform is a rapidly and efficiently scalable way to directly reach cannabis consumers throughout California than brick-and-mortar retail expansion alone. We also believe that an omnichannel platform, when coupled with a vertically-integrated supply chain such as The Parent Company’s, allows for greater product margins due to the full capture of the price to consumer as well as low input and production costs.

•

Vertical Integration: The Parent Company’s secure and predictable supply chain provides us with economies of scale and cost savings, allowing us to provide high quality, affordable products addressing a wide variety of consumer groups, needs and occasions. We believe that seed-to sale vertical integration will allow The Parent Company to have a secure, predictable and profitable supply chain that translates into strong gross margins and affordable pricing for consumers. Vertical integration is also expected to support cash flow by means of selling directly to consumers via retail and delivery, instead of solely relying on third party retailers.

Factors Affecting Our Performance

The Company’s performance and future success depends on a number of factors. These factors are also subject to a number of inherent risks and challenges, some of which are discussed below.

Branding

The Company aspires to be the “Most Trusted Name in Cannabis”, and we have built our brand with a focus on the growing direct to consumer (“DTC”) market. The development and recognition of our brand is and has been empowered by our full-spectrum vertical integration. We understand that, to be the “Most Trusted Name in Cannabis,” it is critical to establish trust at all levels of our operations, starting with an executive team and board of directors that believe in “doing business the right way”, focusing on long-term shareholder value and creating trust with our various stakeholders. We strive to prioritize our consumers and our employees (who we refer to as “associates”). We establish trust with our consumers through their experience, which encompasses not only our award-winning products but the consumer’s full buying experience. At The Parent Company, we make information on the products that consumers choose readily available, including the ability to interact with our associates at not only our retail locations, but also curbside as well as through phone and video consultations. Trust comes from the product, and The Parent Company is known for its transparency in production and compliance with the highest standards in the industry. The Parent Company’s brand strategy is a “House of Brands” strategy, providing the ability to expand our product lines to meet changing consumer tastes and preferences. The Parent Company’s marketing strategy is aligned to our mission of “improving people’s everyday lives through plant-based solutions”.

Regulation

The Company is subject to the local and federal laws in the jurisdictions in which it operates. Outside of the United States, the Company’s products may be subject to tariffs, treaties and various trade agreements as well as laws affecting the importation of consumer goods. The Parent Company holds all required licenses for the production and distribution of its products in the jurisdictions in which it operates and continuously monitors changes in laws, regulations, treaties and agreements. The Company is licensed to cultivate, manufacture, distribute and sell wholesale and retail cannabis and cannabis products. The Company operates in, and/or has ownership interests in businesses operating in, California, pursuant to the California Medicinal and Adult-Use Cannabis Regulation and Safety Act.

Product Innovation and Consumer Trends

The Company’s business is subject to changing consumer trends and preferences, which is dependent, in part, on continued consumer interest in new products. The success of new product offerings depends upon a number of factors, including The Parent Company’s ability to: (i) accurately anticipate customer needs; (ii) develop new products that meet these needs; (iii) successfully commercialize new products; (iv) price products competitively; (v) produce and deliver products in sufficient volumes and on a timely basis; and (vi) differentiate product offerings from those of competitors.

COVID-19

In March 2020, the World Health Organization categorized coronavirus disease 2019 (“COVID-19”) as a pandemic. COVID-19 continues to impact the United States and other countries across the world, and the duration and severity of its effects are currently unknown. The Company continues to implement and evaluate actions to maintain its financial position and support the continuity of its business and operations in the face of this pandemic and other events.

The Company’s priorities during the COVID-19 pandemic are protecting the health and safety of its employees and its customers, following the recommended actions of government and health authorities. In the future, the pandemic may cause reduced demand for the Company’s products and services if, for example, the pandemic results in a recessionary economic environment or potential new restrictions on business operations or the movement of individuals.

The COVID-19 outbreak in the United States has caused business disruption both to the Company and throughout its customer base and supply chain through mandated and voluntary closings of many businesses. While this disruption is expected to negatively impact The Parent Company’s operating results, the related financial impact and duration cannot be reasonably estimated at this time. We have taken and continue to take, important steps to protect our employees, customers and business operations since the beginning of the pandemic. In collaboration with our Compliance, Human Resources, Safety, Facilities and Operations teams, we take considerable precautions to maintain a safe workplace environment and adhere to city, county and state regulations and guidance.

We have taken the following steps in response to the COVID-19 pandemic:

•	Issued a remote work directive for all non-essential employees;

•	Instituted a mandatory face mask policy in all The Parent Company locations and for all customer deliveries;

•	Implemented staggered work schedules, employee breaks and redesigned workstations and processes to minimize employee interaction and ensure appropriate social distancing;

•	Minimized the number of essential employees moving between The Parent Company locations;

•	Banned all non-essential contractors, vendors and visitors from our locations to reduce flow of traffic into and out of our facilities, as well as encouraged meetings with third parties to be virtual;

•	Enhanced sanitation of work areas, both in terms of breadth and depth of cleanings, including industrial cleaning and sanitizing protocols upon detection of a COVID-19 positive test;

•	Required employees to stay home if not feeling well, informing employees of government and health authority guidelines, and facilitating testing;

•	Implemented contact tracing system and mandatory 14-day quarantines for all workers potentially exposed to someone testing positive for COVID-19 and any employees returning from out of country visits;

•	Issued directives to customer-facing teams in retail and delivery with regard to frequent cleaning, social distancing, and customer safety;

•	Suspended all but critical business travel;

•	Enhanced communication creating a 24-hour Employee Hotline, a COVID-19 resource, policy and information page on The Parent Company’s intranet, frequent employee communications and training;

•	Modified leave policies to be in line with the Families First Coronavirus Response Act;

•	Implemented temporary pay increases for essential workers;

•	In early March 2020, Caliva was the first California cannabis company to lobby for and gain approval for curbside delivery and contactless delivery from city, county, and state authorities; and

•

Created documented procedures to be acted upon in the event of a positive employee COVID-19 result. These procedures are informed by company policies and city, state and county regulations and requirements, which vary from location to location.

The Company has incurred incremental cost to account for proactive measures to prevent the spread of COVID-19 and impacts due to employee absenteeism and leaves of absence and have experienced fluctuations in our business results. In particular, Caliva’s delivery business and operations saw an increase in customers and at the beginning of the pandemic. Consequently, Caliva’s in-store retail business and wholesale business experienced declines during the same time period due to reduced in-store traffic in its locations and customer dispensaries in the initial phases of the pandemic. While these COVID-19 related impacts have stabilized, our delivery business has maintained strong revenue growth as compared to pre-pandemic levels, with our retail and wholesale businesses returning to pre-pandemic revenue levels and continuing to grow. Since the pandemic began, we have experienced temporary business shutdowns in two locations impacting our retail and delivery operations. These shutdowns may occur again in the future if, among other things, an employee tests positive for COVID-19, creating a need to quarantine other employees who may have been exposed. While we made alternate arrangements to serve customers during these shutdowns, we estimate a loss of revenue to be nominal as a result of such shutdowns that have occurred since March of 2020. Additionally, we closely monitor our supply chain and third-party product availability in light of the pandemic. To date, the business has not experienced negative consequences due to interruptions in our supply chain. However, we continue to undertake preemptive measures to ensure alternate supply sources as needed. Although none are reasonably foreseeable, there can be no assurance that future supply chain disruptions resulting from COVID-19 will not have a material adverse effect on our business.

FIRST QUARTER HIGHLIGHTS

Closing of the Qualifying Transaction / Business Combinations

On November 24, 2020, the Company announced that it had entered into definitive transaction agreements in respect of each Caliva and LCV, pursuant to which the Company would acquire all of the equity of Caliva and LCV. Concurrent with the completion of the Qualifying Transaction, LCV acquired SISU. At the same time, the Company executed an agreement with Caliva, OGE, SC Branding, LLC and SC Vessel 1, LLC to acquire the remaining shareholdings of OGE and entered into a Brand Strategy Agreement with SC Branding, LLC for certain services of Shawn C. Carter p/k/a JAY-Z.

Additionally, concurrently with the completion of the LCV acquisition, LCV acquired SISU in accordance with the Agreement and Plan of Merger between LCV and SISU, dated November 24, 2020.

The above transactions closed on January 15, 2021, and the acquisition of SC Vessel 1, LLC’s interest in OGE closed on January 19, 2021. The acquisition of Caliva and LCV constitutes the Company’s Qualifying Transaction.

Each of the acquisitions is a business combination accounted for using the acquisition method in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 Business Combinations (“ASC 805”).

Due to the complexity associated with the valuation process and short period of time between the acquisition date and the period end, the identification and measurement of the assets acquired, and liabilities assumed, as well as the measurement of consideration and contingent consideration is provisional and subject to adjustment on completion of the valuation process and analysis of resulting tax effects. Management will finalize the accounting for the acquisitions no later than one year from the date of the respective acquisition date and will reflect these adjustments in the reporting period in which the adjustments are determined as required by ASC 805. Differences between these provisional estimates and the final acquisition accounting may occur and these differences could have a material impact on the Company’s future financial position and results of operations.

Total acquisition-related transaction costs incurred by the Company in connection with the acquisitions was $493,584 (December 31, 2020—$6,316,683).

A provisional estimate of the fair values of the assets to be acquired and the liabilities to be assumed by the Company in connection with the acquisitions is as follows:

	Caliva/OGE		LCV		SISU	Total
Total consideration transferred	$620,477,018		$120,651,941		$92,188,146	$833,317,105

Assets acquired
Cash, restricted cash and cash equivalents	11,164,957		3,022,262		976,906	15,164,125
Accounts receivable	2,006,699		1,090,811		1,022,532	4,120,042
Inventory	13,105,532		7,548,844		5,580,258	26,234,634
Prepaid expenses	2,678,356		164,750		82,701	2,925,807
Other current assets	3,110,481		2,051,188		—	5,161,669
Property and equipment	7,785,157		3,305,145		1,163,902	12,254,204
Intangible assets	273,900,000		64,840,000		85,340,000	424,080,000
Right of use assets	48,702,768		4,461,809		1,183,451	54,348,028
Investment in associate	—		6,500,000		—	6,500,000
Investment in non-marketable securities	591,545		—		—	591,545
Security deposits and other	869,238		137,051		34,175	1,040,464

Total assets acquired	363,914,733		93,121,860		95,383,925	552,420,518

Liabilities assumed
Accounts payable and accrued liabilities	27,330,222	(1)	14,817,802	(2)	8,242,144	50,390,168
Consideration payable	2,458,844		2,348,970		—	4,807,814
Loans payable	3,060,250		298,436		—	3,358,686
Line of credit	—		—		1,000,000	1,000,000
Deferred tax liability	67,523,907		17,221,527		17,917,511	102,662,945
Lease liabilities	49,746,261		4,461,809		1,183,451	55,391,521

Total liabilities assumed	150,119,484		39,148,544		28,343,106	217,611,134

Goodwill	$406,681,769		$66,678,625		$25,147,327	$498,507,721

The Company retrospectively adjusted the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of the acquisition date. During the three months ended June 30, 2021, the Company updated the provisional amounts for the following:

1	An adjustment was made to increase accounts payable and accrued liabilities by $1,050,000, resulting in an offsetting increase in goodwill.
2	An adjustment was made to decrease accounts payable and accrued liabilities by $650,871, resulting in an offsetting decrease in goodwill

Total consideration transferred is comprised of the following:

	Caliva/OGE	LCV	SISU	Total
Upfront consideration
Cash	$465,140	$177,970	$11,089,535	$11,732,645
Shares	408,178,567	57,529,825	63,581,153	529,289,545
Shares to be issued	1,567,549	5,897,750	9,692,268	17,157,567
Consideration payable	1,000	5,120	—	6,120
Contingent consideration (liability) – Trading price consideration	191,077,970	41,641,276	—	232,719,246
Contingent consideration (liability) – Other	—	—	—	—
Contingent consideration (equity)	2,372,231	—	—	2,372,231
Replacement options	4,199,788	—	—	4,199,788
Liabilities settled in cash part of the Qualifying Transaction	12,614,773	15,400,000	7,825,190	35,839,963

Total consideration transferred	$620,477,018	$120,651,941	$92,188,146	$833,317,105

Each of the acquisitions is subject to specific terms relating to satisfaction of the purchase price by the Company and incorporates payments in cash and shares as well as certain contingent consideration. Contingent consideration has been classified as either a financial liability or equity consistent with the principles in ASC 480 Distinguishing Liabilities from Equity.

The table above summarizes the fair value of the consideration given and the fair values assigned to the assets acquired and liabilities assumed for each acquisition. Goodwill arose in these acquisitions because the cost of acquisition included a control premium. In addition, the consideration paid for the combination reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets.

The total consideration transferred for the acquisitions is summarized below:

Acquisition of Caliva and OGE

The acquisition of Caliva, including 50% interest in OGE, closed on January 15, 2021, and the acquisition of the additional 50% interest in OGE closed on January 19, 2021. However, the closing of the additional 50% interest in OGE was on automatic and contingent on the closing of Caliva. As a result, the Company gained control of both Caliva and OGE on January 15, 2021.

The acquisitions of Caliva and OGE are being accounted for as one transaction as the contracts were negotiated at the same time and in contemplation of one another in order to achieve the overall objective of obtaining control of both companies. The Company acquired all of the issued and outstanding equity interests of Caliva and OGE from the existing shareholders for up to 32,241,593 Common Shares and $466,140 of cash, with certain shareholder’s receiving cash at $10.00 per share in lieu of shares for regulatory purposes. In addition, the consideration transferred includes contingent consideration and replacement stock options, as outlined below. The share consideration was valued based on the share price on the date of acquisition, January 15, 2021. As at June 30, 2021, the Company is still in the process of settling the issuance of shares and cash and the estimated remaining number of shares to be issued is presented in equity, while the estimated remaining cash to be paid is presented as consideration payable.

The Company also issued the following contingent consideration:

a)

Trading price consideration – The Caliva and OGE shareholders received a contingent right for up to 18,356,299 additional common shares (the “pool of common shares”) in the event the 20-day volume weighted average trading price (“VWAP”) of the common shares reaches $13.00, $17.00 and $21.00 within three years of closing, with one-third issuable upon the achievement of each price threshold, respectively. The pool of common shares is to be shared with Caliva option holders who were employees of Caliva at the time of the transaction (“Caliva employee option holders”). In order to receive their share of the contingent consideration, Caliva employee option holders must be employed by the Company at the time the contingent consideration is paid out. The portion of the pool of common shares that may be paid to Caliva employee option holders is being accounted for as employee share based compensation and is being expensed over the estimated vesting period. The portion of the pool of common shares that may be paid to former Caliva and OGE shareholders is being accounted for as contingent consideration in the amount of $191,077,970 and is included in the consideration transferred above. Refer to Note 27 of the Interim Financial Statements for further details.

b)

Earn-out shares – The Caliva shareholders received a contingent right for up to 3,929,327 additional common shares if the aggregate consolidated cash of the Company at closing, net of short-term indebtedness, was less than $225,000,000. As the consolidated cash at the time of closing was above this amount, no additional common shares will be issued, and no value has been attributed to this in the transaction.

c)

Other – The Company is holding back 304,000 shares related to Paycheck Protection Program (“PPP”) loans. The Company could be required to issue a pro-rata portion of the shares to the former shareholders of Caliva associated with any portion of the loans that are forgiven. The fair value associated with the contingent consideration at the transaction date is nil.

d)

187,380 Common Shares have been placed into escrow and will be issued when subsidiaries of Caliva receive their licenses. This is presented as contingent shares to be issued in equity. If the licenses are not obtained, the shares will be issued to Caliva former shareholders, and therefore have been included as part of consideration.

The Company issued replacement stock options to Caliva employee option holders as discussed in Note 18 of the Interim Financial Statements. The Company recognized $4,199,788 in consideration. This represents the fair value of the award as at January 15, 2021 that relates to past service of those employees. The goodwill acquired is associated with Caliva and OGE’s workforce and expected future growth potential and is not expected to be deductible for tax purposes.

Lastly, as part of the Transaction, certain liabilities of Caliva were extinguished. As a result, they have been included in consideration transferred and excluded from net assets acquired.

Acquisition of LCV

The Company acquired all of the issued and outstanding equity interests of LCV from the existing shareholders of LCV for up to 4,544,220 Common Shares and $183,090 cash, with certain shareholder’s receiving cash at $10.00 per share in lieu of shares for regulatory purposes. The share consideration was valued based on the share price on the date of acquisition, January 15, 2021. As at June 30, 2021, the Company was still in the process of settling the issuance of shares and cash and the estimated remaining number of shares to be issued is presented in equity, while the estimated remaining cash to be paid is presented as consideration payable. The goodwill acquired is associated with LCV’s workforce and expected future growth potential and is not expected to be deductible for tax purposes.

The Company also issued the following contingent consideration:

a)

Trading price consideration – The LCV shareholders will have a contingent right for up to 3,856,955 additional common shares in the event the 20-day VWAP of the common shares reaches $13.00, $17.00 and $21.00 within three years of closing, with one-third issuable upon the achievement of each price threshold, respectively. The fair value of the contingent consideration on January 15, 2021 was $41,641,276 and is included in consideration transferred above. Refer to Note 27 of the Interim Financial Statements for further details.

b)

Other – The Company is holding back 299,800 of shares that is contingent on the outcome of certain events. The Company could be required to issue a pro-rata portion of the shares to the former shareholders of LCV associated with any portion of the liabilities that are forgiven or not required to be paid to tax authorities. The fair value associated with the contingent consideration at the transaction date is nil.

Lastly, as part of the acquisition of LCV, certain liabilities of LCV were extinguished. As a result, they have been included in consideration transferred and excluded from net assets acquired.

Acquisition of SISU

The Company acquired all of the issued and outstanding units of SISU from the existing members of SISU for 5,787,790 Common Shares, of which 765,582 are shares to be issued, and $11,089,535 in cash. Shares to be issued represent a holdback related to general representations and warranties. The share consideration was valued based on the share price on the date of acquisition, January 15, 2021. The goodwill acquired is associated with SISU’s workforce and expected future growth potential and is expected to be fully deductible for tax purposes at the state level.

Lastly, as part of the Qualifying Transaction, certain liabilities of SISU were extinguished by issuance 336,856 common shares and cash. As a result, these have been included in consideration transferred and excluded from net assets acquired.

SECOND QUARTER HIGHLIGHTS

Business Developments

New Product: Caliva Flowersticks

On April 30, 2021, the Company announced its partnership with Omura, a first-of-its kind whole flower vaporizer. The Parent Company entered Omura’s “heat-not-burn” category with the launch of Caliva Flowersticks, a new line of 100% whole flower cannabis pre-filled paper cartridges featuring three signature Caliva strains.

As a large, vertically integrated cannabis companies in California, The Parent Company aims to leverage its efficiencies and resources to create cannabis products that reliably deliver quality and value for consumers across its portfolio. Since its creation in 2018, Omura has developed its technology platform with the aim of making whole flower consumption more accessible to all consumers. Omura only works with quality cultivators to ensure the best experience possible.

New Campaigns: Monogram

On April 12, 2021, the Company launched the first installment of a three-part campaign that reimagines the iconic photos of renowned mid-century American photographer Slim Aarons through a contemporary lens. Photographer Hype Williams, known for capturing some of the most striking images of modern hip hop and culture, serves as the campaign’s present-day Aarons, bringing an inspired creativity to his role in depicting what the good life looks like today, which encompasses a lifestyle that cannabis has the right to be a part of. In his own words, Slim Aarons’ life’s work was devoted to capturing “attractive people, doing attractive things in attractive places.” The photographs he created over four decades at the world’s finest locales have since become synonymous with mid-century luxury, beauty and leisure. MONOGRAM tapped Williams to reimagine several of these quintessential images – including “Keep Your Cool,” “Desert House Party,” “Poolside Glamour,” “Leisure and Fashion” and more – starring an updated cast of diverse personalities. The resulting imagery illustrates the dynamic, expanding landscape of modern luxury, and how it intersects with a new chapter in cannabis culture.

Launched just in time for 4/20, the campaign was on display across all major U.S. markets including New York State, which legalized adult use of cannabis on March 31, 2021. This campaign generated 228 pieces of media content and over 824 million impressions.

New Program: Caliva CLUB

On April 6, 2021, the Company announced the launch of testing for its first ever integrated loyalty program, Caliva CLUB. Based on record online customer transaction growth of +141% and an omnichannel platform that covers more than 70% of California today, Caliva, The Parent Company’s DTC platform, is piloting its new loyalty program. The launch, which is a key strategic driver for The Parent Company’s broader digital innovation push, aims to enhance the consumer experience across the Company’s integrated omnichannel platform. As one of the few companies in cannabis with a rewards program, we believe Caliva customers will enjoy an elevated shopping experience similar to their favorite non-cannabis retailers.

As part of the program, participants are able to earn reward points for dollars spent on delivery orders. Benefits include extra points on birthdays, advanced scheduled deliveries, early access to new products, friend referral rewards, and more. Since the launch of the beta test on March 23, 2021, the program has shown positive early results: loyalty participants are spending on average 37% more than customers not participating in the program and early customer adoption rates are exceeding goals set for this program.

While the program is currently being tested on Caliva’s digital channel, The Parent Company is planning to expand the program to its entire retail footprint later this year.

Effective May 17, 2021, Drew Kornreich stepped down from his position as Chief M&A Officer to pursue other opportunities.

Corporate Development Updates

Mosaic.Ag

On May 17, 2021, the Company announced that it had entered into the Mosaic.Ag Transaction.

Calma West Hollywood

On June 28, 2021, the Company announced that it has signed a definitive agreement (the “Calma Agreement”) to acquire 100% of the equity of Calma West Hollywood (“Calma”), an operating dispensary located in West Hollywood, California, for a total consideration of approximately $11,500,000 (the “Calma Transaction”). Calma is located in the Los Angeles metropolitan area, with a population of approximately 18.7 million people and a cannabis retailer density of approximately one store for every 194,000 people in the region. Calma’s 3,250 square foot dispensary is one of only ten stores in the West Hollywood area that is licensed for both delivery and storefront retail. With more than 3.6 million visitors per year, West Hollywood is situated in the core of the Los Angeles region, surrounded by cultural destinations and tourist attractions in every direction. To ensure Calma remains a staple in West Hollywood, the Calma founders are expected to remain involved with operations of the business.

Under the terms of the Calma Agreement, The Parent Company has agreed to acquire 100% of the equity of Calma for a total consideration of $11,500,000, comprised of $8,500,000 in cash and $3,000,000 in Common Shares (with the number of shares issued based on the volume-weighted average price per Common Share for the ten consecutive trading days prior to each closing date). On October 1, 2021, the Company closed the first tranche under the Calma Agreement, with the acquisition of 85% of Calma’s equity securities. The transfer of the remaining 15% equity of Calma is expected to occur in 2022.

Mercer Park Brand

On July 2, 2021, the Company announced that its previously announced conditional agreement to complete a $50,000,000 strategic investment in GH Group, Inc. through a private placement offering by Mercer Park Brand Acquisition Corp. had been terminated.

Jayden’s Journey

On July 29, 2021, the Company signed a definitive agreement to acquire 100% of the equity in an operating retail dispensary located in Ceres, California for $2,600,000 subject to customary adjustments. On August 4, 2021, the Company paid $1,198,000 to the vendors. The legal closing of the transaction is subject to standard closing conditions.

Integration Initiatives

Following the completion of the Company’s Qualifying Transaction on January 15, 2021, The Parent Company implemented an integration strategy to streamline and optimize the Company’s operations. Centered on driving near-term margin expansion while positioning the Company for continued long term growth, thus far, The Parent Company has achieved the following as part of Phase 1 of its integration initiative:

•	Portfolio Optimization: Streamlined the Company’s brand portfolio offering to eight core brands from seventeen previously, eliminating redundancies and reducing potential sales category overlap.

•	SKU Rationalization: Selectively reduced total SKU count across the Company’s eight remaining core brands with a focus on higher margin product offerings.

•

Product Innovation: Launched Fun Uncle Cruisers, our first product to take advantage of the full vertical integration of our business and one that we believe illustrates how the Company’s significant efficiencies and resources can combine to create quality cannabis at an approachable price point.

•	Expanded Sourcing: Entered into the Mosaic.Ag Transaction, which is expected to provide the Company with approximately 12,000 pounds of outdoor flower a year.

•

Manufacturing Consolidation: Successfully rationalized The Parent Company’s manufacturing facilities by closing its 23,000 square foot Santa Rosa facility and its Oakland facility, migrating certain manufacturing operations to its San Jose facility. As a result of these changes, the Company now operates three, streamlined manufacturing facilities.

•

Distribution: To improve dispensary delivery times and to reduce operating costs, The Parent Company centralized its distribution operations to two wholesale hubs located at its San Jose and Costa Mesa locations, resulting in the closure of its North Hollywood facility.

•

Restructured and Optimized Organization: Integrated and consolidated teams from both Caliva and Left Coast Ventures into The Parent Company’s combined operations resulting in a reduction in overall personnel expenses by approximately 10%. Over time, the Company expects to add additional headcount in certain areas of its business to invest ahead of future growth.

With the corporate and shared services integration initiatives comprising Phase 1 of the Company’s integration initiatives now largely complete, Phase 2 has commenced and is expected to include further shared services integration as well as optimization of our state-wide transportation fleet.

As a result of the combination of facilities, a personnel reduction occurred. As of September 30, 2021, The Parent Company had 498 full time employees and 124 part time employees which is approximately 5% lower than at the time of the Qualifying Transaction closing. The approximate 5% headcount reduction will result in an annualized payroll expense saving of approximately 10%.

In addition, as part of integration efforts, the Company elected to dispose of the non-core assets and lines of business described below:

Half Moon Grow, Inc. and SKRRR, LLC

LCV held a 34% interest in SKRRR, LLC and Half Moon Grow, Inc. (collectively, “Half Moon”) through its wholly owned subsidiary LCV Holdings HMB, LLC. Half Moon operated a 134,000 square foot cannabis greenhouse facility. With the expanded cultivation network of the Company following the closing of the Qualifying Transaction and new strategic supply partnerships available, the Company entered into agreements on April 6, 2021 to dispose of its minority investment in Half Moon for proceeds of $6,500,000 in cash (the “Half Moon Disposition”). The Half Moon Disposition closed on May 10, 2021.

Non-THC Assets

The Company entered into agreements to dispose of all the assets of Eko Holdings, LLC, Lief Holdings, LLC and Live Zola, LLC (the “Non-THC Subsidiaries”) through a series of transactions resulting in cumulative consideration of $7,350,000

The Company entered into an agreement to sell the hemp-derived cannabidiol (“CBD”) business assets of the Non-THC Subsidiaries to Arcadia Biosciences, Inc. (“Arcadia”) for total consideration of approximately $6,250,000 payable by way of $4,000,000 cash and $2,250,000 in Arcadia’s common stock (the “Arcadia Transaction”). The Arcadia common stock value is based on the 20-day volume weighted average trading price on the Nasdaq stock exchange. This transaction was signed on May 17, 2021 and has since closed.

On April 27, 2021, the Company sold the remainder of the Non-THC Subsidiaries’ assets, being the Acai Puree business line, to a third-party for gross proceeds of $1,100,000 in cash payable in equal instalments over the next six quarters. The transactions have closed.

Social Equity Venture Fund Activities

During the second quarter of 2021, the Company announced the appointment of six members of the Social Equity Ventures LLC (“SEV”) Advisory Committee that will advise and guide SEV’s engagement with entrepreneurs, non-profits, the cannabis community, the broader business community, and the press. These individuals bring robust experience and accomplishments covering areas such as impact investing, economic equity, social justice, criminal justice, and policy advocacy both within and outside of the cannabis industry. SEV’s Advisory Committee is expected to play a pivotal role not only in ensuring SEV is working towards our mission of promoting social equity in our industry, but in building credibility and thought leadership around social equity both inside our organization and how we present ourselves to the public. To date, the following six individuals have been appointed to the advisory committee:

•	Angela Rye – political strategist and commentator on CNN and NRP who sits on the Board of the Congressional Black Caucus Institute, CEO of IMPACT Strategies political advocacy firm.

•	Faith Leach – Chief of Staff at JP Morgan Chase Foundation, involved in JP Morgan Chase’s commitment of $30 billion to advance racial equity for Black and Latinx communities.

•

Marcia Dyson – CEO of Women’s Global Initiative, one of America’s most respected civic-social activists and communication specialists, member of many women’s organizations, including the Black Woman’s Round Table, which performs as a liaison to the White House on gender equality.

•

Mary Pryor – Co-founder Cannaclusive, Board member of Possible Plan, a Curaleaf social equity effort, Founder of Cannabis for Black Lives a coalition of cannabis companies galvanizing the broader industry to support Black led organizations and communities through a commitment to corporate hiring & company culture, amplification of Black voices, and financial support with ongoing accountability measures.

•

Carmen Perez – CEO of Gathering for Justice, dedicated 20 years to advocating for civil rights issues including mass incarceration, gender equity, violence prevention, racial healing and community policing.

•

Jeff Gray – Co-founder and CEO SC Labs, one of the first independent analytical laboratories for cannabis and hemp in the United States. SC Labs is focused on building people, process, and community by partnering with organizations that address diversity in STEM, progressing testing standards, compassionate relief for patients, and social equity in the cannabis industry.

During our second quarter of 2021, SEV also closed its first two convertible debenture investments for a combined total amount of $900,000. The investments are accounted at fair value through profit or loss.

On June 3, 2021, the Company announced that it had selected Josephine & Billie’s, a Los Angeles-based cannabis brand and retail concept, as the Company’s first social equity corporate venture fund investment. Founded and led by Black women, Josephine & Billie’s was developed to create a welcoming and educational retail experience for Women of Color and to fill a void existing for this demographic within the L.A. marketplace. With the Company’s investment, Josephine & Billie’s is expected to open its first retail location before the end of the year.

On June 16, 2021, the Company announced that is had selected The Peakz Company (“Peakz”), an Oakland-based cannabis brand founded by Jessie Grundy, as the Company’s second social equity corporate venture fund investment. The investment is expected to allow Peakz to leverage The Parent Company’s expansive DTC capabilities and retail locations, enhancing its footprint in the California cannabis community. Peakz was founded in 2018 after Grundy won a distribution license under Oakland’s Social Equity Program. Over the past few years, Peakz has been building its profile in the California market with its loud strain names and designs, understanding of authentic cannabis culture, premium indoor genetics from well-respected cultivators, limited product runs, and availability in taste-making retailers, such as Cookies, Connected, Dr. Greenthumb, and SPARC.

Subsequent Events

Sacramento Distribution Hub Acquisition

On August 16, 2021, The Parent Company announced that it has further expanded its distribution reach through the acquisition of an additional distribution hub located in Sacramento, California. The new hub will service an area covering an additional 2.4 million residents of the greater Sacramento area, expanding the reach of the Company to directly service an area covering approximately 70% of California’s population. Delivery service is now available from the new hub, offering consumers in the region access to the Company’s entire suite of high-quality products through caliva.com. Terms of the transaction were not disclosed and remain subject to customary closing conditions, including regulatory approval.

SEC Registration Initiative

On August 9, 2021, the Company filed a Form 10 registration statement with the SEC to register the Company’s Common Shares and Warrants under Section 12(g) of the Exchange Act. The Form 10 registration statement became effective by statute on October 8, 2021.

Normal Course Issuer Bid

On August 16, 2021, the Company announced that the Exchange had accepted the Company’s notice of intention to commence a Normal Course Issuer Bid (the “Common Share Bid”) for Common Shares and a Normal Course Issuer Bid (the “Warrant Share Bid” and, together with the Common Share Bid, the “Bids”) for the Company’s Share Purchase Warrants to acquire Common Shares (the “Warrants”).

Pursuant to the Bids, the Company may repurchase on the open market (or as otherwise permitted), up to 4,912,255 Common Shares and 1,791,875 Warrants, representing approximately 5% of the issued and outstanding of each of the Common Shares and the Warrants (within the meaning of the rules of the Exchange), subject to the normal terms and limitations of such bids. Notwithstanding the foregoing, the Bids are subject to an aggregate cap of $25,000,000. The Company may purchase its Common Shares and Warrants at its discretion during the period commencing on August 18, 2021, and ending on the earlier of (i) August 17, 2022, (ii) $25,000,000 of purchases under the Bids, and (iii) the completion of purchases under the applicable Bid. Notwithstanding the foregoing, the Company did not commence purchases under the Bids until the expiry of its regular self-imposed quarterly blackout period.

Under the Exchange rules, during the six months ended July 30, 2021, the average daily trading volume on all marketplaces of the Common Shares and the Warrants was 540,578 and 67,477, respectively and, accordingly, daily purchases on the Exchange pursuant to the Bids will be limited to 135,144 Common Shares and 16,869 Warrants (other than purchases made pursuant to the block purchase exception) which represents 25% of the average daily trading volume. The actual number of Common Shares and Warrants which may be purchased pursuant to the Bids and the timing of any such purchases will be determined by the Company, subject to applicable law and the rules of the Exchange. As of July 30, 2021, the Company had 98,245,106 Common Shares and 35,837,500 Warrants issued and outstanding.

Purchases pursuant to the Bids are expected to be made through the facilities of the Exchange, or such other permitted means (including through alternative trading systems), at prevailing market prices or as otherwise permitted. The Bids will be funded using existing cash resources and any Common Shares and Warrants repurchased by the Company under the Bids will be cancelled.

The Parent Company may establish an automatic securities purchase plan in connection with the Bids under which a designated broker could purchase Common Shares and/or Warrants pursuant to the Bids during times when the Company would ordinarily not be permitted to purchase its Common Shares or Warrants due to regulatory restrictions or self-imposed blackout periods. Any such plan would be subject to the prior approval of the Exchange.

The Board believes that the market price of the Common Shares may from time to time not reflect the underlying value of The Parent Company, specifically its growth opportunities, and that the proposed purchasing of its Common Shares is in the best interests of The Parent Company and represents an appropriate use of corporate funds.

Since the commencement of the Bids, the Company has repurchased 157,600 Common Shares for approximately $600,000, excluding commissions.

Amendment to RSUs

Subsequent to June 30, 2021, the Company amended the outstanding cash-settled RSUs such that they are subsequently being accounted for as equity-settled RSUs.

Lock-up Agreements

On July 28, 2021, the Company entered into lock-up agreements with certain members of the Company’s leadership team and the entire board of directors covering over approximately 33,000,000 issued and outstanding common shares. Pursuant to the lock-up agreements, each counterparty has agreed that, subject to certain exceptions, they will not, without the written consent of the Company, sell, pledge, grant any option, right or warrant for the sale of or otherwise lend, transfer assign or dispose of any of their locked-up shares until January 28, 2022.

Share Repurchase Agreements

On July 30, 2021, the Company entered into automatic share repurchase agreements with certain employees to repurchase no more than 1,725,000 Common Shares that had been issued as part of the Qualifying Transaction. The Common Shares will be repurchased at market value over a three month period beginning September 1, 2021, and then subsequently cancelled. As of the date of this Registration Statement, 575,000 Common Shares have been purchased for a total of approximately $2,257,000 under these agreements.

Share issuance

Subsequent to June 30, 2021, the Company issued 392,666 Common Shares related to vested RSUs and contingent shares to be issued included in equity as at June 30, 2021.

RSU Issuance

Subsequent to June 30, 2021, the Company issued 836,642 RSUs.

OUTLOOK

The Parent Company has made substantial progress on its integration efforts and based on the continued strength of its organic operations, the Company believes it remains well positioned for sustained, long-term growth. On an ongoing basis, the Company reviews its financial forecasts to assess the reasonableness of specific developments and broader industry and economic factors. During this process, the Company reviews for unanticipated delays in receipt of licensing approvals, build out of facilities, integration activities, and corporate development opportunities due to competitive actions, as well as potential delays in the build out of its distribution centers and planned retail stores.

As a result of the above and due to the uncertainty inherent in forecasting operating results given the current status of the California cannabis industry, The Parent Company has elected to withdraw its previously provided guidance included in an investor presentation filed on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) on November 24, 2020, which included benefits from potential corporate development activities as well as revenue from the Company’s divested hemp CBD business line.

The Parent Company has a robust pipeline of potential corporate development activities and remains committed to ensuring that potential acquisitions are accretive to the Company’s strategic growth initiatives, create operational efficiencies, and drive long-term shareholder value. As such, timing around these opportunities remains uncertain. To accelerate its execution on corporate development opportunities, the Company has retained two experienced external advisory firms with deep backgrounds in identifying, evaluating and executing inorganic opportunities.

RESULTS OF OPERATIONS

	Three-months ended		Six-months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Sales, net of discounts	$54,203,157	$—	$94,120,545	$—
Cost of sales	49,422,133	—	82,296,401	—

Gross profit	4,781,024	—	11,824,144	—

Operating expenses	59,884,806	111,556	180,887,027	423,129

Loss from operations	(55,103,782)	(111,556)	(169,062,883)	(423,129)
Other income (expense)
Interest income	41,371	139,658	48,279	2,089,000
Interest expense	(1,421,363)	—	(2,595,235)	—
Gain on debt forgiveness	3,358,686	—	3,358,686	—
Loss on disposal	(3,519,665)	—	(3,519,665)	—
Change in fair value of investments at fair value	349,212	—	349,212	—
Change in fair value of contingent consideration	51,724,912	—	182,818,766	—
Other expense	2,742,054	—	2,624,897	—

	53,275,207	139,658	183,084,940	2,089,000

(Loss) Income before income taxes	(1,828,575)	28,102	14,022,057	1,665,871
Income tax recovery	7,653,074	—	10,863,696	—

Net income and comprehensive income	$5,824,499	$28,102	$24,885,753	$1,665,871

Earnings (loss) per share
Basic	$0.06	$(0.01)	$0.27	$(0.03)
Diluted	$0.06	$(0.01)	$0.27	$(0.03)
Weighted average number of common shares
Basic	98,416,198	15,218,750	91,453,735	15,218,750
Diluted	99,735,129	15,218,750	92,723,089	15,218,750

Prior to the closing of the Qualifying Transaction on January 15, 2021, the Company was a special purpose acquisition company that did not conduct any commercial operations and had no revenues or significant operating expenses. The Company reminds readers that the operating results included in the Company’s interim financial statements for the six months ended June 30, 2021 for Caliva, Left Coast Ventures and SISU are only from January 15, 2021 (date of acquisition).

Management focused its efforts during the first half of 2021 on integration activities for the Qualifying Transaction, sub-leasing non-core real estate properties and the disposition of non-core assets (Half Moon Disposition and non-THC assets) as well as the implementation of an approximate 10% head count reduction.

Sales Revenue

The Company’s sales revenues for the three and six months ended June 30, 2021 was $54,203,157 and $94,120,545 compared to $nil an $nil in the corresponding periods in the prior year. This growth was driven by 7.2% growth in the Company’s direct to consumer business and 22.6% in its wholesale business.

The Company has the following sales streams for the three and six months ended June 30, 2021:

	Three-months ended	Six-months ended
	June 30, 2021	June 30, 2020
Direct to consumer	$11,880,358	21,578,471
Wholesale	42,322,799	72,542,074

	$54,203,157	94,120,545

Direct to Consumer (Retail, Pick up, Delivery)

The Company currently operates six omni-channel retail locations: two in northern California, two in central California and two in southern California, and two consumer delivery hubs. All pick-up and delivery online orders are through Caliva’s website.

In the second quarter of 2021, the Company had over 165,000 consumer transactions across the direct-to-consumer channel. Additionally, over 21,000 people who had not yet placed online orders through the Caliva website signed up for ongoing alerts. Since closing of the Qualifying Transaction, the Parent Company has scaled out its online platform with the aim of providing superior customer service. In the second quarter of 2021, The Parent Company supported approximately 21,000 online chats with customers.

In addition, on April 6, 2021, The Parent Company launched testing of the Caliva Club loyalty program, which allows participants to earn reward points for dollars spent on delivery orders. Since testing of the Caliva Club launched on April 23, 2021, approximately 23,934 customers joined the program as of June 30, 2021.

Revenues earned from direct-to-consumer sales in the three and six months ended June 30, 2021 totaled $11,880,358 and $21,578,471 respectively (three and six months ended June 30, 2020: $nil and $nil). Taking into account the shortened first quarter, the increase in average weekly DTC revenue was partially due to a strong April buoyed by 4/20 as well as the new Hanford delivery hub exceeding expectations.

Wholesale

The Company directly sells 1st party and selected third party products into 450 dispensaries across California, leveraging a combined in-house sales team from Caliva and LCV, as well as the two distribution depots in San Jose and Costa Mesa, respectively.

Our wholesale segment also includes the bulk business operated by SISU and consists of distillate oil manufacturing, bulk flower sales, flower processing and white label services.

Revenues earned from wholesale sales in the three and six months ended June 30, 2021 totaled $42,322,799 and $72,542,074 respectively (three and six months ended June 30, 2020: $nil and $nil). For the wholesale business, the increase in second quarter sales over Q1 sales were mainly due to increased demand and stabilized pricing for bulk flower and oil.

The Company’s wholesale business is subject to pricing fluctuations in the bulk flower and bulk oil market. The California market has recently experienced price compression in bulk flower, specifically in greenhouse and outdoor markets as well as bulk oil. These decreases could have a material adverse effect on results of operations.

Gross Profit

Gross Profit reflects our revenue less our production costs primarily consisting of labor, materials, consumable supplies, overhead, amortization on production equipment, shipping, packaging and other expenses required to produce cannabis products.

The Company’s gross profit for the three and six months ended June 30, 2021 was $4,781,024 and $11,824,144, an increase of $4,781,024 and $11,824,144 from the three and six months ended June 30, 2020, a period when the Company had no meaningful operations. This increase was due to the closing of the Qualifying Transaction.

Operating Expenses

	Three months ended		Six-months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
General and administrative	$11,056,569	$111,556	$20,591,512	$423,129
Sales and marketing	6,517,245	—	35,512,990	—
Salaries and benefits	10,404,165	—	18,221,282	—
Stock compensation expense	5,710,385	—	13,838,164	—
Lease expense	1,149,681	—	2,318,668	—
Depreciation	929,281	—	1,923,202	—
Amortization of intangible assets	7,248,760	—	13,582,102	—
Impairment loss	16,868,720		74,899,107

	$59,884,806	$111,556	$180,887,027	$423,129

Operating expenses primarily include salaries and benefits, professional fees, rent and facilities expenses, travel-related expenses, advertising and promotion expenses, licenses, fees and taxes, office supplies and expenses related to outside services in connection with seeking a qualifying transaction, stock-based compensation and other general and administrative expenses.

The Company recorded operating expenses of $59,884,806 and $180,887,027 in the three and six months ended of June 30, 2021 compared to $111,556 and $423,129 in the three and six months ended June 30, 2020. The increased operating expenses is due to the closing of the Qualifying Transaction on January 15, 2021, whereas during the three and six month periods ended June 30, 2020, the Company was a special purpose acquisition company with expenses consisting primarily of professional fees associated with its public listing and with seeking a qualifying transaction.

General and administrative costs increased to $11,056,569 and $20,591,512 respectively in the three and six months ended June 30, 2021 from $111,556 and $423,129 due to the consolidation of businesses acquired in the Qualifying Transaction.

Salaries and benefits totaled $10,404,165 and $18,221,282 in the three and six months ended June 30, 2021 compared to $nil and $nil in the comparative period also due to the first time consolidation of the businesses acquired in the Qualifying Transaction.

The Company incurred sales and marketing expenses of $6,517,245 and $35,512,990 compared to $nil and $nil in the corresponding periods in the prior year. Of the $35,512,990 of sales and marketing expenses, $25,000,000 was settled in shares (and thus a non-cash expense) for services provided under the Roc Binding Heads of Terms. Stock based compensation of $5,710,385 and $13,838,164 respectively, in the three and six months ended June 30, 2021 and depreciation & amortization of $8,178,041 and $15,505,304, respectively, are also non-cash expenses.

During the three and six months ended June 30, 2021, the Company recorded impairment losses as below:

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Right-of-use assets (i)	$748,087	$—	$748,087	$—
Assets held for sale (ii)	16,120,633	—	16,120,633	—
Non-THC business (iii)	—	—	58,030,387	—

	$16,868,720	$—	$74,899,107	$—

(i)	During the three months ended June 30, 2021, the Company recognized an impairment loss of $748,087 in operating expenses on two property leases where the Company has vacated the premises.
(ii)

In May 2021, the Company became committed to a plan to sell three licenses and transfer the related right of use asset and lease liability, which were acquired as part of the Caliva and OGE and LCV acquisitions on January 15, 2021. Prior to reclassification to assets held for sale, the assets were tested for impairment. As a result, the cost bases of the intangible assets were written down to $650,000, resulting in an impairment loss of $15,845,313. Similarly, the Company recognized an impairment loss of $275,320 on right-of-use assets.

(iii)

During the three months ended March 31, 2021, the Company became committed to a plan to sell its non-THC business, which was acquired as part of the Caliva and OGE and LCV acquisitions on January 15, 2021. As a result of the decision to sell, the assets were tested for impairment and an impairment loss of $52,796,616 of goodwill and $5,233,771 of intangible assets was recognized. The disposal group did not represent a separate major line of business, and for that reason it has not been disclosed as discontinued operations for the three and six months ended June 30, 2021. During the three months ended June 30, 2021, the Company disposed of the non-THC business.

Other Items

Interest income / (expense)

In the three and six months ended June 30, 2021 the Company recorded interest expense of $1,421,363 and $2,595,235 respectively, the majority of which relates to interest expense on lease accounting for the Company’s right of use leases.

Gain on debt forgiveness

The Company recorded gain of $3,358,686 on the forgiveness of Payroll Protection Program (PPP) loans during the three and six months ended June 30, 2021 (three and six months ended June 30, 2020: $nil).

Contingent consideration

In the three and six months ended June 30, 2021, the Company recorded a gain on the change in the fair of contingent consideration of $51,724,912 and $182,818,766 respectively due to a decline in its Common Share price from January 15, 2021 through to June 30, 2021 with no such item in the three and six months ended June 30, 2020. The Company agreed to pay certain contingent consideration in connection with its Qualifying Transaction. This contingent consideration will be fair valued at each quarter-end and the gain or loss recorded in the statement of operations and comprehensive income will be inversely related to the movement in the Common Share price.

Net Income (loss) and Comprehensive Income

In the three and six months ended June 30, 2021, the Company recorded net income of $5,824,499 and $24,885,753 compared with a loss of $28,102 and $1,665,871 in the corresponding periods in the prior year. The profitability reported in the three and six months ended June 30, 2021 is due to a $51,724,912 and $182,818,766 non-cash gain on change in the fair value of the contingent consideration offset by a $58,030,387 non-cash loss on remeasurement of assets held for sale (non-THC business) and a $16,868,720 impairment loss. The Company has otherwise generated losses at the operating level of $55,103,782 and $169,062,883, respectively, for the three and six months ended June 30, 2021 (three and six months ended June 30, 2020: $111,556 and $423,129 respectively).

Reconciliation of Non-GAAP Measures

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable measure determined under GAAP is set out below.

	Three-months ended		Six-months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income and comprehensive income	$5,824,499	$28,102	$24,885,753	$1,665,871
Income tax recovery	(7,653,074)	—	(10,863,696)	—
Depreciation and amortization	8,178,041	—	15,505,304	—
Interest expense and debt amortization	1,421,363	—	2,595,235	—

EBITDA	7,770,829	28,102	32,122,596	1,665,871

Adjustments:
Share based compensation expense	5,710,385	—	13,838,164	—
Other non-recurring items:
Fair value change of contingent consideration	(51,724,912)	—	(182,818,766)	—
Impairment loss	16,868,720	—	74,899,107	—
Loss on disposal of assets	3,519,665	—	3,519,665	—
Change in fair value of investments at FVTPL	(349,212)	—	(349,212)	—
Other taxes	2,243,441	—	2,243,441	—
De-SPAC costs	1,003,567	—	3,621,807	—
Restructuring costs	1,834,166	—	2,378,782	—
Sales and marketing expense	—	—	27,247,039	—

Adjusted EBITDA	$(13,123,351)	$28,102	$(23,297,377)	$1,665,871

EBITDA

The Company’s EBITDA for the three and six months ended June 30, 2021 was $7,770,829 and $32,122,596 respectively, an increase of $7,742,727 and $30,456,725 from the three and six months ended June 30, 2020, a period when the Company had no meaningful operations. This increase was due to the closing of the Qualifying Transaction.

Adjusted EBITDA

The Company’s Adjusted EBITDA for the three and six months ended June 30, 2021 was $13,123,351 loss and $23,297,377 loss, a decrease of $13,151,453 and $24,962,248 from the three and six months ended June 30, 2020, a period when the Company had no meaningful operations. The negative adjusted EBITDA is due to the closing of the Qualifying Transaction the integration initiatives undertaken since the closing. Adjusted EBITDA includes non-cash adjustments for share based compensation, changes in fair value of contingent consideration, losses on disposals of assets and impairment losses. The Company also adjusted other items as itemized in the table above which management considered non-recurring. The Company’s management views Adjusted EBITDA as the best measure of its underlying operating performance.

Selected Quarterly Information

The following selected financial information is derived from the consolidated financial statements of the Company for the most recent eight historical quarters. The quarter-end ended September 30, 2019 includes results from in Company on June 17, 2019 through to September 30, 2019.

	Quarter-Ended
	06/30/21	03/31/21	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19	09/30/19
Revenue	$54,203,157	$39,917,388	$—	$—	$—	$—	$—	$—
Income (loss) before provision for income taxes	$(1,828,575)	$15,850,632	$(7,913,227)	$(216,250)	$28,102	$1,637,769	$2,325,877	$2,394,947
EBITDA	$7,770,829	$24,351,767	$(8,019,123)	$(371,666)	$(111,556)	$(1,947,704)	$(309,082)	$(241,807)
Adjusted EBITDA	$(13,123,351)	$(10,174,026)	$(8,019,123)	$(371,666)	$(111,556)	$(1,947,704)	$(309,082)	$(241,807)
Weighted average shares outstanding basic	98,416,198	84,413,911	15,218,750	15,218,750	15,218,750	15,218,750	15,218,750	15,218,750
Weighted average shares outstanding diluted	99,735,129	85,633,687	15,218,750	15,218,750	15,218,750	15,218,750	15,218,750	15,218,750

Net Income (Loss) per share - basic	$0.06	$0.23	$(0.86)	$(0.36)	$(0.01)	$(0.02)	$(0.97)	$(0.96)
Net Income (Loss) per share - diluted	$0.06	$0.22	$(0.86)	$(0.36)	$(0.01)	$(0.02)	$(0.97)	$(0.96)

The financial results in all the periods preceding the Qualifying Transaction closing date of January 15, 2021 reflect the financial performance of the Company with its $575,000,000 in escrow while it focused on identification and evaluation of businesses or assets to acquire. There were no notable events that occurred during the period from incorporation through December 31, 2020. The financial performance in the three and six months ended June 30, 2021 reflect the Company’s integration efforts.

Refer to “Reconciliation of Non-GAAP Measures” for an explanation and reconciliation of EBITDA and Adjusted EBITDA.

COMPARISON OF YEAR ENDED DECEMBER 31, 2020 COMPARED TO JUNE 17, 2019 (DATE OF INCORPORATION) THROUGH DECEMBER 31, 2019

SELECTED QUARTERLY INFORMATION

The following selected financial information is derived from the consolidated financial statements of the Company for the most recent six historical quarters. The quarter-end ended September 30, 2019 includes results from incorporation on June 17, 2019 through to September 30, 2019.

	Quarter-Ended
	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19	09/30/19
Income
Interest	$105,896	$155,416	$139,658	$1,949,342	$2,634,959	$2,636,754

Total Income	105,896	155,416	139,658	1,949,342	2,634,959	2,636,754

Expenses
General and administrative	8,019,123	371,666	111,556	311,573	309,082	241,807

Total Expenses	8,019,123	371,666	111,556	311,573	309,082	241,807

	Quarter-Ended
	12/31/20	09/30/20	06/30/20	03/31/20	12/31/19	09/30/19
Income (loss) before provision for income taxes	(7,913,227)	(216,250)	28,102	1,637,769	2,325,877	2,394,947
Provision for income taxes				—	—	—

Net income (loss)	$(7,913,227)	$(216,250)	$28,102	$1,637,769	$2,325,877	$2,394,947

Weighted average shares outstanding of Class B Shares, basic and diluted	15,218,750	15,218,750	15,218,750	15,218,750	15,218,750	15,218,750

Net Loss per share—basic and diluted	$(0.86)	$(0.36)	$(0.01)	$(0.02)	$(0.97)	$(0.97)

SELECTED ANNUAL FINANCIAL INFORMATION

The following selected financial information is derived from the consolidated financial statements of the Company for the year ended December 31, 2020 and the period from June 17, 2019 (the date of incorporation) through December 31, 2019:

	Year Ended December 31, 2020	For Period From June 17, 2019 Through December 31, 2019
Income
Interest	$2,350,312	$5,271,713

Total Income	$2,350,312	$5,271,713

Expenses
General and administrative	$8,813,918	$550,889

Total Expenses	$8,813,918	$550,889

Income (loss) before provision for income taxes	$(6,463,606)	$4,720,824
Provision for income taxes	$—	$—

Net income (loss)	$(6,463,606)	$4,720,824
Weighted average shares outstanding of Class
B Shares, basic and diluted	15,218,750	15,218,750
Net Loss per share—basic and diluted	$(1.90)	$(1.93)

Total Assets	$607,681,123	$581,004,912
Total Liabilities	$607,709,025	$580,271,713
Shareholders’ (Deficiency) Equity	$(28,349,874)	$589,044

RESULTS OF OPERATIONS

Prior to closing of the Qualifying Transaction on January 15, 2021, the Company did not conduct any commercial operations and was focused on the identification and evaluation of businesses or assets to acquire. Other than developments related to the Qualifying Transaction disclosed above, there were no notable events that occurred during the year ended December 31, 2020.

For the year ended December 31, 2020, the Company realized a net loss of $6,463,606, representing a diluted net loss of approximately $0.42 per share, as compared to net income of $4,720,824 for the period from June 17, 2019 (the date of incorporation) through December 31, 2019, representing net income of approximately $0.31 per share. The loss in 2020 was primarily attributable to general and administrative expenses of $8,813,918 for the year ended December 31, 2020, which reflect costs incurred in negotiating, evaluating, conducting due diligence and closing on potential Qualifying Transactions as well as payment to the affiliate of the Sponsor for the utilization of office space, utilities and administrative support, as compared to general and administrative expenses of $550,889 for the period from June 17, 2019 (the date of incorporation) through December 31, 2019.

For the three months ended December 31, 2020, the Company realized a net loss of $7,913,227, representing a diluted net loss of approximately $0.52 per share, as compared to a net income of $2,325,877 for the three months ended December 31, 2019, representing a diluted net income of $0.15 per share. The loss in the fourth quarter of 2020 was primarily attributable to the following factor general and administrative expenses of $8,019,123 for the three months ended December 31, 2020, which reflect costs incurred in negotiating, evaluating, conducting due diligence and closing on potential Qualifying Transactions as well as payment to the affiliate of the Sponsor for the utilization of office space, utilities and administrative support, as compared to general and administrative expenses of $309,082 for the three months ended December 31, 2019.

As at December 31, 2020, the gross proceeds of the IPO totaling $575,000,000 were held in restricted cash and cash equivalents held in escrow. During the three months ended December 31, 2020, the Company earned interest income of $105,896 on this balance, as compared to $2,634,959 for the three months ended December 31, 2019. During the year ended December 31, 2020, the Company earned interest income of $2,350,312 on this balance, as compared to $5,271,713 for the period from from June 17, 2019 (the date of incorporation) through December 31, 2019. Total interest earned from inception to December 31, 2020 was $7,622,025.

During the year ended December 31, 2019, the Company closed the Offering for gross proceeds of $575,000,000 and allocated the proceeds on a relative fair value basis. This resulted in initial recognition of $546,111,261, net of transaction costs associated with the Class A restricted voting shares of $12,004,426.

The Company’s underwriter is entitled to an underwriting commission equal up to $31,625,000 or 5.5% of the gross proceeds of the Class A Restricted Voting Units issued under the Offering. The Company paid $11,500,000 during the year ended December 31, 2019, to the Underwriter at the closing of the Offering included in the issuance costs noted above. The balance of the underwriting commission of $20,125,000, or 3.5% of the gross proceeds (the “Deferred Amount”) of the Class A Restricted Voting Units, has been accrued at December 31, 2020 and recorded as an adjustment to mezzanine equity in the statement of shareholders’ equity.

In addition, during the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) through December 31, 2019, the Company recorded $2,350,312 and $5,271,713, respectively, of interest allocable to the Class A Restricted Voting Shares. The above noted costs are reflected in the statement of changes in shareholders’ equity.

The following summarizes the adjustments, which are included in the statement of changes in shareholders’ equity, to re-measure the Class A restricted voting shares to their redemption amount in mezzanine equity:

	December 31, 2020	December 31, 2019
Interest allocable to Class A restricted voting shares	$2,350,312	$5,271,713
Initial recognition adjustment	—	16,884,313
Issuance costs	20,125,000	12,004,426

	$22,475,312	$34,160,452

GENERAL AND ADMINISTRATIVE EXPENSES

The Company had the following general and administrative expenses for the year ended December 31, 2020:

	Year Ended December 31, 2020	For the Period from Inception on June 17, 2019 Through December 31, 2019
Professional and consulting fees	$2,062,316	$136,584
Insurance	200,000	95,611
Administrative fees	120,000	55,000
Fees to escrow agent	8,306	215,320
Transaction expenses	6,316,683	—
Other	106,613	48,374

Total	$8,813,918	$550,889

LIQUIDITY AND CAPITAL RESOURCES

We manage liquidity risk by reviewing, on an ongoing basis, our sources of liquidity and capital requirements. As at June 30, 2021, The Parent Company had unrestricted cash and cash equivalents of $257,538,572.

Cash and cash equivalents are predominately invested in liquid securities issued by the United States government. At June 30, 2021, The Parent Company had debt of $nil.

In evaluating our capital requirements, including the impact, if any, on our business from the COVID-19 pandemic, and our ability to fund the execution of our strategy, we believe we have adequate available liquidity to enable us to meet our working capital and other operating requirements, fund growth initiatives and capital expenditures, settle our liabilities and repay scheduled principal and interest payments on debt for at least the next twelve months.

Our objective is to generate sufficient cash to fund our operating requirements and expansion plans. Since the closing of the Qualifying Transaction, we have incurred net operating losses. Management believes it will be able to grow the Company’s revenue and reach long-term profitability, although there is no assurance that the Company will be able to grow its revenues or achieve long-term profitability. We also expect to have access to public capital markets through our U.S. OTC QX bulletin board and listing on the Exchange, and continue to review and pursue selected external financing sources to ensure adequate financial resources. These potential sources include, but are not limited to (i) obtaining financing from traditional or non-traditional investment capital organizations; (ii) obtaining funding from the sale of our Common Shares or other equity or debt instruments; and (iii) obtaining debt financing with lending terms that more closely match our business model and capital needs. There can be no assurance that we will gain adequate market acceptance for our products or be able to generate sufficient positive cash flow to achieve our business plans, that additional capital or other types of financing will be available when needed, or that these financings will be on terms favorable to the Company.

We expect to continue funding operating losses as we ramp up our operations with our available cash, cash equivalents and short-term investments. Therefore, we are subject to risks including, but not limited to, our inability to raise additional funds through debt and/or equity financing to support our continued development, including capital expenditure requirements, operating requirements and to meet our liabilities and commitments as they come due.

The Company manages its liquidity risk by reviewing on an ongoing basis its capital requirements. As at June 30, 2021 the Company had $257,538,572 (March 31, 2021 – $281,025,634) of cash and working capital of $209,478,799 (March 31, 2021 – $191,474,437).

As of the date of this Registration Statement, the Company does not have any off-balance sheet financing arrangements and has not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual Obligations and Commitments

The Company is obligated to the following contractual maturities of undiscounted cash flows at June 30, 2021:

	Carrying amount	Contractual cash flows	2022	2023	2024	2025	2026	Thereafter
Accounts payable and accrued liabilities	$43,742,401	43,742,401	43,742,401	—	—	—	—	—
Consideration payable	$4,083,960	4,083,960	4,083,960	—	—	—	—	—
Lease liabilities	$57,243,263	119,719,080	14,723,140	7,610,340	7,306,818	7,226,564	6,948,793	75,903,425

Total	$105,069,624	167,545,441	62,549,501	7,610,340	7,306,818	7,222,965	6,948,793	75,703,065

Cash Flows for the Three and Six Months Ended June 30, 2021 and June 30, 2020

Cash Flow

	Three-months ended		Six-months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Cash provided by (used in)
Operating activities
Net income	$5,824,499	$28,102	$24,885,753	$1,665,871
Adjustments for items not involving cash
Impairment loss	16,868,720	—	74,899,107	—
Loss on disposal of assets	3,519,665	—	3,519,665	—
Gain on debt forgiveness	(3,358,686)	—	(3,358,686)	—
Change in fair value of investments at fair value through profit and loss	(349,212)	—	(349,212)	—
Interest expense	1,421,363	—	2,595,235	—
Provision for bad debts	(54,918)	—	119,193	—
Non-cash portion of operating lease expense	(703,652)	—	(450,635)	—
Depreciation and amortization	8,178,041	—	15,505,304	—
Shares issued for long-term strategic contracts	—	—	25,000,000	—
Share-based compensation expense	5,710,385	—	13,838,164	—
Non-cash marketing expense	1,363,636	—	2,439,394	—
Fair value change of contingent consideration	(51,724,912)	—	(182,818,766)	—
Deferred income tax recovery	(11,040,004)	—	(14,445,626)	—

	(24,345,075)	28,102	(38,621,110)	1,665,871

Net change in non-cash working capital items	(4,440,440)	111,556	(39,107,314)	423,129

Total operating	(28,785,515)	139,658	(77,728,424)	2,089,000

Financing activities
Proceeds from private placement	—	—	51,635,000	—
Redemption of Class A restricted voting shares	—	—	(264,318,686)	—
Proceeds from exercise of options	12,972	—	12,972	—
Repayment of consideration payable	(872,021)	—	(872,021)	—
Repayment of finance lease liabilities	(565,464)	—	(1,288,164)	—
Repayment of line of credit	—	—	(1,000,000)	—

Total financing	(1,424,513)	—	(215,830,899)	—

Investing activities
Net cash paid in business combinations	—	—	(32,408,483)	—
Advances for notes receivable	(5,650,000)	—	(5,650,000)	—
Advances for investments at fair value through profit and loss	(900,000)	—	(900,000)	—
Proceeds from sale of net assets held for sale	10,818,537	—	10,818,537	—
Purchases of property and equipment	(746,626)	—	(1,278,834)	—

Total investing	3,521,911	—	(29,418,780)	—
Net change in cash during the period	(26,688,117)	139,658	(322,978,103)	2,089,000
Cash
Beginning of period	$286,332,039	$582,221,055	$582,622,025	$580,271,713

End of period	$259,643,922	$582,360,713	$259,643,922	$582,360,713

Operating Activities

Cash used in operating activities before working capital items in the three and six months ended June 30, 2021 totaled $24,345,075 and $38,621,110 as compared to cash provided by operating activities before working capital items of $28,102 and $1,665,871 in the three and six months ended June 30, 2020. Including cash used in working capital items, the cash used in operating activities for the three and six months ended June 30, 2021 was $28,785,515 and $77,728,424 compared to $139,658 and $2,089,000 in the corresponding periods in the prior year. The significant increase in cash used in operating activities was due to the closing of the Qualifying Transaction on January 15, 2021 and financing our operating losses as we work to consolidate the California market and achieve critical scale.

Financing Activities

Cash used in financing activities totaled $1,424,513 and $215,830,899 in the three and six months ended June 30, 2021, an increase of $1,424,513 and $215,830,899 from the three and six months ended June 30, 2020. In the three months ended June 30, 2021, the Company paid $565,464 of finance lease liabilities and $872,021 of consideration owing for its Qualifying Transactions. The large outflow for the six months ended June 30, 2021 is due to: $264,318,686 for redemptions of the Class A Restricted Voting Shares and associated interest offset to some extent by the net $51,635,000 proceeds of a Private Placement of Subscription Receipts.

Investing Activities

Cash provided by investing activities in the three and six months ended June 30, 2021 totaled $3,521,911 and 29,418,780 (used in) respectively as compared $nil and $nil respectively in the three and six months ended June 30, 2020. In the three months ended June 30, 2021, the Company received $10,818,537 as proceeds from assets held for sale offset by $5,650,000 advanced for its Mosaic.Ag Transaction as notes receivable. The Company disbursed $746,626 and $1,278,834 in the three and six months ended June 30, 2021 respectively for sustaining capital expenditures associated with its operations. The net cash paid for business combination was $nil and $32,408,483 respectively for the three and six months ended June 30, 2021.

Cash Flows for the Year Ended December 31, 2021 and the Period from June 17, 2019 (Inception) Through December 31, 2019

Operating Activities

Cash provided by operating activities for the year ended December 31, 2020 was $2,350,312 compared to cash provided by operating activities of $4,131,780 for the period from inception on June 17, 2019 through December 31, 2019. Cash provided by operating activities for the three months ended December 31, 2020 was $105,896 compared to cash provided by operating activities of $2,634,959 for the three months ended December 31, 2019.

Financing Activities

Cash provided by financing activities for the year ended December 31, 2020 was $Nil compared to cash provided of $576,139,933 for the period from inception on June 17, 2019 through December 31, 2019. Cash provided by financing activities for the three months ended December 31, 2020 was $Nil compared to cash provided of $Nil for the three months ended December 31, 2019.

Commitments and Contingencies

California Operating Licenses

The Company’s primary activity is the cultivation and sale of adult use cannabis pursuant to California law. However, this activity is not in compliance with the United States Controlled Substances Act, or the CSA. The Company’s assets are potentially subject to seizure or confiscation by governmental agencies and the Company could face criminal and civil penalties for noncompliance with the CSA. Management of the Company believes they are in compliance with all California and local jurisdiction laws and monitor the regulatory environment on an ongoing basis along with counsel to ensure the continued compliance with all applicable laws and licensing agreements.

The Company’s operation is sanctioned by the State of California and local jurisdictions. There have been no instances of federal interference with those who adhere to those guidelines. Due to the uncertainty surrounding the Company’s noncompliance with the CSA, the potential liability from any non-compliance cannot be reasonably estimated and the Company may be subject to regulatory fines, penalties or restrictions in the future.

Effective January 1, 2018, the State of California allowed for adult use cannabis sales. Beginning on January 1, 2018, the State began issuing temporary licenses that expired 120 days after issuance for retail, distribution, manufacturing and cultivation permits. Temporary licenses could be extended in 90-day increments by the State upon submission of an annual license application. All temporary licenses had been granted extensions by the State during 2018.

In September 2019, Senate Bill 1459 (SB 1459) was enacted which enabled state licensing authorities to issue provisional licenses through 2021. A provisional license could be issued if an applicant submitted a completed annual license application to the Bureau. A completed application for purposes of obtaining a provisional license is not the same as a sufficient application to obtain an annual license. The provisional cannabis license, which is valid for 12 months from the date issued, is said to be in between a temporary license and an annual license and allows a cannabis business to operate as they would under local and state regulations. Licensees issued a provisional license are expected to be diligently working toward completing all annual license requirements in order to maintain a provisional license. The Company obtained its provisional licenses in 2019 and continues to work with the State to obtain annual licensing.

The Company’s prior licenses obtained from the local jurisdictions it operated in have been continued by such jurisdictions and are necessary to obtain state licensing.

The Company has received annual licenses from its local jurisdiction in which it actively operates. Although the Company believes it will continue to receive the necessary licenses from the State to conduct its business in a timely fashion, there is no guarantee its clients will be able to do so and any failure to do so may have a negative effect on its business and results of operations.

Additional regulations relating to testing came into effect on July 1, 2018 (Phase II testing requirements) required the clients to sell products that would be non-compliant prior to that date, causing a loss of margin due to discounts that had to be provided to ensure that such products were sold prior to July 1. Due to the additional testing requirements effective July 1, 2018, the California market and the clients experienced a shortage in supply of compliant cannabis products.

Other Legal Matters

From time to time in the normal course of business, the Company may be subject to legal matters such as threatened or pending claims or proceedings. We are not currently a party to any material legal proceedings or claims, nor are we aware of any pending or threatened litigation or claims that could have a material adverse effect on our business, operating results, cash flows or financial condition should such litigation or claim be resolved unfavorably.

Social Equity Fund

The Company formed a new social equity fund, Social Equity Ventures LLC, or SEV, during the first quarter, with an initial commitment of $10,000,000 and planned annual contributions of at least 2% of net income.

Share Capital and Capital Management

As of September 15, 2021, the Company had 97,641,917 Common Shares and 35,837,500 Warrants issued and outstanding. The Warrants are exercisable at an exercise price of $11.50 and will expire on January 15, 2026. The Company may accelerate the expiry date of the outstanding Warrants (excluding the Warrants held by the Sponsor) by providing 30 days’ notice, if and only if, the closing price of the Common Shares equals or exceeds $18.00 per Common Share (as adjusted for stock splits or combinations, stock dividends, extraordinary dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period.

The Company has the TPCO Holding Corp. Equity Incentive Plan (the “Equity Incentive Plan”) that permits the grant of stock options, restricted share units (“RSUs”), deferred share units, performance share units and stock appreciation rights to non-employee directors and any employee, officer, consultant, independent contractor or advisor providing services to the Company or any affiliate. As of June 30, 2021, a total of 3,472,569 RSUs were granted and outstanding under the Equity Incentive Plan.

Prior to closing of the Qualifying Transaction, Caliva maintained the CMG Partners, Inc. 2019 Stock Option and Grant Plan (the “Caliva EIP”), which permitted awards of common stock in Caliva. In connection with the Qualifying Transaction, Caliva and the Company agreed that the Company would maintain the Caliva EIP and that outstanding awards thereunder will entitle the holder to receive Common Shares. As of September 15, 2021, there were 803,167 options to purchase up to 803,167 Common Shares under the Caliva EIP outstanding. No further awards will be granted under the Caliva EIP.

Prior to closing of the Qualifying Transaction, LCV maintained the Amended and Restated 2018 Equity Incentive Plan (the “LCV Equity Plan”) which authorized LCV to grant to its employees, directors and consultants common stock in the form of stock options and other equity-based awards. In connection with the Qualifying Transaction, LCV and the Company agreed that the Company would maintain the LCV Equity Plan and that outstanding awards thereunder will entitle the holder to receive Common Shares. As of September 15, 2021, there were 16,948 options to purchase up to 16,948 Common Shares under the LCV Equity Plan outstanding. No further awards will be granted under the LCV Equity Plan.

The Company manages its capital with the following objectives:

•	To ensure sufficient financial flexibility to achieve the ongoing business objectives including of future growth opportunities, and pursuit of accretive acquisitions; and

•	To maximize shareholder return through enhancing the share value.

The Company considers its capital to be total equity. The Company manages capital through its financial and operational forecasting processes. The Company reviews its working capital and forecasts its future cash flows based on operating expenditures, and other investing and financing activities. Selected information is provided to the board of directors of the Company. The Company’s capital management objectives, policies and processes have remained unchanged during the three and six months ended June 30, 2021 and year ended December 31, 2020. The Company is not subject to any external capital requirements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Financial instruments

Fair values

Financial instruments recorded at fair value in the interim condensed consolidated balance sheet are classified using a fair value hierarchy that reflects the observability of significant inputs used in making the measurements.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The following table provides information about how the fair value of contingent consideration has been determined as at June 30, 2021 and January 15, 2021:

	June 30, 2021	January 15, 2021	Fair value hierarchy and technique
Contingent consideration – other	N/A	N/A	Level 3 – See (i) below
Contingent consideration – earn out shares	$47,943,435	$232,719,246	Level 3 – See (ii) below

(i) Contingent consideration – other – As part of the acquisition of Caliva and LCV, the Company could be required to issue shares to former shareholders based on certain liabilities, the final settlement of which is contingent on the outcome of certain events. During the three months ended June 30, 2021, a portion of the contingency was resolved and as a result, the number of shares to be issued became fixed. This portion of the contingent consideration was remeasured to $1,957,045 based on the fixed number of shares to be issued to the former Caliva and LCV shareholders and reclassified as equity. The remeasurement is included in the change in fair value of contingent consideration in the statement of income (loss) and comprehensive income (loss). The remaining portion of contingent consideration could result in the issuance of a maximum number of shares of 270,000 and the fair value associated with the remaining contingent consideration is $nil.

(ii) Contingent consideration – earn out shares – The fair value of the contingent consideration was determined using a Monte Carlo simulation methodology that included simulating the stock price using a risk-neutral Geometric Brownian Motion-based pricing model over 500,000 iterations. The methodology recorded the likelihood of the stock price achieving the price hurdle associated with the payout and calculated the discounted value of the payout based on the stock price on the date the price hurdle was met and the corresponding 20-day volume-weighted average price. During the three and six months ended June 30, 2021, the Company recorded a gain on the change in fair value of the contingent consideration of $53,681,957 and $184,775,811, respectively.

Key Inputs	June 30, 2021	January 15, 2021
Key unobservable inputs
Expected volatility	63%	66%
Key observable inputs
Share price	$5.58	$12.66
Risk-free interest rate	0.36%	0.20%
Dividend yield	0%	0%
Number of shares	16,936,408	16,709,476

A 15% change in the following assumption will have the following impact on the fair value of the contingent consideration as at January 15, 2021

	Original	+15%	-15%
Volatility	$232,719,246	$11,420,904	$(17,250,641)

A 15% change in the following assumption will have the following impact on the fair value of the contingent consideration as at June 30, 2021

	Original	+15%	-15%
Volatility	$47,943,435	$17,527,095	$(20,712,326)

Interest risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is subject to minimal interest rate risk.

Credit risk

Credit risk arises from deposits with banks and outstanding trade receivables. For trade receivables, the Company does not hold any collateral as security but mitigates this risk by dealing with counterparts that management believes to be financially sound and, accordingly, does not anticipate significant loss due to non-performance. The maximum exposure to credit risk as at June 30, 2021 approximates $265,273,410 (December 31, 2020 - $582,622,025) of cash, restricted cash and cash equivalents and accounts receivable on the interim condensed balance sheet.

As at June 30, 2021 the Company’s aging of receivables was as follows:

June 30, 2021
0-60 day	$5,366,901
61-120 days	381,780

Gross receivables	5,748,681
Less allowance for doubtful accounts	(119,193)

$5,629,488

RELATED PARTY TRANSACTIONS

a) Related party transactions

The following table outlines the amounts paid to a related party:

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Lease payments – interest and principal (i)	$1,356,286	$—	$2,213,325	$—
Administrative fees (ii)	—	30,000	5,000	60,000

	$1,356,286	$30,000	$2,218,325	$60,000

(i)

A director of the Company is a close family member to an owner of R&C Brown Associates, LP (“R&C”). The Company has three leases with R&C. Included in lease liabilities as at June 30, 2021 is $41,181,639 (December 31, 2020 - $nil) with respect to leases with R&C.

(ii)

Prior to the closing of the Qualifying Transaction, pursuant to an administrative services agreement between the Company and its Sponsor, dated July 16, 2019 (the “Administrative Services Agreement”), the Company provided a payment of $10,000 per month to the Sponsor for the utilization of office space, utilities and administrative support. The Company further reimbursed the Sponsor for any out-of-pocket expenses incurred by directors, officers and consultants of the Company which were paid by the Sponsor relating to certain activities on the Company’s behalf, including identifying and negotiating the Qualifying Transaction. The Company recorded $nil and $5,000 of administrative fees for the three and six months ended June 30, 2021, respectively ($30,000 and $60,000 for the three and six months ended June 30, 2020, respectively). The Administrative Services Agreement terminated upon consummation of the Qualifying Transaction.

In addition to the items described above, the Company entered into the following transactions with related parties:

(i)	R&C subscribed for 395,000 shares of the Private Placement that closed on January 15, 2021.

(ii)

A founder of the Company had a 16.34% interest in LCV immediately prior to the Qualifying Transaction. The founder participated in the Qualifying Transaction, under the same terms and conditions as the other participants.

b) Key management personnel

Key management of the Company are its Board and members of executive management. Key management personnel remuneration includes the following payments:

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Salaries and benefits	$1,158,667	$—	$1,485,379	$—
Share-based compensation	2,481,012	—	6,402,892	—

	$3,639,679	$—	$7,888,271	$—

Year Ended December 31, 2021 and the Period from June 17, 2019 (Inception) Through December 31, 2019

During the year ended December 31, 2020 and for the period from June 17, 2019 (inception) through December 31, 2019, the Company recorded $120,000 and $55,000, respectively, of administrative fees, which $175,000 and $55,000, respectively, is included in accrued expenses in the accompanying statement of financial position.

SIGNIFICANT ACCOUNTING POLICIES AND CRITICAL ACCOUNTING ESTIMATES

After closing its Qualifying Transaction on January 15, 2021, the Company adopted the significant accounting policies of Caliva, LCV and SISU, which were materially consistent. Please refer to Note 4 of the Interim Financial Statements, which have been prepared in accordance with GAAP and pursuant to the rules and regulations of the SEC for a detailed list of the significant accounting policies.

Critical accounting estimates represent estimates made by management that are, by their very nature, uncertain. Management evaluates its estimates on an ongoing basis. Such estimates are based on assumptions that management believes are reasonable under the circumstances, and these estimates form the basis for making judgments about the carrying value of assets and liabilities and the reported amounts of revenues and expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. A summary of the significant accounting policies used by management in the preparation of its financial information is provided in Note 4 to the Interim Financial Statements.

CALIVA—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION FOR THE YEARS ENDED DECEMBER 31, 2020 AND DECEMBER 31, 2019

This MD&A contains information about the financial condition and results of operations of CMG Partners, Inc., or Caliva, for the years ended December 31, 2020 and December 31, 2019.

This MD&A is supplemental to, and should be read in conjunction with, Caliva’s audited consolidated financial statements and the accompanying notes for the years ended December 31, 2020 and December 31, 2019. Caliva’s financial statements are prepared in accordance with generally accepted accounting principles in the GAAP and pursuant to the rules and regulations of SEC.

Except as specifically noted otherwise, this MD&A relates to Caliva as it existed on December 31, 2020 prior to its acquisition by The Parent Company on January 15, 2021 and its financial condition and results of operations as of and for the years ended December 31, 2020 and 2019. Please refer to the section titled, “--The Parent Company—Management’s Discussion and Analysis of Financial Condition and Results of Operations” above in this Item 2 for the MD&A relating to Caliva’s business currently.

OVERVIEW OF CALIVA

Caliva was incorporated on August 8, 2017 as a Delaware corporation. We believe Caliva is a leading vertically-integrated cannabis company serving the California cannabis market. It is licensed in the State of California as a cultivator, manufacturer, retailer and distributor of adult-use cannabis products for sale to its retail and wholesale customers. Caliva’s business-to-business sales and distribution network currently serves over 150 licensed dispensaries. As of December 31, 2020, Caliva, through its affiliated entities, owned and operated DTC business through six licensed dispensary locations, both storefront and non-storefront (i.e., selling products exclusively through delivery), in California. As of December 31, 2020, the businesses were supported by five licensed distribution facilities in California and a licensed cultivation and manufacturing facility in San Jose, California.

As of December 31, 2020, Caliva product offerings also included non-cannabis products, including beverages, as well as hemp-based CBD wellness products. As of December 31, 2020, Caliva had a non-cannabis retail location focused on wellness in San Carlos, California, at which these products are sold.

As of December 31, 2020, Caliva was comprised of the following operating companies: CMG Partners, Inc.; Alpha Staffing, LLC; Fresh Options, LLC; NC3 Systems dba Caliva; NC3 Systems dba Deli by Caliva Bellflower; NC4 Systems, Inc. dba Caliva; NC5 Systems, Inc. dba Caliva; NC6 Systems, Inc. dba Deli by Caliva Hanford; Caliva CADECC1 dba Caliva, LLC; Caliva CADINH1, Inc. dba Caliva North Hollywood; Caliva CAMISJ2, Inc. dba Deli by Caliva San Jose; Well. By Caliva, LLC; Well. By Caliva Centers, LLC dba Well. By Caliva San Carlos; Live Zola, LLC; OG Enterprises Branding, Inc.; OG California Branding, Inc. dba MonoGram; and Caliva CAREDELA1, LLC.

Revenue

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. Caliva recognizes revenue and the related costs, net of discounts, when products are sold to retail and wholesale customers at Caliva’s facility, or when certain product is delivered to its customers. Sales of products are for cash or otherwise agreed upon credit terms.

Caliva recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which Caliva expects to be entitled in exchange for those goods or services. In order to recognize revenue, we apply the following five steps:

1.	Identify the contract with a customer

2.	Identify the performance obligation(s)

3.	Determine the transactional price

4.	Allocate the transaction price to the performance obligation(s)

5.	Recognize revenue when/as performance obligations are satisfied

Revenue from the sale of cannabis to retail and wholesale customers is recognized at a point in time when control over the goods has transferred to the customer. This corresponds with when Caliva satisfies its performance obligation. Revenue is recorded net of any point of sale discounts provided to the customer.

Revenue earned from providing merchandising services is recognized each month as Caliva satisfies its performance obligations.

Revenue earned from providing distribution services is recognized at a point in time when the distribution process is complete and control over the goods has transferred to the end customer. In transactions where Caliva is acting as an agent, revenue is presented on a net basis. Alternatively, when Caliva acts as the principal in the transaction, revenue is presented on a gross basis.

Payment is due upon transferring the goods or providing services to the customer or within a specified time period permitted under Caliva’s credit policy.

Gross Profit

Gross Profit reflects Caliva’s revenue less its production costs primarily consisting of labor, materials, consumables, supplies, overhead, amortization on production equipment, shipping, packaging and other expenses required to produce cannabis products as well as unrealized and realized fair value adjustments. The unrealized fair value adjustment related to the transformation of biological assets as well as the realized fair value adjustment resulting from sale of inventory are recorded in the fair value adjustments line in the statement of operations.

There is no active market for unharvested plants in certain states, and determination of the fair value of the biological assets requires us to make assumptions about how market participants assign fair values to these assets. These assumptions primarily relate to estimating the stage of growth of the cannabis plant, selling and other fulfillment costs, average selling prices and expected yields for the plants.

Operating Expenses

Operating expenses primarily include salaries and benefits, professional fees, rent and facilities expenses, travel-related expenses, advertising and promotion expenses, licenses, fees and taxes, office supplies and pursuit expenses related to outside services, equity-based compensation and other general and administrative expenses.

BUSINESS ACQUISITIONS

The following acquisitions were recorded as business combinations in accordance with ASC 805, Business Combinations, with identifiable assets acquired and liabilities assumed recorded at their fair values on the acquisition date:

Zola

In April 2019, Caliva entered into a binding asset purchase agreement to acquire the selected assets and liabilities of Amazon Preservation Holdings, LLC and Amazon Preservation Partners, LLC (collectively referred to as “Zola”).

The Caliva issued a simple agreement for future equity (“SAFE”) note representing an initial consideration of $15,000,000. The SAFE note contained a discount provision whereby upon CMG’s next equity financing event, the holders of the SAFE note were entitled to a discount on the conversion price of the shares. Due to the lack of marketability at issuance, the SAFE note was determined to have a fair market value of $14,078,605 at issuance. Upon the close of Series B preferred convertible stock in December 2019, the SAFE note was converted into 2,499,583 shares with an original issuance value of $17,647,059. The discount received by the holder was 15% and represented 374,949 shares of Series B convertible preferred stock. Upon conversion to Series B convertible preferred stock, Caliva recognized a loss on fair value adjustment of $3,568,454. The loss was included in other income (expense) on the consolidated statement of operations for the year ended December 31, 2019.

Operating results have been included in these consolidated financial statements from the date of the acquisition. Zola’s revenue and net loss for the period from the date of acquisition to December 31, 2019 included in the consolidated statements of loss and comprehensive loss are $5,187,903 and $13,175,753, respectively. Had the business acquisition occurred on January 1, 2019, Zola’s revenue and net loss for the period from January 1, 2019 to December 31, 2019 included in the consolidated statements of loss and comprehensive loss would have been $7,532,400 and $14,635,701, respectively.

DMMM & T, Inc.

In July 2019, Caliva entered into a stock purchase agreement with the shareholders of DMMM & T, Inc., a California corporation operating in San Jose for $4,625,000. The acquisition allowed Caliva to obtain a cannabis microbusiness license which includes retailer, level 1 manufacturer, distributor, cultivator (less than 10,000 square feet) for both adult and medicinal use. The purchase price of $4,625,000 consisted of $997,205 of cash, a holdback payable, partially secured by a restricted certificate of deposit of $1,502,795 that will convey in 2020 and a short-term payable of $2,125,000 repaid in August 2020. The excess carrying amount between book and tax basis of the amortizable intangible asset acquired resulted in a deferred tax liability of approximately $1,592,000 on the date of acquisition. Operating results have been included in the consolidated financial statements from the date of the acquisition.

DMMM & T, Inc.’s revenue and net loss for the period from the date of acquisition to December 31, 2019 included in the consolidated statement of loss and comprehensive loss are $739,036 and $773,977, respectively. Due to non-availability of information, it is not practicable to disclose the revenue and net income for the year had the above noted business combination occurred on January 1, 2019.

Subsequent to the transaction, it was identified that DMMM&T, Inc. owed approximately $1,920,000 of Federal and State taxes. Per the terms of the stock purchase agreement these taxes are the responsibility of the seller. As such, Caliva was indemnified from any tax liability from Federal and State authorities arising from tax periods prior to the effective date of the stock purchase agreement. The Company accrued approximately $1,920,000 in estimated income taxes payable and a corresponding indemnification asset representing the amount collectible from the seller. The balances are included on other current assets and accrued expenses on the consolidated balance sheet at December 31, 2019.

The following represents the total acquisition consideration of Zola and DMMM & T, Inc.:

	Zola	DMMM&T, Inc.	Total
Cash	$—	$997,205	$997,205
Holdback payable	—	1,502,795	1,502,795
Short-term payable	—	2,125,000	2,125,000
Issuance of SAFE note	14,078,605	—	14,078,605

	$14,078,605	$4,625,000	$18,703,605

The following represents recognized amounts of identifiable assets acquired, and liabilities assumed:

	Live Zola, LLC	DMMM&T, Inc.	Total
Cash	$466,424	$—	$466,424
Accounts receivable	694,726	—	694,726
Inventory	1,788,590	286,707	2,075,297
Prepaid expenses	178,948	—	178,948
Receivable from seller	800,000	—	800,000
Property and equipment	158,410	—	158,410
Security deposits	1,500	—	1,500
Intangible assets	3,290,000	6,117,861	9,407,861
Goodwill	7,944,791	—	7,944,791
Accounts payable	(911,712)	(132,052)	(1,043,764)
Accrued expenses	(133,072)	(55,265)	(188,337)
Short-term liabilities	(200,000)	—	(200,000)
Deferred tax liabilities	—	(1,592,251)	(1,592,251)

	$14,078,605	$4,625,000	$18,703,605

The following assets acquired did not meet the definition of a business as defined in ASC Topic 805 Business Combinations, and were accounted for as asset acquisitions, with identifiable assets and liabilities acquired measured at their relative fair values:

CrEATe Experience, LLC

In August 2019, Caliva acquired CrEATe Experience, LLC in Culver City, California for $1,200,000, obtaining a retail non-store front license for adult use. The $1,200,000 consideration comprised of $200,000 cash payment upon initial closing and $750,000 cash to be paid and $250,000 of Series B convertible preferred stock to be issued upon transfer of title on the license. The $750,000 payable and $250,000 commitment to issue stock is included in M&A closing liability commitments on the consolidated balance sheet at December 31, 2019.

Asclepius, Inc.

In July 2019, Caliva acquired Asclepius, Inc. in North Hollywood, California for $590,000, obtaining a distributor license for both adult and medicinal use. The $590,000 of consideration consisted of $250,000 cash upon initial closing, $130,200 to be paid once the change in ownership of the license is approved by the City of Los Angles, and 29,716 shares Series B convertible preferred stock at $7.06 per share totaling $209,800 issued in December 2019. The $130,200 payable is included in M&A closing liability commitments on the consolidated balance sheet at December 31, 2019. The stock acquisition of Asclepius, Inc. was treated as an asset acquisition for book purposes that resulted in a temporary difference in the carrying amount of the amortizable intangible asset for tax purposes. The difference in carrying amount on the date of acquisition resulted in the recognition of a deferred tax liability of approximately $251,000.

Is Not Boring, Inc.

In May 2019, Caliva entered into a binding asset purchase agreement to acquire certain intellectual property of Is Not Boring, Inc. in San Francisco, California for $245,100 cash. As a result, Caliva obtained the rights to the intellectual property of an established San Francisco based direct e-sales cannabis company.

Direct transaction costs associated with all acquisitions during 2019 amounted to approximately $102,000, which includes legal, accounting fees, valuation fees, and other external costs were included in the consolidated statement of operations in operating expenses.

SELECTED FINANCIAL INFORMATION

Caliva reports results of operations of its affiliates from the date control commences, either through the purchase of the business or control through a management agreement. The following selected financial information includes only the results of operations following the establishment of control of Caliva’s affiliates. Accordingly, the information included below may not be representative of the results of operations if such affiliates had included their results of operations for the entire reporting period.

The following table sets forth selected consolidated financial information derived from our audited consolidated financial statements, the consolidated financial statements and the respective accompanying notes prepared in accordance with GAAP.

The selected consolidated financial information below may not be indicative of Caliva’s future performance:

	December 31, 2020	December 31, 2019
Revenue	$64,492,179	$56,250,951
Cost of goods sold, net	$49,899,432	$53,960,960
Gross Profit	$14,592,747	$2,289,991
Operating expenses	$63,815,856	$78,353,720
Loss from operations	$(49,223,109)	$(76,063,729)
Net loss and comprehensive loss	$(49,676,510)	$(79,836,812)
Current Assets	$28,984,927	$56,135,172
Total Assets	$44,864,659	$73,077,051
Current Liabilities	$37,990,844	$38,582,245
Total Liabilities	$48,182,845	$44,635,124
Total Shareholders’ Equity	$(3,318,186)	$28,444,927
Total Liabilities and Shareholders’ Equity	$44,864,659	$73,077,051

RESULTS OF OPERATIONS

Comparison of the year ended December 31, 2020 and December 31, 2019

The following table summarize our results of operations for the years ended December 31, 2020 and December 31, 2019:

For the year ended December 31	2020	2019
Revenue, net of discounts	$64,492,179	$56,250,951
Cost of goods sold, net	49,899,432	53,960,960

Gross profit	14,592,747	2,289,991
Operating expenses	63,815,856	78,353,720

Loss from operations	(49,223,109)	(76,063,729)

Other
Interest expense	(812,829)	(338,518)
Share of loss in joint venture	(613,607)	(48,084)
Loss on fair value adjustment of SAFE	—	(3,568,454)
Gain on investment in Tarukino	91,545	—
Other income	153,481	4,706

	(1,181,410)	(3,950,350)

Loss before income taxes	(50,404,519)	(80,014,079)
Income tax benefit	(728,009)	(177,267)

Net loss and comprehensive loss	$(49,676,510)	$(79,836,812)

Attributable to parent	(49,608,927)	(79,448,543)
Attributable to non-controlling interest	(67,583)	(388,269)

	(49,676,510)	(79,836,812)

Basic and diluted loss per share	$(0.79)	$(1.32)
Basic and diluted weighted average common share outstanding	62,992,474	60,344,376

Revenue

Revenue for the year ended December 31, 2020 was $64,492,179, an increase of $8,241,228 or 13%, compared to revenue of $56,250,951 for the year ended December 31, 2019. This increase was primarily driven by stronger sales in both retail and wholesale channels. For the retail growth, the growth was supported by both same store sales growth and the opening of two additional retail locations in the fourth quarter of 2019. For wholesale, the growth is driven by higher volumes of sales to current wholesale customers. This increase was partially offset with a decrease in delivery revenue, due to the termination of our unprofitable partnership with a third-party delivery technology partner as we shifted to the higher margin Caliva.com delivery channel.

The following table represents Caliva’s disaggregated revenue by sales channel for the year ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Direct to consumer	$43,248,831	$36,863,458
Wholesale	21,243,348	19,387,493

	$64,492,179	$56,250,951

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2020 was $49,899,432, a decrease of $4,061,528, or 8%, compared to the cost of goods sold for the year ended December 31, 2019. The decrease was primarily driven by our strategy of prioritizing Caliva products through Caliva channels increased margin through reduced discounting by 43% resulting in additional revenue without a comparable increase in unit cost.

Gross Profit

Gross profit for the year ended December 31, 2020 was $14,592,747 compared to a gross profit of $2,289,991 for the year ended December 31, 2019, an increase of $12,302,756 or 537%. The increase was due primarily to the increased focus on higher margin, first-party product revenue growth, including the termination of lower margin partnerships, as well as processing efficiencies achieved in the biological asset conversion to finished goods.

Operating Expenses

	Year ended
	December 31, 2020	December 31, 2019	$ Change	% Change
General and administrative	$20,422,670	$17,531,542	$2,891,128	16%
Salaries and benefits	31,393,893	39,070,353	(7,676,460)	(20%)
Rent	8,776,249	8,540,160	236,089	3%
Impairment loss	—	11,118,385	(11,118,385)	(100%)
Depreciation	893,131	735,252	157,879	21%
Amortization of intangible assets	2,329,913	1,358,028	971,885	72%

	$63,815,856	$78,353,720	$(14,537,864)	(19%)

Operating expenses for the year ended December 31, 2020 were $63,815,856, a decrease of $14,537,864 or 19%, compared to $78,353,720 for the year ended December 31, 2019, representing 99% and 139% of total revenue for the year ended December 31, 2020 and December 31, 2019, respectively. The decrease was in large part due to the absence of an $11,149,274 impairment loss which was a one-time expense in the year ended December 31, 20.

General and administrative increased $2,891,128, or 16%, from $17,531,542 for the year ended December 31, 2019 to $20,422,670 for the year ended December 31, 2020. The increase is a result of the expenses associated with our Monogram partnership and transaction-related expenses.

Salaries and benefits decreased $7,676,460 or 20%, from $39,070,353 for the year ended December 31, 2019 to $31,393,893 for the year ended December 31, 2020. The decrease is a result of comparative staff reductions due to the exit from partner relationships and in response to the COVID-19 pandemic.

Rent expenses increased $236,089 from $8,540,160 for the year ended December 31, 2019 to $8,776,249 for the year ended December 31, 2020. The increase is a result of a short-term lease of property that was terminated during the second quarter of 2020.

Other Expense, Net

Total other loss, net for the year ended December 31, 2020 was $1,181,410 compared to a loss of $3,950,350 for the year ended December 31, 2019, which represents a decrease of $2,768,940, or 70%. The change is due to year ended December 31, 2019 including a $3,568,454 loss related to a fair value adjustment loss on our SAFE notes.

Provision for Income Taxes

We recorded a benefit for income taxes of $728,009 for the year ended December 31, 2020, compared to benefit for income taxes of $177,267 for the year ended December 31, 2019. The increase was primarily due to a increase in the tax benefit associated with reductions in the deferred tax liability assumed in the 2019 DMMM&T acquisition.

Net Loss

Net loss for the year ended December 31, 2020 and December 31, 2019 was $49,676,510 and $79,836,812 respectively, which represents a decrease of $30,160,302 or 42%. The decrease was primarily driven by a one-time impairment charge of $11,118,385 related to acquisitions in 2019. Other improvements in net loss were due to a reduction in workforce due to operational improvements in the business as well as in response to COVID-19, with additional contribution to profit improvement from increased revenues of Caliva branded products through Caliva channels achieving higher gross margins. Offsets to these improvements were losses associated with our increased amortization expense from acquisitions, transaction-related expenses and expenses associated with our Monogram partnership.

Our future financial results are subject to significant variations caused by, among other things, fair value adjustments to biological assets and inventory sold, growth of sales volume in new and existing markets, and our ability to control operating expenses. In addition, our financial results may be impacted significantly by changes to the regulatory environment in which we operate, both on a local, state and federal level.

Liquidity and Capital Resources

As of December 31, 2020, Caliva had $9,233,947 of cash and negative $9,005,917 of working capital (current assets minus current liabilities), compared with $25,714,673 of cash and $17,552,927 of working capital as of December 31, 2019. The decrease of $26,558,844 in Caliva’s working capital was primarily due to a decrease in inventory of $8,868,451, a decrease in cash of $16,480,726, and an increase in loan payable of $5,819,450, partially offset by a decrease in accounts payable and accrued expenses of $2,653,033.

Caliva’s negative working capital at December 31, 2020 was addressed after the closing of the Qualifying Transaction on January 15, 2021.

Financing Transactions

During the 12 months ended December 31, 202, we issued 10,439,463 shares of Series B Convertible Preferred Stock (the “Series B Shares”). Additionally, in March 2020, the United States Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act provides for financial assistance to businesses through the Small Business Administration (“SBA”) in the form of a Paycheck Protection Program, or PPP. Certain of Caliva’s subsidiaries applied for a PPP loans and received approximately $2,759,000 and $3,040,000, respectively in funding in May 2020. The PPP allows for recipients to apply for a portion or all of the loan to be forgiven at a future date, provided certain spending criteria are met. The loan was forgiven in full during 2021.

Term Debt

As of December 31, 2020, Caliva had an available revolving line of credit (“LOC”) from R&C Brown Associates, LP (“R&C”), a related party, at a 5.00% fixed interest rate per annum for amounts up to the borrowing limit of $25,000,000, and incremental interest is accrued at 8.00% for outstanding amounts in excess of the borrowing limit. The LOC includes a conversion feature which allows for the lender, at its election, at any time, to convert all or any part of the then outstanding principal and accrued and unpaid interest into the Company’s Series B preferred stock.

The LOC was amended and restated in the third quarter of 2020, to extend the maturity date to January 15, 2021, with the outstanding principal and accrued interest due and payable at such time.

At December 31, 2020, Caliva had an outstanding balance of $9,817,449 on the amended and restated LOC, of which $1,036,913 represented accrued interest (December 31, 2019 - $11,404,794, of which $524,430 represented accrued interest).

For the year ended December 31, 2020, interest expense related to the LOC totaled approximately $512,000 (December 31, 2019 - $339,000). The amended and restated LOC was fully repaid upon the closing of the Qualifying Transaction on January 15, 2021.

Put option and non-exercise liability

In May 2019, Caliva entered into a Brand Strategist Agreement with SC Branding, LLC for marketing strategy, endorsement and promotion services over a period of three years. As consideration the Company agreed to committed payments of $2,000,000 each year for three years and an equity component made up of 362,500 stock options which were fully vested and transferable by August 2019. These non-qualified stock options had a fair value of approximately $584,000, which was capitalized to prepaid expenses on the consolidated balance sheet and will be amortized over the three-year service period. Approximately $146,000 of the stock-based compensation expense recorded during the year ended December 31, 2020 (December 31, 2019 - $231,000) is related to these options. The options were exercised for cash at their strike price of $2.00 in August 2019.

In connection with the agreement, the Company entered into a Put and Purchase Agreement whereby the 362,500 shares of common stock could be put back onto Caliva for a cash payment of $16,500,000 on the third anniversary of the issuance of the options (May 2022). The Put and Purchase Agreement also allowed for a Discounted Service Period Put where 20% of the shares can be put at a prorated share of the $16,500,000 at a 40% discount in May 2020 or up to an additional 40% of the shares at a 20% discount in May 2021. None of the shares were put to Caliva during the term of the Put and Purchase Agreement.

The Put and Purchase Agreement also gave the holder the right to a non-exercise incentive payment if the holder has not exercised its put rights as defined in the agreement. A cash payment in the amount of the original exercise price of the options, plus $18,150,000, less the product of the SC Branding, LLC’s fully diluted ownership percentage and the Equity Value of the Company, as defined in the Put and Purchase Agreement, is due for shares still held at the third anniversary of the Put and Purchase Agreement (May 2022).

The fair value of the put option is determined at each reporting period, as it is presented as a liability and not equity. As of December 31, 2020, and 2019, the Company’s expectation was that the non-exercise incentive payment was the most likely outcome of the Put and Purchase Agreement estimated that a liability would amount to approximately $16,316,000 in May 2022.

The fair value of the liability as at December 31, 2020 was approximately $8,728,000 (December 31, 2019 - $3,404,000) and has been determined using a discounted cash flows model. A discount rate of 5% was used in determining the present value of the future cash flows.

The change in the liability has been reflected in the statement of operations as $5,032,000 (December 31, 2019 - $3,555,000) and $291,000 (December 31, 2019 - $49,000) of marketing and interest expense, respectively. On January 19, 2020, Caliva’s obligations under the put option and the non-exercise incentive payment were extinguished as a result of The Parent Company and SC Branding LLC entering into a replacement agreements with SC Branding and others in connection with the closing of the Qualifying Transaction.

Cash Flows

The following table summarizes the sources and uses of cash or each of the periods presented:

	Years Ended
	December 31, 2020	December 31, 2019
Cash provided by (used in)
Operating activities – total	$(31,097,500)	(52,501,111)
Financing activities – total	17,296,684	55,609,103
Investing activities – total	(2,679,910)	(6,048,136)

Net change in cash during the year	$(16,480,726)	(2,940,144)

Operating Activities

During the year ended December 31, 2020, operating activities used $31,097,500 of cash, primarily resulting from a $49,676,510 net loss, partially offset by $8,531,869 net change in non-cash working capital items, and addbacks of $3,223,044 in depreciation and amortization, $5,323,375 in non-cash compensation associated with put liability, and $1,903,435 in non-cash compensation associated with stock options.

During the year ended December 31, 2019, operating activities used $52,501,111 of cash, primarily resulting from a $79,836,812 net loss, partially offset by addbacks of an $11,118,385 impairment loss, $2,093,284 in depreciation and amortization, $2,746,569 in non-cash compensation associated with stock options, a $1,739,749 net change in non-cash working capital items, $3,568,454 in non-cash fair value adjustment associated with our SAFE notes and $3,404,182 accretion of fair value of the put option liability.

Financing Activities

During the year ended December 31, 2020, financing activities provided $17,296,684 of cash, consisting of $15,326,829 from issuance of preferred stock, $5,819,450 in proceeds from loan payable, and $394,108 in proceeds from issuance of common stock options, partially offset by a $2,170,472 settlement of consideration payable, and a $2,100,000 net reduction in line of credit.

During the year ended December 31, 2019, financing activities provided $55,609,103 of cash, consisting of $28,297,106 in proceeds from issuance of preferred stock, $19,349,996 in proceeds from issuance of SAFE notes, $6,183,637 in advances on line of credit, and $1,557,042 in proceeds from issuance of common stock options, partially offset by a $78,678 settlement of consideration payable.

Investing Activities

During the year ended December 31, 2020, investing activities used $2,679,910 of cash, consisting of $1,888,049 for purchases of property and equipment, and $791,861 in contributions to a joint venture.

During the year ended December 31, 2019, investing activities used $6,048,136 of cash, primarily consisting of $4,726,139 purchases of property and equipment, $245,100 for an acquisition of intangible assets, $980,781 in net cash paid in business combinations.

Related Party Transactions

LOC: As discussed above, at December 31, 2020, Caliva was party to the LOC with R&C.

Note payable: In May 2016, CMG entered a $330,000, unsecured note payable agreement with R&C, a related party through common ownership. The note bears interest at a rate of 10% per annum. The entire unpaid principal balance, together with all accrued and unpaid interest was due and payable in April 2019.

Property management fees: During 2020, the Company paid R&C approximately $30,000 (December 31, 2019 - $900,000) in property management fees on various leased spaces.

Facility leases: The Company leases several facilities from related parties through common ownership (See Note 26). For the year ended December 31, 2020, rent and common area maintenance expenses paid to related parties was approximately $6,099,000 (December 31, 2019 - $6,623,000).

Due to affiliates: At December 31, 2020, the Company had a net payable balance due to R&C and related entities of approximately $678,000 (December 31, 2019 - $51,000).

LCV—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2020 AND DECEMBER 31, 2019

This MD&A contains information about the financial condition and results of operations of Left Coast Ventures, Inc., or LCV, for the years ended December 31, 2020 and 2019. This MD&A is supplemental to, and should be read in conjunction with, LCV’s audited consolidated financial statements for the years ended December 31, 2020 and 2019, and the notes thereto. LCV’s financial statements are prepared in accordance with GAAP.

Except as specifically noted otherwise, this MD&A relates to LCV as it existed on December 31, 2020 prior to its acquisition by The Parent Company on January 15, 2021 and its financial condition and results of operations as of and for the years ended December 31, 2020 and 2019. Please refer to the section titled, “--The Parent Company—Management’s Discussion and Analysis of Financial Condition and Results of Operations” above in this Item 2 for the MD&A relating to Caliva’s business currently.

Financial information presented in this MD&A is presented in United States dollars (“$” or “US$”), unless otherwise indicated.

OVERVIEW OF LCV

LCV was incorporated in Delaware and registered in California on June 22, 2018 and began operations on August 1, 2018. For the twelve months ended December 31, 2019, LCV owned and operated three entities: Sturdivant, Eko Holdings, LLC (“Eko”) and Lief Holdings, LLC (“Lief”), the results of which are consolidated for the purposes of LCV’s financial results for the year ended December 31, 2019. In February 2020, LCV acquired Fluid South, Inc. (“Fluid South”) and Capitol Cocoa, Inc. (“Capitol Cocoa”), dba Sol Distro (and herein collectively referred to as “Sol Distro”). Accordingly, LCV’s financial results for the year ended December 31, 2020 reflect the consolidated results of all five entities, namely, Sturdivant, Eko, Lief, Fluid South and Capitol Cocoa.

Results of Operations

The following table sets forth selected consolidated financial information derived from our audited consolidated financial statements for the years ended December 31, 2020 and 2019, and the accompanying notes thereto, prepared in accordance with US GAAP. The selected financial information below may not be indicative of LCV’s future performance.

Comparison of the years ended December 31, 2020 and December 31, 2019

The following table summarizes our results of operations for the years ended December 31, 2020 and December 31, 2019.

	Year Ended December 31,		$ Change	% Change
	2020	2019
Revenue	$22,315,883	$9,884,626	$12,431,257	126%
Cost of goods sold - direct material	(17,468,390)	(10,091,984)	(7,376,406)	73%
Cost of goods sold - depreciation and amortization	(462,266)	(448,167)	(14,099)	3%

Gross profit	4,385,227	(655,525)	5,040,752	-769%
Operating expenses:
Sales and marketing	(3,091,557)	(3,366,028)	274,471	-8%
General and administration	(13,088,952)	(7,218,158)	(5,870,794)	81%
Depreciation and amortization	(249,397)	(75,786)	(173,611)	2229%

Total operating expenses	(16,429,906)	(10,659,972)	(5,769,934)	54%

Income from operations	(12,044,679)	(11,315,497)	(729,182)	6%

	Year Ended December 31,		$ Change	% Change
	2020	2019
Other expense:
(Loss) gain on change in fair value of derivative liability	(16,884,000)	1,115,000	(17,999,000)	-1614%
Loss on change in fair value of warrant liability	(14,525,926)	—	(14,525,926)	100%
Loss on change in fair value of note payable at fair value through profit or loss	(9,474,074)	—	(9,474,074)	100%
Loss on change in fair value of contingent consideration	(1,734,498)	—	(1,734,498)	100%
Gain on debt modification	1,505,967	—	1,505,967	100%
Finance costs	(6,108,895)	(1,909,829)	(4,199,066)	220%
Other expense	(3,961,474)	(450,005)	(3,511,469)	780%
Income (loss) from non-controlling subsidiary	160,876	(1,909,663)	2,070,539	-108%

Total other income (expense)	(51,022,024)	(3,154,497)	(47,867,527)	1517%

Net loss before taxes	(63,066,703)	(14,469,994)	(48,596,709)	336%
Income tax benefit	226,880	—	226,880	0%

Net income	$(62,839,823)	$(14,469,994)	$(48,369,829)	334%

Revenue

Revenue for the year ended December 31, 2020 was $22,315,883, an increase of $12,431,257 or 126%, compared to revenue of $9,884,626 for the year ended December 31, 2019. The increase in revenue was driven by the acquisition of Sol Distro based in Southern California in February 2020. The acquisition increased LCV’s brands and increased the LCV’s distribution channel from Northern California to the entire State of California. LCV’s customer base for Sturdivant and Sol Distro consists of dispensaries and for Eko and Lief, the customers are primarily big box stores and online sales.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2020 was $17,930,656, an increase of $7,390,505 or 70% compared to $10,540,151 of cost of goods sold for the year ended December 31, 2019. The increase in the cost of goods was driven by the acquisition of Fluid South and Capitol Cocoa as well as the increase in sales for Sturdivant, Eko and Lief. Cost of goods sold include product expense, all production costs related to the manufacturing process, as well as other indirect costs such as supplies used in the manufacturing process. Direct labor for individuals involved in the production process is also included, as well as depreciation on production equipment and overhead costs such as rent to the extent it is associated with the production process.

Gross Profit

Gross profit for the year ended December 31, 2020 was $4,385,227 compared to $(655,525) for the year ended December 31, 2019, an increase of $5,040,752 or 769%. This is due to the increased efficiencies as the LCV grew, bulk flower purchases at competitive pricing, the addition of Sol Distro and growth in sales for Sturdivant, Eko and Lief.

Operating Expenses

	Year Ended December 31,		$ Change	% Change
	2020	2019
Sales and marketing	$3,091,557	$3,366,028	$(274,471)	-8%
Professional fees	4,690,352	3,468,911	1,221,441	35%
Salaries and benefits	4,268,993	1,950,595	2,318,398	119%
Cultivation and Franchise tax	640,962	165,297	475,665	288%
Insurance	540,551	219,384	321,167	146%

	Year Ended December 31,		$ Change	% Change
	2020	2019
Computer, internet and utilities expenses	343,610	313,301	30,309	10%
Office Supplies	236,270	66,114	170,156	257%
Rent	1,561,130	511,518	1,049,612	205%
Auto and travel	174,004	150,964	23,040	15%
Bank Fees	163,396	39,903	123,493	309%
Business fees and dues	128,012	29,107	98,905	340%
Stock based compensation	74,203	80,036	(5,833)	-7%
Other general and administrative	267,469	223,028	44,441	20%
Depreciation and amortization	249,397	75,786	173,611	229%

Total operating expense	$16,429,906	$10,659,972	$5,769,934	54%

Operating expenses for the year ended December 31, 2020 were $16,429,906, an increase of $5,769,934 or 54%, compared to $10,659,972 for the year ended December 31, 2019, representing 73.6% and 107.8% of total revenue for the year ended December 31, 2020 and December 31, 2019, respectively. The increase in total operating expenses was attributable to the expansion of the operations including the acquisition of Sol Distro in February 2020 and the growth of Eko, Lief and Sturdivant. Professional fees, as well as salaries and benefits and other general and administrative expenses have increased as LCV has grown.

Sales and Marketing

Sales and marketing expenses for the year ended December 31, 2020 was $3,091,557 compared to $3,366,028 for the year ended December 31, 2019, a decrease of $274,471 or 8%. LCV has invested significant resources toward creating a house of brands that appeal to various consumer segments. Building strong brands within the evolving cannabis industry is paramount to the success as both legacy and new consumers seek out products, form factors, and brands that they trust to deliver consistent experience.

General and Administrative

Professional fees increased $1,221,441, or 35%, from $3,468,911 for the year ended December 31, 2019 to $4,690,352 for the year ended December 31, 2020. The increase was primarily due to higher fees for legal, tax and audit services associated with the acquisition Sol Distro in February 2020 and the Qualifying Transaction.

Salaries and benefits increased $2,318,398, or 119%, from $1,950,595 for the year ended December 31, 2019 to $4,268,993 for the year ended December 31, 2020. The increase is a result of the acquisition of Sol Distro in February 2020 as well as LCV’s continued growth and expansion into new markets within the United States. The employee headcount increased from 92 at December 31, 2019 to 132 at December 31, 2020.

Cultivation and franchise tax expenses increased $475,665, or 288%, from $165,297 for the year ended December 31, 2019 to $640,962 for the year ended December 31, 2020. Cultivation tax and excise tax are both paid monthly to the California Department of Tax and Fee Administration. The increase in excise tax was due to the Company’s increase of taxable sales and the increase in cultivation tax was due to the increase in cannabis purchases.

Insurance expenses increased $321,167, or 146%, from $219,384 for the year ended December 31, 2019 to $540,551 for the year ended December 31, 2020. The increase was due to our increased insurance requirement for cargo insurance, liability insurance and projected in increases to sales.

Computer, internet and utilities expenses increased $30,309, or 10%, from $313,301 for the year ended December 31, 2019 to $343,610 for the year ended December 31, 2020. The increase was due to our implementation of new software systems and increased size.

Office supplies expenses increased $170,156, or 257%, from $66,114 for the year ended December 31, 2019 to $236,270 for the year ended December 31, 2020. The increase was primarily due to the acquisition of Sol Distro in February 2020.

Rent expenses increased $1,049,612, or 205%, from $511,518 for the year ended December 31, 2019 to $1,561,130 for the year ended December 31, 2020. The increase was due to short-term leases with the addition of Sol Distro in February 2020.

Auto and travel expenses increased $23,040, or 15%, from $150,964 for the year ended December 31, 2019 to $174,004 for the year ended December 31, 2020. The increase is a result of the acquisition of Sol Distro in February 2020.

Bank fee expenses increased $123,493, or 309%, from $39,903 for the year ended December 31, 2019 to $163,396 for the year ended December 31, 2020. The increase was due to increased wire transfers and monthly fixed bank analysis charges.

Business fees and dues expenses increased $98,905, or 340%, from $29,107 for the year ended December 31, 2019 to $128,012 for the year ended December 31, 2020. The increase was due to increased brands with Eko, Leif development and Sol Distro acquisition in February 2020.

Stock based compensation expenses decreased $5,833, or 7%, from $80,036 for the year ended December 31, 2019 to $74,203 for the year ended December 31, 2020. The decrease was due to the recognition of the outstanding stock options.

Other general and administrative expenses include items such as miscellaneous operating expenses. Other general and administrative expenses increased $44,441, or 20%, from $223,028 for the year ended December 31, 2019 to $267,469 for the year ended December 31, 2020. The increase was primarily due to our acquisition of Sol Distro in February 2020.

Other Income (Expense), Net

Total other expense, net for the year ended December 31, 2020 was $51,022,024 compared to $3,154,497 for the year ended December 31, 2019, which represents an increase of $47,867,527 or 1517%. The increase was due to changes in fair value of $43,733,498 and increased finance costs of $4,199,066.

Net Loss

Net loss for the years ended December 31, 2020 and December 31, 2019 was $62,839,823 and $14,469,994, respectively, which represents an increase of $48,369,829, or 334%. The increase was primarily driven by the fair value adjustments to complex debt, equity instruments and the expansion of our operations.

Liquidity and Capital Resources

As of December 31, 2020, we had $2,635,616 of cash and cash equivalent and $(44,888,374) of working capital (current assets minus current liabilities), compared with $6,582,872 of cash and $20,611,578 of working capital as of December 31, 2019. The decrease of $65,499,952 in our working capital was primarily due to a $24,037,312 increase in current portion of convertible notes payable, a $15,400,000 increase in current portion of notes payable, a $6,907,221 decrease in notes receivable, a $4,975,684 increase in accounts payable, a $4,917,669 increase in income tax payable, a $3,713,238 increase in accrued liabilities, a $2,083,677 increase in current portion of contingent consideration, a $3,947,256 decrease in cash, a $3,250,205 decrease in accounts receivable, a $2,444,190 decrease in prepaid expenses, partially offset by an increase of $6,121,172 in inventories and an increase of $55,328 in restricted cash.

Recent Financing Transactions

Convertible Debt

During 2019 and 2020, LCV issued various convertible promissory notes to provide us additional resources to support our business operations. The convertible promissory notes were issued pursuant to note purchase agreements (the “NPAs”) executed between us and each of the purchasers of the notes. The NPAs allowed LCV to issue convertible promissory notes for an aggregate principal amount of $30,000,000. Three convertible promissory notes were issued during 2020 for an aggregate principal amount of $1,665,000 and eighteen convertible promissory notes were issued during 2019 for an aggregate principal amount of $25,439,420. The convertible promissory notes are subordinate to any current or future senior indebtedness of LCV.

Each of the convertible promissory notes carried a simple interest rate of 5% per annum, payable in cash at the maturity date unless earlier converted. The convertible promissory notes, if converted, were to convert into preferred stock of LCV. All convertible promissory notes were to mature in 2021.

In connection with the closing of Qualifying Transaction, the convertible promissory notes were automatically cancelled and extinguished and treated on an as-if converted into LCV preferred stock basis and exchanged for Common Shares or cash pursuant to the terms of the Qualifying Transaction.

Promissory Note with Warrant

On July 17, 2020, we issued a $10,000,000 promissory note along with a warrant to purchase shares of Class A Common Stock of LCV. The promissory note provided $10,000,000 of proceeds and was scheduled to mature on August 31, 2021. The promissory note carried a simple interest rate of 12% per annum, payable in cash at the maturity date, or when the outstanding principal is paid in full. Upon maturity, or the occurrence of another event requiring repayment prior to the maturity date, LCV was pay the note holder 200% of the outstanding principal amount of plus any accrued interest.

In connection with the closing of Qualifying Transaction, the promissory note was repaid in full.

Transactions Between Related Parties

Privateer Holdings, Inc. (“PHI”), a related party, through its wholly owned subsidiary Fortunatus Holdings, LLC, also a related party, held 100% of the equity interests in Sturdivant. Sturdivant is a cannabis manufacturer in Santa Rosa, California and its primary operations relate to the manufacturing and distribution of both Marley Natural and Jef cannabis branded products.

On July 31, 2018, the LCV entered into a Stock Purchase Agreement whereby the LCV issued 65,000,000 shares of the LCV’s Class B common stock to PHI, in exchange for 100% of the equity interests in Sturdivant and $4,000,000 (the “Transaction”). The Transaction closed on August 1, 2018.

The business combination involving the Company and Sturdivant meets the common control scope exception of ASC 805 and is accounted for as a combination of entities or businesses under common control because both the Company and Sturdivant are ultimately controlled by the same party (i.e., PHI) both before and after the combination, and that control is not transitory.

Combinations of businesses under common control may be accounted for using either the predecessor value method or the acquisition method. The Company used the predecessor value method to account for the acquisition of Sturdivant. Under the predecessor value method, no step-up in fair value was recorded for Sturdivant’s assets and no goodwill is recorded on the transaction. Any difference in purchase consideration and the net assets acquired is recorded as an adjustment to equity. As the Company only issued equity consideration (Class B common stock), regardless of the fair value of the equity consideration, the net effect of recording the consideration and related equity adjustment, under the predecessor value method, equals the $4,000,000 received from PHI plus the $1,144,926 net assets of Sturdivant (recorded to contributed surplus in the consolidated statements of financial position), as summarized below.

Sturdivant net assets received	$1,144,926
Cash received	4,000,000

Purchase consideration	$5,144,926

A list of Sturdivant’s assets and liabilities assumed in the common control business combination is as follows:

Cash	$663,157
Account receivable	230,076
Fixed assets, net	649,808
Other assets	194,182
Account payable	(153,135)
Accrued and other current liabilities	(93,944)
Long-term liabilities	(45,218)
Note payable	(300,000)

Contributed surplus	$1,144,926

SISU—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2020 AND DECEMBER 31, 2019

This MD&A contains information about the financial condition and results of operations of SISU Extraction, LLC, or SISU, for the years ended December 31, 2020 and 2019. This MD&A is supplemental to, and should be read in conjunction with, SISU’s audited financial statements for the years ended December 31, 2020 and 2019, and the notes thereto appearing elsewhere in this Registration Statement. SISU’s financial statements are prepared in accordance GAAP. Financial information presented in this MD&A is presented in United States dollars (“$” or “US$”), unless otherwise indicated.

Except as specifically noted otherwise, this MD&A relates to SISU as it existed on December 31, 2020 prior to its acquisition by The Parent Company on January 15, 2021 and its financial condition and results of operations as of and for the years ended December 31, 2020 and 2019. Please refer to the section titled, “—The Parent Company—Management’s Discussion and Analysis of Financial Condition and Results of Operations” above in this Item 2 for the MD&A relating to SISU’s business currently.

OVERVIEW OF SISU

SISU was formed under the laws of California in September 2017. SISU is a full-service supply chain solution offering processing of harvested plant material into distillate/oil, and flower sales services to cultivators. SISU also provides wholesale concentrates and flower as well as white labeling services to the largest brands in the state of California. Based in Eureka, California, SISU developed a business model offering cultivators a profit split for distillation services in 2018. As of December 31, 2020, this business was producing 20 percent of the total legal distillate sold in California that is used in edibles and vaporizer cartridges and worked with over 475 cultivators statewide, expanding its product offering to wholesale flower with a high-volume flower showroom in downtown Los Angeles.

Results of Operations

The following table sets forth selected financial information derived from SISU’s audited financial statements for the years ended December 31, 2020 and 2019, and the accompanying notes thereto, prepared in accordance with GAAP. The selected financial information below may not be indicative of SISU’s future performance.

Comparison of the years ended December 31, 2020 and 2019

The following table summarizes our results of operations for the years ended December 31, 2020 and 2019.

	Year Ended		$ Change	% Change
	December 31, 2020	December 31, 2019
Revenue	$101,854,513	$30,742,098	$71,112,415	231%
Cost of goods sold - direct material	(79,741,254)	(18,632,501)	(61,108,753)	328%
Cost of goods sold - direct labor	(5,320,460)	(2,808,047)	(2,512,413)	89%
Cost of goods sold - overhead	(4,4883,788)	(3,088,714)	(1,680,888)	60%
Cost of goods sold - depreciation and amortization	(749,578)	(557,232)	(306,523)	36%

Gross profit	11,159,442	5,655,604	5,503,838	97%
Operating expenses:
General and administration	(1,299,239)	(699,298)	(599,941)	86%
Depreciation and amortization	(4,446)	(646)	(3,800)	588%

	Year Ended		$ Change	% Change
	December 31, 2020	December 31, 2019
Total operating expenses	(1,303,685)	(699,944)	(603,741)	86%

Income from operations	9,855,757	4,955,660	4,900,097	99%
Other expense:
Finance costs, net	(1,821)	22	(1,843)	-8377%
Other expense	(20,230)	(262,735)	242,505	-92%

Total other income (expense)	(22,051)	(262,713)	240,662	-92%

Net income	$9,833,706	$4,692,947	$5,140,759	110%

Revenue

Revenue for the year ended December 31, 2020 was $101,854,513, an increase of $71,112,415 or 231%, compared to revenue of $30,742,098 for the year ended December 31, 2019. The increase in revenue was primarily driven by the expansion of our flower product and by additional distillation processing.

Cost of Goods Sold

Cost of goods sold, for the year ended December 31, 2020 was $90,695,071, an increase of $65,608,577 or 262% compared to approximately $25,086,494 of cost of goods sold for the year ended December 31, 2019. The increase was primarily due to higher sales volumes of our products as well as increased flower sales that have a higher cost of goods sold.

Gross Profit

Gross profit for the year ended December 31, 2020 was $11,159,442 compared to $5,655,604 for the year ended December 31, 2019, an increase of $5,503,838, or 97%. The increase was due to volume growth of our distillate and flower products.

Operating Expenses

	Year Ended		$ Change	% Change
	December 31, 2020	December 31, 2019
Salaries and benefits	$570,650	$300,933	$269,717	90%
Professional fees	437,731	150,234	287,497	191%
Computer and internet expenses	79,754	55,688	24,066	43%
Cultivation and Franchise tax	42,168	58,682	(16,514)	-28%
Office Supplies	57,074	41,107	15,967	39%
Other general and administrative	111,862	92,654	19,208	21%
Depreciation and amortization	4,446	646	3,800	588%

Total operating expense	$1,303,685	$699,944	$603,741	86%

Operating expenses for the year ended December 31, 2020 were $1,303,685, an increase of $603,741 or 86%, compared to $699,944 for the year ended December 31, 2019, representing 1.3% and 2.3% of total revenue for the years ended December 31, 2020 and 2019, respectively. The increase in total operating expenses was primarily attributable to an increase in professional fees, as well as salaries and benefits as we expanded our operations.

General and Administrative

Salaries and benefits increased $269,717, or 90%, from $300,933 for the year ended December 31, 2019 to $570,650 for the year ended December 31, 2020. The increase is a result of SISU’s continued growth and expansion into new markets within the United States as well as growth of our administrative functions. Our employee headcount increased from 58 at December 31, 2019 to 100 at December 31, 2020.

Professional fees increased $287,497, or 191%, from $150,234 for the year ended December 31, 2019 to $437,731 for the year ended December 31, 2020. The increase was primarily due to higher fees for legal, tax and audit services associated with the merger agreement with LCV.

Computer and internet expenses increased $24,066, or 43%, from $55,688 for the year ended December 31, 2019 to $79,754 for the year ended December 31, 2020. The increase was due to our increased headcount that required computer equipment and software for operations.

Office supplies expenses increased $15,967, or 39%, from $41,107 for the year ended December 31, 2019 to $57,074 for the year ended December 31, 2020. The increase was due to our increased operations.

Cultivation and franchise tax expenses decreased $16,514, or 28%, from $58,682 for the year ended December 31, 2019 to $42,168 for the year ended December 31, 2020. The decrease was due to our increase of non-taxable sales.

Other general and administrative expenses include items such as utilities, rent and miscellaneous operating expenses. Other general and administrative expenses increased $19,208, or 21%, from $92,654 for the year ended December 31, 2019 to $111,862 for the year ended December 31, 2020. The increase was due to our Eureka upgraded manufacturing facility with increased throughput that requires higher utilities to operate.

Depreciation and amortization increased $3,800, or 588%, from $646 for the year ended December 31, 2019 to $4,446 for the year ended December 31, 2020. The increase is a result of additions to fixed assets.

Other Expense, Net

Total other expense, net for the year ended December 31, 2020 was $20,230 compared to $262,735 for the year ended December 31, 2019, which represents a decrease of $242,505 or 92%. The decrease was due to decreased loss on fixed asset disposal.

Net Income

Net income for the year ended December 31, 2020 and 2019 was $9,833,706 and $4,692,947, respectively, which represents an increase of approximately $5,140,759, or 110%. The increase was primarily driven by adding LCV’s flower wholesale department and increase in distillate and crude sales with a higher throughput manufacturing facility for decreased production cost per gram.

Liquidity and Capital Resources

As of December 31, 2020, we had $7,207,472 of cash and cash equivalent and $6,536,935 of working capital (current assets minus current liabilities), compared with $2,364,135 of cash and cash equivalent $3,030,990 of working capital as of December 31, 2019. The increase of $3,505,945 in LCV’s working capital was primarily due to a $4,843,337 increase in cash, an increase of $3,840,525 in inventories, a decrease in accounts payable, partially offset by a $4,750,495 increase in accrued liabilities, and a decrease of $511,524 in accounts receivable.

ITEM 3. PROPERTIES.

Our principal executive and administrative offices are located at 1550 Leigh Avenue, San Jose, CA 95125. As of September 30, 2021, we lease 25 facilities in the State of California. We own a single retail location at 92 Pullman Way, San Jose, CA 95111. The following table sets for the information about our properties. We believe that these facilities are generally suitable to meet our needs.

Location	Facilities Type	Approximate Square Footage	Lease Expiration Dates

Arcata, California (4651 W. End Rd., Ste# D, 95521)	Manufacturing	1,211	7/31/22

Bellflower, California (9535 Artesia Blvd., 90706)	Dispensary/Retail Dispensary	4,000	9/30/2027

Bellflower, California (9571 Artesia Blvd, 90706)	Parking Spaces	8 Parking Spaces	12/31/2021

Brisbane, California (101 South Hill Dr., 94005)	Retail Delivery/Administrative/Manufacturing/Distribution	19,150	9/30/2023

Ceres, California (4030 Farm Supply Drive, Ceres, CA 95307)	Dispensary/Retail Delivery	3,400	4/1/2024

Costa Mesa, California (3560 Cadillac Ave., 92626)	Manufacturing/Administrative/Distribution	20,000	8/31/2022

Chula Vista, California (1664 Industrial Blvd., 91911)	Retail Delivery	9,604	6/30/2025

Culver City, California (5855 Green Valley Circle, Ste# 105, 90230)	Retail Delivery	2,567	6/30/2023

Eureka, California (112 W. 3rd St., Ste# E & F, 95501)	Processing/Distribution/Manufacturing/Administrative	2,400(E); 3,600(F)	11/9/2022

Eureka, California (112 W. 3rd St., Ste# C & D, 95501)	(See above)	2,000(C); 2,000(D)	8/31/2022

Eureka, California (112 W. 3rd St., Ste# B, 95501)	(See above)	2,000	5/31/2023

Eureka, California (228 3rd St., 95501)	Processing	3000	7/31/22

Eureka, California (205 I St., 95501)	Administrative	3,271	12/31/2021

Location	Facilities Type	Approximate Square Footage	Lease Expiration Dates

Eureka, California (1313 Broadway, 95501)	Parking Lot	Parking Lot	6/1/2022

Hanford, California (104 North Douty St., 93230)	Dispensary (Aug. 2021)/Retail Delivery/Administrative	7,370	9/30/2025

Hanford, California (10757 Energy Street, 93230)	Distribution	20,000	1/31/2028

North Hollywood, California (7127 North Vineland Ave, 91605)	Distribution	3,800	10/31/2022

Redwood City, California (820 Winslow Street, 94063)	Dispensary (*application filed/TBD)	1,500	12/31/2031

San Jose, California (1695 S. 7th St., 95112)	Dispensary/Retail Delivery/Processing/Cultivation/Distribution/Manufacturing	110,000	9/30/2027

San Jose, California (92 Pullman Way, 95111)	Dispensary/Manufacturing/Distribution	23,000	7/31/2022

San Jose, California (1550 Leigh Ave., 95125)	Headquarters	18,692	8/31/2023

San Jose, California (825 S. 5th St., 95112)	Storage	30,000	9/30/2027

San Francisco, California (601 Mission Bay Boulevard)	Event Space	800	6/30/2022

Santa Rosa, California (975 Corporate Center Parkway, Ste #120 & 125)	Manufacturing/ Distribution (non-operational/for sale)	20,000	9/30/2026

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the expected beneficial ownership of the Common Shares as of September 15, 2021 for:

•	each member of the Board:

•	each named executive officer (as defined in Item 6 below);

•	each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Shares; and

•	the members of the Board and the Company’s executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of that security, including any securities that a person has the right to acquire beneficial ownership within 60 days. Information with respect to beneficial owners of more than 5% of the Company’s securities is based on completed questionnaires and related information provided by such beneficial owners as of September 15, 2021. Unless otherwise indicated, all Common Shares are owned directly, and the person or entity listed as the beneficial owner has sole voting and investment power. The address for each director and executive officer is c/o TPCO Holdings, Corp. 1550 Leigh Avenue, San Jose, California, 95125.

Name and Position of Beneficial Owner	Amount of Beneficial Ownership		Percent Of Class(1)
Directors and Named Executive Officers
Michael Auerbach, Chairman	6,670,059	(2)	6.8%
Jeffry Allen, Director	30,018	(3)	*
Carol Bartz, Director	737,013	(4)	*
Al Foreman, Director	—	(5)	—
Leland Hensch, Director	4,005,077	(6)	4.1%
Daniel Neukomm, Director	—		—
Desiree Perez, Director	—		—
Troy Datcher, Chief Executive Officer	—		—
Steve Allan, Former Chief Executive Officer	581,010	(7)	*
Mike Batesole, Chief Financial Officer	—		*
Dennis O’Malley, Chief Operating Officer and President of Caliva	528,462	(8)	*
All directors and executive officers as a group (10 persons)	12,413,660		12.6%
5% Stockholders
M3 DAAT LLC	6,604,434	(2)	6.7%

*	Less than 1%
(1)

The percentages in this column are calculated based on 97,641,917 Common Shares issued and outstanding as of September 15, 2021. In accordance with the rules of the SEC, Common Shares that may be issued upon the exercise of or vesting of derivative securities (such as a stock options or of restricted stock units) within 60 days of September 15, 2021 are deemed to be beneficially owned by the person holding such stock options or restricted stock units and are treated as outstanding for the purpose of computing the percentage beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.

(2)

Consists of 6,604,434 Common Shares and 65,625 Warrants held by M3 DAAT LLC. Mr. Auerbach has sole voting and dispositive power over the shares held by M3 DAAT LLC and sole dispostive power over the Warrants held by M3 DAAT LLC. The address for M3 DAAT LLC is 135 Grand St, FL 2, New York, NY 10013-3101.

(3)

Consists of 15,017 Common Shares held by Mr. Allen and 15,001 Common Shares held by the Jeffry R and Teri Allen Revocable Trust. Mr. Allen shares voting and dispositive power over the shares held by the Jeffry R and Teri Allen Revocable Trust with Teri Allen. Does not include 21,635 Earnout Shares that would be received if the price of the Common Shares hit certain target levels.

(4)

Consists 25,000 held by the William George Marr Trust 10/15/1990, 500,000 held by the Layne Alice Marr Family Heritage Trust, 12,014 held by the Carol Ann Bartz Trust u/a/d 10/14/87, and 199,999 held by Sammy/Holly Partners LP. Carol Bartz has sole voting and dispositive power over the shares held by the Carol Ann Bartz Trust u/a/d 10/14/87 and Sammy/Holly Partners LP. Her husband, William Marr, has sole voting and dispositive power over the shares held by the William George Marr Trust 10/15/1990 and the Layne Alice Marr Family Heritage Trust. Does not include 165,497 Earnout Shares that would be received if the price of the Common Shares hit certain target levels.

(5)

Does not include 4,049,999 Common Shares beneficially owned by affiliates of Tuatara Capital. Mr. Foreman shares voting and dispositive power of these Common Shares with two other persons. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Accordingly, Mr. Foreman is not a beneficial owner of the shares held by affiliates of Tuatara Capital. The number of shares beneficially owned by affiliates of Tuatara Capital does not include 429,303 Earnout Shares that would be received if the price of the Common Shares hit certain target levels.

(6)

Consists of 2,816,667 and 1,122,787 Common Shares held by Mr. Hensch and The Hensch Family Dynasty Trust, respectively, as well as 49,217 and 16,406 Warrants held by Mr. Hensch and The Hensch Family Dynasty Trust, respectively. Mr. Hensch has sole voting and dispositive power over the shares held by The Hensch Family Dynasty Trust.

(7)

Consists of 163,398 Common Shares held by Mr. Allan, 225,269 held by Blue Dog Global, LLC, 3,618 held by the Charles E. Allan Trust dated 1/11/2021, 3,618 held by the Luke E. Allan Trust dated 1/11/2021, 10,565 Common Shares held by Steven James Allan Jr. and Ana Salazar as joint tenants, 163 Common shares held in the Steven J. Allan Jr. IRA, 47,500 Common Shares held by New Direction Trust Company, as Trustee for the Steven Allan Jr. IRA, 108,129 Common Shares that could be acquired within 60 days of September 15, 2021 through the exercise of options and 18,750 Common Shares that could be obtained upon the vesting of RSUs within 60 days of September 15, 2021. Mr. Allan has sole voting and discpositive power of the shares held by each of the entities listed above. Does not include 513,197 Earnout Shares that would be received if the price of the Common Shares hit certain target levels.

(8)

Consists of 405,021 Common Shares held by Mr. O’Malley, 108,129 Common Shares that could be acquired within 60 days of September 15, 2021 through the exercise of options and 18,750 Common Shares that could be obtained upon the vesting of RSUs within 60 days of September. Does not include 541,472 Earnout Shares that would be received if the price of the Common Shares hit certain target levels.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

Directors

The following table sets forth the name, age and positions of our directors as well as the date they began service on the Board and their committee memberships.

Name	Age	Position(1)	Director Since
Michael Auerbach(2)	45	Chairman of the Board	July 10, 2019
Jeffry Allen(3)(4)	69	Director	January 15, 2021
Carol Bartz(2)(6)	72	Director	January 15, 2021
Al Foreman(3)(5)	48	Director	January 15, 2021
Leland Hensch(5)	52	Director	July 10, 2019
Daniel Neukomm(2)(3)(5)(7)	42	Director	January 15, 2021
Desiree Perez	52	Director	May 13, 2021

(1)	As of August 1, 2021
(2)	Nomination and Governance Committee member
(3)	Audit Committee member
(4)	Audit Committee Chair
(5)	Compensation Committee member
(6)	Nomination and Governance Committee Chair
(7)	Compensation Committee Chair

Biographical Information Relating to our Directors

The business background and certain other information about our directors is set forth below:

Michael Auerbach. Mr. Auerbach is an entrepreneur, investor, business consultant, and private diplomat. He founded Subversive Capital LLC as a vehicle to invest in radical companies whose core missions subvert the status quo and require sophisticated government and regulatory strategies for success. Michael is an expert in the global cannabis industry and was a significant investor in and served on the board of directors of Tilray, Inc., a publicly traded global medical cannabis research, cultivation, processing and distribution organization, from February 2018 until April 2021, and currently serves on the board of directors of Nasdaq listed Atai Holdings from July 2021. He was also a significant investor and director of Privateer Holdings, Inc., from 2013-2019, a private equity firm that focused on shaping the future of legal cannabis and spun out its assets in 2019. Mr. Auerbach served as Chairman of Subversive Acquisition LP, which was a publicly traded Canadian special purpose acquisition company prior to merging into Intercure Ltd., a leading Israeli cannabis company, in April 2021. Mr. Auerbach served as Chairman of Subversive Capital Acquisition Corp., which was a publicly traded Canadian special purpose acquisition company prior to merging into The Parent Company, a leading U.S. cannabis company, in January 2021. Mr. Auerbach remains Chairman of The Parent Company.

Mr. Auerbach has served as Senior Vice President of Albright Stonebridge Group, a global strategy firm since 2012 and has also serves as a general partner of Subversive Capital LLC, a venture capital firm and a private investment fund focused on investing in highly regulated industries. From June 2019 to the present, he has served as a director of Tuscan Holdings Corporation II, a Delaware NASDAQ listed blank check company seeking to complete its qualifying transaction. From March 2019 to July 2019, he served as a director of Tuscan Holdings Corp I, a Delaware NASDAQ blank check company that completed its initial public offering in March 2019 and closed its qualifying transaction with Microvast Inc. in July 2021. From September 2009 to July 2012, he was Vice President, Social Risk

Consulting at Control Risks, a global risk consulting firm. From September 2010 to January 2011, he was also an Adjunct Professor at The New School for Social Research. From 2007 to 2009, he was Chief Executive Officer of Social Risks, LLC, a consulting firm. From 2005 to 2007, he was Associate Director for The Century Foundation, a progressive, non-partisan think tank. He began his career in technology in 1993 when he founded Panopticon, a venture capital incubator concentrating on Internet and mobile technology, and served as its Chief Executive Officer until January 2004. Mr. Auerbach also sits on the boards of Duco Advisors, Inc., and MainBase, SA. He sits on the boards of Next for Autism, The NYU Hassenfeld Children’s Hospital, FACES (Finding a Cure for Epilepsy) Foundation, and the Sophie Gerson Healthy Youth Foundation. He has an MA in International Relations from Columbia University and BA in Critical Theory from the New School for Social Research.

We believe Mr. Auerbach is qualified to serve as a director due to his extensive venture capital and private equity experience, as well as his significant expertise in the global cannabis industry.

Jeffry Allen. Mr. Allen was a member of the board of directors at NetApp, a publicly traded global cloud-led, data-centric software company from 2005 to 2017. Prior to his role on the board at NetApp, Allen was the vice president of business operations at NetApp. He managed manufacturing operations and took responsibility for content delivery and NearStore business lines as well as strategic initiatives for the SAN market. Allen joined NetApp in 1996 as CFO and vice president of finance and operations. Before coming to NetApp, Allen served as senior vice president of operations for Bay Networks, where he was responsible for manufacturing and distribution functions. From 1990 to 1995, he held the position of controller for SynOptics Communications and became vice president and controller for Bay Networks, the new company created via the merger of SynOptics and Wellfleet Communications. Previously, Allen had a 17-year career at Hewlett-Packard Company, where he served in a variety of financial, information systems, and financial management positions, including controller for the Information Networks Group. Allen holds a bachelor of science degree from San Diego State University. Mr. Allen has also been a member of the Board of Directors at Whitefish Community Foundation from 2017 to present.

We believe Mr. Allen is qualified to serve as a director due to his significant prior experience serving as a board member of a publicly traded company, as well as his operational and strategic expertise gained working at several innovative and high-growth companies.

Carol Bartz. Ms. Bartz has extensive experience leading complex global technology companies. While CEO of Yahoo!, the world’s premier digital media company, from 2009 to 2011, Ms. Bartz modernized technology platforms, acquired companies for expansion, divested businesses for focus, ignited partnerships, cut costs, expanded margins and grew consumer audience to 800M people. Prior to Yahoo!, she transitioned, after 12 years of successfully leading Autodesk as CEO, to the Executive Chairman role until February, 2009, when she agreed to lead Yahoo!. Earlier in her career Carol held several business leadership positions at Sun Microsystems, including VP of Worldwide Field Operations and an executive officer of the company. Carol was on the board of directors of Cisco Systems, the worldwide leader in networking, from November 1996 to December 2018, where she served as lead director and as a member of the compensation committee during her tenure. She has also served on other public company boards, including Intel and NetApp. Carol is known for her strong leadership style and is frequently featured as a prominent business leader in the industry. Carol supports key causes important to her including the American Breast Cancer Foundation and the American Heart Association.

We believe Ms. Bartz is qualified to serve as a director due to her leadership experience, including her service as the chief executive of two public technology companies, as well as her significant experience serving on public company boards of directors.

Al Foreman. Mr. Foreman has over 20 years of professional experience in private equity, corporate finance, financial technology, and a broad range of transaction experience that includes the origination, structuring, and execution of debt, equity, and M&A transactions globally, as both a principal and an agent. Mr. Foreman is a Managing Partner and the Chief Investment Officer of Tuatara Capital, a role he has held since January 2014. In this role, Al is responsible for formulating Tuatara’s macro investment strategy and for the structuring and oversight of portfolio investments. Prior to co-founding Tuatara in 2014, Mr. Forman was a Managing Director with Highbridge Principal Strategies, LLC, a $45 billion alternative investment management business. Before Highbridge, Mr. Foreman worked in investment banking as a Managing Director in J.P. Morgan’s Financial Sponsors Group, and he joined the bank as a Managing Director and founding member of the management team for the J.P. Morgan Private Equity Fund Services business. Earlier, Mr. Foreman was a financial technology executive at Vitech Systems Group and Virtual Growth Incorporated, and he began his career as a Management Associate in Citigroup’s Private Bank, where he co-founded Citibank’s Professional Sports Group. Mr. Foreman is currently on the board of directors of Willow Biosciences Inc., a Canadian publicly traded biotechnology company, where he serves on the compensation committee. He is also serves on the boards of directors of Tuatara Capital Acquisition Corp., a Nasdaq-listed special purpose acquisition company, since January 2020. He also sits on the boards of directors of various private companies, including Teewinot Life Sciences Corp., a private biotechnology company. Mr. Foreman earned a B.S. in Finance from the University of Connecticut where he was a United Technologies Finance Scholar and a two-time Scholar Athlete Award Winner. He also holds a J.D. from the Sandra Day O’Connor College of Law at Arizona State University, and an MBA from Arizona State University’s W.P. Carey School of Business. Mr. Foreman serves on the Board of Directors for the University of Connecticut Foundation, and he is a member of the University’s Investment Committee and Athletic Steering Committee.

We believe Mr. Foreman is qualified to serve as a director due to his extensive experience in corporate finance, private equity, and financial technology.

Leland Hensch. Mr. Hensch is a private investor and, since 2019, has been a general partner of Subversive Capital LLC, a venture capital firm and a private investment fund focused on investing primarily in publicly listed securities of issuers in the cannabis industry. Mr. Hensch was also the Chief Financial Officer of Subversive Real Estate Acquisition REIT (GP) Inc., the general partner of Subversive Acquisition LP, which was a publicly traded Canadian special purpose acquisition company prior to merging into Intercure Ltd., a leading Israeli cannabis company, in April 2021. Mr. Hensch began his career in 1992 with Hull Trading as an equity derivatives trader on the Chicago Board of Options Exchange. His first trading assignment was in the Frankfurt, Germany office from 1994 to 1998 where he traded on the Deustche Terrmine Borse. Mr. Hensch was hired by Goldman Sachs London in 2001 to head the UK Derivatives desk. In 2004, he relocated to New York to run Goldman Sachs’ Macro Derivatives Trading desk. In 2009, Mr. Hensch started Goldman’s Emerging Markets equity trading team in Sao Paulo and was later promoted to Head of Americas Equity trading in 2013. Mr. Hensch was named partner in 2012 and retired in 2016. Since leaving Goldman Sachs, Mr. Hensch has made a number of investments across cannabis, real estate, hospitality, media, and technology businesses. He has been an active investor/owner in the hospitality and media businesses. Mr. Hensch sits on the investment board of Elpis Opportunity Fund and is still active in equity market trading. Mr. Hensch has a BS in Finance from The Kelley School at Indiana University.

We believe Mr. Hensch is qualified to serve as a director due to his extensive experience in global finance and trading and his experience investing across a variety of industries, including the cannabis industry.

Daniel Neukomm. Mr. Neukomm is currently the CEO of the iconic surf brand O’Neill as well as chairman and CEO of Irvine-based parent company La Jolla Group, Inc. (“LJG”), both positions which he has held since 2013. LJG includes apparel brands in the active consumer space, O’Neill, Spiritual Gangster, Hang Ten, and others, and is a best in class middle market multi-branded operating platform that has unlocked value in emerging brands as well as its flagship brands by reducing costs and providing sophisticated management tools. In addition, Mr. Neukomm is a founding partner at Revelstone Capital, a private equity firm which is focused on investing in growth stage consumer companies in the outdoor and active lifestyle space with offices in Irvine and London. Before LJG, he was an operating partner for a Silicon Valley-based family office, where he focused on early-stage venture investing and corporate strategy for middle-market portfolio companies including La Jolla Group. Neukomm began his career starting Mountain Oxygen, a supplemental oxygen services company based in Aspen, Colorado. Neukomm earned a Bachelor of Arts in economics from the University of Vermont and an MBA in finance and strategy from the International School of Management in Paris.

We believe Mr. Neukomm is qualified to serve as a director due to his leadership experience gained from serving as chief executive officer of O’Neill and chairman and CEO of LJG, as well as his extensive operational and investing experience with consumer products companies.

Desiree Perez. Ms. Perez is Chief Social Equity Officer advising the Company with respect to investments made by its new social equity fund focused on investing in Black and other people-of-color cannabis entrepreneurs. Additionally, Ms. Perez became a member of the Board in Mary 2021 after previously serving as a Board observer. Since 2009, Ms. Perez, Roc Nation’s CEO, has been, other than Shawn “JAY-Z” Carter himself, the person most responsible for realizing his ultimate vision of creating a business empire that spreads far beyond its origins. In her time at the company, Roc Nation has grown beyond a record label, music publishing, and artist & sports management agency, to become a company that both engages and employs its community. In addition to her involvement in all aspects of Mr. Carter’s music career, from platinum records to sold-out tours, Perez has had her hand in every significant deal the company has made in the past decade, all while overseeing Roc Nation’s day-to-day operations. In 2015, Perez negotiated the deal to purchase the streaming service TIDAL and subsequently selling a stake in the company to Sprint. In 2017, she negotiated the worldwide touring deal between JAY-Z and Live Nation, a decade after the two parties had inked a multi-million dollar 360-degree deal that included management, publishing, licensing and other outside investments. In addition, her work led to a worldwide partnership with Universal Music Group in 2013, under which Roc Nation joined the Universal family, while still operating as a standalone label. She also negotiated that partnership’s multi-million dollar renewal in 2018. She continued to further help to expand JAY-Z’s portfolio with the product launches of successful luxury liquor brands D’Usse cognac and Ace of Spades champagne. Perez worked with Meek Mill’s legal team to petition the courts to secure the rapper’s release from prison. In 2019 she was named Billboard’s 2019 Women in Music Executive of the Year. The Bronx, NY native honed her skills through the nightlife and restaurant management ranks at several locations in NYC before co-founding the flagship 40/40 club located in Manhattan’s Flatiron District, of which she is part owner. Ms. Perez is not considered an executive officer of the Company for the purposes of applicable securities law.

We believe Ms. Perez is qualified to serve as a director due to her extensive experience in merging community engagement with corporate activities, as well as her leadership skills and transaction and operational expertise, which she has developed through, among other things, serving as CEO of Roc Nation.

Executive Officers

The following table sets forth the name, age and positions of our executive officers. All ages are as of August 1, 2021.

Name	Age(1)	Position
Troy Datcher	52	Chief Executive Officer
Mike Batesole	54	Chief Financial Officer
Dennis O’Malley	48	Chief Operating Officer and President of Caliva

(1)	As of August 1, 2021

Biographical Information Relating to our Executive officers and Senior Advisors

The business background and certain other information about our executive officers and senior advisors is set forth below:

Executive Officers

Troy Datcher. Mr. Datcher joined the Company as Chief Executive Officer in September 2021. Prior to joining the Company, Mr. Datcher was an executive at The Clorox Company, where he most recently served as Senior Vice President and Chief Customer Officer responsible for the Company’s worldwide sales organization. Mr. Datcher first joined The Clorox Company in 1999 as a region sales manager for the Specialty Division before assuming a leadership role for the company’s automotive business. In 2006, he joined JTG/Daugherty Racing, where he spent three years as the Director of NASCAR Sponsorship and Marketing for the organization before returning to The Clorox Company in 2009. Prior to his combined 20-year tenure at The Clorox Company, Mr. Datcher served as national sales account manager at The Procter & Gamble Company.

Mike Batesole. Mr. Batesole is the Chief Financial Officer of the Company. Mr. Batesole joined the Company in February 2021 and brings over three decades of finance experience to his role. He most recently served as Chief Financial Officer of California Operations for Origin House, a cannabis brands and distribution company, beginning in 2019 through the company’s acquisition by Cresco Labs in January 2020. Prior to Origin House, Mr. Batesole spent 12 years at Shaklee Corporation, a manufacturer and distributor of consumer products, as Controller and Chief Financial Officer where he was responsible for all accounting, finance, operations and supply chain, and IT. Earlier in his career, he held various finance roles at VA Software Corporation and Bentley Systems. Mr. Batesole earned a Bachelor of Science from the University of California, Berkeley.

Dennis O’Malley. Mr. O’Malley is the Chief Operating Officer of the Company and President of Caliva. Prior to closing of the Qualifying Transaction, Dennis O’Malley was CEO of Caliva, where he led a 10x increase in revenue over the course of three years. Before joining Caliva in 2017, Mr. O’Malley was Co-Founder and CEO of ReadyPulse

Inc., a venture backed software company that enabled lifestyle brands like Nike, Adidas, The North Face, Red Bull, Reebok, to leverage ambassador marketing programs, from April 2012 to April 2016. ReadyPulse Inc. was sold in April 2016 to Expert Voice, and Mr. O’Malley served as Chief Customer Officer of Expert Voice from April 2016 to December 2016. Mr. O’Malley holds multiple technology patents as well as an MBA from Santa Clara University.

Senior Advisors

Shawn C. Carter p/k/a JAY-Z. As Chief Visionary Officer, JAY-Z oversees the development and promotion of brands that leverage the vision, influence, and social impact mission of the Company. Mr. Carter is not considered an executive officer of the Company for the purposes of applicable securities law.

Desiree Perez. Please see Ms. Perez’s biography under “—Directors” above.

Arrangements between Officers and Directors

To our knowledge, other than the Nomination Rights Agreement, there is no arrangement or understanding between any of our officers or directors and any other person pursuant to which such officer or director was selected to serve as an officer or director of the Company.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or executive officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

ITEM 6. EXECUTIVE COMPENSATION.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Prior to the Qualifying Transaction

Except as otherwise stated herein, there were no salaries, consulting fees, management contract fees or directors’ fees, finder’s fees, loans, bonuses, deposits or similar payments to the Company’s officers or directors, directly or indirectly, for services rendered to the Company during the fiscal year ended December 31, 2020 or at any time prior to or in connection with the completion of the Qualifying Transaction, or other payments to insiders prior to or in connection with the completion of the Company’s Qualifying Transaction, other than (i) the payment of $10,000 (plus applicable taxes) per month for administrative and related services pursuant to an administrative services agreement entered into with the Sponsor which, if applicable, may have included payment for services of related parties or qualified affiliates of related parties, for, but not limited to, various administrative, managerial or operational services or to help effect the Qualifying Transaction; and (ii) reimbursement of reasonable out-of-pocket expenses incurred by the above-noted persons in connection with certain activities performed on our behalf, such as identifying possible business targets and qualifying transactions, performing business due diligence on suitable target businesses and qualifying transactions as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. Although not required, the Company is providing disclosure with respect to the 2021 compensation of the persons it expects to be named executive officers with respect to 2021 to provide generally the same type of information that was provided in the Company’s Annual Information Form filed in Canada on SEDAR (the System for Electronic Document Analysis and Retrieval).

Our Board reviewed and approved all reimbursements and payments made to the Founders, officers or directors, or the Company’s affiliates or associates or their respective affiliates or associates, with any interested director abstaining from such review and approval.

The Company is an “emerging growth company,” as defined in the JOBS Act and its required futures disclosures are expected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Compensation Overview Following Closing of the Qualifying Transaction

Named Executive Officers

The following discussion describes the significant elements of the compensation of the persons we expect to be our “named executive officers” following closing of the Qualifying Transaction. Our “named executive officers” for the year ended December 31, 2021 (the “named executive officers” or “NEOs”) are expected to be:

•	Troy Datcher, Chief Executive Officer

•	Steve Allan, Former Chief Executive Officer;

•	Mike Batesole, Chief Financial Officer; and

•	Dennis O’Malley, Chief Operating Officer;

Overview

To succeed in the dynamic and evolving market in which the Company operates and to achieve its business and financial objectives, attracting, retaining and motivating a talented team of executive officers is essential. The Company intends for its executive officer compensation program to achieve these and the following objectives: attract and retain a talented, high performing and experienced executive team by providing competitive compensation opportunities; motivate the executive team to achieve the Company’s business and financial objectives; align the interests of the executive team with those of shareholders; and balance short-term results and create long-term sustainable value.

The Company offers executive officers cash compensation in the form of base salary and an annual bonus, and at-risk equity based or equity like compensation.

The Compensation Committee is responsible for overseeing the Company’s compensation policies, processes and practices. The Compensation Committee also seeks to ensure that compensation policies and practices provide an appropriate balance of risk and reward consistent with the Company’s risk profile. The Board has adopted a written charter for the Compensation Committee setting out its responsibilities for administering compensation programs and reviewing and making recommendations to the Board concerning the level and nature of the compensation payable to directors and executive officers. The Compensation Committee’s oversight includes setting objectives, evaluating performance, and ensuring that total compensation paid to NEOs and various other key executive officers and key managers is fair, reasonable and consistent with the objectives of the Company’s philosophy and compensation program.

All of the Company’s directors, executives and certain other employees are subject to the Disclosure and Insider Trading Policy, which prohibits trading in the Company’s securities while in possession of material undisclosed information about the Company. Under this policy, such individuals are also prohibited from entering into hedging transactions involving the Company’s securities, such as short sales, puts and calls. Furthermore, the Company will permit such individuals, including the NEOs, to trade in its securities only during prescribed trading windows.

The Company will continue to evaluate its philosophy and compensation programs as circumstances require and plans to review compensation on an annual basis. As part of this review process, the Company expects to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the cost to find a replacement for a key employee.

Benchmarking

The Company’s compensation committee is expected to establish an appropriate comparator group for purposes of setting the future compensation of its NEOs.

Principal Elements of Compensation

The compensation of the Company’s executive officers is comprised of the following major elements: (a) base salary; (b) an annual, discretionary cash bonus; and (c) long-term equity incentives, consisting of stock options, restricted stock awards, performance compensation awards and/or other applicable awards granted under the Company’s equity incentive plan (the “Equity Incentive Plan”) and any other equity plan that may be approved by the Board from time to time. These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.

For the year ended December 31, 2021, annual base salaries for the NEOs are expected to be as follows:

Name and Principal Position	Annual Base Salary ($)
Troy Datcher, Chief Executive Officer	$550,000
Steve Allan, Former Chief Executive Officer	$375,000
Mike Batesole, Chief Financial Officer	$300,000
Dennis O’Malley, Chief Operating Officer	$350,000

Annual Bonuses

Annual bonuses may be awarded based on qualitative and quantitative performance standards and will reward performance of our executive officers individually. The determination of an executive officer’s performance may vary from year to year depending on economic conditions and conditions in the cannabis industry and may be based on measures such as stock price performance, the meeting of financial targets against budget, the meeting of acquisition objectives and balance sheet performance.

For the year ended December 31, 2021, the target bonuses for each of the NEOs as a percentage of their base salary is as follows:

Name	Target Bonus as a Percentage of Base Salary
Troy Datcher	100%
Steve Allan	75%
Mike Batesole	50%
Dennis O’Malley	50%

Signing Bonus for Mr. Datcher

Pursuant to terms of his employment agreement, Mr. Datcher received a one-time signing bonus of $540,000 in connection with the commencement of his employment with the Company. To the extent Mr. Datcher’s employment with the Company is shorter than 12 months, other than due to termination by the Company without cause or by Mr. Datcher for “good reason” or due to Mr. Datcher’s death or disability, a pro rata portion of the signing bonus will be returned to the Company.

The target amount of Steve Allan’s annual bonus for the year ended December 31, 2021 is equal to 75% of base salary. The target amount of each other NEO’s annual bonus for the year ended December 31, 2021 is equal to 50% of such NEO’s base salary. The actual amounts of annual bonuses to be paid to NEOs for the year ended December 31, 2021 are not yet known, and will depend on the qualitative and quantitative performance standards described above.

Equity Incentive Plan

The Equity Incentive Plan provides continual motivation for our officers, employees, consultants and directors to achieve our business and financial objectives and align their interests with the long-term interests of our shareholders. The purpose of our Equity Incentive Plan is to promote greater alignment of interests between employees and shareholders, and to support the achievement of our longer-term performance objectives, while providing a long term retention element. For further details in respect of our Equity Incentive Plan, please see “Equity Incentive Plan Description – Summary of Equity Incentive Plan”.

Outstanding Equity Awards at September 15, 2021

As of December 31, 2020, no named executive officer held any options, restricted stock units (“RSUs”) or other compensatory equity awards with respect to our Common Shares. The following table presents information concerning outstanding stock option and RSU awards to each of the NEOs as of September 15, 2021.

		Option awards					Stock awards
Name	Grant date(1)	Number of securities underlying unexercised options - (#) exercisable	Number of securities underlying unexercised options - (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)
Troy Datcher	9/8/2021	—	—	—	—	—	722,892	2,450,604	(3)	—		—
Steve Allan	1/15/2021	15,017	—	—	6.66	1/30/2029	262,500	889,875	(3)	—		—
	1/15/2021	—	93,110	—	8.29	11/17/2030	—	—		—		—
Mike Batesole	3/30/2021	—	—	—	—	—	—	—		150,000	(3)	508,500	(4)
	3/25/2021	—	—	—	—	—	181,250	614,438		—		—
Dennis O’Malley	1/15/2021	15,017	—	—	6.66	1/30/2029	214,375	726,731		—		—
	1/15/2021	—	93,110	—	8.29	11/17/2030	—	—		—		—

Notes:

(1)

Unless otherwise noted, all stock options vest over a four-year period, with 25% vesting after one year and the remaining vesting ratably each month over the following 36 months, and RSUs vest over a three-year period, with one-sixth vesting after 180 days and the remaining vesting ratably each month over the following 30 months.

(2)	Values based on the closing price of Common Shares on the Exchange on September 15, 2021 of $3.39.

(3)	Consists of RSUs, 25% of which vest on March 7, 2022, with the remainder vesting in 30 equal installments beginning on April 1, 2022.

(4)

Includes 150,000 RSUs that are subject milestones related to data management, data preparation and data delivery (the “Milestones”), with 50,000 RSUs becoming available upon the achievement of each such Milestone and subject to time-based vesting, with 25% vesting August 14, 2021 (180 days after the effective date of Mr. Batesole’s employment letter agreement) and the remainder vesting in thirty equal monthly installments beginning on September 1, 2021. The detailed Milestones are included as Exhibit A to the Second Amendment to Letter Agreement Between Mike Batesole And TPCO Holding Corp., which is filed as Exhibit 10.6 to this Registration Statement.

(5)	This value assumes that each of the Milestones is achieved.

Termination and Change of Control Benefits

In the event of termination without cause or resignation for good reason, in addition to any unpaid amounts or reimbursement owed by the Company through the date of termination or resignation:

(a)	Mr. Datcher is entitled to the following:

1.	a pro rata portion of annual target bonus for the year in which he was terminated;

2.	continuation of base salary for 18 months following the effective date of termination; and

3.	payment by the Company of the employee portion of medical insurance for a period of 12 months following the effective date of termination;

(b)	Messrs. Allan and O’Malley are entitled to the following:

1.	a pro rata portion of annual target bonus for the year in which he was terminated;

2.	continuation of base salary for 12 months following the effective date of termination; and

3.	payment by the Company of the employee portion (which, in the case of Mr. Allan, is 100%) of medical insurance for a period of 12 months following the effective date of termination; and

(c)	Mr. Batesole is entitled to the following:

1.	continuation of annual base salary for 12 months following the effective date of termination; and

2.	payment by the Company of the employee portion of medical insurance for a period of 12 months following the effective date of termination,

subject in each case to the individual’s execution and non-revocation of a general release of claims in a form reasonably acceptable to the parties and the individual’s continued compliance with confidentiality covenants for a term of three years following the effective date of termination or resignation.

In addition, in event of termination without cause, resignation for good reason or cessation of employment as a result of death or disability, the following RSUs will be deemed to be vested (to the extent not already vested):

(a)	with respect to the RSUs granted to each of Messrs. Datcher, Allan and O’Malley upon closing of the Qualifying Transaction:

1.	the RSUs scheduled to vest following the completion of the initial vesting period of 180 days following grant, which is 25% of the RSUs granted; and

2.	unvested RSUs equal to 30% of RSUs granted on such date (or such smaller number of unvested RSUs); and

(b)	with respect to the RSUs granted to Mr. Batesole in connection with the commencement of his employment:

1.	the RSUs scheduled to vest following the completion of the initial vesting period of one year following grant, which is 25% of the RSUs granted; and

2.	unvested RSUs equal to 30% of RSUs granted on such date (or such smaller number of unvested RSUs).

For purposes of the foregoing, “good reason” includes, among other things, failure by the Company to obtain an assumption agreement for an NEO’s employment agreement from any successor in connection with a “Sale Event”, which means any of the following: (A) any transaction (which shall include a series of transactions occurring within sixty days or occurring pursuant to a plan) that has the result that the shareholders of the Company immediately before such transaction cease to own at least fifty-one percent (51%) of the voting shares of the Company, or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction, (B) a sale or exchange of all or substantially all of the assets of the Company, or (C) a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive.

In the event of a Sale Event, all unvested RSUs held by each NEO will vest immediately prior to closing of the Sale Event.

Directors

Directors’ Compensation

For the year ended December 31, 2020, no director received cash, equity or other compensation for service on our Board or any committee thereof. As described above, the Company’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with service on the Board and committees thereof. As of December 31, 2020, no directors held any options or other compensatory equity awards with respect to our Common Shares.

The Company’s director compensation program is intended to attract and retain global talent to serve on the Board, taking into account the risks and responsibilities of being an effective director. The Company’s intent is to provide competitive director compensation through a combination of cash retainers and annual equity awards for nonemployee Board members. In addition, the Company intends to provide additional retainers for Committee Chairs and Members given the additional time commitment, level of responsibility and skill set required for those roles. All directors are entitled to reimbursement of reasonable expenses incurred by them acting in their capacity as directors. The Company believes this approach will help to attract and retain strong members for the Board who will be able to fulfill their fiduciary responsibilities without competing interests. Any directors who are also employees of the Company will receive no additional compensation for their service on the Board.

Our current director compensation policy provides that each non-employee director will receive the following compensation for Board and Board committee services, as applicable. RSUs vest over a three-year period, with one-sixth vesting after 180 days and the remaining vesting ratably each month over the following 30 months.

•	All Board members other than the Chairperson receive an annual cash retainer for Board service of $50,000 and an annual grant of RSUs valued at $125,000;

•	The Board Chairperson receives an annual cash retainer for Board service of $75,000 and an annual grant of RSUs valued at $150,000;

•	Committee chairpersons receive annual compensation as follows:

•	Audit Committee - $15,000 cash;

•	Compensation Committee - $10,000 cash; and

•	Nomination and Governance Committee - $10,000 cash;

•	Integration Committee - $5,000 cash;

•	Each non-chairperson committee member receives annual cash compensation in the amount of one-half the applicable committee chairperson.

EQUITY INCENTIVE PLAN

Summary of Equity Incentive Plan

Purpose

The purpose of the Equity Incentive Plan is to enable the Company to: (i) attract and retain employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Company, (ii) offer such persons incentives to put forth maximum efforts, (iii) compensate such persons through various stock based arrangements and provide them with opportunities for stock ownership, thereby aligning the interests of such persons and shareholders and advancing the interests of the Company.

The Equity Incentive Plan permits the grant of (i) nonqualified stock options (“NQSOs”) and incentive stock options (“ISOs”) (collectively, “Options”), (ii) restricted share units (“RSUs”) and deferred share units (“DSUs”), (iii) performance share units (“PSUs”), and (iv) stock appreciation rights (“Stock Rights”), which are referred to herein collectively as “Awards”, all as more fully described below. Unless the Equity Incentive Plan is approved by shareholders within 12 months of being adopted by the Board, no ISOs will be granted under the Equity Incentive Plan.

The Board has the power to manage the Equity Incentive Plan and may delegate such power at its discretion to any committee of the Board.

Eligibility

Any non-employee director of the Company or any employee, officer, consultant, independent contractor or advisor providing services to the Company or any affiliate, or any such person to whom an offer of employment or engagement with the Company or any affiliate is extended, are eligible to participate in the Equity Incentive Plan if selected by the Board (the “Participants”). The basis of participation of an individual under the Equity Incentive Plan, and the type and amount of any Award that an individual will be entitled to receive under the Equity Incentive Plan, will be determined by the Board based on its judgment as to the best interests of the Company and its shareholders, and therefore cannot be determined in advance.

The maximum number of Common Shares that may be issued under the Equity Incentive Plan is 10.0% of the Common Shares outstanding from time to time, subject to adjustment in accordance with the Equity Incentive Plan. The maximum number of Common Shares that may be: (i) issued to Related Persons (as such term is defined in the NEO Exchange Listing Manual) of the Company within any one-year period; or (ii) issuable to Related Persons of the Company at any time, in each case, under the Equity Incentive Plan cannot exceed 10.0% of the aggregate number of Common Shares issued and outstanding from time to time.

Any shares subject to an Award under the Equity Incentive Plan that are not purchased or are forfeited, cancelled, expire unexercised, are settled in cash, or are used or withheld to satisfy tax withholding obligations of a Participant shall again be available for Awards under the Equity Incentive Plan.

In the event of any stock dividend, stock split, combination or exchange of Common Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Company’s assets to shareholders or any other change affecting the Common Shares, the Board will make such proportionate adjustments, if any, as the Board in its discretion, subject to regulatory approval, may deem appropriate to reflect such change (for the purpose of preserving the value of the Awards at the time of the change affecting the Common Shares), with respect to (i) the number or kind of Common Shares or other securities reserved for issuance pursuant to the Equity Incentive Plan, and (ii) the number or kind of Common Shares or other securities subject to unexercised Awards previously granted and the exercise price, if any, of those Awards.

Awards

Options

The Board is authorized to grant Options to purchase Common Shares that are either ISOs (meaning they are intended to satisfy the requirements of Section 422 of the Code), or NQSOs (meaning they are not intended to satisfy the requirements of Section 422 of the Code). Options granted under the Equity Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Board and specified in the applicable award agreement. The maximum term of an Option granted under the Equity Incentive Plan will be ten years from the date of grant (or five years in the case of an ISO granted to a 10% shareholder). Payment in respect of the exercise of an Option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) or by such other method as the Board may determine to be appropriate. Incentive Stock Options shall be granted only to employees of The Parent Company or any of The Parent Company’s present or future parent or subsidiaries, as defined in Section 424(e) or (f) of the Code.

Stock Rights

A Stock Right entitles the recipient to receive, upon exercise of the Stock Right, the increase in the fair market value of a specified number of Common Shares from the date of the grant of the Stock Right and the date of exercise payable in Common Shares or cash. Any grant may specify a vesting period or periods before the Stock Right may become exercisable, permissible dates or periods on or during which the Stock Right shall be exercisable, and whether the Stock Right is settled in cash or Common Shares. No Stock Right may be exercised more than ten years from the grant date.

RSUs

RSUs are granted in reference to a specified number of Common Shares and entitle the holder to receive, on achievement of specific performance goals established by the Board or after a period of continued service with the Company or its affiliates or any combination of the above as set forth in the applicable award agreement, one Common Share for each such Common Share covered by the RSU; provided, that the Board may elect to pay cash, or part cash and part Common Shares in lieu of delivering only Common Shares. The Board may, in its discretion, accelerate the vesting of RSUs. Unless otherwise provided in the applicable award agreement or as may be determined by the Board upon a Participant’s termination of employment or service with the Company, the unvested portion of the RSUs will be forfeited and re-acquired by the Company for cancellation at no cost.

PSUs

PSUs are granted in reference to a specified number of Common Shares and entitle the holder to receive, on achievement of specific performance goals established by the Board or after a period of continued service with the Company or its affiliates or any combination of the above as set forth in the applicable award agreement, one Common Share for each such Common Share covered by the PSU; provided, that the Board may elect to pay cash, or part cash and part Common Shares in lieu of delivering only Common Shares. The Board may, in its discretion, accelerate the vesting of PSUs. Unless otherwise provided in the applicable award agreement or as may be determined by the Board upon a Participant’s termination of employment or service with the Company, the unvested portion of the PSUs will be forfeited and re-acquired by the Company for cancellation at no cost. For each award of PSUs, the Board shall establish the period in which any criteria establish by the Board, including, without limitation, criteria based on the

Participant’s personal performance, the financial performance of the Company or its subsidiaries, total shareholder return, the achievement of corporate goals and strategic initiatives, and other vesting conditions must be met in order for a Participant to be entitled to receive Common Shares in exchange for all or a portion of the PSUs held by such Participant.

DSUs

DSUs are granted in reference to a specified number of Common Shares and entitle the holder to receive, on achievement of specific conditions established by the Board such as continuing service of the Participant and/or achievement of pre-established vesting and objectives, one Common Share for each such Common Share covered by the DSU; provided, that the Board may elect to pay cash, or part cash and part Common Shares in lieu of delivering only Common Shares. The Board may, in its discretion, accelerate the vesting of DSUs. Unless otherwise provided in the applicable award agreement or as may be determined by the Board upon a Participant’s termination of employment or service with the Company, the unvested portion of the DSUs will be forfeited and re-acquired by the Company for cancellation at no cost.

Dividend Share Units

When dividends (other than stock dividends) are paid on Common Shares, Participants may, subject to the terms and conditions set out in a Participant’s award agreement, receive additional DSUs, RSUs and/or PSUs, as applicable (“Dividend Share Units”) as of the dividend payment date. The number of Dividend Share Units to be granted to the Participant, if any, shall be determined by multiplying the aggregate number of DSUs, RSUs and/or PSUs, as applicable, held by the Participant on the relevant record date by the amount of the dividend paid by the Company on each Common Share, and dividing the result by the Market Value (as defined under the Equity Incentive Plan) on the dividend payment date, which Dividend Share Units shall be in the form of DSUs, RSUs and/or PSUs, as applicable. Dividend Share Units granted to a Participant are subject to the same vesting conditions applicable to the related DSUs, RSUs and/or PSUs in accordance with the respective award agreement. All Dividend Share Units shall settle in the same form as the related DSUs, RSUs and/or PSUs.

General

The Board may impose restrictions on the vesting, exercise or payment of an Award as it determines appropriate. Generally, no Awards (other than fully vested and unrestricted Common Shares issued pursuant to any Award) granted under the Equity Incentive Plan shall be transferable except by will or by the laws of descent and distribution. No Participant shall have any rights as a shareholder with respect to Common Shares covered by Options, DSUs, PSUs or RSUs, unless and until such Awards are settled in Common Shares.

No Option shall be exercisable, no Common Shares shall be issued, no certificates, registration statements or electronic positions for Common Shares shall be delivered and no payment shall be made under the Equity Incentive Plan except in compliance with all applicable laws and the Exchange and any other regulatory requirements.

The Board may, in its sole discretion, suspend or terminate the Equity Incentive Plan at any time or from time to time and/or amend or revise the terms of the Equity Incentive Plan or of any Award granted under the Equity Incentive Plan and any agreement relating thereto, provided that such suspension, termination, amendment, or revision shall: (a) not adversely alter or impair any Award previously granted except as permitted by the terms of the Equity Incentive Plan or upon the consent of the applicable Participant(s); and (b) be in compliance with applicable law, applicable Exchange policies (or any other stock exchange upon which the Company has applied to list its Common Shares) and with the prior approval, if required, of the shareholders of the Company. Subject to the foregoing, the Board may from time to time, in its discretion and without the approval of shareholders, make changes to the Equity Incentive

Plan or any Award without the approval of Participants or shareholders which may include but are not limited to: (a) a change to the vesting provisions of any Award granted under the Equity Incentive Plan; (b) a change to the provisions governing the effect of termination of a Participant’s employment, contract or office; (c) a change to accelerate the date on which any Award may be exercised under the Equity Incentive Plan; (d) an amendment of the Equity Incentive Plan or an Award as necessary to comply with applicable law or the requirements of the Exchange or any exchange upon which the securities of the Company are then listed or any other regulatory body having authority over the Company, the Equity Incentive Plan, the Participants or the shareholders of the Company; (e) any amendment of a “housekeeping” nature, or (f) any amendment regarding the administration of the Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

The Company did not have a compensation committee (or Board committee performing equivalent functions) during 2020. During 2020, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity one of whose executive officers served on our Board.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Certain Relationships and Related Transactions

The following includes a summary of transactions since our incorporation on June 17, 2019 in which we have participated, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this Registration Statement. We are not otherwise participant in a current related party transaction and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

On July 31, 2019, R&C Brown & Associates, LP (“R&C Brown”) entered into a Secured Promissory Note (the “Promissory Note”) and a Pledge and Security Agreement (the “Pledge Agreement” and, together with the Promissory Notes, the “Loan Documents”) with Steve Allan, the Company’s Chief Executive, pursuant to which R&C Brown loaned Mr. Allan $500,000 to facilitate Mr. Allan’s exercise of options to purchase 250,000 shares of Caliva stock (the “Allan Caliva Stock”). The Allan Caliva Stock converted into 75,089 Common Shares and the right to earn up to 89,647 Caliva Earnout Shares in the Qualifying Transaction (collectively, the “Allan TPCO Securities”). Pursuant to the Pledge Agreement, the Allan TPCO Securities are currently pledged to R&C Brown pursuant to the Pledge Agreement to secure the loan made to Mr. Allan under the Promissory Note.

At the time the Loan Documents were entered into, Mr. Allan was President and Chief Financial Officer of Caliva, and Rich Brown, who controls R&C Brown, was Caliva’s largest stockholder. Mr. Brown currently beneficially owns approximately 3.1% of our Common Shares. Mr. Brown is the father-in-law of Daniel Neukomm, who is one of the Company’s directors. In addition, Mr. Neukomm’s spouse owns a minority interest in R&C Brown.

The Promissory Note provides that Mr. Allan must repay the $500,000 loaned to him with three percent interest from July 31, 2019 until the Promissory Note is paid in accordance with its terms. Under the Promissory Note, Mr. Allan is required to pay R&C Brown principal and interest on the Promissory Note by no later than the maturity date of the Promissory Note. Except as otherwise provided in the Promissory Note, the maturity date of the Promissory Note is the earlier of (a) the date Mr. Allan sells the Allan TPCO Securities, (b) 30 days from the date of Mr. Allan’s voluntary termination of employment with Caliva, (c) 90 days from the involuntary termination of Mr. Allan’s employment with Caliva and (d) July 31, 2024. The Promissory Note contains customary default and late charge provisions.

As of the date of this Registration Statement, no interest or principal has been paid under the Promissory Note, as no principal or interest is due until the maturity date of the Promissory Note. During the entire term of the Promissory Note, the amount of principal outstanding has been $500,000.

Rich Brown, who controls R&C Brown, is the father-in-law of Daniel Neukomm, who is one of the Company’s directors. Furthermore, Mr. Neukomm’s spouse owns a minority interest in R&C Brown, which leases certain properties to Caliva. During the year ended December 31, 2020, and the six months ended June 30, 2021 R&C Brown received approximately $5.1 million and $2.2 million, respectively, in lease payments from Caliva. As of December 31, 2020, the amount R&C Brown would be entitled to receive over the remaining term of the leases on a net present value basis using a discount rate of approximately 12.5% totaled approximately $49.3 million, with the expiry dates of the leases ranging from April 2022 to January 2048.

Certain of the directors and executive officers of the Company received Common Shares upon closing of the Qualifying Transaction as a result of their ownership of securities of Caliva or LCV, as applicable.

In addition, please see “Item 1. Business—General Development of The Business—The Parent Company—Qualifying Transaction—Roc Nation Agreement” for a description of our Agreement with Roc Nation, for which our director, Desiree Perez, serves as CEO.

Independence of the Board of Directors

Our Board of Directors is comprised of Michael Auerbach, Jeffry Allen, Carol Bartz, Al Foreman, Leland Hensch, Daniel Neukomm and Desiree Perez. Under National Instrument 58-101 – Disclosure of Corporate Governance Practices, a director is considered to be independent if he or she is independent within the meaning of National Instrument 52-110 – Audit Committees (“NI 52-110”). Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect relationship which could, in the view of our Board, be reasonably expected to interfere with a director’s independent judgment. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that none of the directors on our Board will be considered non-independent as a result of their respective relationships with the Company.

In addition, although our Common Shares are not listed on any U.S. national securities exchange, we also determine independence using the definition of “independent director” under Rule 5605(a)(2) of the rules of The Nasdaq Stock Market (“Nasdaq Rules”) and Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Mr. Auerbach, Mr. Allen, Ms. Bartz, Mr. Foreman and Mr. Hensch, have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each is an “independent director” under Rule 5605(a)(2) of the Nasdaq Rules.

Independence of Committee Members

Audit Committee. Our Audit Committee is comprised of Jeffry Allen, Al Foreman and Daniel Neukomm. Other than Mr. Neukomm, each member of the Audit Committee is considered to be “independent” within the meaning of such term under applicable Nasdaq Rules for audit committees.

Compensation Committee. Our Compensation Committee is comprised of Daniel Neukomm, Al Foreman, and Leland Hensch. Other than Mr. Neukomm, each member of the Compensation Committee is considered to be an “independent director” under Nasdaq Rules applicable to compensation committee members.

Nomination and Governance Committee. Our Nomination and Governance Committee is comprised of Carol Bartz, Daniel Neukomm, and Michael Auerbach. Other than Mr. Neukomm, each member of the Nomination and Governance Committee is considered to be an “independent director” under Nasdaq Rules applicable to nominating committee members.

ITEM 8. LEGAL PROCEEDINGS.

To the knowledge of the Company, the Company is not a party to any material legal proceedings nor, to the Company’s knowledge, are any such proceedings contemplated by or against the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information. The Common Shares and Warrants are listed on the Neo Exchange Inc. (the “Exchange”) under the trading symbols “GRAM.U” and “GRAM.WT.U”, respectively. The Common Shares and Warrants also trade-over-the counter in the United States on the OTCQX Best Market tier of the electronic over-the-counter marketplace operated by OTC Markets Group Inc. under the trading symbols “GRAMF” and “GRMWF”, respectively. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Shareholders. We had 1,085 shareholders of record as of July 15, 2021. This does not include shares held in the name of a broker, bank or other nominees (typically referred to as being held in “street name”).

Dividends. As of the date of this Registration Statement, the Company has not declared any dividends or made any distributions. Furthermore, the Company has no current intention to declare dividends on its Common Shares in the foreseeable future. Any decision to pay dividends on its Common Shares in the future will be at the discretion of the Board and will depend on, among other things, the Company’s results of operations, current and anticipated cash requirements and surplus, financial condition, any future contractual restrictions and financing agreement covenants, solvency tests imposed by corporate law and other factors that the Board may deem relevant.

Securities Authorized For Issuance Under Equity Compensation Plans. We did not have any equity compensation plans as of December 31, 2020. The table below indicates the number of securities issued under the Company’s Equity Incentive Plan, the weighted-average exercise price of outstanding securities issued under the Company’s Equity Incentive Plan and the number of securities remaining available for issuance under the Company’s Equity Incentive Plan, in each case as of June 30, 2021. In connection with the Qualifying Transaction, the Company agreed to maintain the Caliva EIP and the LCV Equity Plan and that outstanding awards thereunder will entitle holders to receive Common Shares. No further awards will be issued under the Caliva EIP or the LCV Equity Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in Column “(a)”)
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)
Equity Incentive Plan(1)	9,721,547	(1)	—	5,739,628	(2)
Equity compensation plans not approved by security holders
Caliva EIP	801,635	(3)	7.31	—
LCV Equity Plan	31,354	(3)	25.97	—
Total				5,739,628

Notes:

(1)	Represents Common Shares that may be issued upon the vesting and settlement of outstanding RSU awards.
(2)

The maximum number of Common Shares that may be issued under the Equity Incentive Plan is 10.0% of the Common Shares outstanding from time to time, subject to adjustment in accordance with the Equity Incentive Plan.

(3)	Represents Common Shares that may be issued upon the exercise of outstanding options.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

2019

Organizational Issuance

In connection with incorporation and initial organization of the Company, one Class B Share was issued to Subversive Capital Sponsor LLC, the Company’s Sponsor prior to the Qualifying Transaction (the “Sponsor”), on June 17, 2019 in reliance on Section 4(a)(2) of the Securities Act.

Canadian IPO and Related Sales

The Company completed its initial public offering in Canada on July 16, 2019 pursuant to which it sold 57,500,000 Class A Restricted Voting Units for aggregate proceeds of $575,000,000 (the “Canadian IPO”). Canaccord Genuity Corp. served as the underwriter for the Canadian IPO. Non-U.S. purchasers in the Canadian IPO purchased shares pursuant to Regulation S or otherwise in transactions not subject to U.S. securities laws, and U.S. investors purchased shares in the Canadian IPO in reliance on to Section 4(a)(2) of the Securities Act. Prior to the closing of the Canadian IPO, the Sponsor and the Company’s then directors (collectively the “Founders”), purchased 14,543,750 of the Company’s Class B Shares, for an aggregate price of $25,000, or approximately $0.0017 per Founders’ Share in reliance on Section 4(a)(2) of the Securities Act. In addition, concurrent with the closing of the Canadian IPO, the Sponsor purchased 6,750,000 share purchase warrants (for an aggregate purchase price of $6,750,000) and 675,000 Class B Units at a price of $10.00 per Class B Units (for an aggregate purchase price of $6,750,000) for aggregate proceeds equal to $13,500,000 in reliance on Section 4(a)(2) of the Securities Act. Each Class B Unit consisted of one Class B Share and one-half of a Warrant.

2021

Acquisition of Caliva

On January 15, 2021, the Company acquired all of the issued and outstanding equity interests of Caliva and OGE (50% of the equity interests in OGE were not transferred until January 19, 2021) from the existing shareholders for up to 32,241,593 Common Shares in reliance on Section 4(a)(2) of the Securities Act and $466,140 of cash, with non-accredited shareholder’s receiving cash at $10.00 per share in lieu of shares for regulatory purposes.

Acquisition of LCV

On January 15, 2021, the Company acquired all of the issued and outstanding equity interests of LCV from the existing shareholders of LCV for up to 4,544,220 Common Shares and in reliance on Section 4(a)(2) of the Securities Act $183,090 cash, with non-accredited shareholder’s receiving cash at $10.00 per share in lieu of shares for regulatory purposes.

Acquisition of SISU

The Company acquired all of the issued and outstanding units of SISU from the existing members of SISU for 5,787,790 Common Shares in reliance on Section 4(a)(2) of the Securities Act and $11,089,535 in cash with non-accredited shareholder’s receiving cash at $10.00 per share in lieu of shares for regulatory purposes.

Private Placement

On November 24, 2020, the Company announced that it had received executed subscription agreements in respect of private placement commitments for approximately $36,000,000 of Non-Voting Shares and Subscription Receipts of SCAC Capital Acquisition Inc., a wholly-owned subsidiary of SCAC, at a price of $10.00 per Non-Voting Share or Subscription Receipt. On January 8, 2021, the Company announced the upsize of the Private Placement resulting in aggregate commitments of approximately $63,000,000 in Subscription Receipts and Non-Voting Shares.

Upon closing of the Qualifying Transaction, investors in the Private Placement received one Common Share in respect of each Subscription Receipt or Non-Voting Share purchased under the Private Placement. The securities issued in the private placement were issued in reliance on Section 4(a)(2) of the Securities Act.

Brand Strategy Agreement

Pursuant to and subject to the terms of the Brand Strategy Agreement, the Company has issued to JAY-Z 2,000,000 Common Shares in respect of rights and services provided in the period prior to closing of the Qualifying Transaction and will pay SC Branding, LLC an aggregate amount of $38,500,000 over the full BSA Term, payable either in cash or, at SC Branding, LLC’s election with respect to any individual payment period, Common Shares. The Common Shares issued or to be issued pursuant to the Brand Strategy Agreement have been or will be issued in reliance on Section 4(a)(2) of the Securities Act.

Roc Nation Agreement

Pursuant to the terms of the Roc Binding Heads of Terms, the Company issued to Roc Nation $25,000,000 in Common Shares following consummation of the Qualifying Transaction and will pay Roc Nation additional consideration of $15,000,000 in Common Shares, payable in quarterly issuances over the second and third years of the three-year term of the Roc Binding Heads of Terms. The Common Shares issued or to be issued pursuant to the Roc Binding Heads of Terms have been or will be issued in reliance on Section 4(a)(2) of the Securities Act.

Equity Awards

On January 15, 2021, the Company issued 1,066,333 to replace stock options held by former Caliva employees who became employees of the Company in connection with the Qualifying Transaction. Since January 15, 2021 we have issued 4,818,561 RSUs to employees pursuant to the Equity Incentive Plan. The equity awards issued by the company have been issued in reliance on either Rule 701 under the Securities Act or Section 4(a)(2) of the Securities Act.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

CAPITAL STRUCTURE

The Company is authorized to issue an unlimited number of Common Shares. As of July 31, 2021, the Company had 98,245,106 issued and outstanding Common Shares.

Pursuant to the Company’s Articles, the Company also has an authorized class of proportionate voting shares (the “Proportionate Voting Shares”). Concurrently with closing of the Qualifying Transaction, the Company exercised its right under the articles to require that all Proportionate Voting Shares be automatically converted into Common Shares on the basis of one hundred (100) Common Shares for one (1) Proportionate Voting Share. As a result of exercising this mandatory conversion right, the Company is no longer entitled to issue any further Proportionate Voting Shares.

The summary of the rights, privileges, restrictions and conditions attaching to the Common Shares set out below is qualified in its entirety by the Articles of the Company.

Common Shares

Voting Rights

All holders of Common Shares are entitled to receive notice of any meeting of shareholders of the Company, and to attend, vote and speak at such meetings, except those meetings at which only holders of a specific class of shares are entitled to vote separately as a class under the BCBCA. A quorum for the transaction of business at a meeting of shareholders is present if shareholders who, together, hold not fewer than 25% of the votes attaching to the outstanding voting shares entitled to vote at the meeting are present in person or represented by proxy. On all matters upon which holders of Common Shares are entitled to vote, each Common Share is entitled to one vote per Common Share. Unless a different majority is required by law or the Articles, resolutions to be approved by holders of Common Shares require approval by a simple majority of the total number of votes of all Common Shares cast at a meeting of shareholders at which a quorum is present.

Dividend Rights

Holders of Common Shares are entitled to receive dividends out of the assets available for the payment or distribution of dividends at such times and in such amount and form as the Board may from time to time determine.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of Common Shares will be entitled to receive all of the Company’s assets remaining after payment of all debts and other liabilities on a pro rata basis.

Pre-emptive and Redemption Rights

Holders of Common Shares will not have any pre-emptive or redemption rights.

Compliance Provisions

The Articles facilitate compliance with applicable regulatory and/or licensing regulations. In particular, the Articles contain certain provisions (the “Compliance Provisions”), including a combination of certain remedies such as an automatic suspension of voting and/or dividend rights, a discretionary right to force a share transfer to a third party and/or a discretionary redemption right in favour of the Company, in each case to seek to ensure that the Company and its subsidiaries are able to comply with applicable regulatory and licensing regulations. The purpose of the Compliance Provisions is to provide the Company with a means of protecting itself from having a shareholder or a group of shareholders acting jointly or in concert, with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over) (“Owning or Controlling”), five percent (5%) or more of the issued and outstanding shares of the Company, or such other number as is determined by the Board from time to time, and: (i) who a governmental authority granting licenses to, or otherwise governing the operations of, the Company or its subsidiaries has determined to be unsuitable to own Common Shares; (ii) whose ownership of Common Shares may reasonably result in the loss, suspension or revocation (or similar action) with respect to any licenses or permits relating to the Company or its subsidiaries’ conduct of business (being the conduct of any activities relating to the cultivation, manufacturing and dispensing of cannabis and cannabis-derived products in the United States, which include the owning and operating of cannabis licenses) or in the Company being unable to obtain any new licenses or permits in the normal course, all as determined by the Board; or (iii) who have not been determined by the applicable regulatory authority to be an acceptable person or otherwise have not received the requisite consent of such regulatory authority to own the Common Shares within a reasonable time period acceptable to the Board or prior to acquiring any Common Shares (in each case, an “Unsuitable Person”). The ownership restrictions in the Articles are also subject to an exemption for applicable depositaries and clearing houses as well as underwriters (as defined in the Securities Act (Ontario)) in the course of a distribution of securities of the Company.

Notwithstanding the foregoing, the Compliance Provisions provide that any shareholder (or group of shareholders acting jointly or in concert) proposing to Own or Control five percent (5%) or more of the issued and outstanding shares of the Company (or such other number as is determined by the Board from time to time) will be required to provide not less than 30 days’ advance written notice to the Company by mail sent to the Company’s registered office to the attention of the Corporate Secretary and to obtain all necessary regulatory approvals. Upon any such shareholder(s) Owning or Controlling five percent (5%) or more of the issued and outstanding shares of the Company (or such other number as is determined by the Board from time to time), and having not received the requisite approval of any applicable regulatory authority to own the Common Shares the Compliance Provisions provide: (i) that such shareholder(s) may, in the discretion of the Board, be prohibited from exercising any voting rights and/or receiving any dividends from the Company, unless and until all requisite regulatory approvals are obtained; and (ii) the Company with a right, but not the obligation, at its option, upon notice to the Unsuitable Person, to: (A) redeem any or all Common Shares directly or indirectly held by an Unsuitable Person; and/or (B) forcibly transfer any or all Common Shares directly or indirectly held directly or indirectly by an Unsuitable Person to a third party. Such rights are required in order for the Company to comply with regulations in various jurisdictions where the Company or its subsidiaries may conduct business.

Upon receipt by the holder of a notice to redeem or to transfer any or all of its Common Shares the holder will be entitled to receive, as consideration therefor, no less than 95% of the lesser of: (i) the closing price of the Common Shares on the Exchange (or the then principal exchange on which the Company’s securities are quoted for trading) on the trading day immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified date); and (ii) the five-day VWAP of the Common Shares on the Exchange (or the then principal exchange on which the Company’s securities are quoted for trading) for the five trading days immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified dates).

Further, a holder of the Common Shares is be prohibited from acquiring five percent (5%) or more of the issued and outstanding shares of the Company, directly or indirectly, in one or more transactions, without providing 30 days’ advance written notice to the Company by mail sent to the Company’s registered office to the attention of the Corporate Secretary. The foregoing restriction do not apply to the ownership, acquisition or disposition of Common

Shares as a result of: (i) transfer of Common Shares occurring by operation of law including, inter alia, the transfer of Common Shares to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters who hold Common Shares for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with the foregoing restriction, or (iii) conversion, exchange or exercise of securities issued by the Company or a subsidiary into or for Common Shares in accordance with their respective terms. If the Board reasonably believes that any such holder of the Common Shares may have failed to comply with the foregoing restrictions, the Company may apply to the Supreme Court of British Columbia, or any other court of competent jurisdiction, for an order directing that such shareholder disclose the number of Common Shares directly or indirectly held.

Notwithstanding the Compliance Provisions, the Company may not be able to exercise such rights in full or at all, including its redemption rights. Under the BCBCA, a corporation may not make any payment to redeem shares if there are reasonable grounds for believing that the company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the company to be unable to pay its liabilities as they become due in the ordinary course of its business. Furthermore, the Company may become subject to contractual restrictions on its ability to redeem its Common Shares by, for example, entering into a secured credit facility subject to such restrictions. In the event that restrictions prohibit the Company from exercising its redemption rights in part or in full, the Company will not be able to exercise its redemption rights absent a waiver of such restrictions, which the Company may not be able to obtain on acceptable terms or at all.

Advance Notice Requirements for Director Nominations

The Company has included certain advance notice provisions with respect to the election of its directors in the Articles (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of director nominations to the Board and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors. Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide the Company notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not fewer than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date (the “Notice Date”) of the annual meeting of shareholders is less than 50 days before the meeting date, not later than the close of business on the 15th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the Notice Date, provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described above, and the Notice Date in respect of the meeting is not fewer than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

Forum Selection Provision

The Articles include, among other provisions, a provision providing for a forum for adjudication of certain disputes, whereby unless the Company approves or consents in writing to the selection of an alternative forum, the courts of the Province of British Columbia and appellate courts therefrom shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director or officer of the Company to the Company, (iii) any action asserting a claim arising pursuant to any provision of the BCBCA or the Articles (as they may be amended from time to time), or (iv) any action asserting a claim otherwise related to the relationships among the Company, its affiliates and their respective shareholders, directors and/or officers, but does not include claims related to the business carried on by the Company or such affiliates. Any person or entity owning, purchasing or otherwise acquiring any interest, including without limitation any registered or beneficial ownership thereof, in the securities of the Company shall be deemed to have notice of and consented to the provisions of the Articles.

The Articles do not limit the ability of investors to bring direct actions outside of British Columbia, Canada, including those arising under the Exchange Act and the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over actions brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Neither investor nor the Company and may waive compliance with the U.S. federal securities laws and the rules and regulations thereunder, and it is therefore uncertain whether the exclusive forum provision of the Articles would be enforced by a court as to derivative claims brought under the Exchange Act or the Securities Act.

Warrants

As of July 31, 2021, there were 37,837,500 Warrants issued and outstanding. Each Warrant became exercisable for one Common Share at an exercise price of $11.50 per Common Share on March 21, 2021.

The Warrants will expire at 5:00 p.m. (Toronto time) on January 15, 2026 or may expire earlier upon the Company’s winding-up or if the expiry date is accelerated.

Once the Warrants become exercisable, pursuant to the terms of the Warrant Agreement, the Company may accelerate the expiry date of the outstanding Warrants (excluding the Sponsor’s Warrants but only to the extent still held by the Sponsor at the date of public announcement of such acceleration and not transferred prior to the accelerated expiry date, due to the anticipated knowledge by the Sponsor of material undisclosed information which could limit their dealings in such securities) by providing 30 days’ notice if, and only if, the closing price of the Common Shares equals or exceeds $18.00 per Common Share (as adjusted for stock splits or combinations, stock dividends, Extraordinary Dividends (as defined below), reorganizations and recapitalizations and the like) for any 20 trading days within a 30-trading day period. An “Extraordinary Dividend” means any dividend, together with all other dividends payable in the same calendar year by the Company, that has an aggregate absolute dollar value which is greater than $0.25 per Common Share, with the adjustment to the applicable price (as the context may require) being a reduction equal to the amount of the excess.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of acceleration of the expiry date. On and after the acceleration of the expiry date, a record holder of a Warrant will have no further rights.

The exercise price and number of shares issuable on exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, Extraordinary Dividend, or our recapitalization, reorganization, merger or consolidation. The Warrants will not, however, be adjusted for issuances of shares at a price below their exercise price.

Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, it will, upon exercise, be rounded down to the nearest whole number of shares to be issued to the Warrant holder.

The exercise of the Warrants by any holder in the United States, or that is a U.S. person, may only be effected in compliance with an exemption from the registration requirements of the Securities Act and applicable State “blue sky” securities laws.

Warrant holders do not have the rights or privileges of holders of shares and any voting rights until they exercise their Warrants and receive corresponding Common Shares. After the issuance of corresponding Common Shares upon exercise of the Warrants, each holder will be entitled to one vote for each Common Share held of record on all matters to be voted on by shareholders.

The warrant agent shall, on receipt of a written request of the Company or holders of not less than 25% of the aggregate number of Warrants then outstanding, convene a meeting of holders of Warrants upon at least 21 calendar days’ written notice to holders of Warrants. Every such meeting shall be held in Toronto, Ontario or at such other place as may be approved or determined by the warrant agent. A quorum at meetings of holders of Warrants shall be two persons present in person or represented by proxy holding or representing more than 20% of the aggregate number of Warrants then outstanding.

From time to time, the Company and the warrant agent, without the consent of the holders of Warrants, may amend or supplement the Warrant Agreement for certain purposes including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Warrants. Any amendment or supplement to the Warrant Agreement that adversely affects the interests of the holders of Warrants may only be made by an “extraordinary resolution”, which is defined in the Warrant Agreement as a resolution either (i) passed at a meeting of the holders of Warrants by the affirmative vote of holders of Warrants representing not less than two-thirds of the aggregate number of the then outstanding Warrants represented at the meeting and voted on such resolution, or (ii) adopted by an instrument in writing signed by the holders of Warrants representing not less than two-thirds of the aggregate number of the then outstanding Warrants.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Business Corporations Act (British Columbia)

The Company is subject to the provisions of Part 5, Division 5 of the BCBCA.

Under Section 160 of the BCBCA, the Company may, subject to Section 163 of the BCBCA:

(a)	indemnify an individual who:

(i)	is or was a director or officer of the Company,

(ii)	is or was a director or officer of another corporation (A) at a time when the corporation is or was an affiliate of the Company; or (B) at the request of the Company, or

(iii)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties (as defined below) to which the eligible party is or may be liable; and

(b)	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Company must not make such payments unless the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Company must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by its Articles;

(b)

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by its Articles;

(c)

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

(d)

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following (a) indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or (b) pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of the Company or an eligible party, the court may do one or more of the following:

(a)	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

(d)	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e)	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

Company’s Articles

Under Part 21.2 of our Articles, and subject to the BCBCA, the Company must indemnify a director or former director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of the indemnity contained in the Article 21.2 of the Company’s Articles.

Under Part 21.3 of the Company’s Articles, the Company must pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by a director or former director in respect of that proceeding but the Company must first receive from such director or former director a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the BCBCA, the director or former director will repay the amounts advanced.

Under Part 21.4 of the Company’s Articles, and subject to any restrictions in the BCBCA, the Company may indemnify any person.

Under Part 21.5 of the Company’s Articles, the failure of a director or officer of the Company to comply with the BCBCA or the Company’s Articles does not invalidate any indemnity to which he or she is entitled under the Company’s Articles.

Under Part 21.6 of the Company’s Articles, the Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (a) is or was a director, officer, employee or agent of the Company; (b) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (c) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity, or (d) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

Indemnification Agreements and Insurance

Pursuant to the authority provided in the Company’s Articles, the Company has entered into indemnification agreements with each of its directors and executive officers. Under these indemnification agreements, each director and executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification and contribution for certain expenses to the fullest extent permitted by applicable law. The Company also carries a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers. Such policy is written with a maximum limit and subject to a corporate deductible on all claims.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements of the Company, Caliva, LCV and SISU appear at the end of this report beginning with the Index to Financial Statements on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

The auditor of the Company is MNP LLP, Chartered Professional Accountants, Licensed Public Accountants, having an address at 111 Richmond Street West, Suite 300, Toronto, ON M5H 2G4. MNP LLP was first appointed as auditor of the Company on November 2, 2020 (the “Engagement Date”). MNP LLP is independent of the Company within the meaning of Rule 3520 of the Public Corporation Accounting Oversight Board (United States) (PCAOB) and within the meaning of the U.S. federal securities laws administered by the Securities and Exchange Commission. The Company’s former principal accountant, Deloitte LLP (“Deloitte”), resigned on November 2, 2020 (the “Resignation Date”). The resignation of Deloitte and the appointment of MNP was considered and, upon recommendation of the Audit Committee via signed resolutions dated October 26, 2020, approved by the Board.

Deloitte was the auditor of SCAC for the period from June 17, 2019 to December 31, 2019 and as of November 2, 2020 and throughout the period covered by the financial statements of the Company on which they reported, Deloitte was independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario. Deloitte’s independence was assessed under the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and not under SEC/PCAOB requirements. Deloitte issued a report under Canadian auditing standards (“CAS”) on the Company’s financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board for the fiscal year ended December 31, 2019, which is not included in this filing, but did not issue a report on our audited financial statements for the fiscal year ended December 31, 2020.

During the two most recent fiscal years and any subsequent interim period preceding the Resignation Date, there were no disagreements, in the context of an audit performed under CAS, with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Deloitte’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report. The report of MNP on our financial statements for the fiscal year ended December 31, 2020 did not contain an adverse opinion, and were not qualified or modified as to uncertainty scope, or accounting principles. During the two most recent fiscal years, and any subsequent interim period preceding the Resignation Date, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the instructions thereto).

During the two most recent fiscal years or any subsequent periods preceding the Engagement Date, MNP was not consulted (i) on any matter relating to accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by MNP that MNP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) and the related instructions to Item 304 of Regulation S-K).

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements.

The financial statements filed herewith are set forth on the Index to Consolidated Financial Statements on page F-1 of the separate financial section which accompanies this registration statement, which index is incorporated herein by reference.

(b)	Exhibits

The following documents are included as exhibits to this Registration Statement.

Exhibit No.	Title of Document

2.1**

Definitive Transaction Agreement, dated November 24, 2020 by and among Subversive Capital Acquisition Corp., Caliva, TPCO CMG Merger Sub, Inc. and GRHP Management, LLC, as shareholders’ representative for Caliva’s shareholders

2.2**

Definitive Agreement, dated November 24, 2020 by and among Subversive Capital Acquisition Corp., Left Coast Ventures, Inc., TPCO LCV Merger Sub Inc. and Shareholder Representative Services LLC, as shareholders’ representative for LCV’s shareholders

2.3**	Agreement and Plan of Merger dated November 24, 2020 by and among Left Coast Ventures, Inc., LCV Holdings 710, LLC, SISU Extraction, LLC and John Figueiredo

2.4**	Acquisition Agreement, dated November 24, 2020 among Subversive Capital Acquisition Corp., Caliva, OG Enterprises, SC Branding, LLC and SC Vessel 1, LLC

2.5**

Unit Purchase Agreement, dated as of October 1, 2021, by and among Coast L Acquisition Corp., TPCO Holding Corp., the Members of Coastal Holding Company, LLC. Identified on the Signature Pages Thereto, Julian Michalowski, as Equityholders’ Representative and Coastal Holding Company, LLC.

3.1*	Notice of Articles of Subversive Capital Acquisition Corp., dated July 15, 2019

3.2*	Articles of Subversive Capital Acquisition Corp., dated July 15, 2019

3.3*	Certificate of Change of Name, dated January 15, 2021 by Subversive Capital Acquisition Corp.

4.1*	Specimen Common Share Certificate

4.2*	Warrant Agency Agreement between the Company and Odyssey Trust Company dated July 16, 2019

10.1*	Nomination Rights Agreement, dated January 15 2021 between Subversive Capital Acquisition Corp. and Subversive Capital Sponsor LLC and GRHP Management, LLC, as Caliva shareholders’ representative

10.2*	Sponsor Lockup and Forfeiture Agreement, dated January 15 2021 among Subversive Capital Acquisition Corp., Caliva, Left Coast Ventures, Inc., Subversive Capital Sponsor, LLC, and certain Founders

10.3*+	Employment Letter Agreement, dated December 15, 2020 between TPCO Holding Corp. and Steve Allan

10.4*+	Employment Letter Agreement, dated February 18, 2021, between TPCO Holding Corp. and Mike Batesole

10.5*+	First Amendment to Employment Letter Agreement, dated March 30, 2021, between TPCO Holding Corp. and Mike Batesole

10.6*+	Second Amendment to Employment Letter Agreement, dated May 20, 2021 between TPCO Holding Corp. and Mike Batesole

10.7*+	Employment Letter Agreement, dated December 15, 2020, between Subversive Capital Acquisition Corp. and Dennis O’Malley

10.8*	Registration Rights Agreement, dated January 15, 2021 by and among the Subversive Capital Acquisition Corp., Subversive Capital Sponsor LLC and the persons named therein

10.9*+	TPCO Holding Corp. Equity Incentive Plan, dated January 19, 2021

10.10*	TPCO Holding Corp. Form of Award Agreements under Equity Incentive Plan

10.11*+	Employment Letter Agreement, dated August 10, 2021 between TPCO Holding Corp. and Troy Datcher

10.12*

Form of Lock-Up Agreement, dated as of July 28, 2021, by and between TPCO Holding Corp., on the one hand, certain members of its leadership team and the members of the board of directors of TPCO Holding Corp., on the other hand

10.13*	Form of Indemnification Agreement with directors and executive officers

Exhibit No.	Title of Document

16.1*	Letter from Deloitte LLP regarding change in certifying accountant

21.1*	List of Subsidiaries of TPCO Holding Corp.

*	Previously filed
**

Previously filed and schedules and exhibits to this Exhibit omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TPCO Holding Corp.

Date: October 27, 2021	By:	/s/ Troy Datcher
Troy Datcher Chief Executive Officer

INDEX TO FINANCIAL STATEMENTS

TPCO HOLDING CORP.

Page
Unaudited Interim Condensed Financial Statements as of and for the three and six months ended June 30, 2021 and 2020
Interim condensed consolidated balance sheets	F-5
Interim condensed consolidated statements of operations and comprehensive income	F-6
Interim condensed consolidated statements of changes in shareholders’ (deficit) equity	F-7
Interim condensed consolidated statements of cash flows	F-8
Notes to the interim condensed consolidated financial statements	F-9

Audited Consolidated Financial Statements as of and For the Year Ended December 31, 2020 and as of December 31, 2019 and for the period from June 17, 2019 (inception) through December 31, 2019
Consolidated balance sheets	F-51
Consolidated statements of loss and comprehensive loss	F-52
Consolidated statements of changes in shareholders’ (deficit) equity	F-53
Consolidated statements of cash flows	F-54
Notes to the consolidated financial statements	F-55

CMG PARTNERS, INC.

LEFT COAST VENTURES, INC.

SISU EXTRACTION, LLC

TPCO HOLDING CORP. UNAUDITED PROFORMA CONSOLIDATED FINANCIAL INFORMATION

Page
Pro Forma Consolidated Statements of Operations and Comprehensive Loss as at December 31, 2020	F-149
Notes to Pro Forma Financial Statements	F-150

Interim condensed consolidated financial statements

TPCO Holding Corp.

For the three and six months ended June 30, 2021 and 2020

(Unaudited)

TPCO Holding Corp.

Interim condensed consolidated balance sheets

(Unaudited, in United States dollars)

As at	Note	June 30, 2021	December 31, 2020
Assets
Current
Cash		$257,538,572	$—
Restricted cash and cash equivalents		2,105,350	582,622,025
Accounts receivable	30	5,629,488	—
Other receivable	5	—	24,977,765
Inventory	6	38,144,812	—
Prepaid expenses		6,045,614	—
Current portion of notes receivable	7	7,352,494	—
Assets held for sale	15	2,982,319	—
Other current assets		5,576,910	—

Total current asset		325,375,559	607,599,790

Notes receivable	7	883,228	—
Investments at fair value through profit and loss	8	3,408,726	—
Investment in non-marketable securities	13	591,545	—
Security deposits		1,057,364	—
Prepaid expenses and other assets		—	81,333
Property and equipment	9	11,455,313	—
Right-of-use assets – operating	12	11,757,305	—
Right-of-use assets – finance	12	42,064,991	—
Goodwill and intangibles	10	825,723,690	—

Total assets		$1,222,317,721	$607,681,123

Liabilities
Current
Accounts payable and accrued liabilities	11	$43,742,401	$28,321,972
Consideration payable		4,083,960	—
Operating lease liability – current portion	12	2,248,529	—
Finance lease liability – current portion	12	6,893,399	—
Cash settled share-based payments		8,276,985	—
Contingent consideration	30	47,943,435	—
Liabilities held for sale	15	2,708,051	—

Total current liabilities		115,896,760	28,321,972

Operating lease liabilities	12	11,566,705	—
Finance lease liabilities	12	36,534,630	—
Deferred tax liabilities	22	88,091,091	—

Total liabilities		252,089,186	28,321,972

Mezzanine equity
Class A Restricted Voting Shares, no par value; unlimited Class A restricted voting shares authorized, 57,500,000 issued and outstanding at December 31, 2020	16	—	582,622,025
Subscription receipts	16	—	25,087,000

Total mezzanine equity		—	607,709,025

Shareholders’ (deficit) equity
Class B shares, no par value; unlimited Class B shares authorized, nil issued and outstanding at June 30, 2021 and 15,218,750 December 31, 2020	18	—	—
Common shares, no par value, unlimited Common Shares authorized, 97,981,851 issued and outstanding at June 30, 2021 and nil at December 31, 2020	18	—	—
Additional paid in capital		951,310,331	(21,886,268)
Accumulated (deficit) equity		18,918,204	(6,463,606)

Total shareholders’ (deficit) equity		970,228,535	(28,349,874)

Total liabilities, mezzanine equity and shareholders’ (deficit) equity		$1,222,317,721	$607,681,123

Commitments and contingencies (Note 29)

Subsequent events (Note 32)

See accompanying notes to the interim condensed consolidated financial statements

TPCO Holding Corp.

Interim condensed consolidated statements of operations and comprehensive income

(Unaudited, in United States dollars)

			Three months ended		Six months ended
	Note		June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Sales, net of discounts	4(m	)	$54,203,157	$—	$94,120,545	$—
Cost of sales			49,422,133	—	82,296,401	—

Gross profit			4,781,024	—	11,824,144	—

Operating expenses	23		59,884,806	111,556	180,887,027	423,129

Loss from operations			(55,103,782)	(111,556)	(169,062,883)	(423,129)
Other income (expense)
Interest income			41,371	139,658	48,279	2,089,000
Interest expense	25		(1,421,363)	—	(2,595,235)	—
Gain on debt forgiveness	14		3,358,686	—	3,358,686	—
Loss on disposal of assets	24		(3,519,665)	—	(3,519,665)	—
Change in fair value of investments at fair value through profit or loss	8		349,212	—	349,212	—
Change in fair value of contingent consideration	30		51,724,912	—	182,818,766	—
Other income			2,742,054	—	2,624,897	—

			53,275,207	139,658	183,084,940	2,089,000

(Loss) income before income taxes			(1,828,575)	28,102	14,022,057	1,665,871
Income tax recovery	22		7,653,074	—	10,863,696	—

Net income and comprehensive income			$5,824,499	$28,102	$24,885,753	$1,665,871

Earnings (loss) per share
Basic	21		$0.06	$(0.01)	$0.27	$(0.03)
Diluted	21		$0.06	$(0.01)	$0.27	$(0.03)
Weighted average number of common shares
Basic	21		98,416,198	15,218,750	91,453,735	15,218,750
Diluted	21		99,735,129	15,218,750	92,723,089	15,218,750

See accompanying notes to the interim condensed consolidated financial statements

TPCO Holding Corp.

Interim condensed consolidated statements of changes in shareholders’ (deficit) equity

(Unaudited, in United States dollars)

		Number of
	Note	Common Shares	Warrants	Class B Shares	Shares to be Issued	Additional Paid in Capital	Accumulated Deficit	Total
Balance, December 31, 2019		—	35,837,500	15,218,750	—	$589,044	$—	$589,044
Net income		—	—	—	—		1,665,871	1,665,871
Adjustment to mezzanine equity	16	—	—	—	—	(423,129)	(1,665,871)	(2,089,000)

Balance June 30, 2020		—	35,837,500	15,218,750	—	165,915	—	165,915

Balance December 31, 2020		—	35,837,500	15,218,750	—	(21,886,268)	(6,463,606)	(28,349,874)
Conversion of Class B shares	18	14,655,547	—	(14,655,547)	—	—	—	—
Founders’ shares forfeited	18	—	—	(563,203)	—	(496,057)	496,057	—
Shares issued in a private placement	18	6,313,500	—	—	—	63,135,000	—	63,135,000
Conversion of Class A restricted voting shares	18	31,407,336	—	—	—	318,303,338	—	318,303,338
Shares issued for long-term strategic contracts	17, 18	2,376,425	—	—	—	25,000,000	—	25,000,000
Shares issued in a business acquisition	18	42,888,874	—	—	274,405	546,447,112	—	546,447,112
Shares issued to extinguish liabilities in a business acquisition	18	336,856	—	—	—	4,264,597	—	4,264,597
Shares to be issued reclassified from contingent consideration	30	—	—	—	333,868	1,957,045	—	1,957,045
Contingent shares to be issued in a business acquisition	3	—	—	—	187,380	2,372,231	—	2,372,231
Replacement options issued in a business acquisition	3	—	—	—	—	4,199,788	—	4,199,788
Shares issued for options exercised	20	3,313	—	—	—	12,972	—	12,972
Share-based compensation	20	—	—	—	—	8,000,573	—	8,000,573
Net income		—	—	—	—	—	24,885,753	24,885,753

Balance June 30, 2021		97,981,851	35,837,500	—	795,653	$951,310,331	$18,918,204	$970,228,535

See accompanying notes to the interim condensed consolidated financial statements

TPCO Holding Corp.

Interim condensed consolidated statements of cash flows

(Unaudited, in United States dollars)

		Six months ended
	Note	June 30, 2021	June 30, 2020
Cash provided by (used in)
Operating activities
Net income		$24,885,753	$1,665,871
Adjustments for items not involving cash
Impairment loss	15	74,899,107	—
Interest expense	25	2,595,235	—
Provision for bad debts	30	119,193	—
Loss on disposal of assets	24	3,519,665	—
Gain on debt forgiveness	14	(3,358,686)	—
Fair value change of investments at fair value through profit or loss	8	(349,212)	—
Non-cash portion of operating lease expense		(450,635)	—
Depreciation and amortization	23	15,505,304	—
Shares issued for long-term strategic contracts	17	25,000,000	—
Share-based compensation expense	20	13,838,164	—
Non-cash marketing expense	17	2,439,394	—
Fair value change of contingent consideration	30	(182,818,766)	—
Deferred income tax recovery	22	(14,445,626)	—

		(38,621,110)	1,665,871

Net changes in non-cash working capital items	26	(39,107,314)	423,129

Total operating		(77,728,424)	2,089,000

Financing activities
Proceeds from private placement	18	51,635,000	—
Redemption of Class A restricted voting shares		(264,318,686)	—
Proceeds from exercise of options	20	12,972	—
Repayment of consideration payable		(872,021)	—
Repayment of finance lease liabilities		(1,288,164)	—
Repayment of line of credit		(1,000,000)	—

Total financing		(215,830,899)	—

Investing activities
Net cash paid in business combinations	3	(32,408,483)	—
Purchases of property and equipment	9	(1,278,834)	—
Advances for note receivable	7	(5,650,000)	—
Advances for investments at fair value through profit or loss	8	(900,000)	—
Proceeds from sale of net assets		10,818,537	—

Total investing		(29,418,780)	—

Net change in cash during the period		(322,978,103)	2,089,000
Cash, restricted cash and cash equivalents
Beginning of period		$582,622,025	$580,271,713

End of period		$259,643,922	$582,360,713

Cash		257,538,572	—
Restricted cash and cash equivalents		2,105,350	582,360,713

Cash, restricted cash and cash equivalents		$259,643,922	$582,360,713

Supplemental cash-flow information (Note 26)

See accompanying notes to the interim condensed consolidated financial statements

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

1. Nature of operations

TPCO Holding Corp. (formerly known as Subversive Capital Acquisition Corp.) (“TPCO” or the “Company”) was a special purpose acquisition corporation incorporated on June 17, 2019 under the laws of the Province of British Columbia for the purpose of effecting, directly or indirectly, an acquisition of one or more businesses or assets, by way of merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization, or any other similar business combinations involving the Company (a “Qualifying Transaction”). As more fully described in the notes to these interim condensed consolidated financial statements, the Company completed the Qualifying Transaction on January 15, 2021 and at which time the Company changed its name to TPCO Holding Corp.

The Company’s registered office is located at 595 Burrard Street, Suite 2600, P.O. Box 49314, Vancouver, BC, V7X 1L3, Canada, and the Company’s head office is located at 1550 Leigh Avenue, San Jose, California, 95125, United States of America. Commencing on the date of the Qualifying Transaction, the Company became vertically integrated as a cultivator, retailer and distributor of adult use cannabis products through the sale to retail, bulk and wholesale customers under the “Medical Marijuana Programs Act” and the proposition 64 “The Adult Use of Marijuana Act”.

The common shares of the Company are listed on the Aequitas NEO Exchange (“NEO”) and Over the Counter Market (“OTC”) under the trading symbols “GRAM.U” and “GRAMF”, respectively. The warrants of the Company are listed on the NEO under the trading symbol “GRAM.WT.U”.

2. Basis of presentation

These interim condensed consolidated financial statements reflect the accounts of the Company and were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. Certain information and footnote disclosures normally included in the audited annual consolidated financial statements prepared in accordance with GAAP have been omitted or condensed. These interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020.

These interim condensed consolidated financial statements are unaudited and reflect adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods in accordance with GAAP. The results reported in these interim condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for an entire fiscal year. The policies set out below are consistently applied to all periods presented, unless otherwise noted.

These interim condensed consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due.

These interim condensed consolidated financial statements are presented in U.S. dollars, which is also the Company’s and its subsidiaries’ functional currency.

These interim condensed consolidated financial statements were authorized for issuance by the Board of Directors of the Company on September 30, 2021.

i) Basis of consolidation

The accompanying interim condensed consolidated financial statements include the accounts of the Company and all subsidiaries. Subsidiaries are entities in which the Company has a controlling voting interest or is the primary beneficiary of a variable interest entity. Subsidiaries are fully consolidated from the date control is transferred to the Company and are de-consolidated from the date control ceases. All intercompany accounts and transactions have been eliminated on consolidation. The interim condensed consolidated financial statements include all the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiaries after eliminating intercompany balances and transactions.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

2. Basis of presentation (continued)

These interim condensed consolidated financial statements include the accounts of the Company and the following entities which are subsidiaries of the Company:

Subsidiaries	Jurisdiction of incorporation	Ownership interest June 30, 2021	Ownership interest December 31, 2020
TPCO US Holding LLC	California	100%	100%
Social Equity Ventures LLC	California	100%	—
CMG Partners, Inc.	California	100%	—
well. By Caliva LLC	California	100%	—
well. By Caliva Centers	California	100%	—
well. By Caliva e-commerce, LLC	California	100%	—
Live Zola, LLC	California	100%	—
NC3 Systems, Inc.	California	100%	—
NC4 Systems, Inc.	California	100%	—
NC5 Systems, Inc.	California	100%	—
NC6 Systems, Inc.	California	100%	—
Caliva CADINH1, Inc.	California	100%	—
Caliva CADECC1, LLC	California	100%	—
Caliva CARERC1, LLC	California	100%	—
Caliva CAMISJ2, Inc.	California	100%	—
OG California Branding, Inc.	California	100%	—
Caliva CAREDELA1, LLC	California	42%	—
G & C Staffing, LLC	California	100%	—
Fresh Options, LLC	California	100%	—
Alpha Staffing, LLC	California	100%	—
Caliva CAREWH1, LLC	California	100%	—
Caliva CARECE1, LLC	California	100%	—
Caliva CADESA1, LLC	California	100%	—
Left Coast Ventures, Inc.	Delaware	100%	—
Sturdivant Ventures, LLC	California	100%	—
LCV Holdings, HMB, LLC	California	100%	—
Rever Holdings, LLC	California	100%	—
Eko Holdings, LLC	California	100%	—
Lief Holdings, LLC	California	100%	—
LCV Holdings SISU 710, LLC	California	100%	—
SISU Extraction, LLC	California	100%	—
Fluid South, Inc.	California	100%	—
Capitol Cocoa, Inc.	California	100%	—

ii) Variable interest entities

A variable interest entity (“VIE”) is an entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to control the entity’s activities or do not substantially participate in the gains and losses of the entity. Upon inception of a contractual agreement, and thereafter, if a reconsideration event occurs, the Company performs an assessment to determine whether the arrangement contains a variable interest in an entity and whether that entity is a VIE. The primary beneficiary of a VIE is the party that has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. Where the Company concludes that it is the primary beneficiary of a VIE, the Company consolidates the accounts of that VIE.

iii) Use of estimates

The preparation of these interim condensed consolidated financial statements and accompanying notes in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

2. Basis of presentation (continued)

iv) Emerging growth company

The Company is an “Emerging Growth Company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it has taken advantage of certain exemptions from various reporting requirements that are not applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a Company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

3. Business combinations

Qualifying Transaction

On November 24, 2020, the Company announced that it had entered into definitive transaction agreements in respect of each of CMG Partners, Inc. (“Caliva”) (the “Caliva Agreement”) and Left Coast Ventures, Inc. (the “LCV Agreement”) pursuant to which the Company would acquire all of the equity of Caliva and LCV. At the same time, the Company executed an agreement with Caliva, OG Enterprises Branding, Inc. (“OGE”), SC Branding, LLC and SC Vessel 1, LLC to acquire the remaining shareholdings of OGE and entered into a Brand Strategy Agreement with SC Branding, LLC.

Additionally, concurrently with the completion of the LCV acquisition, LCV acquired SISU Extraction LLC (“SISU”) in accordance with the Agreement and Plan of Merger between LCV and SISU, dated November 24, 2020.

The above transactions closed on January 15, 2021, and the acquisition of SC Vessel 1, LLC’s interest in OGE closed on January 19, 2021. These acquisitions constituted the Company’s Qualifying Transaction.

Each of the acquisitions is a business combination accounted for using the acquisition method in accordance with ASC 805 Business Combinations.

Due to the complexity associated with the valuation process and short period of time between the acquisition date and the period end, the identification and measurement of the assets acquired, and liabilities assumed, as well as the measurement of consideration and contingent consideration is provisional and subject to adjustment on completion of the valuation process and analysis of resulting tax effects. Management will finalize the accounting for the acquisitions no later than one year from the date of the respective acquisition date and will reflect these adjustments in the reporting period in which the adjustments are determined as required by ASC 805. Differences between these provisional estimates and the final acquisition accounting may occur and these differences could have a material impact on the Company’s future financial position and results of operations.

Total acquisition-related transaction costs incurred by the Company in connection with the acquisitions was approximately $493,584 (December 31, 2020 - $6,316,683).

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

3. Business combinations (continued)

A provisional estimate of the fair values of the assets to be acquired and the liabilities to be assumed by the Company in connection with the acquisitions is as follows:

	Caliva/OGE		LCV		SISU	Total
Total consideration transferred	$620,477,018		$120,651,941		$92,188,146	$833,317,105

Assets acquired
Cash, restricted cash and cash equivalents	11,164,957		3,022,262		976,906	15,164,125
Accounts receivable	2,006,699		1,090,811		1,022,532	4,120,042
Inventory	13,105,532		7,548,844		5,580,258	26,234,634
Prepaid expenses	2,678,356		164,750		82,701	2,925,807
Other current assets	3,110,481		2,051,188		—	5,161,669
Property and equipment	7,785,157		3,305,145		1,163,902	12,254,204
Intangible assets	273,900,000		64,840,000		85,340,000	424,080,000
Right of use assets	48,702,768		4,461,809		1,183,451	54,348,028
Investment in associate	—		6,500,000		—	6,500,000
Investment in non-marketable securities	591,545		—		—	591,545
Security deposits and other	869,238		137,051		34,175	1,040,464

Total assets acquired	363,914,733		93,121,860		95,383,925	552,420,518

Liabilities assumed
Accounts payable and accrued liabilities	27,330,222	[1]	14,817,802	[2]	8,242,144	50,390,168
Consideration payable	2,458,844		2,348,970		—	4,807,814
Loans payable	3,060,250		298,436		—	3,358,686
Line of credit	—		—		1,000,000	1,000,000
Deferred tax liability	67,523,907		17,221,527		17,917,511	102,662,945
Lease liabilities	49,746,261		4,461,809		1,183,451	55,391,521

Total liabilities assumed	150,119,484		39,148,544		28,343,106	217,611,134

Goodwill	$406,681,769		$66,678,625		$25,147,327	$498,507,721

The Company retrospectively adjusted the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of the acquisition date. During the three months ended June 30, 2021, the Company updated the provisional amounts for the following:

[1]	An adjustment was made to increase accounts payable and accrued liabilities by $1,050,000, resulting in an offsetting increase in goodwill.
[2]	An adjustment was made to decrease accounts payable and accrued liabilities by $650,871, resulting in an offsetting decrease in goodwill.

Total consideration transferred is comprised of the following:

	Caliva/OGE	LCV	SISU	Total
Upfront consideration
Cash	$465,140	$177,970	$11,089,535	$11,732,645
Shares	408,178,567	57,529,825	63,581,153	529,289,545
Shares to be issued	1,567,549	5,897,750	9,692,268	17,157,567
Consideration payable	1,000	5,120	—	6,120
Contingent consideration (liability) – Trading price consideration	191,077,970	41,641,276	—	232,719,246
Contingent consideration (liability) – Other	—	—	—	—
Contingent consideration (equity)	2,372,231	—	—	2,372,231
Replacement options	4,199,788	—	—	4,199,788
Liabilities settled in cash as part of the Qualifying Transaction	12,614,773	15,400,000	7,825,190	35,839,963

Total consideration transferred	$620,477,018	$120,651,941	$92,188,146	$833,317,105

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

3. Business combinations (continued)

Each of the acquisitions is subject to specific terms relating to satisfaction of the purchase price by the Company and incorporates payments in cash and shares as well as certain contingent consideration. Contingent consideration has been classified as either a financial liability or equity consistent with the principles in ASC 480 Distinguishing Liabilities from Equity.

The table above summarizes the fair value of the consideration given and the fair values assigned to the assets acquired and liabilities assumed for each acquisition. Goodwill arose in these acquisitions because the cost of acquisition included a control premium. In addition, the consideration paid for the combination reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets.

The total consideration transferred for the acquisitions is summarized below:

Acquisition of Caliva and OGE

The acquisition of Caliva, including 50% interest in OGE, closed on January 15, 2021, and the acquisition of the additional 50% interest in OGE closed on January 19, 2021. However, the closing of the additional 50% interest in OGE was on automatic and contingent on the closing of Caliva. As a result, the Company gained control of both Caliva and OGE on January 15, 2021.

The acquisitions of Caliva and OGE are being accounted for as one transaction as the contracts were negotiated at the same time and in contemplation of one another in order to achieve the overall objective of obtaining control of both companies. The Company acquired all of the issued and outstanding equity interests of Caliva and OGE from the existing shareholders for up to 32,241,593 common shares of the Company and $466,140 of cash, with certain shareholders receiving cash at $10.00 per share in lieu of shares for regulatory purposes. In addition, the consideration transferred includes contingent consideration and replacement stock options, as outlined below. The share consideration was valued based on the share price on the date of acquisition, January 15, 2021. As at June 30, 2021, the Company is still in the process of settling the issuance of shares and cash and the estimated remaining number of shares to be issued is presented in equity, while the estimated remaining cash to be paid is presented as consideration payable.

The Company also issued the following contingent consideration:

a)

Trading price consideration – The Caliva and OGE shareholders received a contingent right for up to 18,356,299 additional common shares (the “pool of common shares”) in the event the 20-day volume weighted average trading price (“VWAP”) of the common shares reaches $13.00, $17.00 and $21.00 within three years of closing, with one-third issuable upon the achievement of each price threshold, respectively. The pool of common shares is to be shared with Caliva option holders who were employees of Caliva at the time of the transaction (“Caliva employee option holders”). In order to receive their share of the contingent consideration, Caliva employee option holders must be employed by the Company at the time the contingent consideration is paid out. The portion of the pool of common shares that may be paid to Caliva employee option holders is being accounted for as employee share-based compensation and is being expensed over the estimated vesting period. The portion of the pool of common shares that may be paid to former Caliva and OGE shareholders is being accounted for as contingent consideration in the amount of $191,077,970 and is included in the consideration transferred above. Refer to Note 30 for further details.

b)

Earn-out shares – The Caliva shareholders received a contingent right for up to 3,929,327 additional common shares if the aggregate consolidated cash of the Company at closing, net of short-term indebtedness, was less than $225,000,000. As the consolidated cash at the time of closing was above this amount, no additional common shares will be issued, and no value has been attributed to this in the transaction.

c)

Other – The Company is holding back 304,000 shares related to Paycheck Protection Program (“PPP”) loans. The Company could be required to issue a pro-rata portion of the shares to the former shareholders of Caliva associated with any portion of the loans that are forgiven. The fair value associated with the contingent consideration at the transaction date is nil. Refer to Note 30 for further details.

d)

187,380 shares of TPCO have been placed into escrow and will be issued when subsidiaries of Caliva receive their licenses. This is presented as contingent shares to be issued in equity. If the licenses are not obtained, the shares will be issued to Caliva former shareholders, and therefore have been included as part of consideration. Refer to Note 32 for further details.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

3. Business combinations (continued)

The Company issued replacement stock options to Caliva employee option holders as discussed in Note 20. The Company recognized $4,199,788 in consideration. This represents the fair value of the awards as at January 15, 2021 that relates to past service of those employees.

Lastly, as part of the Transaction, certain liabilities of Caliva were extinguished. As a result, they have been included in consideration transferred and excluded from net assets acquired.

The goodwill acquired is associated with Caliva and OGE’s workforce and expected future growth potential and is not expected to be deductible for tax purposes.

Acquisition of LCV

The Company acquired all of the issued and outstanding equity interests of LCV from the existing shareholders of LCV for up to 4,544,220 common shares of the Company and $183,090 cash, with certain shareholders receiving cash at $10.00 per share in lieu of shares for regulatory purposes. The share consideration was valued based on the share price on the date of acquisition, January 15, 2021. As at June 30, 2021, the Company is still in the process of settling the issuance of shares and cash and the estimated remaining number of shares to be issued is presented in equity, while the estimated remaining cash to be paid is presented as consideration payable.

The Company also issued the following contingent consideration:

a)

Trading price consideration – The LCV shareholders will have a contingent right for up to 3,856,955 additional common shares in the event the 20-day VWAP of the common shares reaches $13.00, $17.00 and $21.00 within three years of closing, with one-third issuable upon the achievement of each price threshold, respectively. The fair value of the contingent consideration on January 15, 2021 was $41,641,276 and is included in consideration transferred above. Refer to Note 30 for further details.

b)

Other – The Company is holding back 299,800 of shares that is contingent on the outcome of certain events. The Company could be required to issue a pro-rata portion of the shares to the former shareholders of LCV associated with any portion of the liabilities that are forgiven or not required to be paid to tax authorities. The fair value associated with the contingent consideration at the transaction date is nil. Refer to Note 30 for further details.

Lastly, as part of the Qualifying Transaction, certain liabilities of LCV were extinguished. As a result, they have been included in consideration transferred and excluded from net assets acquired.

The goodwill acquired is associated with LCV’s workforce and expected future growth potential and is not expected to be deductible for tax purposes.

Acquisition of SISU

The Company acquired all of the issued and outstanding units of SISU from the existing members of SISU for 5,787,790 shares of the Company, of which 765,582 are shares to be issued, and $11,089,535 in cash. Shares to be issued represent a holdback related to general representations and warranties. The share consideration was valued based on the share price on the date of acquisition, January 15, 2021. The goodwill acquired is associated with SISU’s workforce and expected future growth potential and is expected to be fully deductible for tax purposes at the state level.

Lastly, as part of the Qualifying Transaction, certain liabilities of SISU were extinguished by issuance 336,856 common shares and cash. As a result, these have been included in consideration transferred and excluded from net assets acquired.

4. Significant accounting policies

(a) Foreign currency transactions and translation

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items denominated in foreign currency at year-end exchange rates are recognized in profit or loss.

(b) Cash

Cash is comprised of bank balances held in banks and cash held at the Company’s operating premises in California.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

4. Significant accounting policies (continued)

(c) Restricted cash and cash equivalents

The Company classifies restricted cash and cash equivalents outside of cash and cash equivalents when it is legally ring-fenced for a specific purpose, and the Company is not able to direct the cash to be used in its operations. Restricted cash equivalents include highly liquid investments with maturities of less than three months. As at June 30, 2021 $nil of restricted cash and cash equivalents was held in escrow (December 31, 2020—$582,622,025).

(d) Accounts receivable and allowance for credit losses

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The allowance for doubtful accounts is based on historical experience and management’s evaluation of outstanding receivables at the end of the period. Receivables are written off when deemed uncollectible.

(e) Inventories

Raw material inventory consists of dried cannabis either internally cultivated or acquired. Inventories of finished goods and packaging supplies are initially valued at cost, and subsequently at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs to sell. The Company reviews inventories for obsolete, redundant and slow-moving goods and any such inventories identified are written down to net realizable value. They also include manufacturing costs such as materials, labor and depreciation expense on equipment involved in processing, packaging, labelling and inspection to turn raw materials into finished goods. All direct and indirect costs related to inventory are capitalized as they are incurred, and they are subsequently recorded within cost of sales on the interim condensed consolidated statements of operations and comprehensive income at the time cannabis products are sold. The Company measures inventory cost using the first-in first-out method.

(f) Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Major additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized in the interim condensed consolidated statements of operations and comprehensive income.

Depreciation is calculated on a straight-line basis over the expected useful lives of the assets, which are as follows:

Leasehold improvements	Shorter of lease term or estimated useful life
Production equipment	1 - 7 years
Furniture and fixtures	2 - 7 years
Office equipment	2 - 7 years
Vehicles	3 - 7 years

An asset’s residual value, useful life and depreciation method are reviewed at each financial year-end and adjusted if appropriate. Depreciation of property and equipment commences when the asset is available for use.

Property and equipment acquired in a business combination is depreciated over the remaining useful life of the asset.

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of the item and are recognized in profit or loss.

(g) Intangible assets

Intangible assets with finite lives are stated at the amount initially recognized less accumulated amortization and accumulated impairment losses. Intangible assets with finite life are amortized on a straight-line basis as follows:

Licenses	8 - 16 years
Cultivation network	7 years
Brands	17 - 23 years

The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

4. Significant accounting policies (continued)

(h) Goodwill

Goodwill represents the excess of the purchase price paid for the acquisition of an entity over the fair value of the net tangible and intangible assets acquired. Goodwill is either assigned to a specific reporting unit or allocated between reporting units based on a reasonable and supportable basis.

A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. Goodwill is not subject to amortization and is tested annually for impairment, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The Company reviews goodwill annually at fiscal year-end or at interim periods if events or circumstances indicate the carrying value may not be recoverable.

The Company assesses the fair values of its intangible assets, and its reporting unit for goodwill testing purposes, as necessary, using an income-based approach. Under the income-based approach, fair value is based on the present value of estimated future cash flows.

The Company’s operations began on January 15, 2021 when it closed its Qualifying Transaction. As discussed in Note 3, the purchase accounting is provisional, and as a result the goodwill has not yet been allocated to reporting units.

The Company evaluates goodwill for impairment once a year or more often when an event occurs, or circumstances indicate the carrying value may not be recoverable. The Company may elect to first perform a qualitative assessment to determine whether it is more-likely-than-not that the reporting unit’s fair value is less than its carrying value indicating the potential for goodwill impairment. If factors indicate this is the case, then a quantitative test is performed and an impairment is recorded for any excess carrying value above the reporting unit’s fair value, not to exceed the amount of goodwill.

(i) Business combinations

The Company accounts for business combinations using the acquisition method when it has obtained control. The Company measures goodwill as the fair value of the consideration transferred including the recognized amount of any non-controlling interest, less the net recognized amount (fair value) of the identifiable assets acquired and liabilities assumed, all measured as at the acquisition date. The Company elects on transaction-by-transaction basis whether to measure non-controlling interest at its fair value, or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date. Transaction costs, other than those associated with the issue of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Any contingent consideration is measured at fair value at the acquisition date. If the contingent consideration is classified as equity it is not remeasured. Otherwise, subsequent changes in the fair value of the contingent consideration is recognized in earnings.

When the initial accounting for a business combination has not been finalized by the end of the reporting period in which the transaction occurs, the Company reports provisional amounts. Provisional amounts are adjusted during the measurement period, which does not exceed one year from the acquisition date. These adjustments, or recognition of additional assets or liabilities, reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date

(j) Investments in non-marketable securities

Investments in equity securities of nonpublic entities without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

4. Significant accounting policies (continued)

(k) Impairment of long-lived assets

The Company reviews long-lived assets, including property and equipment and definite life intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“asset group”). When indicators of potential impairment are present the Company prepares a projected undiscounted cash flow analysis for the respective asset or asset group. If the sum of the undiscounted cash flow is less than the carrying value of the asset or asset group, an impairment loss is recognized equal to the excess of the carrying value over the fair value, if any. Fair value can be determined using a market approach, income approach or cost approach. Recognized impairment losses are not reversed.

(l) Share-based compensation

The Company has an equity incentive plan which includes issuances of incentive stock options, nonqualified stock options, share appreciation rights, restricted share units, deferred share units and performance share units. From time to time, the Company also enters into share-based compensation arrangements with non-employees. The accounting for these arrangements aligns with those of employees.

The Company measures equity settled share-based payments based on their fair value at the grant date and recognizes compensation expense on a graded basis over the vesting period. The amount recognized as an expense is net of estimated forfeitures, such that the amount ultimately recognized is based on the number of awards that ultimately vest.

Share-based payment awards that are subject to market-based performance conditions consider the market-based performance condition in the valuation on the grant date. Compensation cost is not adjusted if the market condition is not met, so long as the requisite service is provided. If the market condition is met prior to the end of the service period, the Company would immediately recognize any unrecognized compensation cost based on the grant date fair value.

For share-based payment awards that are subject to performance-based conditions, the Company records compensation expense over the estimated service period once the achievement of the performance-based milestone is considered probable. At each reporting date, the Company assesses whether achievement of a milestone is considered probable, and if so, records compensation expense based on the portion of the service period elapsed to date with respect to that milestone, with a cumulative catch-up, net of estimated forfeitures. The Company will recognize remaining compensation expense with respect to a milestone, if any, over the remaining estimated service period.

The Company measures cash-settled share-based payments as liabilities at fair value. At each reporting date, obligations related to cash-settled share-based plans are re-measured at fair value with reference to the fair value of the Company’s share price and the number of units that have been vested. The corresponding share-based compensation expense or recovery is recognized on a graded basis over the vesting period.

The fair value of the share-based payments granted is measured using the Black Scholes option pricing model, taking into account the terms and conditions upon which the share-based payments were granted.

For share-based compensation granted to non-employees the compensation expense is measured at the fair value of the good and services received except where the fair value cannot be estimated in which case it is measured at the fair value of the equity instruments granted. The fair value of share-based compensation to non-employees is periodically re-measured until counterparty performance is complete, and any change therein is recognized over the period and in the same manner as if the Company had paid cash instead of paying with or using equity instruments.

(m) Revenue recognition

The Company earns revenue from the sale of cannabis to retail and wholesale customers. The Company has a diverse customer base across its wholesale and retail revenue streams in the state of California.

The Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

4. Significant accounting policies (continued)

(m) Revenue recognition (continued)

In order to recognize revenue, the Company applies the following five (5) steps:

1) Identify the contract with a customer

2) Identify the performance obligation(s)

3) Determine the transaction price

4) Allocate the transaction price to the performance obligations(s)

5) Recognize revenue when/as performance obligations(s) are satisfied

Revenue from the sale of cannabis to retail and wholesale customers is recognized at a point in time when control over the goods has transferred to the customer. This corresponds with when the Company satisfies its performance obligation. Revenue is recorded net of any point of sale discounts provided to the customer. The Company’s revenues are principally derived from arrangements with fixed consideration. Variable consideration, if any, is not material.

Revenue earned from providing merchandising services is recognized each month as the Company satisfies its performance obligations.

Revenue earned from providing distribution services is recognized at a point in time when the distribution process is complete and control over the goods has transferred to the end customer. In transactions where the Company acts as the principal the transaction revenue is presented gross.

The majority of the Company’s revenue is cash at point of sale. Payment is due upon transferring the goods or providing services to the customer or within a specified time period permitted under the Company’s credit policy. In those cases where the Company provides goods or services on credit, the Company considers whether or not collection is probable in determining if a contract exists under ASC 606 Revenue from Contracts with Customers. Costs associated with goods or services are expensed in the year performance obligations are satisfied.

The Company has a customer loyalty program whereby customers are awarded points with online delivery purchases. Once a customer achieves a certain point level, the accumulated points can be used to pay for the purchase of product. Points expire after 6 months of no activity in a customer’s account.

Unredeemed awards are recorded as deferred revenue. At the time customers redeem points, the redemption is recorded as an increase to revenue.

During the three and six months ended June 30, 2020, the Company determined collection was probable for certain transactions and recognized $nil and $622,775, respectively, of revenue from performance obligations satisfied prior to acquisition on January 15, 2021.

The Company’s Return Policy conforms to the Medicinal and Adult-Use Cannabis Regulation and Safety Act (“MAUCRSA”), which was signed into law in June 2017 and creates the general framework for the regulation of commercial medicinal and adult-use cannabis in California. The Company determined that no provision for returns or refunds was necessary as at June 30, 2021.

Sales of products are for cash or otherwise agreed-upon credit terms. The Company’s payment terms vary by customer; however, the time period between when revenue is recognized and when payment is due is not significant. The Company estimates and reserves for its bad debt exposure based on its experience with past due accounts and collectability, write-off history, the aging of accounts receivable and an analysis of customer data.

The following table represents the Company’s disaggregated revenue by sales channel for the periods ended June 30, 2021:

	Three months ended June 30, 2021	Six months ended June 30, 2021
Direct to consumer	$11,880,358	$21,578,471
Wholesale	42,322,799	72,542,074

	$54,203,157	$94,120,545

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

4. Significant accounting policies (continued)

(n) Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right- of- use (“ROU”) assets and accrued obligations under operating lease (current and non-current) in the balance sheets. Finance lease ROU assets are included in finance ROU assets and accrued obligations under finance lease (current and non-current) in the balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are classified as a finance lease or an operating lease. A finance lease is a lease in which 1) ownership of the property transfers to the lessee by the end of the lease term; 2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise; 3) the lease is for a major part of the remaining economic life of the underlying asset; 4) the present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already included in the lease payments equals or exceeds substantially all of the fair value; or 5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. The Company classifies a lease as an operating lease when it does not meet any one of these criteria.

ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. The ROU assets also include any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

For finance leases, lease expenses are the sum of interest on the lease obligations and amortization of the ROU assets. ROU assets are amortized based on the lesser of the lease term and the useful life of the leased asset according to the property and equipment accounting policy. If ownership of the ROU assets transfers to the Company at the end of the lease term or if the Company is reasonably certain to exercise a purchase option, amortization is calculated using the estimated useful life of the leased asset, according to the property and equipment accounting policy. For operating leases, the lease expenses are generally recognized on a straight-line basis over the lease term and recorded to general and administrative expenses in the statements of net loss and comprehensive loss.

The Company has elected to apply the practical expedient in ASC 842 Leases, for each class of underlying asset, except real estate leases, to not separate non-lease components from the associated lease components of the lessee’s contract and account for both components as a single lease component. Additionally, for certain equipment leases, the Company applies a portfolio approach to effectively account for the operating lease ROU assets and liabilities.

The Company has elected not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. Short-term leases include real estate and vehicles and are not significant in comparison to the Company’s overall lease portfolio. The Company continues to recognize the lease payments associated with these leases as expenses on a straight-line basis over the lease term.

(o) Income taxes

Income taxes are comprised of current and deferred taxes. These taxes are accounted for using the liability method. Current tax is recognized in connection with income for tax purposes, unrealized tax benefits and the recovery of tax paid in a prior period and measured using the enacted tax rates and laws applicable to the taxation period during which the income for tax purposes arose. Deferred tax is recognized on the difference between the carrying amount of an asset or a liability, as reflected in the financial statements, and the corresponding tax base, used in the computation of income for tax purposes (“temporary difference”) and measured using the enacted tax rates and laws as at the balance sheet date that are expected to apply to the income that the Company expects to arise for tax purposes in the period during which the difference is expected to reverse. Management assesses the likelihood that a deferred tax asset will be realized, and a valuation allowance is provided to the extent that it is more likely than not that all or a portion of a deferred tax asset will not be realized. The determination of both current and deferred taxes reflects the Company’s interpretation of the relevant tax rules and judgement.

An unrealized tax benefit may arise in connection with a period that has not yet been reviewed by the relevant tax authority. A change in the recognition or measurement of an unrealized tax benefit is reflected in the period during which the change occurs.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

4. Significant accounting policies (continued)

(o) Income taxes (continued)

Income taxes are recognized in the consolidated statement of operations and comprehensive income, except when they relate to an item that is recognized in other comprehensive income (loss) or directly in equity, in which case, the taxes are also recognized in other comprehensive income (loss) or directly in equity respectively. Where income taxes arise from the initial accounting for a business combination, these are included in the accounting for the business combination.

Interest and penalties in respect of income taxes are not recognized in the consolidated statement of operations and comprehensive income as a component of income taxes but as a component of interest expense.

As the Company operates in the cannabis industry, it is subject to the limits of Internal Revenue Code (“IRC”) Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of producing the products or cost of production.

The Company recognizes uncertain income tax positions at the largest amount that is more-likely-than-not to be sustained upon examination by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Recognition or measurement is reflected in the period in which the likelihood changes. Any interest and penalties related to unrecognized tax liabilities are presented within income tax expense (recovery) in the consolidated statements of operations and comprehensive income.

(p) Research and development

Research and development costs are expensed as incurred. Research and development expenses was approximately $21,188 and $26,191 for the three and six months ended June 30, 2021, respectively (nil – June 30, 2020).

(q) Advertising

The Company expenses advertising costs when the advertising first takes place. Advertising expense was approximately $3,435,755 and $33,916,066 for the three and six months ended June 30, 2021, respectively (nil – June 30, 2020).

(r) Fair value

Fair value is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Fair value measurement for invested assets are categorized into levels within a fair value hierarchy based on the nature of the valuation inputs (Levels 1, 2 or 3). The three levels are defined based on the observability of significant inputs to the measurement, as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

•	Level 3: one or more significant inputs used in a valuation technique are unobservable in determining fair values of the asset or liability.

Determination of fair value and the resulting hierarchy requires the use of observable market data whenever available. The classification of an asset or liability in the hierarchy is based upon the lowest level of input that is significant to the measurement of fair value.

The carrying value of the Company’s cash, restricted cash and cash equivalents, accounts receivable, notes receivable, other receivables, security deposits, accounts payable and accrued expenses and consideration payable approximate their fair value due to their short-term nature.

Contingent consideration is measured at fair value on a recurring basis based on discounted cash flow projections.

(s) Cost of sales

Cost of sales represents costs directly related to manufacturing and distribution of the Company’s products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling, the depreciation of manufacturing equipment and production facilities, and cultivation taxes and tariffs. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes. Cost of sales also includes inventory valuation adjustments. The Company recognizes the cost of sales as the associated revenues are recognized.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

4. Significant accounting policies (continued)

(t) Earnings (loss) per share

Basic earnings per share (“Basic EPS”) is calculated by dividing the net earnings available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (“Diluted EPS”) is calculated using the treasury method of calculating the weighted average number of common shares outstanding. The treasury method assumes that outstanding stock options with an average exercise price below the market price of the underlying shares are exercised and the assumed proceeds are used to repurchase common shares of the Company at the average price of the common shares for the period.

(u) Operating segments

Operating segments are components of the Company that engage in business activities which generate revenues and incur expenses (including intercompany revenues and expenses related to transactions conducted with other components of the Company). The operations of an operating segment are distinct, and the operating results are regularly reviewed by the CODM for the purposes of resource allocation decisions and assessing its performance.

The Company’s operations began on January 15, 2021 when it closed its Qualifying Transaction (see Note 3). As the Company has been operating for less than six months, the CODM is still in the process of determining the information that will be reviewed on a regular basis in order to make resource allocation decisions. As a result, the Company currently has one segment.

(v) Assets classified as held for sale

Assets are classified as held for sale when the Company commits to a plan to sell the asset, the asset is available for immediate sale in its present condition and an active program to locate a buyer at a reasonable price has been initiated. The sale of these assets is generally expected to be completed within one year. Once it has been determined that assets meet the criteria to be classifies as held for sale, and prior to classifying as such, the Company considers whether the assets are impaired and recognizes any impairment. Assets classified as held for sale are not depreciated. However, interest attributable to the liabilities associated with assets classified as held for sale and other related expenses are recorded as expenses in the Company’s interim condensed consolidated statements of operations and comprehensive income.

(w) Critical accounting estimates and judgements

The preparation of interim condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make judgements, estimates and assumptions about future events that affect the amounts reported in the interim condensed consolidated financial statements. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may differ from those estimates. Estimates and judgements are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that management considers to be reasonable.

Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Variable interest entities

The Company assesses all variable interests in entities and uses judgement when determining if the Company is the primary beneficiary. Other qualitative factors that are considered include decision-making responsibilities, the VIE capital structure, risk and rewards sharing, contractual agreements with the VIE, voting rights and the level of involvement of other parties.

Business combinations

In determining the fair value of net identifiable assets acquired in a business combination, including any acquisition-related contingent consideration, estimates including market based and appraisal values are used. One of the most significant areas of judgement and estimation relates to the determination of the fair value of these assets and liabilities, including the fair value of contingent consideration, if applicable. If any intangible assets are identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent external valuation expert may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. These valuations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied. In addition, determining whether amounts should be included as part of consideration requires judgement.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

4. Significant accounting policies (continued)

(w) Critical accounting estimates and judgements (continued)

Leases

The Company applies judgement in determining whether a contract contains a lease and if a lease is classified as an operating lease or a finance lease. The Company determines the lease term as the non-cancellable term of the lease, which may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The lease term is used in determining classification between operating lease and finance lease, calculating the lease liability and determining the incremental borrowing rate.

The Company has several lease contracts that include extension and termination options. The Company applies judgement in evaluating whether it is reasonably certain to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date of the lease, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate (e.g., construction of significant leasehold improvements or significant customization to the leased asset).

The Company also applies judgement in allocating the consideration in a contract between lease and non-lease components. It considers whether the Company can benefit from the right-of-use asset either on its own or together with other resources and whether the asset is highly dependent on or highly interrelated with another right-of-use asset.

The Company is required to discount lease payments using the rate implicit in the lease if that rate is readily available. If that rate cannot be readily determined, the lessee is required to use its incremental borrowing rate. The Company generally uses the incremental borrowing rate when initially recording real estate leases. Information from the lessor regarding the fair value of underlying assets and initial direct costs incurred by the lessor related to the leased assets is not available. The Company determines the incremental borrowing rate as the interest rate the Company would pay to borrow over a similar term the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

Share-based compensation

In determining the fair value of share-based payments, the Company makes assumptions, such as the expected life of the award, the volatility of the Company’s share price, the risk-free interest rate, and the rate of forfeitures. Refer to Note 20 for further information.

Goodwill

Goodwill is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of goodwill may have been impaired. In order to determine that the value of goodwill may have been impaired, the Company performs a qualitative assessment to determine whether it is more-likely-than-not that the reporting unit’s fair value is less than its carrying value, indicating the potential for goodwill impairment. A number of factors, including historical results, business plans, forecasts and market data are used to determine the fair value of the reporting unit. Changes in the conditions for these judgements and estimates can significantly affect the assessed value of goodwill.

Estimated useful lives and depreciation and amortization of property and equipment, right-of-use asset and intangible assets

Depreciation and amortization of property and equipment, right-of-use assets and intangible assets are dependent upon estimates of useful lives, which are determined through the exercise of judgement. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets. Refer to Notes 9 and 10 for further information.

Fair value measurement

The Company uses valuation techniques to determine the fair value of financial instruments (where active market quotes are not available) and non-financial assets. This involves developing estimates and assumptions consistent with how market participants would price the instrument. The Company bases its assumptions on observable data as far as possible, but this is not always available. In that case, the Company uses the best information available. Estimated fair values may vary from the actual prices that would be achieved in an arm’s length transaction at the reporting date. Refer to Note 30 for further information.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

4. Significant accounting policies (continued)

(w) Critical accounting estimates and judgements (continued)

Deferred tax assets and uncertain tax positions

The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the respective tax bases of its assets and liabilities. The Company measures deferred tax assets and liabilities using current enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse. The Company routinely evaluates the likelihood of realizing the benefit of its deferred tax assets and may record a valuation allowance if, based on all available evidence, it determines that some portion of the tax benefit will not be realized.

In evaluating the ability to recover deferred tax assets within the jurisdiction from which they arise, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies and results of operations. In projecting future taxable income, the Company considers historical results and incorporates assumptions about the amount of future state, federal and foreign pretax operating income adjusted for items that do not have tax consequences. The Company’s assumptions regarding future taxable income are consistent with the plans and estimates that are used to manage its underlying businesses. In evaluating the objective evidence that historical results provide, the Company considers three years of cumulative operating income/(loss). The income tax expense, deferred tax assets and liabilities and liabilities for unrecognized tax benefits reflect the Company’s best assessment of estimated current and future taxes to be paid. Deferred tax asset valuation allowances and liabilities for unrecognized tax benefits require significant judgement regarding applicable statutes and their related interpretation, the status of various income tax audits and the Company’s particular facts and circumstances. Although the Company believes that the judgements and estimates discussed herein are reasonable, actual results, including forecasted COVID-19 business recovery, could differ, and the Company may be exposed to losses or gains that could be material. To the extent the Company prevails in matters for which a liability has been established or is required to pay amounts in excess of the established liability, the effective income tax rate in a given financial statement period could be materially affected.

Principal versus agent

The Company enters into certain transactions with suppliers whereby the Company obtains title immediately after quality testing. The Company has applied judgement in assessing whether the Company is acting as an agent or a principal in the transaction with the customer.

In management’s judgement, the Company is acting as the principal in these transactions. In applying its judgement, management has considered that the Company takes control (and title) to the product prior to sale to the end customer. In assessing the indicators that are laid out in ASC 606, management has considered the following:

•

From the customer’s perspective, the only party they interact with is the Company. The customer does not know the origin of the product and there is no brand recognition associated with the product (i.e., the products do not carry a brand name, and instead the labels only carry information with respect to the contents of the package).

•

If the customer returns the product, the Company will decide whether to take the product back and refund the customer, and the Company will have no right to compensation from the supplier. As a result, the Company has back-end inventory risk.

•	The Company has discretion in setting prices and in many cases the supplier does not know the amount the Company sold the products for.

(x) Accounting standards adopted

Disclosure framework – fair value measurement

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (ASC 820) (“ASC 2018-13”). ASU 2018-13 removes (a) the prior requirement to disclose the amount and reason for transfers between Level 1 and Level 2 of the fair value hierarchy contained in ASC 820, (b) the policy for timing of transfers between levels, and (c) the valuation process used for Level 3 fair value measurements. ASU 2018-13 also adds, among other items, a requirement to disclose the range and weighted average of significant unobservable inputs used in Level 3 fair value measurements. The Company adopted ASU 2018-13 effective January 1, 2020 and such adoption did not have a material effect on its financial statements.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

4. Significant accounting policies (continued)

(x) Accounting standards adopted (continued)

Leases

The FASB issued ASU 2016-02 Leases (ASC 842) (“ASC 2016-02”) which modifies the classification criteria and requires lessees to recognize right-of-use assets and lease liabilities arising from most leases on the balance sheet with additional disclosures about leasing arrangements. The effective date was subsequently amended by ASU 2021-05 for non-public business entities to be effective for fiscal years beginning after December 31, 2021, with earlier application permitted.

The Company had no leases until it acquired subsidiaries in the business combination discussed in Note 3. As a result, the Company elected to early adopt ASC 842 Leases in accordance with the transition provisions of ASU 2016-02, with a date of initial application of January 1, 2021. There was no impact on its financial statements.

Income taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes—Simplifying the Accounting for Income Taxes (ASC 740) (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The standard is effective for non-public business entities for annual reporting periods beginning after December 15, 2021, with early adoption permitted for periods for which financial statements have not yet been made available for issuance. The Company elected to early adopt ASU 2019-12 effective January 1, 2021, in accordance with its transition provisions. The adoption did not have a material effect on its financial statements.

Investments

In January 2020, the FASB issued ASU 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”), which is intended to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. ASU 2020-01 is effective for the non-public business entities for fiscal years beginning after December 15, 2021, with early adoption permitted for periods for which financial statements have not yet been made available for issuance. The Company elected to early adopt ASU 2020-01 effective January 1, 2021, in accordance with its transition provisions. The adoption did not have a material effect on its financial statements.

(y) Accounting standards issued but not yet effective

Debt with conversion options and other options

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which is intended to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 is effective for the Company beginning January 1, 2022. The Company is currently evaluating the effect of adopting this ASU.

Allowance for credit losses

In June 2016, the FASB issued Accounting Standard Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance was subsequently amended by ASU 2018-19, Codification Improvements, ASU 2019- 04, Codification Improvements, ASU 2019-05, Targeted Transition Relief, ASU 2019-10, Effective Dates, and ASU 2019-11, Codification Improvements. These ASUs are effective for Smaller Reporting Companies for fiscal years beginning after December 15, 2022, including interim periods therein. The Company is currently evaluating the effect of adopting this ASU.

5. Other receivable

Other receivable is comprised of a cash account held by the Subversive Capital Sponsor LLC (the “Sponsor”) for the benefit of the Company. During the six months ended June 30, 2021, the private placement closed, and the cash account held by the Sponsor was transferred to the Company.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

6. Inventory

June 30, 2021
Packaging supplies	$1,988,986
Biological assets	1,604,775
Raw materials	4,925,068
Work in progress	3,284,845
Finished goods	26,341,138

$38,144,812

During the three and six months ended June 30, 2021, the Company recorded a write-down of $1,227,669 on inventory with an initial cost of $1,997,612. The write-down related to purchased bulk flower inventory for which the selling price decreased during the period and is included in cost of sales.

7. Notes receivable

Notes receivable is comprised of the following:

	June 30, 2021	December 31, 2020
Soma Rosa (i)	$5,650,000	$—
Promissory note receivable (ii)	885,722	—
Other receivable (iii)	1,700,000	—

Total notes receivable	8,235,722	—
Less: current portion of note receivable	(7,352,494)	—

Long term portion of note receivable	$883,228	$—

(i)

In May 2021, the Company entered into a series of arrangements to obtain the rights to four acres of land that is licensed for outdoor grow (“Mosaic.Ag”). The purchase price for Mosaic.Ag is $6,000,000 in cash (subject to holdbacks), shares with an estimated value of $2,500,000 to be issued when the transaction closes and up to 1,309,263 shares subject to earnouts. The upfront payment of $5,650,000, net of holdbacks of $350,000, is secured by a non-interest bearing promissory note. The holdback amount will be paid on the first anniversary of the closing of the transaction. The closing of the transaction is dependent on the satisfaction of various conditions, which have not been met to date. In the event that the transaction does not close, the promissory note will be repaid to the Company. The outstanding balance of this note matures and is due and payable in full on the earlier of June 1, 2022 or five business days after the termination of the transaction.

The Company also entered into a cultivation and supply agreement with Mosaic.Ag to cultivate cannabis on its behalf for a period of three years, with the option to extend for two additional one-year terms under the same contractual terms. The Company has a minimum purchase commitment of 12,000lbs per growing period of conforming cannabis as defined in the cultivation and supply agreement, equal to approximately $3,500,000.

(ii)

During the three months ended June 30, 2021, the Company disposed of its non-THC business. As part of the proceeds received, the Company entered into a promissory note. The note is unsecured, bearing interest at 2% per annum and payable in 5 equal quarterly instalments beginning on July 31, 2021.

(iii)	During the three months ended June 30, 2021, the Company was successful in a legal matter and agreed to a settlement of $2,200,000, of which $500,000 was received prior to June 30, 2021.

.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

8. Investments at fair value through profit or loss

	Level 1	Level 2	Level 3	Total
Balance, January 1, 2021	$—	$—	$—	$—
Acquired in the period	2,159,514	—	900,000	3,059,514
Change in fair value	339,234	—	9,978	349,212

Balance, June 30, 2021	$2,498,748	$—	$909,978	$3,408,726

Level 1 – Refer to Note 24 for further details.

Level 3 – The Company determines the fair value of level 3 investments based on an appropriate equity pricing model that takes into account the investee’s dividends policy and its historical and expected future performance based on an appropriate growth factor for a similar listed entity and a risk adjusted discount rate.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

9. Property and equipment

	Leasehold improvements	Production equipment	Furniture and fixtures	Vehicles	Office equipment	Total
Gross carrying amount
Balance, December 31, 2020	$—	$—	$—	$—	$—	$—
Acquired in a business combination (Note 3)	7,776,866	3,053,047	436,963	372,774	614,554	12,254,204
Additions	980,933	62,888	93,970	121,910	19,133	1,278,834

Disposals	(144,945)	(350,479)	(18,007)	—	(31,509)	(544,940)

Balance, June 30, 2021	$8,612,854	$2,765,456	$512,926	$494,684	$602,178	$12,988,098

Depreciation
Balance, December 31, 2020	$—	$—	$—	$—	$—	$—
Additions	721,101	683,892	123,713	47,572	58,071	1,634,349
Disposals	(9,564)	(91,350)	(650)	—	—	(101,564)

Balance, June 30, 2021	$711,537	$592,542	$123,063	$47,572	$58,071	$1,532,785

Carrying amount December 31, 2020	$—	$—	$—	$—	$—	$—

Carrying amount June 30, 2021	$7,901,317	$2,172,914	$389,863	$447,112	$544,107	$11,455,313

As at June 30, 2021, the Company has leasehold improvements of $1,020,828 in progress which are not available for use and therefore not depreciated.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

10. Goodwill and intangibles

	Goodwill	License	Cultivation Network	Brand	Total
Gross carrying amount
Balance, December 31, 2020	$—	$—	$—	$—	$—
Acquired in a business combination (Note 3)	498,507,721	234,990,000	19,190,000	169,900,000	922,587,721
Write-down due to impairment (Note 15)	(52,796,616)	(16,460,000)	—	(5,233,771)	(74,490,387)
Transferred to assets held for sale (Note 15)	—	(650,000)	—	—	(650,000)
Disposals	—	—	—	(8,756,229)	(8,756,229)

Balance, June 30, 2021	$445,711,105	$217,880,000	$19,190,000	$155,910,000	$838,691,105

Amortization
Balance, December 31, 2020	—	$—	$—	$—	$—
Additions	—	9,010,984	1,256,488	3,314,630	13,582,102
Write-down due to impairment (Note 15)	—	(614,687)	—	—	(614,687)

Balance, June 30, 2021	$—	$8,396,297	$1,256,488	$3,314,630	$12,967,415

Carrying amount December 31, 2020	$—	$—	$—	$—	$—

Carrying amount June 30, 2021	$445,711,105	$209,483,703	$17,933,512	$152,595,370	$825,723,690

Amortization expense for the three and six months ended June 30, 2021 was $7,248,760 and $13,582,102, respectively ($nil for the three and six months ended June 30, 2020).

The following table outlines the estimated future annual amortization expense related to intangible assets as of June 30, 2021:

Estimated Amortization
2021	$28,277,832
2022	28,277,832
2023	28,277,832
2024	28,277,832
2025	28,277,832
Thereafter	238,623,425

$380,012,585

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

11. Accounts payable and accrued liabilities

	June 30, 2021	December 31, 2020
Trade payables	$8,609,572	$—
Other accrued expenses	14,513,015	28,321,972
Accrued payroll expenses	2,107,769	—
Accrued severance expenses	2,442,673	—
Accrued sales, excise and other taxes	12,627,749	—
Goods received but not yet invoiced	3,441,623	—

	$43,742,401	$28,321,972

12. Leases

The Company leases real estate used for dispensaries, production plants, and corporate offices. Lease terms for real estate generally range from 1 to 16.5 years. Most leases include options to renew for varying terms at the Company’s sole discretion. Other leased assets include passenger vehicles. Lease terms for these assets generally range from 1 to 16.5 years. Certain leases include escalation clauses or payment of executory costs such as property taxes, utilities, or insurance and maintenance. Rent expense for leases with escalation clauses is accounted for on a straight-line basis over the lease term. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The following table provides the components of lease cost recognized in the interim condensed consolidated statements of operations and comprehensive income for the three and six months ended June 30, 2021:

	Three months ended June 30, 2021	Six months ended June 30, 2021
Operating lease costs	$1,070,432	$2,188,520

Finance lease cost:
Amortization of lease assets	603,148	1,059,711
Interest on lease liabilities	1,333,974	2,265,053

Finance lease cost	1,937,122	3,324,764
Short term lease expense	79,249	130,148

Total lease costs	$3,086,803	$5,643,432

Other information related to operating and finance leases as of and for the six months ended June 30, 2021 are as follows:

	Operating Lease	Finance Lease
Weighted average discount rate	12.31%	13.05%
Weighted average remaining lease term (in years)	6.60	13.78

The maturity of the contractual undiscounted lease liabilities as of June 30, 2021:

	Operating Lease	Finance Lease
2021	$3,601,967	$11,121,173
2022	3,053,042	4,557,298
2023	2,612,801	4,694,017
2024	2,391,727	4,834,837
2025	1,968,911	4,979,882
Thereafter	8,472,700	67,430,725

Total undiscounted lease liabilities	22,101,148	97,617,932
Interest on lease liabilities	(8,285,914)	(54,189,903)

Total present value of minimum lease payments	13,815,234	43,428,029
Lease liability – current portion	(2,248,529)	(6,893,399)

Lease liability	$11,566,705	$36,534,630

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

12. Leases (continued)

Additional information on the right-of-use assets by class of assets is as follows:

	Operating lease	Finance lease
Gross carrying amount
Balance, December 31, 2020	$—	$—
Acquired in a business combination (Note 3)	17,856,058	$36,491,970
Lease reclassification	(782,208)	782,208
Reassessment of purchase option and lease term (i)	—	5,850,523
Impairment loss (Note 15)	(1,023,407)	—
Transfer to assets held for sale (Note 15)	(2,332,319)	—
Disposals	(705,655)	—

Balance, June 30, 2021	$13,012,469	$43,124,701

Depreciation
Balance, December 31, 2020	$—	$—
Additions	1,255,164	1,059,710

Balance, June 30, 2021	$1,255,164	$1,059,710

Carrying amount December 31, 2020	$—	$—

Carrying amount June 30, 2021	$11,757,305	$42,064,991

(i)

During the three months ended June 30, 2021, the Company determined that it was reasonably certain to exercise a purchase option for one of its property leases. As a result, the right-of-use asset and lease liability were adjusted to include the purchase option of $6,500,000 and the lease term was reduced by $649,477.

The Company capitalized $553,821 and $770,857 of depreciation to inventory for the three and six months ended June 30, 2021, respectively (June 30, 2020 - $nil).

13. Investment in non-marketable securities

As at June 30, 2021, the Company’s investment in non-marketable securities totaled $591,545 (December 31, 2021—$nil).

The Company reviews its equity securities without readily determinable fair values on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount. As at June 30, 2021, the investment in non-marketable securities is not impaired.

14. Loans payable

In March 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was enacted. The CARES Act provides for financial assistance to businesses through the Small Business Administration (“SBA”) in the form of a Paycheck Protection Program (“PPP”). As part of the Qualifying Transaction, the Company assumed existing liabilities related to PPP loans.

During the three months ended June 30, 2021, the Company was granted full forgiveness by the U.S. Bank and SBA for the PPP loans. A gain on debt forgiveness was recorded in the interim condensed consolidated statement of operations and comprehensive income of $3,358,686. The forgiveness of the PPP loans has resulted in contingent share consideration being granted to former shareholders as described in Note 32.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

15. Impairment and assets held for sale

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Right-of-use assets (i)	$748,087	$—	$748,087	$—
Assets held for sale (ii)	16,120,633	—	16,120,633	—
Non-THC business (iii)	—	—	58,030,387	—

	$16,868,720	$—	$74,899,107	$—

(i)	During the three months ended June 30, 2021, the Company recognized an impairment loss of $748,087 in operating expenses on two property leases where the Company has vacated the premises.
(ii)

In May 2021, the Company became committed to a plan to sell three licenses and transfer the related right of use asset and lease liability, which were acquired as part of the Caliva and OGE and LCV acquisitions on January 15, 2021 (Note 3). Prior to reclassification to assets held for sale, the assets were tested for impairment. As a result, the cost bases of the intangible assets were written down to $650,000, resulting in an impairment loss of $15,845,313. Similarly, the Company recognized an impairment loss of $275,320 on right-of-use assets.

The carrying amounts of assets in the disposal group are as follows:

June 30, 2021
Intangible assets	$650,000
Right-of-use assets	2,332,319

$2,982,319

The carrying amounts of liabilities in the disposal group are as follows:

June 30, 2021
Current portion of lease liabilities	$442,167
Deferred tax liability	126,170
Lease liabilities	2,139,714

$2,708,051

The fair value of the disposal group of $274,268 is management’s best estimate and is based on negotiations that were occurring around the end of the reporting period.

As discussed in Note 3, the accounting for the acquisitions is provisional and subject to adjustment. Therefore, the intangible assets and deferred taxes in the disposal group are also provisional until management has finalized the accounting for the acquisitions.

(iii)

During the three months ended March 31, 2021, the Company became committed to a plan to sell its non-THC business, which was acquired as part of the Caliva and OGE and LCV acquisitions on January 15, 2021 (Note 3). As a result of the decision to sell, the assets were tested for impairment and an impairment loss of $52,796,616 of goodwill and $5,233,771 of intangible assets was recognized. The disposal group did not represent a separate major line of business, and for that reason it has not been disclosed as discontinued operations for the three and six months ended June 30, 2021. During the three months ended June 30, 2021, the Company disposed of the non-THC business. Refer to Note 24 for further details.

As discussed in Note 3, the accounting for the acquisitions is provisional and subject to adjustment. Therefore, the carrying amount of the goodwill, intangible assets and deferred taxes of the net assets disposed are also provisional until management has finalized the accounting for the acquisitions.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

16. Mezzanine equity

The following is included in mezzanine equity:

	June 30, 2021	December 31, 2020
Class A restricted voting shares (i)	$—	$582,622,025
Subscription receipts (ii)	—	25,087,000

	$—	$607,709,025

(i) Class A restricted voting shares

Authorization

The Company is authorized to issue an unlimited number of Class A restricted voting shares. The holders of Class A restricted voting shares have no pre-emptive rights or other subscription rights and there are no sinking fund provisions applicable to these shares.

Voting Rights

The holders of the Class A restricted voting shares are entitled to vote on and receive notice of meetings on all matters requiring shareholder approval (including any proposed extension to the permitted timeline and approval of a Qualifying Transaction if otherwise required under applicable law) other than the election and/or removal of directors and auditors prior to closing of a Qualified Transaction. Prior to a Qualifying Transaction, holders of the Class A restricted voting shares are not entitled to vote at (or receive notice of or meeting materials in connection with) meetings held only to consider the election and/or removal of directors and auditors.

Redemption Rights

Only holders of Class A restricted voting shares are entitled to have their shares redeemed and receive the escrow proceeds (net of applicable taxes and other permitted deductions) in the event a Qualifying Transaction does not occur within the permitted timeline, in the event of a Qualifying Transaction, and in the event of an extension to the permitted timeline. Given that the Class A restricted voting shares can be redeemed at the option of the holders, the Company has classified the Class A restricted voting shares as mezzanine equity on the consolidated balance sheets.

Transactions

During the year ended December 31, 2019, the Company closed the Offering for gross proceeds of $575,000,000 and allocated the proceeds on a relative fair value basis. This resulted in initial recognition of $546,111,261, net of transaction costs associated with the Class A restricted voting shares of $12,004,426 and recognition of warrants at relative fair value of $16,884,313.

The Company’s underwriter is entitled to an underwriting commission equal up to $31,625,000 or 5.5% of the gross proceeds of the Class A Restricted Voting Units issued under the Offering. The Company paid $11,500,000 during the year ended December 31, 2019, to the Underwriter at the closing of the Offering included in the issuance costs noted above. The balance of the underwriting commission of $20,125,000 or 3.5% of the gross proceeds (the “Deferred Amount”) of the Class A Restricted Voting Units, has been accrued at December 31, 2020 and recorded as an adjustment to mezzanine equity in the statement of shareholders’ equity. During the six months ended June 30, 2021, the Company settled $11,500,000 of the Deferred Amount with common shares. Refer to Note 18 for further details.

In addition, during the six months ended June 30, 2021, the Company recorded $nil (June 30, 2020—$2,089,000), of interest allocable to the Class A restricted voting shares. The above noted costs are reflected in the statement of changes in shareholders’ equity.

The following summarizes the adjustments, which are included in the statement of changes in shareholders’ equity, to re-measure the Class A restricted voting shares to their redemption amount in mezzanine equity:

	June 30, 2021	June 30, 2020
Interest allocable to Class A restricted voting shares	$—	$2,089,000

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

16. Mezzanine equity (continued)

(ii) Subscription receipts

In November 2020, the Company announced a private placement of subscription receipts by a subsidiary of the Company. Each subscription receipt entitles the holder to receive, without payment of any additional consideration or taking of any action by the purchaser, one common share of the Company upon the satisfaction or waiver of the escrow release conditions on or before the escrow deadline. The Company is authorized to issue an unlimited number of common shares. Each subscription receipt was sold for $10. As at December 31, 2020, $25,087,000 for 2,508,700 subscription receipts were received in cash from subscribers and held by the Sponsor. On January 15, 2021, the Company closed on $63,135,000 or 6,313,500 of subscription receipts on closing of the Qualifying Transaction and the subscription receipts were exchanged to common shares during the six months ended June 30, 2021. Refer to Note 18 for further details.

The subscription receipts could have only been redeemed upon certain events that were not certain to occur and therefore, the subscription receipts were not required to be classified as a liability under ASC 480 Distinguishing Liabilities from Equity as at December 31, 2020. However, as the subscription receipts could have been redeemed upon the occurrence of an event that is not solely within the Company’s control, the Company classified the subscription receipts as mezzanine equity on the consolidated balance sheets as at December 31, 2020.

17. Long term strategic contracts

Marketing Service Agreement (“MSA”)

On January 19, 2021, the MSA became effective whereby the Company engaged a third-party for strategic and promotional services. Over the term of the MSA, which is an initial period of three years, the Company will pay the following consideration in common shares:

(i)	$25,000,000 on the effective date and;

(ii)	$1,875,000 payable quarterly over the second year and third year terms.

The transaction is considered a share-based transaction as it will be settled in shares. During the six months ended June 30, 2021 the Company issued 2,376,425 common shares in settlement of the initial $25,000,000. As the shares vested immediately, the full amount of the $25,000,000 has been recognized as an expense in operating expenses.

The Company has accounted for the quarterly payments as a liability-settled share-based payment transaction, measured at the fair value of the shares to be issued. The Company recognized an expense of $1,363,636 and $2,439,394 during the three and six months ended June 30, 2021, respectively, in operating expenses as a sales and marketing expense. As at June 30, 2021, the cash-settled liability is $2,439,394 (December 31, 2020—$nil).

The arrangement can be terminated by the counterparty in certain circumstances, one of which is any change of control of the Company. In that case, the Company is required to settle the agreement in a lump sum payment that consists of all unpaid amounts. As at June 30, 2021, the amount that the Company would be liable for if the contract is terminated is $15,000,000.

Brand Strategy Agreement (“BSA”)

On January 15, 2021, the BSA became effective whereby the Company was granted the right and license to use Shawn C. Carter p/k/a JAY-Z’s approved name, image and likeness for promoting and advertising for an initial non-cancellable period of 6 years.

The Company is committed to settling $26,500,000 in either cash or common shares at the option of the counterparty over the non-cancellable period of 6 years as follows:

(i)	$2,000,000 within 30 days (Year 1)

(ii)	$3,000,000 – Year 2

(iii)	$4,000,000 – Year 3

(iv)	$5,000,000 – Year 4

(v)	$6,000,000 – Year 5

(vi)	$6,500,000 – Year 6

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

17. Long term strategic contracts (continued)

The transaction is accounted for as a cash-settled share-based transaction as it may be settled in either cash or shares at the option of the counterparty. The Company is recognizing the cost associated with the arrangement over the same period it is receiving services, which is 6 years.

During the three and six months ended June 30, 2021, the Company recognized an expense of $1,104,167 and $1,975,232, respectively, related to this arrangement and $24,768 in prepaid expenses as at June 30, 2021.

The agreement can be terminated by the counterparty in certain circumstances, including a change in control of the Company or an involuntary de-listing. In these circumstances, the Company will be obligated to pay damages equal to $18,500,000 less the amount already paid under the arrangement. As at June 30, 2021, the amount of damages that the Company would be liable for if the contract is terminated was $16,500,000.

18. Share capital

Proportionate voting shares

a) Authorized

The Company is authorized to issue an unlimited number of proportionate voting shares with no par value.

b) Proportionate voting shares issued

The Company has no issued and outstanding proportionate voting shares.

Class A restricted voting shares

a) Authorized

The Company is authorized to issue an unlimited number of Class A restricted voting shares with no par value.

b) Class A restricted voting shares issued

The Company has no issued and outstanding Class A restricted voting shares.

Common shares

a) Authorized

The Company is authorized to issue an unlimited number of common shares with no par value.

b) Common shares issued

Number of common shares
Balance, December 31, 2020	—

(i) Conversion of Class B shares	14,655,547
(ii) Shares issued in a private placement	6,313,500
(iii) Conversion of Class A restricted voting shares	31,407,336
(iv) Shares issued for settlement of a liability	336,856
(v) Shares issued for acquisition of Caliva and OGE	32,247,617
(vi) Shares issued for acquisition of LCV	4,853,467
(vii) Shares issued for acquisition of SISU	5,787,790
Shares issued for Marketing Service Agreement (Note 17)	2,376,425
Shares issued for options exercised (Note 20)	3,313

Balance, June 30, 2021	97,981,851

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

18. Share capital (continued)

(i)	Class B shares were converted into 14,655,547 common shares upon the closing of the Qualifying Transaction.

(ii)

On January 15, 2021, the Company closed a private placement of 6,313,500 shares for subscription receipts and Class A restricted voting shares for consideration of $63,135,000, of which 1,150,000 shares were issued to settle services rendered for underwriting fees related to the Class A restricted voting shares. The subscription receipts and Class A restricted voting shares converted to common shares upon the closing of the Qualifying Transaction.

(iii)	Class A restricted voting shares were converted into 31,407,336 common shares upon the closing of the Qualifying Transaction.

(iv)	The Company issued 336,856 common shares to settle a liability.

(v)

On January 15, 2021, the Company acquired Caliva and OGE as part of the Qualifying Transaction (Note 3). During the three and six months ended June 30, 2021, the Company issued 6,024 and 32,241,593 common shares, respectively. The common shares issued during the three months ended June 30, 2021 were included in shares to be issued as at March 31, 2021.

(vi)

On January 15, 2021, the Company acquired LCV as part of the Qualifying Transaction (Note 3). During the three and six months ended June 30, 2021, the Company issued 309,247 and 4,544,220 common shares, respectively. The common shares issued during the three months ended June 30, 2021 were included in shares to be issued as at March 31, 2021.

(vii)

On January 15, 2021, the Company acquired SISU as part of the Qualifying Transaction (Note 3). During the three and six months ended June 30, 2021, the Company issued 765,582 and 5,022,208 common shares, respectively. The common shares issued during the three months ended June 30, 2021 were included in shares to be issued as at March 31, 2021.

During the six months ended June 30, 2021, and in conjunction with the closing of the qualifying transaction described in Note 3, certain shareholders entered into a Lockup and Forfeiture Agreement (the “Lockup Agreement”), that generally restricts their ability to transfer or trade their shareholdings for a period of six-months. The trade and transfer restriction period ends on July 15, 2021.

In accordance with the Lockup Agreement, certain shareholders have also agreed to forfeit up to 5,430,450 common shares of the Company upon the third anniversary of the Qualifying Transaction if certain trading targets are not met.

One-third of such common shares will cease to be subject to forfeiture if the 20-Day VWAP of the common shares is equal to or exceeds $13.00, an additional one-third will cease to be subject to forfeiture if the 20-Day VWAP of the common shares is equal to or exceeds $17.00 and an additional one-third will cease to be subject to forfeiture if the 20-Day VWAP of the common shares is equal to or exceeds $21.00.

Class B Shares

a) Authorized

The Company is authorized to issue an unlimited number of Class B shares with no par value.

b) Class B shares issued

Number of common shares
Balance, December 31, 2020	15,218,750

Conversion of Class B shares	(14,655,547)
Founders’ shares forfeited	(563,203)

Balance, June 30, 2021	—

Pursuant to the Sponsor Lockup and Forfeiture Agreement, the Sponsor also forfeited 563,203 common shares to the Company for cancellation on closing of the Qualifying Transaction.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

19. Warrants

The following table reflects the continuity of warrants for the six months ended June 30, 2021 and the year ended December 31, 2020:

	Number of Warrants	Weighted Average Exercise Price
Balance, December 31, 2019	35,837,500	$11.50
Granted	—	—
Exercised	—	—
Expired	—	—

Balance, December 31, 2020 and June 30, 2021	35,837,500	$11.50

The Class A and Class B warrants were converted into one class of warrants on January 15, 2021 and became exercisable on March 22, 2021. The warrants expire on January 14, 2026. The Company has the right to accelerate expiry if for any 20 trading days in a 30-day trading period the closing price of the shares is $18.00 or greater.

During the six months ended June 30, 2021, and in conjunction with the closing of the qualifying transaction described in Note 3, certain shareholders entered into the Lockup and Forfeiture Agreement (the “Lockup Agreement”), that generally restricts their ability to transfer or trade their warrants for a period of six months. The trade and transfer restriction period ends on July 15, 2021.

20. Share-based compensation

Effective January 2021, the Company established the Equity Incentive Plan (the “Plan”), which provides for the granting of incentive stock options, nonqualified stock options, share appreciation rights (“SARs”), restricted share units (“RSUs”), deferred share units (“DSUs”) and performance share units (“PSUs”), herein collectively as “Awards”.

(a) Stock options

The Company grants options to purchase its common stock, generally at fair value as at the date of grant. The maximum number of common shares that may be issued under the Plan is fixed by the Board to be 10% of the Common shares outstanding, from time to time, subject to adjustments in accordance with the plan.

Options generally vest over a four-year period, specifically at a rate of 25% upon the first anniversary of the issuance date and 1/36th per month thereafter and expire after 10 years from the date of grant.

The following table reflects the continuity of the stock options granted during the six months ended June 30, 2021:

	June 30, 2021
	Number of options	Weighted average exercise price $
Outstanding, beginning of period	—	—
Replacement options issued (i)	1,066,333	7.30
Granted during the period	—	—
Exercised	(3,313)	3.92
Forfeited	(233,018)	7.35

Outstanding, end of period	830,002	7.29

In connection with the acquisition of Caliva and OGE, and in accordance with the sale and purchase agreements, the stock options held by former Caliva employees who became employees of TPCO were cancelled and replaced by TPCO stock options (“Replacement Options”). The Replacement Options were issued on the same terms and conditions as the options that they replaced, resulting in the fair value of the original options on January 15, 2021 being the same as the fair value of the Replacement Options.

The Company has allocated the fair value to pre-acquisition and post-acquisition services on the basis of the period of time vested as at January 15, 2021 as per the below:

Fair value
Allocated to pre-acquisition services (i)	$4,409,846
Allocated to post-combination services	5,036,135

Total fair value of Replacement Options	$9,445,981

(i)

The portion allocated to pre-acquisition services relates to options that were and were not yet legally vested. The Company has applied a forfeiture rate of approximately 10% to the options that have not legally vested to determine the amount to include in consideration. As a result, of the above amount, $4,199,788 has been included in consideration (Note 3).

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

20. Share-based compensation (continued)

The fair value allocated to post-combination services will be recognized in the interim condensed consolidated statement of operations and comprehensive income over the remaining vesting period.

The following table outlines stock options outstanding as at June 30, 2021:

Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Exercise Price	Weighted- Average Life	Number Exercisable	Weighted-Average Exercise Price
$ 6.67 – 8.30	830,002	$7.29	8.03 years	360,347	$6.80

(b) RSUs

(i) Cash-settled RSUs

The following table reflects the continuity of RSUs granted during the six months ended June 30, 2021:

	June 30, 2021
	Number of RSUs	Weighted average remaining contractual life
Outstanding, beginning of period	—	—
Granted	2,528,696	3.84
Exercised	—	—
Forfeited	(519,350)	3.55

Outstanding, end of period	2,009,346	3.61

As the RSUs described above are cash-settled, they have been revalued as at June 30, 2021. As at June 30, 2021 the cash-settled liability is $5,837,591 (December 31, 2020 - $nil).

(ii) Equity-settled RSUs

The following table reflects the continuity of RSUs granted during the six months ended June 30, 2021:

	June 30, 2021
	Number of RSUs	Weighted average remaining contractual life
Outstanding, beginning of period	—	—
Granted	1,531,973	3.79
Exercised	—	—
Forfeited	(68,750)	3.77

Outstanding, end of period	1,463,223	3.79

(c) Rights to trading price consideration (“Rights”)

In connection with the acquisition of Caliva and OGE, and in accordance with the sale and purchase agreements, former Caliva employees who owned stock options at January 15, 2021 and became employees of TPCO (“former Caliva employees”) were given the right to receive a portion of the trading price consideration discussed in Note 3 (“Rights”). These Rights are to be settled in TPCO shares in the event the 20-day volume weighted average trading price of the common shares reaches $13.00, $17.00 and $21.00 within three years of closing, with one-third issuable upon the achievement of each price threshold, respectively. In order to receive the trading price consideration, former Caliva employees need to be employed by TPCO at the time the trading price consideration becomes payable.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

20. Share-based compensation (continued)

The Rights vest 1/3 as each target date is met, and therefore the Rights have been fair valued on the grant date in three tranches:

	Number of shares	Fair value on January 15, 2021
Tranche 1	215,608	$2,597,618
Tranche 2	215,608	2,314,652
Tranche 3	215,608	2,066,609

	646,824	$6,978,879

Each tranche is expensed over its vesting period, which is the date that the trading price targets are expected to be met.

The fair value of the Rights was determined at January 15, 2021 using the same assumptions that were used to determine the trading price consideration described in Note 30.

The following table reflects the continuity of the Rights during the six months ended June 30, 2021:

Number of Rights
Outstanding, beginning of period	—
Rights awarded	646,824
Forfeited	(226,933)

Outstanding, end of period	419,891

The following table illustrates the inputs used in the measurement of the grant date fair values of the share-based compensation plans granted during the six months ended June 30, 2021:

	Replacement Options	RSUs equity-settled	RSUs cash-settled
Dividend yield	—	—	—
Expected volatility	72%	—	—
Risk-free interest rate	0.17% - 0.71%	—	—
Share price	$12.66	—	—
Grant date fair value	$7.75 - $9.54	$6.15 - 9.94	N/A
Fair value on June 30, 2021	N/A	N/A	$5.58

The Company estimated the expected term of its stock options based on the vesting and contractual terms. Volatility is estimated based on the average of the historical volatilities of the common stock of entities with characteristics similar to those of the Company. The Company uses the U.S. Treasury yield for its risk-free interest rate and a dividend yield of zero, as it does not have a stated dividend rate for common stock.

Share-based compensation expense is comprised of the following for the periods ended June 30, 2021:

	Three months ended June 30, 2021	Six months ended June 30, 2021
Replacement options	$620,000	$1,296,607
Equity-settled RSUs	1,127,721	1,910,496
Cash-settled RSUs	3,015,220	5,837,591
Rights to contingent consideration	947,444	4,793,470

	$5,710,385	$13,838,164

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

21. Earnings per share

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Earnings (loss) available to common shareholders	$5,824,499	$28,102	$24,885,753	$1,665,871
Adjustments to mezzanine equity	—	(139,658)	—	(2,089,000)

Earnings (loss) available to common shareholders adjusted for the effect of dilution	$5,824,499	$(111,556)	$24,885,753	$(423,129)

Weighted average number of shares, basic	98,416,198	15,218,750	91,453,735	15,218,750
Dilutive securities – RSUs	65,625	—	44,844	—
Dilutive securities – Other share-based payments	1,253,306	—	1,224,510	—

Weighted average number of shares, diluted	99,735,129	15,218,750	92,723,089	15,218,750

Basic earnings (loss) per share	$0.06	$(0.01)	$0.27	$(0.03)
Diluted earnings (loss) per share	$0.06	$(0.01)	$0.27	$(0.03)

22. Income taxes

Net income (loss) before income taxes was generated as follows:

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Domestic - Canada	$34,587,105	$28,102	$128,252,094	$1,665,871
Foreign – outside of Canada	(36,415,680)	—	(114,230,037)	—

	$(1,828,575)	$28,102	$14,022,057	$1,665,871

Income tax (recovery) expense is comprised of the following:

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Current tax expense
Domestic – Canada	$—	$—	$—	$—
Foreign – outside of Canada	3,386,930	—	3,581,930	—

	3,386,930	—	3,581,930	—

Deferred tax expense (recovery)
Domestic – Canada	—	—	—	—
Foreign – outside of Canada	(11,040,004)	—	(14,445,626)	—

	(11,040,004)	—	(14,445,626)	—

Income tax (recovery) expense	$(7,653,074)	$—	$(10,863,696)	$—

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

22. Income taxes (continued)

The actual income tax provision differs from the expected amount calculated by applying the Canadian combined federal and provincial corporate tax rates to income before tax. These differences result from the following:

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
(Loss) income before tax	$(1,828,575)	$28,102	$14,022,057	$1,665,871
Statutory income tax rate	27%	27%	27%	27%

Income tax expense (recovery) based on statutory rate	(493,715)	7,588	3,785,955	449,785

Increase (decrease) resulting from:
Non-taxable items	(47,306,955)	—	(25,484,296)	—
Change in valuation allowance	23,471,847	(7,588)	13,563,790	(449,785)
Tax rate differences and tax rate changes	16,675,749	—	(2,729,145)	—

Income tax (recovery) expense	$(7,653,074)	$—	$(10,863,696)	$—

Deferred taxes result from the temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. The table below summarizes the principal components of the deferred tax assets (liabilities) as follows:

	June 30, 2021	December 31, 2020
Deferred tax assets
Loss carryforwards	$26,175,864	$3,470,820
Non-deductible provisions and reserves	1,474,763	—
Transaction costs	6,119,800	7,045,365
Prepaid expenses	5,625,000	—
Cash settled share-based payments	1,576,150	—
Other	475,541	394,875

Deferred tax assets	41,447,118	10,911,060
Valuation allowance	(22,417,962)	(10,911,060)

Net deferred tax asset	19,029,156	—

Deferred tax liabilities
Intangible assets	(106,401,111)	—
Other	(471,153)	—
Non-deductible provisions and reserves	(247,983)	—
Assets held for sale	(126,170)	—

Deferred tax liabilities	(107,246,417)	—
Deferred tax assets	19,029,156	—

Net deferred tax liability	$(88,217,261)	$—

Deferred tax liability consists of the following:

	June 30, 2021	December 31, 2020
Deferred tax liability	$(88,091,091)	$—
Deferred tax liability held for sale (Note 15)	(126,170)	—

	$(88,217,261)	$—

The Company has not recognized a deferred tax liability on its outside basis differences relating to its subsidiaries as allowed under the indefinite reversal criterion of ASC 740-20-25-17. The Company currently plans to indefinitely hold the shares in in its subsidiaries. The basis differences mainly relate to the differing tax and financial statement treatment of the contingent consideration as part of purchase accounting and subsequent fair market value adjustment to the contingent consideration. The approximate basis difference is $70,828,831 which, if recognized, would result in a tax liability of approximately $9,561,892.

Included in accounts payable and accrued liabilities is $6,950,820 (December 31, 2020 - $nil) of current taxes payable.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

22. Income taxes (continued)

As at June 30, 2021, the Company has Canadian federal and provincial non-capital loss carryforwards of $32,235,145 (December 31, 2020—$12,854,892). The Canadian non-capital loss carryforwards expire between 2039 and 2041.

As at June 30, 2021, the Company has the following U.S. federal and state losses carried forward available to reduce future years’ taxable income, which losses expire as follows:

	Federal	State and Local	Total
2034	$—	—	$—
2035	—	2,966,996	2,966,996
2036	—	8,787,634	8,787,634
2037	—	12,061,282	12,061,282
2038	—	31,194,997	31,194,997
2039	—	64,493,970	64,493,970
2040	—	50,417,887	50,417,887
2041	—	26,876,806	26,876,806
Indefinite	7,974,012	—	7,974,012

	$7,974,012	$196,799,572	$204,773,584

Section 280E of the Internal Revenue Code prohibits businesses engaged in the trafficking of Schedule I or Schedule II controlled substances from deducting normal business expenses, such as payroll and rent, from gross income (revenue less cost of goods sold). Section 280E was originally intended to penalize criminal market operators, but because cannabis remains a Schedule I controlled substance for Federal purposes, the Internal Revenue Service (“IRS”) has subsequently applied Section 280E to state-legal cannabis businesses. Cannabis businesses operating in states that align their tax codes with the IRC are also unable to deduct normal business expenses from taxable income subject to state taxes. The non-deductible expenses shown in the effective rate reconciliation above is comprised primarily of the impact of applying IRC Section 280E to the Company’s businesses that are involved in selling cannabis, along with other typical non-deductible expenses such as lobbying expenses. As the application and IRS interpretations on Section 280E continue to evolve, the impact of this cannot be reliably estimated. Any changes to the application of Section 280E may have a material effect on the Company’s interim condensed consolidated financial statements

The statute of limitations on tax returns for the IRS and California Franchise Tax Board are 3 and 4 years respectively. Net operating losses remain open for examination beyond these statute of limitations for both the IRS and California Franchise Tax Board.

Utilization of net operating loss carryforwards may be subject to limitations in the event of a change in ownership as defined under U.S. IRC Section 382, and similar state provisions. An “ownership change” is generally defined as a cumulative change in the ownership interest of significant stockholders of more than 50 percentage points over a three-year period. The Company experienced ownership change during 2017. Such ownership change could result in a limitation of the Company’s ability to reduce future income by net operating loss carryforwards. A formal Section 382 study has not been prepared, so the exact effects of the ownership change are not known at this time. The deferred tax assets include net operating losses of the Company as of the conversion date to a C corporation.

In March 2020, the U.S. enacted the Coronavirus Aid, Relief, and Economic Security Act (the “Act”). The Act, among other provisions, reinstates the ability of corporations to carry net operating losses back to the five preceding tax years, has increased the excess interest limitation on modified taxable income from 30 percent to 50 percent. The Company has made a reasonable estimate of the effects on existing deferred tax balances and has concluded that the Act has not had a significant on the deferred tax balances.

The Company operates in a number of tax jurisdictions and are subject to examination of its income tax returns by tax authorities in those jurisdictions who may challenge any item on these returns. Because the tax matters challenged by tax authorities are typically complex, the ultimate outcome of these challenges is uncertain. The Company recognizes the effects of uncertain tax positions in the interim condensed consolidated financial statements after determining that it is more-likely-than-not the uncertain tax positions will be sustained.

The Company intends to be treated as a U.S. corporation for U.S. federal income tax purposes under section 7874 of the U.S. Tax Code and is expected to be subject to U.S. federal income tax on its worldwide income. However, the Company is expected, regardless of any application of section 7874 of the U.S. Tax Code, to be treated as tax resident of Canada for Canadian income tax purposes. Accordingly, the Company will be subject to taxation both in Canada and the U.S.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

23. Operating expenses

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
General and administrative	$11,056,569	$111,556	$20,591,512	$423,129
Sales and marketing	6,517,245	—	35,512,990	—
Salaries and benefits	10,404,165	—	18,221,282	—
Share-based compensation (Note 20)	5,710,385	—	13,838,164	—
Lease expense	1,149,681	—	2,318,668	—
Depreciation	929,281	—	1,923,202	—
Amortization of intangible assets (Note 10)	7,248,760	—	13,582,102	—
Impairment loss (Note 15)	16,868,720	—	74,899,107	—

	$59,884,806	$111,556	$180,887,027	$423,129

24. Loss on disposal of assets

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Other assets	$170,739	$—	$170,739	$—
Non-THC business (i)	3,348,926	—	3,348,926	—

	$3,519,665	$—	$3,519,665	$—

(i)

During the three months ended June 30, 2021, the Company disposed of its non-THC business, which was acquired as part of the Caliva and OGE and LCV acquisitions on January 15, 2021 (Note 3). The assets were sold for proceeds of $7,363,733, which comprised: (1) $4,318,537 of cash, (2) $885,722 of a promissory note (Note 8) and (3) $2,159,514 worth of common shares of Arcadia Wellness LLC (Note 8).

As part of finalizing the non-THC assets and liabilities sold in the three months ended June 30, 2021, the Company recognized a net loss of $733,858, which is comprised of a loss on disposal of assets $3,348,926 offset by an associated deferred tax recovery of $2,615,068.

25. Interest expense

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Lease liability (Note 12)	$1,333,974	$—	$2,265,053	$—
Other	87,389	—	330,182	—

	$1,421,363	$—	$2,595,235	$—

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

26. Supplemental cash flow information

	Six months ended
Change in working capital	June 30, 2021	June 30, 2020
Accounts receivable	$(1,628,639)	$—
Other receivables	—	206,789
Notes receivable	(1,700,000)	—
Inventory	(12,785,213)	—
Prepaid expenses	(3,140,081)	80,393
Other current assets	(415,243)	—
Security deposits	(16,900)	—
Prepaid expenses and other assets	81,333	—
Accounts payable and accrued liabilities	(19,502,571)	135,947

	$(39,107,314)	$423,129

Cash paid
Income taxes	$1,700,000	$—

	Six months ended
Non-cash transactions	June 30, 2021	June 30, 2020
Settlement of a liability (Note 18 (ii))	$11,500,000	$—

27. Related party transactions and balances

a) Related party transactions

The following table outlines the amounts paid to a related party:

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Lease payments – interest and principal (i)	$1,356,286	$—	$2,213,325	$—
Administrative fees (ii)	—	30,000	5,000	60,000

	$1,356,286	$30,000	$2,218,325	$60,000

(i)

A director of the Company is a close family member to an owner of R&C Brown Associates, LP (“R&C”). The Company has 3 leases with R&C. Included in lease liabilities as at June 30, 2021 is $41,181,639 (December 31, 2020 - $nil) with respect to leases with R&C.

(ii)

Prior to the closing of the Qualifying Transaction, pursuant to an administrative services agreement between the Company and its Sponsor, dated July 16, 2019 (the “Administrative Services Agreement”), the Company provided a payment of $10,000 per month to the Sponsor for the utilization of office space, utilities and administrative support. The Company further reimbursed the Sponsor for any out-of-pocket expenses incurred by directors, officers and consultants of the Company which were paid by the Sponsor relating to certain activities on the Company’s behalf, including identifying and negotiating the Qualifying Transaction. The Company recorded $nil and $5,000 of administrative fees for the three and six months ended June 30, 2021, respectively ($30,000 and $60,000 for the three and six months ended June 30, 2020, respectively). The Administrative Services Agreement terminated upon consummation of the Qualifying Transaction.

In addition to the items described above, the Company entered into the following transactions with related parties:

(i)	R&C subscribed for 395,000 shares of the private placement that closed on January 15, 2021.

(ii)

A founder of the Company had a 16.34% interest in LCV immediately prior to the Qualifying Transaction. The founder participated in the Qualifying Transaction, under the same terms and conditions as the other participants.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

27. Related party transactions and balances (continued)

b) Key management personnel

Key management of the Company are its Board of Directors and members of executive management. Key management personnel remuneration includes the following payments:

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Salaries and benefits	$1,158,667	$—	$1,485,379	$—
Share-based compensation	2,481,012	—	6,402,892	—

	$3,639,679	$—	$7,888,271	$—

28. Segmented information

The Company’s operations, beginning January 15, 2021, comprise a single operating segment engaged in the cultivation, manufacturing, distribution and sale of cannabis within the State of California. All revenues are generated in the State of California for the three and six months ended June 30, 2021 (June 30, 2020 - $nil) and all property and equipment and intangible assets are located in the State of California.

29. Commitments and contingencies

a)	California operating licenses

The Company’s primary activity is engaging in state-legal commercial cannabis business, including the cultivation, manufacture, and sale of cannabis and cannabis products pursuant to California law. However, this activity is not in compliance with the United States Controlled Substances Act (the CSA). The Company’s assets are potentially subject to seizure or confiscation by Federal governmental agencies, and the Company could face criminal and civil penalties for noncompliance with the CSA, although such events would be without relevant precedent. Management    of    the Company believes they are in compliance with all California and local jurisdiction laws and monitor the regulatory environment on an ongoing basis along with counsel to ensure the continued compliance with all applicable laws and licensing agreements.

The Company’s operation is sanctioned by the State of California and local jurisdictions. There have been no instances of federal    interference    with    those    who    adhere    to    those     guidelines.    Due    to    the    uncertainty    surrounding    the    Company’s noncompliance with the CSA, the potential liability from any noncompliance cannot be reasonably estimated and the Company may be subject to regulatory fines, penalties or restrictions in the future.

Effective January 1, 2018, the State of California allowed for adult use cannabis sales. Beginning on January 1, 2018, the State began issuing temporary licenses that expired 120 days after issuance for retail, distribution, manufacturing and cultivation permits. Temporary licenses could be extended in 90-day increments by the State upon submission of an annual license application. All temporary licenses had been granted extensions by the State during 2018.

In September 2019, Senate Bill 1459 (SB 1459) was enacted which enabled state licensing authorities to issue provisional licenses through 2021. A provisional license could be issued if an applicant submitted a completed annual license application to the Bureau. A completed application for purposes of obtaining a provisional license is not the same as a sufficient application to obtain an annual license. The provisional cannabis license, which is valid for 12 months from the date issued, is said to be in between a temporary license and an annual license and allows a cannabis business to operate as they would under local and state regulations. Licensees issued a provisional license are expected to be diligently working toward completing all annual license requirements in order to maintain a provisional license. The Company obtained its provisional licenses in 2019 and continues to work with the State to obtain annual licensing.

The Company’s prior licenses obtained from the local jurisdictions it operated in have been continued by such jurisdictions and are necessary to obtain state licensing.

The Company has received annual licenses from each local jurisdiction in which it actively operates. Although the Company believes it will continue to receive the necessary licenses from the State to conduct its business in a timely fashion, there is no guarantee its clients will be able to do so and any failure to do so may have a negative effect on its business and results of operations.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

29. Commitments and contingencies (continued)

Additional regulations relating to testing came into effect on July 1, 2018 (Phase II testing requirements) required the clients to sell products that would be non-compliant prior to that date, causing a loss of margin due to discounts that had to be provided to ensure that such products were sold prior to July 1, 2018. Due to the additional testing requirements effective July 1, 2018, the California market and the clients experienced a shortage in supply of compliant cannabis products.

b) Other legal matters

From time to time in the normal course of business, the Company may be subject to legal matters such as threatened or pending claims or proceedings. We are not currently a party to any material legal proceedings or claims, nor are we aware of any pending or threatened litigation or claims that could have a material adverse effect on our business, operating results, cash flows or financial condition should such litigation or claim be resolved unfavorably.

c) Social equity fund

The Company formed Social Equity Ventures LLC during the six months ended June 30, 2021 and is committed to an initial minimum commitment of $10,000,000 and planned annual contributions of at least 2% of net income. During the three months ended June 30, 2021, the Company invested $900,000. Refer to Note 8 for further details.

d) Calma West Hollywood definitive agreement

The Company is party to a definitive agreement to acquire 100% of the equity of Calma West Hollywood, an operating dispensary located in West Hollywood, California for total consideration of $11,500,000 comprised of $8,500,000 in cash and $3,000,000 in equity of the Company. The closing of the transaction is subject to standard closing conditions as well as regulatory review and approval. As described in Note 32 subsequent to June 30, 2021 the Company transferred $11,500,000 to an escrow account related to this commitment and was granted city approval to proceed with the first closing.

30. Financial instruments

Fair values

Financial instruments recorded at fair value in the interim condensed consolidated balance sheet are classified using a fair value hierarchy that reflects the observability of significant inputs used in making the measurements.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The following table provides information about how the fair value of contingent consideration has been determined as at June 30, 2021 and January 15, 2021:

	June 30, 2021	January 15, 2021	Fair value hierarchy and technique
Contingent consideration – other	N/A	N/A	Level 3 – See (i) below
Contingent consideration – earn out shares	$47,943,435	$232,719,246	Level 3 – See (ii) below

(i) Contingent consideration – other – As part of the acquisition of Caliva and LCV, the Company could be required to issue shares to former shareholders based on certain liabilities, the final settlement of which is contingent on the outcome of certain events. During the three months ended June 30, 2021, a portion of the contingency was resolved and as a result, the number of shares to be issued became fixed. This portion of the contingent consideration was remeasured to $1,957,045 based on the fixed number of shares to be issued to the former Caliva and LCV shareholders and reclassified as equity. The remeasurement is included in the change in fair value of contingent consideration in the statement of income (loss) and comprehensive income (loss).

The remaining portion of contingent consideration could result in the issuance of a maximum number of shares of 270,000 and the fair value associated with the remaining contingent consideration is $nil.

(ii) Contingent consideration – earn out shares – The fair value of the contingent consideration was determined using a Monte Carlo simulation methodology that included simulating the stock price using a risk-neutral Geometric Brownian Motion-based pricing model over 500,000 iterations. The methodology recorded the likelihood of the stock price achieving the price hurdle associated with the payout and calculated the discounted value of the payout based on the stock price on the date the price hurdle was met and the corresponding 20-day volume-weighted average price. During the three and six months ended June 30, 2021, the Company recorded a gain on the change in fair value of the contingent consideration of $53,681,957 and $184,775,811, respectively.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

30. Financial instruments (continued)

Key Inputs	June 30, 2021	January 15, 2021
Key unobservable inputs
Expected volatility	63%	66%
Key observable inputs
Share price	$5.58	$12.66
Risk-free interest rate	0.36%	0.20%
Dividend yield Number of shares	0 16,936,408%	0 16,709,476%

A 15% change in the following assumption will have the following impact on the fair value of the contingent consideration as at January 15, 2021:

	Original	+15%	-15%
Volatility	$232,719,246	$11,420,904	$(17,250,641)

A 15% change in the following assumption will have the following impact on the fair value of the contingent consideration as at June 30, 2021:

	Original	+15%	-15%
Volatility	$47,943,435	$17,527,095	$(20,712,326)

Interest risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is subject to minimal interest rate risk.

Credit risk

Credit risk arises from deposits with banks and outstanding trade receivables. For trade receivables, the Company does not hold any collateral as security but mitigates this risk by dealing with counterparts that management believes to be financially sound and, accordingly, does not anticipate significant loss due to non-performance. The maximum exposure to credit risk as at June 30, 2021 approximates $265,273,410 (December 31, 2020—$582,622,025) of cash, restricted cash and cash equivalents and accounts receivable on the interim condensed balance sheet.

As at June 30, 2021 the Company’s aging of receivables was as follows:

June 30, 2021
0-60 day	$5,366,901
61-120 days	381,780

Gross receivables	5,748,681
Less allowance for doubtful accounts	(119,193)

$5,629,488

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

31. COVID-19

In March 2020, the World Health Organization categorized coronavirus disease 2019 (“COVID-19”) as a pandemic. COVID-19 continues to impact the U.S. and other countries across the world, and the duration and severity of its effects are currently unknown. The Company continues to implement and evaluate actions to maintain its financial position and support the continuity of its business and operations in the face of this pandemic and other events.

The Company’s priorities during the COVID-19 pandemic are protecting the health and safety of its employees and its customers, following the recommended actions of government and health authorities. In the future, the pandemic may cause reduced demand for the Company’s products and services if, for example, the pandemic results in a recessionary economic environment or potential new restrictions on business operations or the movement of individuals.

The COVID-19 outbreak in the United States has caused business disruption both to the Company and throughout its customer base and supply chain through mandated and voluntary closings of many businesses. While this disruption is expected to negatively impact The Company’s operating results, the related financial impact and duration cannot be reasonably estimated at this time. The Company has taken and continues to take, important steps to protect its employees, customers and business operations since the beginning of the pandemic.

The Company has incurred incremental cost to implement proactive measures to prevent the spread of COVID-19 and to mitigate the due to employee absenteeism and leaves of absence and have experienced fluctuations in our business results. Additionally, the Company closely monitors its supply chain and third-party product availability in light of the pandemic. To date, the business has not experienced negative consequences due to interruptions in its supply chain. However, the Company continues to undertake preemptive measures to ensure alternate supply sources as needed.

32. Subsequent events

Amendment to RSUs

Subsequent to June 30, 2021, the Company amended the outstanding cash-settled RSUs such that they are subsequently being accounted for as equity-settled RSUs.

Lock-up Agreements

On July 28, 2021, the Company entered into lock-up agreements with certain members of the Company’s leadership team and the entire board of directors covering over approximately 33,000,000 million issued and outstanding common shares. Pursuant to the lock-up agreements, each counterparty has agreed that, subject to certain exceptions, they will not, without the written consent of the Company, sell, pledge, grant any option, right or warrant for the sale of or otherwise lend, transfer assign or dispose of any of their locked-up shares until January 28, 2022.

Share Repurchase Agreements

On July 30, 2021, the Company entered into automatic share repurchase agreements with certain employees to repurchase no more than 1,725,000 common shares that had been issued as part of the Qualifying Transaction. The common shares will be repurchased at market value over a three-month period beginning September 1, 2021, and then subsequently cancelled. Subsequent to June 30, 2021, the company repurchased 575,000 shares for approximately $2,257,000 under these agreements.

Jayden’s Journey

On July 29, 2021, the Company signed a definitive agreement to acquire 100% of the equity in an operating retail dispensary located in Ceres, California for $2,600,000 subject to customary adjustments. On August 4, 2021, the Company paid $1,198,000 to the vendors. The closing of the transaction is subject to standard closing conditions.

Share issuance

Subsequent to June 30, 2021, the Company issued 392,666 common shares related to vested RSUs and contingent shares to be issued included in equity as at June 30, 2021.

TPCO Holding Corp.

Notes to the interim condensed consolidated financial statements

(Unaudited, in United States dollars)

For the three and six months ended June 30, 2021 and 2020

32. Subsequent events (continued)

Calma West Hollywood (“Calma”) escrow

As discussed in Note 29, the Company is party to a definitive agreement to acquire 100% of the equity of Calma for total consideration of $11,500,000 comprised of $8,500,000 in cash and $3,000,000 in equity of the Company (with the number of shares issued based on the volume-weighted average price per Common Share for the ten consecutive trading days prior to each closing date). On August 10, 2021 the Company deposited $11,500,000 into escrow. $3,000,000 of this will be refunded to the Company upon closing, and at that time the Company will issue $3,000,000 in equity as per the sale and purchase agreement. Subsequent to June 30, 2021 the Company obtained city approval to proceed with the first closing under the agreement.

Normal Course Issuer Bid

Subsequent to June 30, 2021, Neo Exchange Inc. accepted the Company’s notice of intention to commence Normal Course Issuer Bids (“NCIBs”) for the Company’s common shares and warrants.

Pursuant to the NCIBs, the Company may repurchase on the open market (or as otherwise permitted), up to 4,912,255 common Shares and 1,791,875 warrants, representing approximately 5% of the issued and outstanding of each of the common shares and the warrants subject to the normal terms and limitations of such bids and an aggregate cap of $25,000,000. Any common shares or warrants purchased under the NCIB will be cancelled.

The NCIBs are effective commencing on August 18, 2021 and ending on the earlier of (i) August 17, 2022, (ii) $25,000,000 of purchases under the Bids, and (iii) the completion of purchases under the applicable Bid. Notwithstanding the foregoing, the Company may not commence purchases under the NCIBs until the expiry of its regular self-imposed quarterly blackout period.

Subsequent to June 30, 2021, the company repurchased 157,600 shares for approximately $600,000, excluding commissions.

RSU Issuance

Subsequent to June 30, 2021, the Company issued 836,642 RSUs.

Consolidated Financial Statements

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

December 31 , 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of TPCO Holding Corp. (formerly known as Subversive Capital Acquisition Corp.)

Opinion

We have audited the accompanying consolidated balance sheets of TPCO Holding Corp. (formerly known as Subversive Capital Acquisition Corp.) (“the Corporation”) as of December 31, 2020 and 2019 and the related consolidated statements of loss and comprehensive loss, shareholders’ (deficit) equity, and cash flows for the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Corporation as of December 31, 2020 and 2019, and the results of its consolidated operations and its cash flows for the year ended December 31, 2020 and the period from June 17, 2019 (date of incorporation) to December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Corporation Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Corporation’s auditor since 2020.

Toronto, Canada	Chartered Professional Accountants
August 5, 2021	Licensed Public Accountants

Contents

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Consolidated balance sheets

(in United States dollars)

As at December 31	Note	2020	2019
Assets
Current
Other receivables		$24,977,765	$472,157
Restricted cash and cash equivalents held in Escrow Account	4	582,622,025	—

Total current asset		607,599,790	472,157

Prepaid and other assets		81,333	261,042
Restricted cash and securities held in Escrow Account	4	—	580,271,713

Total assets		$607,681,123	$581,004,912

Liabilities
Current
Accrued expenses		$28,321,972	$144,155

Total liabilities		28,321,972	144,155

Mezzanine Equity
Class A Restricted Voting Shares, no par value; unlimited Class A restricted voting shares authorized, 57,500,000 issued and outstanding at December 31, 2020 and 2019	5	582,622,025	580,271,713
Subscription receipts	5	25,087,000	—

Total mezzanine equity		607,709,025	580,271,713

Shareholders’ (deficit) equity
Class B shares, no par value; unlimited Class B shares authorized, 15,218,750 issued and outstanding at December 31, 2020 and 2019	6	—	—
Additional paid in capital		(21,886,268)	589,044
Accumulated deficit		(6,463,606)	—

Total shareholders’ (deficit) equity		(28,349,874)	589,044

Total liabilities and shareholders’ (deficit) equity		$607,681,123	$581,004,912

Subsequent events (Note 15)

See accompanying notes to the consolidated financial statements

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Consolidated statements of loss and comprehensive loss

(in United States dollars)

	Note	December 31, 2020	For the period from June 17, 2019 to December 31, 2019
Interest income		$2,350,312	$5,271,713

Expenses
General and administrative	11	8,813,918	550,889

		8,813,918	550,889

Net (loss) income		$(6,463,606)	$4,720,824

Loss per share
Basic and diluted	8	$(1.90)	$(1.93)
Weighted average number of common shares
Basic and diluted	8	15,218,750	15,218,750

See accompanying notes to the consolidated financial statements

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Consolidated statements of changes in shareholders’ (deficit) equity

(in United States dollars)

			Class B	Additional	Accumulated
	Note	Warrants	Shares	Paid in Capital	Deficit	Total
Balance at June 17, 2019 (inception)		—	—	$—	$—	$—
Issuance of Class B Shares to Founders			1	10	—	10
Issuance of Class B Shares to Founders		337,500	14,543,749	24,990	—	24,990
Issuance of Class B Shares to Sponsor		—	675,000	6,750,000	—	6,750,000
Issuance of Sponsor Warrants		6,750,000	—	6,750,000	—	6,750,000
Value assigned to Class A warrants		28,750,000	—	16,884,313	—	16,884,313
Transaction costs		—	—	(380,641)	—	(380,641)
Net income		—	—	—	4,720,824	4,720,824
Adjustment to mezzanine equity	5	—	—	(29,439,628)	(4,720,824)	(34,160,452)

Balance at December 31, 2019		35,837,500	15,218,750	$589,044	$—	$589,044
Net loss		—	—	—	(6,463,606)	(6,463,606)
Adjustment to mezzanine equity	5	—	—	(22,475,312)	—	(22,475,312)

Balance at December 31, 2020		35,837,500	15,218,750	$(21,886,268)	$(6,463,606)	$(28,349,874)

See accompanying notes to the consolidated financial statements

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Consolidated statements of cash flows

(in United States dollars)

	Note	December 31, 2020	For the period from June 17, 2019 to December 31, 2019
Cash provided by (used in)
Operating activities
Net (loss) income		$(6,463,606)	$4,720,824
Changes in working capital items:
Other receivables		581,400	(472,157)
Prepaid expenses and other assets		179,701	(261,042)
Accrued expenses		8,052,817	144,155

Total operating		2,350,312	4,131,780

Financing activities
Proceeds from sale of Class B shares to Founders		—	25,000
Proceeds from sale of Class B shares to Sponsor		—	6,750,000
Proceeds from sale of Sponsor Warrants		—	6,750,000
Proceeds from sale of Class A Restricted Voting units		—	575,000,000
Issuance costs related to Class A Restricted Voting units		—	(12,367,588)
Issuance costs related to Class B shares		—	(17,479)

Total financing		—	576,139,933

Net change in cash during the year		2,350,312	580,271,713
Cash and restricted cash and securities held in escrow
Beginning of year		$580,271,713	$—

End of year		$582,622,025	$580,271,713

See accompanying notes to the consolidated financial statements

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

1.	Description of business and nature of operations

TPCO Holding Corp. (formerly known as Subversive Capital Acquisition Corp.) (the “Corporation” or “TPCO”) was a special purpose acquisition corporation incorporated under the laws of the Province of British Columbia for the purpose of effecting, directly or indirectly, an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization, or any other similar business combination involving the Corporation (a “Qualifying Transaction”). The Qualifying Transaction closed on January 15, 2021 (refer to Note 15) and which time the Corporation changed its name to TPCO Holding Corp. The Corporation trades on the Aequitas NEO Exchange (“NEO”) and Over the Counter Market (“OTC”) under the trading symbols “GRAM.U” and “GRAMF”, respectively. The warrants of the Corporation are listed on the NEO under the trading symbol “GRAM.WT.U”.

The Corporation was incorporated on June 17, 2019 under the Business Corporations Act (British Columbia), and is domiciled in Canada. The registered office of the Corporation is located at 595 Burrard Street, Suite 2600, Three Bentall Centre, Vancouver, BC, V7X 1L3, Canada.

On July 16, 2019, the Corporation closed its initial public offering (the ‘‘Offering’’) of 57,500,000 Class A Restricted Voting Units, which includes Canaccord Genuity Corp.’s (“Underwriter”) option to purchase an additional 7,500,000 Class A Restricted Voting Units, at a price of $10.00 per Class A Restricted Voting Unit for gross proceeds of $575,000,000 pursuant to the Corporation’s prospectus dated July 10, 2019 (the ‘‘Prospectus’’) and the Corporation commenced trading on the Neo Exchange Inc. (“Exchange”).

Each Class A Restricted Voting Unit consists of one Class A restricted voting share (“Class A Restricted Voting Share”) and one-half of a warrant (“Warrant”). The Class A Restricted Voting Units separated into Class A Restricted Voting Shares and Warrants on August 26, 2019 and commenced trading on the Exchange. As set forth in the notice of articles and articles of the Corporation, or following completion of a Qualifying Transaction, each Class A Restricted Voting Share (unless previously redeemed) will be automatically converted into one common share of the Corporation (“Common Share”) and each Class B share of the Corporation (“Class B Share”) will be automatically converted on a 100-for-1 basis into new proportionate voting shares of the Corporation (the “Proportionate Voting Shares”), and no Common Shares or Proportionate Voting Shares will be issued prior to the closing of the Qualifying Transaction.

As outlined in the Prospectus, warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable, at an exercise price of $11.50, commencing 65 days after the completion of a Qualifying Transaction and will expire at 5:00 p.m. (Toronto time) on the day that is five years after the completion of a Qualifying Transaction or earlier, as described in the Prospectus. The Warrants can only be exercised on a gross basis. Once the Warrants become exercisable, the Corporation may accelerate the expiry date of the outstanding Warrants (excluding the Sponsor’s Warrants (as defined below) but only to the extent the Warrants are still held by Subversive Capital Sponsor LLC (the “Sponsor”) at the date of public announcement of such acceleration and not transferred prior to the accelerated expiry date, due to the anticipated knowledge by the Sponsor of material undisclosed information which could limit their dealings in such securities) by providing 30 days’ notice, if and only if, the closing price of the Common Shares equals or exceeds $18.00 per Common Share (as adjusted for stock splits or combinations, stock dividends, extraordinary dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period.

Prior to the closing of the Offering, the Sponsor and the Corporation’s directors, Jay Tucker, Adam Rothstein, Ethan Devine and Mussadiq Lakhani (collectively the “Founders”), purchased 14,543,750 Class B Shares (the “Founders’ Shares”), for an aggregate price of $25,000, or approximately $0.0017 per Founders’ Share. In addition, concurrent with the closing of the Offering, the Sponsor purchased 6,750,000 share purchase warrants (“Sponsor Warrants”) (for an aggregate purchase price of $6,750,000) and 675,000 Class B Units at a price of $10.00 per Class B Units (for an aggregate purchase price of $6,750,000) for aggregate proceeds equal to $13,500,000. Each Class B Unit consists of one Class B Share and one-half of a Warrant.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

1.	Description of business and nature of operations (continued)

Upon the closing of the Offering, an aggregate of $575,000,000 from the sale of the Class A Restricted Voting Units and Class B Units, or $10.00 per Class A Restricted Voting Unit to the public (see Note 5(i) for further details), was deposited into an escrow account. Subject to applicable law and payment of certain taxes, permitted redemptions and certain expenses, none of the funds held in the escrow account will be released to the Corporation prior to the closing of a Qualifying Transaction. Following the closing of a Qualifying Transaction, the Corporation will use a portion of the balance of the non-redeemed Class A Restricted Voting Shares’ portion of the escrow account (less tax liabilities on amounts earned on the escrowed funds and certain expenses directly related to redemptions) (subject to availability, failing which any shortfall shall be made up from other sources) to pay the Underwriter its deferred underwriting commission. The per share amount the Corporation will distribute to holders of Class A Restricted Voting Shares who properly redeem their shares will not be reduced by the deferred underwriting commission the Corporation is required to pay to the Underwriter.

Notwithstanding the foregoing redemption rights, each holder of Class A Restricted Voting Shares, together with any affiliate of such holder or other person with whom such holder or affiliate is acting jointly or in concert, will not be permitted to redeem more than an aggregate of 15% of the number of Class A Restricted Voting Shares issued and outstanding following the closing of the Offering. This limitation will not apply in the event a Qualifying Transaction does not occur within the permitted timeline, or in the event of an extension to the permitted timeline.

As 100% of the gross proceeds of the Offering and any additional equity raised pursuant to a rights offering are held in the escrow account, shareholder approval of a Qualifying Transaction is not required pursuant to the Exchange rules. As such, and unless shareholder approval is otherwise required under applicable law, the Corporation will prepare and file with applicable securities regulatory authorities a prospectus containing disclosure regarding the Corporation and its proposed Qualifying Transaction.

The escrowed funds are required to be held following the closing of the Offering to enable the Corporation to (i) satisfy redemptions made by holders of Class A Restricted Voting Shares (including in the event of a Qualifying Transaction or an extension to the permitted timeline, or in the event a Qualifying Transaction does not occur within the permitted timeline), (ii) fund the Qualifying Transaction with the net proceeds following payment of any such redemptions and deferred underwriting commission, and/or (iii) pay taxes on amounts earned on the escrowed funds and certain permitted expenses. Such escrowed funds and all amounts earned thereon, subject to such obligations and applicable law, will be assets of the Corporation. These escrowed funds will also be used to pay the deferred underwriting commission in the amount of $20,125,000, which is payable by the Corporation to the Underwriter upon the closing of a Qualifying Transaction and a portion of which may be satisfied through the issuance of Class B Shares provided that the discretionary deferred portion may be used to pay agents or advisors for services provided in connection with the Qualifying Transaction.

A Qualifying Transaction is required to occur within the permitted timeline (being 18 months from the closing of the Offering). Such permitted timeline, however, could be extended to up to 36 months with shareholder approval of only the holders of Class A Restricted Voting Shares, by ordinary resolution.

Consummation of the Qualifying Transaction requires approval by a majority of the Corporation’s directors unrelated to the Qualifying Transaction. In connection with seeking to complete a Qualifying Transaction, the Corporation will provide holders of the Class A Restricted Voting Shares with the opportunity to redeem all or a portion of their Class A Restricted Voting Shares, provided that they deposit their shares for redemption prior to the deadline specified by the Corporation, following public disclosure of the details of the Qualifying Transaction and prior to the closing of the Qualifying Transaction, of which prior notice had been provided to the holders of the Class A Restricted Voting Shares by any means permitted by the Exchange, not less than 21 days nor more than 60 days in advance of such deadline, in each case, with effect, subject to applicable law, immediately prior to the closing of a Qualifying Transaction, for an amount per share, payable in cash, equal to the pro-rata portion (per Class A Restricted Voting Share) of: (A) the escrowed funds available in the escrow account at the time immediately prior to the redemption deposit deadline, including interest and other amounts earned thereon; less (B) an amount equal to the total of (i) any applicable taxes payable by the Corporation on such interest and other amounts earned in the escrow account, and (ii) actual and expected expenses directly related to the redemption, each as reasonably determined by the Corporation, subject to the limitations described in the Prospectus.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

1.	Description of business and nature of operations (continued)

If approval of the Qualifying Transaction by shareholders is otherwise required under applicable law, holders of Class A Restricted Voting Shares shall have the option to redeem their Class A Restricted Voting Shares irrespective of whether they vote for or against, or do not vote on, the Qualifying Transaction. Holders of Class A Restricted Voting Shares will be given not less than 21 days’ notice of the shareholders meeting (if such meeting is required under applicable law) and of the corresponding redemption deposit deadline if such shareholder meeting is required. Participants through CDS Clearing and Depositary Services Inc. (“CDS”) may have earlier deadlines for accepting deposits of Class A Restricted Voting Shares for redemption. If a CDS participant’s deadline is not met by a holder of Class A Restricted Voting Shares, such holder’s Class A Restricted Voting Shares may not be eligible for redemption.

The Founders are not be entitled to redeem the Founders’ Shares or Class B Units (including their underlying securities) in connection with a Qualifying Transaction or an extension to the permitted timeline or entitled to access the escrow account should a Qualifying Transaction not occur within the permitted timeline. The Founders (including the Sponsor) will, however, participate in any liquidation distribution with respect to any Class A Restricted Voting Shares they may acquire in connection with or following the Offering through possible purchases on the secondary market.

The Founders have agreed (i) not to transfer any of their Founders’ Shares or Sponsor’s Warrants, as applicable, or Class B Units (or any Class B Shares or Warrants forming part of the Class B Units) until after the closing of the Qualifying Transaction, in each case other than transfers required due to the structuring of the Qualifying Transaction; and (ii) following the closing of a Qualifying Transaction, not to transfer the Common Shares underlying the Class B Units for a period of 12 months, subject to the closing price of the Common Shares equaling or exceeding $12.50 per Common Share (as adjusted for stock splits or combinations, stock dividends, extraordinary dividends, reorganizations and recapitalizations and the like) for any 20 trading days within a 30-trading day period.

The Corporation’s objective is to execute a Qualifying Transaction, the terms of which are determined by the Corporation to be favourable and provided that the target business or assets forming the Qualifying Transaction have a fair market value of at least 80% of the assets held in the escrow account at the time the agreement is entered into (excluding the deferred underwriting commission and applicable taxes payable on interest and other amounts earned in the escrow account). The fair market value of the target business will be determined by the Corporation’s board of directors based upon one or more valuation methods generally accepted by the financial community (including, without limitation, actual and potential sales, earnings, cash flow and book value).

If the Corporation is unable to consummate a Qualifying Transaction within the permitted timeline, the Corporation will be required to redeem as promptly as reasonably possible, on an automatic redemption date specified by the Corporation (such date to be within 10 days following the last day of the permitted timeline), each of the outstanding Class A Restricted Voting Shares, for an amount per share, payable in cash, equal to the pro-rata portion (per Class A Restricted Voting Share) of: (A) the escrow funds available in the escrow account including any interest and other amounts earned thereon, less (B) an amount equal to the total of (i) any applicable taxes payable by the Corporation on such interest and other amounts earned in the escrow account, (ii) any taxes of the Corporation arising in connection with the redemption of the Class A Restricted Voting Shares, and (iii) up to a maximum of $50,000 of interest and other amounts earned from the proceeds in the escrow account to pay actual and expected winding-up expenses and certain other related costs, each as reasonably determined by the Corporation. Upon such redemption, the rights of holders of Class A Restricted Voting Shares as shareholders will be completely extinguished (including the right to receive further liquidation distributions, if any), subject to applicable law, and the Warrants will be cancelled. There will be no redemption rights or distributions with respect to the Warrants, which will expire worthless if the Corporation fails to consummate a Qualifying Transaction within the permitted timeline.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

2.	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and presented in United States dollars, which is also the Corporation’s functional currency.

These consolidated financial statements were authorized for issuance by the Board of Directors of the Corporation on August 5, 2021.

Emerging Growth Company

The Corporation is an “Emerging Growth Company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a Corporation can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Corporation has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Corporation, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Corporation’s financial statements with another public Corporation that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

i) Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, TPCO US Holding LLC. The Corporation consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. All significant intercompany balances and transactions have been eliminated in consolidation.

ii) Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

3.	Summary of significant accounting policies

(a)	Restricted cash and cash equivalents

Restricted cash consists of funds required to serve as security for services rendered by a service provider under a service provider agreement. Cash equivalents include short-term investments with original maturities of three months or less.

(b)	Other receivables

Other receivables are comprised of a cash account held by the Sponsor for the benefit of the Corporation. These amounts are recognized initially at fair value and subsequently measured at cost less allowance for doubtful accounts. At each reporting date, the Corporation considers the collectability of the amounts and determines if an allowance for doubtful accounts is required. Factors that the Corporation considers are whether there are significant financial difficulties of the Sponsor and the probability that the Sponsor will enter bankruptcy or financial reorganization. As at December 31, 2020 and 2019, the Corporation has determined that no allowance for doubtful accounts is required.

(c)	Mezzanine equity

The Corporation classifies financial instruments in Mezzanine equity when the issuance of shares is redeemable either: (1) at a fixed or determinable price on a fixed or determinable date, (2) at the option of the shareholder or (3) upon the occurrence of an event that is not solely within the control of the reporting entity.

(d)	Income tax

The Corporation follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the consolidated financial statements and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Corporation recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Corporation is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. Refer to Note 12 for further details.

(e)	Earnings (loss per share)

Basic earnings (loss) per share is computed by dividing reported net income (loss) by the weighted average number of common shares outstanding for the reporting period. Diluted earnings (loss) per share is computed by dividing earnings (loss) by the sum of the weighted average number of common shares and the number of dilutive potential common shares equivalents outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares of the Corporation during the reporting periods. Potential dilutive common share equivalents consist of the incremental common shares issuable upon the exercise of vested share options. As at December 31, 2020 and 2019 all instruments were anti-dilutive.

Net income (loss) is adjusted for amounts required to remeasure to mezzanine equity to its redemption amount.

(f)	Recent accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Corporation’s consolidated financial statements.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

4.	Restricted cash and cash equivalents held in Escrow Account

The following restricted cash and cash equivalent balances were held in escrow at a financial institution:

	December 31, 2020	December 31, 2019
Restricted cash	$582,622,025	$92,179
Restricted United States treasury bills	—	580,179,534

	$582,622,025	$580,271,713

5.	Mezzanine equity

The following is included in mezzanine equity as at December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Class A restricted voting shares (i)	$582,622,025	$580,271,713
Subscription receipts (ii)	25,087,000	—

	$607,709,025	$580,271,713

(i) Class A restricted voting shares

Authorization

The Corporation is authorized to issue an unlimited number of Class A restricted voting shares. The holders of Class A restricted voting shares have no pre-emptive rights or other subscription rights and there are no sinking fund provisions applicable to these shares.

Voting Rights

The holders of the Class A restricted voting shares are entitled to vote on and receive notice of meetings on all matters requiring shareholder approval (including any proposed extension to the permitted timeline and approval of a Qualifying Transaction if otherwise required under applicable law) other than the election and/or removal of directors and auditors prior to closing of a Qualified Transaction. Prior to a Qualifying Transaction, holders of the Class A restricted voting shares are not entitled to vote at (or receive notice of or meeting materials in connection with) meetings held only to consider the election and/or removal of directors and auditors.

Redemption Rights

Only holders of Class A restricted voting shares are entitled to have their shares redeemed and receive the escrow proceeds (net of applicable taxes and other permitted deductions) in the event a Qualifying Transaction does not occur within the permitted timeline, in the event of a Qualifying Transaction, and in the event of an extension to the permitted timeline. Given that the Class A restricted voting shares can be redeemed at the option of the holders, the Corporation has classified the Class A restricted voting shares as mezzanine equity on the consolidated balance sheets.

Transactions

During the year ended December 31, 2019, the Corporation closed the Offering for gross proceeds of $575,000,000 and allocated the proceeds on a relative fair value basis. This resulted in initial recognition of $546,111,261, net of transaction costs associated with the Class A restricted voting shares of $12,004,426 and recognition of warrants at relative fair value of $16,884,313.

The Corporation’s underwriter is entitled to an underwriting commission equal up to $31,625,000 or 5.5% of the gross proceeds of the Class A Restricted Voting Units issued under the Offering. The Corporation paid $11,500,000 during the year ended December 31, 2019, to the Underwriter at the closing of the Offering included in the issuance costs noted above. The balance of the underwriting commission of $20,125,000, or 3.5% of the gross proceeds (the “Deferred Amount”) of the Class A Restricted Voting Units, has been accrued at December 31, 2020 and recorded as an adjustment to mezzanine equity in the statement of shareholders’ equity.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

5. Mezzanine equity (continued)

In addition, during the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) through December 31, 2019, the Corporation recorded $2,350,312 and $5,271,713, respectively, of interest allocable to the Class A Restricted Voting Shares. The above noted costs are reflected in the statement of changes in shareholders’ equity.

The following summarizes the adjustments, which are included in the statement of changes in shareholders’ equity, to re-measure the Class A restricted voting shares to their redemption amount in mezzanine equity:

	December 31, 2020	December 31, 2019
Interest allocable to Class A restricted voting shares	$2,350,312	$5,271,713
Initial recognition adjustment	—	16,884,313
Issuance costs	20,125,000	12,004,426

	$22,475,312	$34,160,452

(ii)	Subscription receipts

In November 2020, the Corporation announced a private placement of subscription receipts by a subsidiary of the Corporation. Each subscription receipt entitles the holder to receive, without payment of any additional consideration or taking of any action by the purchaser, one common share of the Corporation upon the satisfaction or waiver of the escrow release conditions on or before the escrow deadline. The Corporation is authorized to issue an unlimited number of common shares. Each subscription receipt was sold for $10. As at December 31, 2020, $25,087,000 for 2,508,700 subscription receipts were received in cash from subscribers and held by the Sponsor. Subsequent to year-end on January 15, 2021, the Corporation closed on $63,135,000 or 6,315,000 of subscription receipts on closing of the Qualifying Transaction. The subscription receipts exchanged to common shares on closing.

The subscription receipts can only be redeemed upon certain events that are not certain to occur and therefore, the subscription receipts are not required to be classified as a liability under ASC 480 Distinguishing liabilities from equity. However, as the subscription receipts can be redeemed upon the occurrence of an event that is not solely within the Corporation’s control, the Corporation has classified the subscription receipts as mezzanine equity on the consolidated balance sheets.

6.	Share capital

The Corporation is authorized to issue an unlimited number of Class B Shares without nominal or par value. The holders of Class B Shares have no pre-emptive rights or other subscription rights and there are no sinking fund provisions applicable to these shares.

Voting Rights

The holders of the Class B Shares are entitled to vote at all meetings of shareholders and on all matters requiring a shareholder vote, with the exception of an extension of the permitted timeline, which will only be voted upon by holders of Class A Restricted Voting Shares.

Redemption Rights

Holders of Class B Shares (including holders of Class B Units), being the Founders, do not have access to, and cannot benefit from, any proceeds held in the escrow account, and as such, do not have any redemption rights with respect to their Class B Shares and/or Class B Units. The Founders (including the Sponsor) will, however, be entitled to such redemption rights using proceeds from the escrow account with respect to any Class A Restricted Voting Shares they may acquire pursuant to or following the Offering.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

Sponsor Warrants and Class B Warrants

As at December 31, 2020, there are 6,750,000 Sponsor Warrants and 337,500 warrants underlying the Class B Units outstanding. The Sponsor Warrants and the warrants underlying the Class B Units outstanding are subject to the same terms and conditions as the warrants underlying the Class A Restricted Voting Units.

7.	Issuance costs

Issuance costs are directly related to the Offering and consist mainly of legal, accounting, printing, filing and underwriting costs. Issuance costs incurred from June 17, 2019 (date of incorporation) through the Offering date were allocated between Shareholders’ Equity and Mezzanine Equity to redemption on the following basis:

	December 31, 2020	December 31, 2019
Class A restricted voting shares	$20,125,000	$12,004,426
Warrants	—	363,162
Class B shares	—	17,479

	$20,125,000	$12,385,067

Issuance cost allocated to warrants and Class B shares has been reflected in APIC.

8.	Loss per share

	December 31, 2020	December 31, 2019
(Loss) earnings available to common shareholders	$(6,463,606)	$4,720,824
Adjustments to mezzanine equity (Note 5)	(22,475,312)	(34,160,452)

Loss available to common shareholders	$(28,938,918)	$(29,439,628)

Weighted average number of shares, basic and diluted	15,218,750	15,218,750
Basic and diluted loss per share	$(1.90)	$(1.93)

9.	Financial Instruments

The Corporation categorizes its fair value measurements based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value are as follows:

•	Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•

Level 2: Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•

Level 3: Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Further, while the Corporation believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date

The restricted cash and cash equivalents held in escrow are valued using level 1 inputs.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

10.	Financial risk management

Market risk

Market risk is the risk that a material loss arises from fluctuations in a financial instrument’s fair value. For purposes of this disclosure, the Corporation segregates market risk into two categories: fair value risk and interest rate risk.

Fair value risk

Fair value risk is the potential for loss from an adverse movement in market prices. The Corporation has minimal fair value risk as the only financial instruments carried at fair value are cash and securities held in escrow.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in interest rates. The balance of cash and securities held in escrow are subject to interest rate risk.

Credit risk

The Corporation’s exposure to credit risk is primarily relating to its receivable from its Sponsor for cash held on its behalf. The Corporation does not believe there is credit risk assessed with this receivable.

11.	General and administrative expenses

	December 31, 2020	For the Period from June 17, 2019 to December 31, 2019
Professional and consulting fees	$2,062,316	$136,584
Insurance	200,000	95,611
Administrative fees	120,000	55,000
Fees to escrow agent	8,306	215,320
Transaction expenses related to the Qualifying Transaction	6,316,683	—
Other	106,613	48,374

	$8,813,918	$550,889

12.	Income taxes

Income tax expense is as follows:

	December 31, 2020	For the Period from June 17, 2019 to December 31, 2019
Current tax expense (recovery)
Current period	$—	$—
Deferred tax expense (recovery)
Income tax expense (recovery)	$—	$—

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

The actual income tax provision differs from the expected amount calculated by applying the Canadian combined federal and provincial corporate tax rates to loss before tax. These differences result from the following:

	December 31, 2020	For the Period from June 17, 2019 to December 31, 2019
Income before income tax	$(6,463,606)	$4,720,824
Statutory income tax rate	27.00%	27.00%
Expenses income tax expense (recovery)	(1,745,174)	1,274,622
Increase (decrease) resulting from:
Non-taxable items	(634,584)	(1,456,698)
Change in valuation allowance	7,418,633	3,492,428
Share issuance costs recognized in equity	(5,433,750)	(3,310,352)
Tax rate differences and tax rate changes	394,875	—

Income tax expense (recovery)	$—	$—

Recognized deferred tax assets and liabilities

Deferred tax assets and liabilities have been offset where they relate to income taxes levied by the same taxation authority and the Corporation has the legal right and intent to offset.

Deferred tax assets are attributable to the following

	December 31, 2020	For the Period from June 17, 2019 to December 31, 2019
Non-capital loss carryforwards	$3,470,820	$541,227
Transaction costs	7,440,240	2,951,201

Deferred tax assets	10,911,060	3,492,428
Valuation allowance	(10,911,060)	(3,492,428)

Net deferred tax asset	$—	$—

The Corporation has $12,854,892 in Canadian non-capital loss carryforwards that expire between 2039 and 2040. Deferred tax assets are not being recognized for the non-capital loss carryforwards because the benefit is not more likely than not to be realized.

13.	Related party transactions

The Corporation provided a payment of $10,000 per month to the Sponsor for the utilization of office space, utilities and administrative support. The Corporation further reimburses the Sponsor for any out-of-pocket expenses incurred by directors, officers and consultants of the Corporation which are paid by the Sponsor relating to certain activities on the Corporation’s behalf, including identifying and negotiating a Qualifying Transaction. During the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) through December 31, 2019, the Corporation recorded $120,000 and $55,000, respectively, of administrative fees, which $175,000 and $55,000, respectively, is included in accrued expenses in the accompanying balance sheets.

14.	COVID-19

Since December 31, 2019, the outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. It is uncertain what impact this volatility and weakness will have on the Corporation. Government and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The duration and impact of the COVID-19 pandemic is unknown at this time, as is the efficacy of the government and central bank interventions. Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Corporations balance sheets and results of its operations, the specific impact is negligible as of the date of the consolidated financial statements.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

15.	Subsequent events

(a)	Private Placement

On January 15, 2021, the Corporation closed the private placement for subscription receipts for aggregate consideration of $63,135,000 at $10 per share. The subscription receipts converted to common shares on closing.

(b)	Qualifying transaction

On November 24, 2020, the Corporation entered into definitive transaction agreements in respect of each of CMG Partners, Inc. (“Caliva”) and Left Coast Ventures Inc. (“LCV”) pursuant to which the Corporation would acquire, directly or indirectly, all of the equity of each of those entities. On the same date, the Corporation entered into a transaction agreement among the Corporation, Caliva, OG Enterprises Branding, Inc. (“OGE”), SC Branding, LLC and SC Vessel 1, LLC with OGE merging with an into Caliva with Caliva remaining a wholly owned direct subsidiary of the Corporation. The Corporation also entered into a brand strategy agreement (the “Brand Strategy Agreement”) between the Corporation and SC Branding, LLC related to the relationship with and services of Shawn C. Carter p/k/a JAY-Z. The Corporation also announced that it had entered into a binding heads of terms agreement with Roc Nation, LLC (“Roc Nation”) (the “ROC Nation Agreement”) which sets out the terms pursuant to which the Corporation would become Roc Nation’s “Official Cannabis Partner”.

On December 17, 2020, the Corporation filed a prospectus containing further details of the terms and conditions of the above transactions.

On December 18, 2020, the Corporation gave notice to the holders of the Class A Restricted Voting Shares of their right to redeem all or a portion of their Class A Restricted Voting Shares at a per-share price of $10.13, payable in cash, which was equal to their per-share amount deposited in the escrow account, adjusted for interest or other amounts earned and net of applicable taxes payable on such interest and other amounts earned and net of direct expenses related to the redemption.

Subsequent to the year-end, and in connection with the Qualifying Transaction, 26,092,664 Class A Restricted Voting Shares were redeemed, representing an aggregate redemption amount of $264,318,686.

The acquisitions of Caliva and LCV closed on January 15, 2021, while the acquisition of SC Vessel 1, LLC’s interest in OGE closed on January 19, 2021. Further details of all transactions are laid out below.

Acquisition of Caliva and OG Enterprises

The Corporation acquired all of the issued and outstanding equity interests of Caliva from the existing shareholders of Caliva. Caliva shareholders received a number of Common Shares which was determined by dividing value of approximately $282,900,000 (subject to certain adjustments and holdbacks) by the agreed upon share price of $10.00 per Common Share, subject to exceptions for certain U.S. persons that received consideration in cash.

In addition, the Caliva shareholders received additional contingent consideration, consisting of Trading Price Consideration (additional Common Shares post-closing in the event the VWAP of the Common Shares reaches $13.00, $17.00 and $21.00 within three years of closing) , earn-out shares, and other contingent consideration. The Corporation issued replacement stock options to Caliva employees holders as part of the Qualifying Transaction. As part of the Qualifying Transaction, certain liability of Caliva were settled.

On January 19, 2021, the Corporation acquired all of the outstanding equity interests of OG Enterprises Branding, Inc. (“OGE”) not held by Caliva and the Company pursuant to an agreement among the Company, Caliva, OGE, SC Branding, LLC and SC Vessel 1, LLC dated November 24, 2020 (the “OGE Agreement”). Upon closing, OGE merged with and into Caliva, with Caliva continuing as the surviving entity. Pursuant to the terms of the OGE Agreement, upon closing SC Vessel 1, LLC received 3,000,000 Common Shares and trading price contingent consideration.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

The Corporation acquired all of the issued and outstanding equity interests of Caliva from the existing shareholders of Caliva for a preliminary purchase price of approximately $282,940,430 (subject to certain adjustments and holdbacks) to be satisfied mainly in the form of newly issued Common Shares of the Corporation, at a price of $10.00 per Common Share, subject to exceptions for certain U.S. persons that received consideration in cash.

In addition, the Caliva shareholders will receive the following additional consideration:

(i) a contingent right for up to 17,356,299 additional Common Shares in the event the 20-day volume weighted average trading price (“VWAP”) of the Common Shares reaches $13.00, $17.00 and $21.00 within three years of closing, with one-third issuable upon the achievement of each price threshold, respectively; and

(ii) a contingent right for up to 3,929,327 additional Common Shares (subject to certain reductions on account of the Private Placement, the “Caliva Earnout Shares”) if the aggregate consolidated cash of the Corporation at closing net of short term indebtedness is less than $225,000,000, in which case a proportionate number of Caliva Earnout Shares would become payable based on a set formula.

Acquisitions of LCV

Pursuant to the terms of the LCV Agreement, the Corporation acquired all of the issued and outstanding equity interests of LCV from the existing shareholders of LCV. The LCV shareholders received a number of Common Shares which was determined by dividing value of approximately $70,000,000 (subject to certain adjustments and holdbacks), by the agreed upon share price of $10.00 per Common Share, subject to exceptions for certain U.S. persons that received consideration in cash.

In addition, the LCV shareholders received additional contingent consideration consisting of trading price consideration and other contingent consideration. The Corporation issued replacement stock options to LCV employees holders as part of the Qualifying Transaction. As part of the Qualifying Transaction, certain liability of LCV were settled.

Acquisition of Sisu

Concurrently with closing of the Qualifying Transaction, LCV acquired all of the issued and outstanding units of Sisu from the existing members of Sisu. Under the terms of the Sisu Agreement, the Corporation was obligated to fund the consideration to acquire Sisu. Upon closing, Sisu members received (i) a number of common shares which was determined by dividing value of approximately $66,000,000 (subject to certain adjustments and holdbacks “SISU Consideration”) by the agreed upon share price of $10.00 per Common Share, subject to exceptions for certain U.S. persons that received cash; and (ii) approximately $15,000,000 in cash (subject to certain adjustments).

Brand Strategy Agreement and Roc Nation Agreement

Under the terms of the Brand Strategy Agreement, for a period of ten years from the Qualifying Transaction, the Corporation has been granted the right and license to use JAY-Z’s approved name, image and likeness for promoting and advertising. The Corporation issued 2,000,000 Common Shares on the date of closing for rights and services provided by JAY-Z prior to the start of the service term and committed to pay $38,500,000 in either cash or Common Shares at the option of SC Branding, LLC over the ten year term.

Under the terms of the Roc Nation Agreement, Roc Nation will provide strategic and promotional services to the Corporation and its brands for a period of three years. Pursuant to the terms of the Roc Nation Agreement, the Corporation will issue Common Shares in the amount of approximately $25,000,000 to Roc Nation following consummation of the Qualifying Transaction and will pay Roc Nation additional consideration of $15,000,000 in Common Shares, payable in quarterly issuances over the second and third years of the term.

In addition, on January 15, 2021, JAY-Z became the Chief Visionary Officer of the Corporation.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

Social Equity Fund

The Corporation also committed to organizing a new social equity fund with an initial minimum funding of $10,000,000 and planned annual contributions of at least 2% of net income. Social Equity Ventures LLC (“SEV”) was formed in Delaware subsequent to year-end. SEV has made two investments in the cumulative amount of $900,000 to date.

Non-THC Business Disposition

Subsequent to December 30, 2020, the Corporation disposed of its non-THC business that were acquired on January 15, 2021 as part of the Qualifying Transaction, as follows:

a)

During April 2021, a portion of the non-THC business was sold to a third-party for gross proceeds of $1,100,000 in cash, which is to be received in equal instalments over the next six quarters. The Company received the first instalment on April 30, 2021.

b)

During May 2021, the Corporation entered into a definitive agreement to sell the remaining portion of its non-THC business to a third-party for total consideration of approximately $6,250,000 payable comprised of $4,000,000 cash and approximately $2,250,000 in common stock of Arcadia Wellness, LLC.

Mosaic.Ag

Subsequent to December 31, 2020, the Corporation entered into a series of arrangements to obtain the rights to four acres of land that is licensed for outdoor grow (“Mosaic.Ag”). In addition, the Corporation entered into a cultivation and supply agreement with a cultivator to cultivate cannabis on its behalf for a period of at least three years, with options to extend up to five years. The purchase price for Mosaic.Ag is $6,000,000 in cash, $2,500,000 in shares when the transaction closes and up to 1,309,263 shares subject to earnouts. The upfront payment of $6,000,000 is secured by a promissory note. The closing of the transaction is dependent on the satisfaction of various closing conditions, which have not been met to date. In the event that the transaction does not close, the promissory note will be repaid to the Corporation.

Investment in associates

On May 10, 2021, the Corporation closed the transaction to sell its investment in associates for $6,500,000.

Share-based compensation

Subsequent to December 31, 2020, the Corporation established the Equity Incentive Plan (the “Plan”), which provides for the granting of incentive stock options, nonqualified stock options, share appreciation rights (“SARs”), restricted share units (“RSUs”), deferred share units (“DSUs”) and performance share units (“PSUs”), herein collectively as “Awards”.

In 2021, the Corporation granted 4,022,419 RSUs and 1,066,333 replacement options.

Calma West Hollywood

On June 28, 2021, the Corporation announced it has signed a definitive agreement to acquire 100% of the equity of Calma West Hollywood (“Calma”), an operating dispensary located in West Hollywood, California for total consideration of $11,500,000 comprised of $8,500,000 in cash and $3,000,000 in equity of the Corporation. The closing of the transaction is subject to standard closing conditions as well as regulatory review and approval.

Lock-up Agreements

On July 30, 2021, the Corporation entered into a lock-up agreement with select members of the Corporation’s leadership team and the entire board of directors. Under the lock-up agreements, the counterparties agreed to not sell, pledge, assign, transfer, hypothecate or otherwise dispose of any of the common shares that they directly own or over which they exercise control or direction through to January 28, 2022. The number of common shares that are subject to these lock-up agreements is 33,361,393.

TPCO Holding Corp.

(formerly known as Subversive Capital Acquisition Corp.)

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and for the period from June 17, 2019 (date of incorporation) to December 31, 2019

Share Repurchase Agreements

On July 30, 2021, the Corporation entered into automatic share repurchase agreements (“Agreements”) with certain employees to repurchase no more than 1,725,000 common shares that had been issued as part of the Qualifying Transaction. The common shares will be repurchased at market value over a three-month period beginning September 1, 2021, and then subsequently cancelled.

Jayden’s Journey

On August 3, 2021, the Corporation announced it has signed a definitive agreement to acquire 100% of the equity in an operating retail dispensary located in Ceres, California for approximately $2,600,000 plus closing indebtedness. Closing of the transaction is subject to standard closing conditions as well as regulatory review and approval.

Consolidated Financial Statements

CMG Partners, Inc.

December 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of

CMG Partners, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CMG Partners, Inc. (the “Company”), as of December 31, 2020 and 2019, and the related consolidated statements of operation, changes in stockholders’ (deficit) equity, and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of CMG Partners, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

August 5, 2021

CMG Partners, Inc.

Consolidated balance sheet

(in United States dollars)

As at December 31	Note	2020	2019
Assets
Current
Cash	8	$9,233,947	$25,714,673
Accounts receivable	9	2,176,121	3,392,605
Inventory	10	11,468,945	20,337,396
Other current assets		2,539,930	2,019,835
Prepaid expenses		3,565,984	4,670,663

Total current asset		28,984,927	56,135,172

Property and equipment, net	11	8,691,369	7,712,926
Goodwill and intangibles, net	12	4,920,163	7,260,461
Investments and other assets	13, 14	1,426,462	984,261
Security deposits		841,738	984,231

Total assets		$44,864,659	$73,077,051

Liabilities
Current
Accounts payable		$8,372,016	$10,163,906
Accrued expense	15	11,273,085	12,134,228
Line of credit and accrued interest	16	9,817,449	11,404,794
M&A closing liability commitments	6	2,708,844	4,879,317
Loan payable	17	5,819,450	—

Total current liabilities		37,990,844	38,582,245

Other long-term liabilities		870,961	1,047,137
Deferred tax liabilities	18	593,483	1,598,560
Put option and non-exercise liability	19	8,727,557	3,404,182

Total liabilities		48,182,845	44,632,124

Stockholders’ (deficit) equity
Series A convertible preferred stock, $0.0001 par value; 13,815,780 shares authorized, issued and outstanding at December 31, 2020 and 2019 (aggregate liquidation value of $82,894,680)	20	1,382	1,382
Series B convertible preferred stock, $0.0001 par value; 17,705,382 shares authorized, 10,439,463 and 8,250,075 shares issued and outstanding at December 31, 2020 and 2019, respectively (aggregate liquidation value of $73,702,609 and $58,245,530 at December 31, 2020 and 2019, respectively)	20	1,044	825
Common stock, $0.0001 par value; 81,038,715 shares authorized, 38,737,231 and 28,278,521 shares issued and outstanding at December 31, 2020 and 2019, respectively	21	3,847	3,828
Subscription receivable		—	(123,880)
Additional paid-in capital		184,033,163	166,243,884
Non-controlling interest		(455,852)	(388,269)

Accumulated deficit	(186,901,770)	(137,292,843)

Total stockholders’ (deficit) equity	(3,318,186)	28,444,927

Total liabilities and stockholders’ (deficit) equity	$44,864,659	$73,077,051

Going concern (Note 2)

Commitments and contingencies (Note 26 and 27)

Subsequent events (Note 29)

See accompanying notes to the consolidated financial statements

CMG Partners, Inc.

Consolidated statements of operation

(in United States dollars)

For the year ended December 31	Note	2020	2019
Revenue		$64,492,179	$56,250,951
Cost of goods sold, net		49,899,432	53,960,960

Gross profit		14,592,747	2,289,991
Operating expenses		63,815,856	78,353,720

Loss from operations		(49,223,109)	(76,063,729)
Other
Interest expense		(812,829)	(338,518)
Share of loss in joint venture	14	(613,607)	(48,084)
Loss on fair value adjustment of SAFE	6	—	(3,568,454)
Gain on investment in Tarukino	13	91,545	—
Other income		153,481	4,706

		(1,181,410)	(3,950,350)

Loss before income taxes		(50,404,519)	(80,014,079)
Income tax benefit	18	(728,009)	(177,267)

Net loss and comprehensive loss		$(49,676,510)	$(79,836,812)

Attributable to parent		(49,608,927)	(79,448,543)
Attributable to non-controlling interest		(67,583)	(388,269)

		(49,676,510)	(79,836,812)

Basic and diluted loss per share		$(0.79)	$(1.32)
Basic and diluted weighted average common share outstanding		62,992,474	60,344,376

See accompanying notes to the consolidated financial statements

CMG Partners, Inc.

Consolidated statements of changes in stockholders’ (deficit) equity

(in United States dollars)

		Series B Preferred Stock		Series A Preferred Stock		Common Stocks		Subscription	Additional Paid-In	Non- Controlling	Accumulated
	Note	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Capital	Interest	Deficit	Total
Balance at December 31, 2018		—	$—	12,500,000	$1,250	37,500,000	$3,750	$(300,000)	$96,423,150	$—	$(57,844,300)	$38,283,850
Issuance of Series A convertible preferred stock	20	—	—	1,315,780	132	—	—	300,000	7,894,548	—	—	8,194,680
Issuance of Series B convertible preferred stock net of issuance costs of $292,679	20	8,250,075	825	—	—	—	—	(123,880)	57,952,029	—	—	57,828,974
Issuance of common stock upon exercise of stock options	22	—	—	—	—	778,521	78	—	1,556,964	—	—	1,557,042
Stock based compensation	22	—	—	—	—	—	—	—	2,746,569	—	—	2,746,569
Reclassification of stock options exercised prior to vesting		—	—	—	—	—	—	—	(329,376)	—	—	(329,376)
Net loss		—	—	—	—	—	—	—	—	(388,269)	(79,448,543)	(79,836,812)

Balance at December 31, 2019		8,250,075	$825	13,815,780	$1,382	38,278,521	$3,828	$(123,880)	$166,243,884	$(388,269)	$(137,292,843)	$28,444,927
Issuance of Series B Preferred Stock net of transaction costs of $129.250	20	2,189,388	219	—	—	—	—	(1,001)	15,327,610	—	—	15,326,828
Collection of Series B subscription receivable	20	—	—	—	—	—	—	97,770	—	—	—	97,770
Transfer of Series B subscription receivable to issuance costs	20	—	—	—	—	—	—	27,111	(27,111)	—	—	—
Issuance of common stock upon exercise of stock options	22	—	—	—	—	194,410	19	—	394,089	—	—	394,108
Issuance of restricted common stock	21	—	—	—	—	264,300	—	—	—	—	—	—
Stock based compensation	22	—	—	—	—	—	—	—	1,903,435	—	—	1,903,435
Decrease in stock repurchase liability		—	—	—	—	—	—	—	191,256	—	—	191,256
Net loss		—	—	—	—	—	—	—	—	(67,583)	(49,608,927)	(49,676,510)

Balance at December 31, 2020		10,439,463	$1,044	13,815,780	$1,382	38,737,231	$3,847	$—	$184,033,163	$(455,852)	$(186,901,770)	$(3,318,186)

See accompanying notes to the consolidated financial statements

CMG Partners, Inc.

Consolidated statements of cash flows

(in United States dollars)

For the year ended December 31	Note	2020	2019
Cash provided by (used in)
Operating activities
Net loss		$(49,676,510)	$(79,836,812)
Adjustments for items not involving cash
Depreciation and amortization		3,223,044	2,093,284
Change in fair value of equity investment	13	(91,545)	—
Provision for bad debts		658,913	81,480
Inventory reserve		(941,950)	1,443,946
Stock compensation expense	22	1,903,435	2,746,569
Accretion of fair value of put option liability	19	5,323,375	3,404,182
Impairment loss	7	—	11,118,385
Loss in joint venture	14	613,607	48,084
Loss on disposal of intangible assets		10,385	—
Loss on disposal of property and equipment		16,475	—
Loss on fair value of SAFE adjustment		—	3,568,454
Deferred tax benefit	18	(1,005,077)	(244,626)
Deferred rent		(176,176)	1,047,137
Interest expense		512,655	289,057

		(39,629,369)	(54,240,860)

Net changed in non-cash working capital items	25	8,531,869	1,739,749

Total operating		(31,097,500	(52,501,111)

Financing activities
Settlement of consideration payable	6	(2,170,472)	(78,678)
Advances on line of credit, net	16	(2,100,000)	6,183,637
Proceeds from loan payable	17	5,819,450	—
Proceeds from stock subscription receivable		96,769	300,000
Proceeds from issuance of preferred stock	20	15,256,829	28,297,106
Proceeds from exercise of common stock options	21	394,108	1,557,042
Proceeds from issuance of SAFE notes		—	19,349,996

Total financing		17,296,684	55,609,103

Investing activities
Net cash paid in business combinations	6	—	(980,781)
Contribution to joint venture	14	(791,861)	(96,116)
Purchase of licenses and M&A activity		—	(245,100)
Purchases of property and equipment		(1,888,049)	(4,726,139)

Total investing		(2,679,910)	(6,048,136)
Net change in cash during the year		(16,480,726)	(2,940,144)
Cash
Beginning of year		$25,714,673	$28,654,817

End of year		$9,233,947	$25,714,673

Supplemental cash-flow information (Note 25)

See accompanying notes to the consolidated financial statements

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

1.	Description of business

CMG Partners, Inc. (“CMG”) was originally formed as Consortium Management Group, LLC (“CMG, LLC”), a California limited liability company, on February 20, 2015. On August 8, 2017, CMG, LLC went through a corporate conversion and became a Delaware corporation under the current name CMG Partners, Inc. CMG Partners, Inc. and Subsidiaries (collectively, the “Company”) include CMG and the following wholly owned subsidiaries; 1) NC3 Systems dba Caliva (“NC3”), 2) Alpha Staffing, LLC (“Alpha”), 3) Fresh Options, LLC (“Fresh”), 4) NC4 Systems, Inc. (“NC4”), 5) NC5 Systems, Inc. (“NC5”), 6) NC6 Systems, Inc. (“NC6”), 7) Caliva CADECC1, LLC (“CC1”), 8) Caliva CADINH1, Inc. (“NH1”), 9) Caliva CAMISJ2, Inc. (“SJ2”), 10) well. By Caliva, (“WBC”), 11) well. By Caliva Centers, LLC (“SC1”) and 12) Live Zola, LLC (“Zola”).

The Company, through various subsidiaries, is licensed in the State of California as a cultivator, manufacturer, retailer and distributor of adult-use cannabis products for sale to its retail and wholesale customers under “The Medical Marijuana Program Act” and Proposition 64 “The Adult Use of Marijuana Act”. The purpose of the Company is to promote the betterment of the physical, mental, and emotional fitness of its customers, finding solutions for, sharing knowledge of, and furnishing assistance for the health problems of its customers. The Company’s operations are dependent on economic and legal conditions which affect the medical and recreational cannabis industries, and changes in those conditions may affect the Company’s continuing operations. While the nature of the Company’s operations is legalized and approved by the State of California, it is considered to be an illegal activity under the Controlled Substances Act of the United States of America (the “CSA”). Accordingly, certain additional risks and uncertainties are present as discussed in the following notes.

2.	Going concern

As shown in the accompanying consolidated financial statements, the Company has incurred recurring losses from operations and has a working capital deficiency as at December 31, 2020. Subsequent to the year end, as described in Note 16, the Company was acquired, and certain liabilities were settled. As a result, the Company has sufficient cash to settle its liabilities as they become due for a period of 12 months from the end of the year-ended December 31, 2020.

The Company is considered to be participating in an illegal activity under the CSA and, therefore, all of the Company’s assets are at risk of seizure or confiscation by governmental agencies. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern. However, management believes this is unlikely to occur. The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern.

3.	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and presented in United States dollars, which is also the Company’s functional currency.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

i)	Principles of consolidation

The accompanying consolidated financial statements include the accounts of CMG and its wholly owned subsidiaries, as well as the controlling interest for majority owned subsidiaries. The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company accounts for non-controlling interests in accordance with Accounting Standards Codification (“ASC”) Topic 810—Consolidations. The portion of net income (loss) attributable to non-controlling interests is presented as net loss attributable to non-controlling interests on the consolidated statement of operations, and the portion of equity is presented as non-controlling interest on the consolidated statement of stockholders’ equity.

ii)	Investments in joint ventures

A joint venture is a joint arrangement whereby the parties have contractually agreed to the sharing of control of an entity, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

The Company accounts for its investments in joint ventures using the equity method of accounting. Under the equity method, the initial investment in the joint venture is recognized at cost and adjusted thereafter to recognize the Company’s proportionate share of the investee’s profit (loss). The carrying value is assessed for impairment at each reporting date.

iii)	Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

iv)	Subsequent events

The Company has evaluated subsequent events through the date that the consolidated financial statements were available to be issued which is the date of the independent auditors’ report.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

4.	Summary of significant accounting policies

(a)	Cash, cash equivalents and restricted cash

The Company considers all highly liquid investments with a maturity of 90 days or less from the date of purchase to be cash equivalents. As of December 31, 2020, and 2019, there were no cash equivalents held by the Company.

(b)	Accounts receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The allowance for doubtful accounts is based on historical experience and management’s evaluation of outstanding receivables at the end of the period. Receivables are written off when deemed uncollectible.

(c)	Inventories

Inventories are either purchased or cultivated and are stated at the lower of cost or net realizable value. Cost is determined using a standard cost methodology that approximates actual costs. Inventories of harvested cannabis are transferred from work in progress to finished goods at the lower of cost or net realizable value, with cost determined using the first-in first-out method. Packaging and supplies are valued at cost. Any subsequent post-harvest costs during the processing stage are added to the cost of finished goods inventory. Net realizable value is determined using the estimated selling price in the ordinary course of business less estimated costs to sell.

(d)	Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Major repairs or replacements of property and equipment are capitalized. Maintenance repairs and minor replacements are charged to operations as incurred.

Depreciation is calculated on a straight-line basis over the expected useful lives of the assets, which are as follows:

Leasehold improvements	Shorter of lease term or estimated useful life
Production equipment	5 years
Furniture, fixtures and office equipment	5 years
Computer equipment	3 – 5 years
Vehicles	5 years

Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributed to the construction. No provision for depreciation is made on the construction in progress until such time as the relevant assets are completed and put into use.

Estimates of useful life and residual value, and the method of depreciation, are reviewed only when events or changes in circumstances indicate that the current estimates or depreciation method are no longer appropriate. Any changes are accounted for on a prospective basis as a change in estimate.

(e)	Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

Goodwill is allocated to the reporting unit in which the business that created the goodwill resides. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. The Company reviews the goodwill annually for impairment, or more frequently if events or circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company early adopted ASU 2017-04 – Intangibles: Goodwill and Other (Topic 350) which eliminates the two-step goodwill impairment process and, consistent with this guidance, the Company tests goodwill for impairment using a one-step quantitative test. The fair value is determined using an income approach, which is then compared to the carrying value. An impairment is recorded for an excess carrying value above the reporting unit’s fair value, not to exceed the amount of goodwill.

(f)	Intangible assets

Identifiable intangible assets, primarily resulting from business combinations, consist of business licenses. Amortization is provided on a straight-line basis over the following terms:

Customer relationships	3 years
Trade names	3 years
Licenses	3 - 7 years

The estimated useful life and amortization method are reviewed at the end of each reporting year. With the effect of any changes in the estimate being accounted for on a prospective basis.

(g)	Impairment of long-lived assets

The Company assesses its property, equipment and other long-lived assets including intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of those assets may not be recoverable. Factors which could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the overall business, a significant decrease in the market value of the assets or significant negative industry or economic trends. When the Company does not expect to recover the carrying value of an asset (or asset group) through undiscounted future cash flows, the Company writes it down to its estimated fair value. The Company determines fair value using discounted estimated future cash flows, considering market values for similar assets when available.

(h)	Investments in equity securities

The Company has an equity investment in preferred stock of a nonpublic research and development company for business and strategic purposes. Investments in equity securities of nonpublic entities without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

(i)	Business combinations

The Company accounts for business combinations using the acquisition method when it has obtained control. The Company measures goodwill as the fair value of the consideration transferred including the recognized amount of any non-controlling interest, less the net recognized amount (fair value) of the identifiable assets acquired and liabilities assumed, all measured as at the acquisition date. The Company elects on transaction-by-transaction basis whether to measure non-controlling interest at its fair value, or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date. Transaction costs, other than those associated with the issue of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

Any contingent consideration is measured at fair value at the acquisition date. If the contingent consideration is classified as equity. Otherwise, subsequent changes in the fair value of the contingent consideration is recognized in earnings.

When the initial accounting for a business combination has not been finalized by the end of the reporting period in which the transaction occurs, the Company reports provisional amounts. Provisional amounts are adjusted during the measurement period, which does not exceed one year from the acquisition date. These adjustments, or recognition of additional assets or liabilities, reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date

(j)	Revenue recognition

The Company earns revenue from the sale of cannabis to retail and wholesale customers, the provision of merchandising and distribution services. The Company has a diverse customer base across its wholesale and retail revenue streams in the state of California, which the Company believes limits uncertainty regarding the nature, timing and amount of revenue and cash flows.

The Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

In order to recognize revenue, the Company applies the following five (5) steps:

1) Identify the contract with a customer

2) Identify the performance obligation(s)

3) Determine the transaction price

4) Allocate the transaction price to the performance obligations(s)

5) Recognize revenue when/as performance obligations(s) are satisfied

Revenue from the sale of cannabis to retail and wholesale customers is recognized at a point in time when control over the goods has transferred to the customer. This corresponds with when the Company satisfies its performance obligation. Revenue is recorded net of any point of sale discounts provided to the customer. The Company’s revenues are principally derived from arrangements with fixed consideration. Variable consideration, if any, is not material.

Revenue earned from providing merchandising services is recognized each month as the Company satisfies its performance obligations.

Revenue earned from providing distribution services is recognized at a point in time when the distribution process is complete and control over the goods has transferred to the end customer. When the Company acts as the principal the transaction revenue is presented gross.

The majority of the Company’s revenue is cash at point of sale. Payment is due upon transferring the goods or providing services to the customer or within a specified time period permitted under the Company’s credit policy. In those cases where the Company provides goods or services on credit, the Company considers whether or not collection is probable in determining if a contract exists under ASC 606. Costs associated with goods or services is expensed in the year performance obligations are satisfied.

The Company’s Return Policy conforms to the Medicinal and Adult-Use Cannabis Regulation and Safety Act (“MAUCRSA”), which was signed into law in June 2017 and creates the general framework for the regulation of commercial medicinal and adult-use cannabis in California. The Company determined that no provision for returns or refunds was necessary at December 31, 2020 and 2019.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

The following table represents the Company’s disaggregated revenue by sales channel for the year ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Direct to consumer	$43,248,831	$36,863,458
Wholesale	21,243,348	19,387,493

	$64,492,179	$56,250,951

(k)	Research and development

Research and development costs are expensed as incurred.

(l)	Advertising

The Company expenses advertising costs when the advertising first takes place. Advertising expense was approximately $8,808,000 for the year ended December 31, 2020 (December 31, 2019—$6,724,000).

(m)	Stock-based compensation

The Company measures and recognizes stock-based compensation expense in the consolidated financial statements for all share-based payment awards made to employees, directors, and non-employees based on estimated fair values on the date of grant based on the Black-Scholes option pricing model. Stock options granted to non-employees are periodically remeasured until they are fully earned, if applicable, in accordance with GAAP.

The Company’s determination of the fair value of share-based payment awards on the date of grant using the Black-Scholes option-pricing model is affected by the Company’s estimated fair value of its common stock as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

(n)	Sales tax

The Company excludes from revenue all state and local sales taxes collected from customers. Sales tax collected on taxable sales are recorded as current liabilities until remitted to the respective taxing authorities.

(o)	Income taxes

The Company accounts for its income taxes using ASC 740-10, Income Taxes, which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss carry forwards. A deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the period.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing if a valuation allowance is needed. The Company records a valuation allowance as necessary to reduce a deferred tax asset to the amount it believes is more likely than not to be realized.

The Company also accounts for income taxes using ASC 740-10-25, Recognition of Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

The Company is required to evaluate each of its tax positions to determine if they are more likely than not to be sustained under examination. Due to the nature of NC3 and NC4’s primary activity, it is more likely than not that many of the Company’s entities will be subject to Internal Revenue Code (“IRC”) Section 280E (“280E”). The imposition of 280E disallows all tax deductions for general and administrative expenses.

The Company has evaluated the potential consolidated financial statement effects arising from the imposition of 280E and due to the lack of formal guidance available for 280E, it has been determined that any adjustment to the consolidated financial statements that may be required due to its improper application cannot be reasonably estimated. Accordingly, no provision for the effect of uncertain tax positions has been recorded in the accompanying consolidated financial statements.

The Company reviews and evaluates tax positions in its major jurisdictions and determines whether there are uncertain tax positions that require financial statement recognition. The Company files income tax returns in the U.S. federal jurisdiction and State of California. The Company did not have unrecognized tax benefits as of December 31, 2020 and does not expect this to change significantly over the next 12 months. While no tax returns filed by the Company are currently being examined by tax authorities, tax years since 2017 remain open.

(p)	Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing reported net income (loss) by the weighted average number of common shares outstanding for the reporting period. Diluted earnings (loss) per share is computed by dividing earnings (loss) by the sum of the weighted average number of common shares and the number of dilutive potential common shares equivalents outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common shares of the Company during the reporting periods. Potential dilutive common share equivalents consist of the incremental common shares issuable upon the exercise of vested share options. As at December 31, 2020 and 2019 all instruments were anti-dilutive.

(q)	Operating segments

Operating segments are components of the Company that engage in business activities which generate revenues and incur expenses (including intercompany revenues and expenses related to transactions conducted with other components of the Company). The operations of an operating segment are distinct, and the operating results are regularly reviewed by the chief operating decision maker (“CODM”) for the purposes of resource allocation decisions and assessing its performance.

The Company’s operations comprise a single operating segment engaged in the cultivation, manufacturing, distribution and sale of cannabis within the State of California. All revenues are generated in the State of California for the years ended December 31, 2020 and 2019, and all property and equipment and intangible assets are located in the State of California.

(r)	Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company calculates the estimated fair of financial instruments using quoted market prices whenever available. When quoted market prices are not available, the Company uses standard pricing models.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

(s)	Critical accounting estimates and judgements

The preparation of consolidated financial statements in conformity with US GAAP requires the Company’s management to make judgements, estimates and assumptions about future events that affect the amounts reported in the interim condensed consolidated financial statements. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may differ from those estimates. Estimates and judgements are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable.

Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Business combinations

In determining the fair value of net identifiable assets acquired in a business combination, including any acquisition-related contingent consideration, estimates including market based and appraisal values are used. One of the most significant areas of judgment and estimation relates to the determination of the fair value of these assets and liabilities, including the fair value of contingent consideration, if applicable. If any intangible assets are identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent external valuation expert may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. These valuations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied. In addition, determining whether amounts should be included as part of consideration requires judgements.

Share-based compensation

In determining the fair value of share-based payments, including the put option and non-exercise liability, the Company makes assumptions, such as the expected life of the award, the volatility of the Company’s share price, the risk-free interest rate, and the rate of forfeitures.

Goodwill

Goodwill impairment testing requires management to estimate the recoverable amount of the cash generating unit (“CGU”) to which goodwill has been allocated. On an annual basis, the Company tests whether goodwill is impaired, based on an estimate of its recoverable amount.

Estimated useful lives and depreciation and amortization of property and equipment, right-of-use asset and intangible assets

Depreciation and amortization of property and equipment, right-of-use assets and intangible assets are dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets. Refer to Note 9,10 and 12 for further information.

Fair value measurement

The Company uses valuation techniques to determine the fair value of financial instruments (where active market quotes are not available) and non-financial assets. This involves developing estimates and assumptions consistent with how market participants would price the instrument. The Company bases its assumptions on observable data as far as possible, but this is not always available. In that case, the Company uses the best information available. Estimated fair values may vary from the actual prices that would be achieved in an arm’s length transaction at the reporting date.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

Deferred tax assets and liabilities

The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the respective tax bases of its assets and liabilities. The Company measures deferred tax assets and liabilities using current enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse. The Company routinely evaluates the likelihood of realizing the benefit of its deferred tax assets and may record a valuation allowance if, based on all available evidence, it determines that some portion of the tax benefit will not be realized.

In evaluating the ability to recover deferred tax assets within the jurisdiction from which they arise, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies and results of operations. In projecting future taxable income, the Company considers historical results and incorporates assumptions about the amount of future state, federal and foreign pretax operating income adjusted for items that do not have tax consequences. The Company’s assumptions regarding future taxable income are consistent with the plans and estimates that are used to manage its underlying businesses. In evaluating the objective evidence that historical results provide, the Company considers three years of cumulative operating income/(loss). The income tax expense, deferred tax assets and liabilities and liabilities for unrecognized tax benefits reflect the Company’s best assessment of estimated current and future taxes to be paid. Deferred tax asset valuation allowances and liabilities for unrecognized tax benefits require significant judgment regarding applicable statutes and their related interpretation, the status of various income tax audits and the Company’s particular facts and circumstances. Although the Company believes that the judgments and estimates discussed herein are reasonable, actual results, including forecasted COVID-19 business recovery, could differ, and the Company may be exposed to losses or gains that could be material. To the extent the Company prevails in matters for which a liability has been established or is required to pay amounts in excess of the established liability, the effective income tax rate in a given financial statement period could be materially affected.

(t)	COVID-19 estimation uncertainty

Since being declared a global pandemic on March 11, 2020, the spread of COVID-19 has severely impacted many local economies around the globe. In many countries, including the United States, businesses are being forced to cease or limit operations for long or indefinite periods of time. Measures taken to contain the spread of the virus, including travel bans, quarantines, social distancing, and closures of non-essential services have triggered significant disruptions to businesses worldwide, resulting in an economic slowdown. Global stock markets have also experienced great volatility and a significant weakening. Governments and central banks have responded with monetary and fiscal interventions to stabilize economic conditions.

The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses, remains unclear at this time. It is not possible to reliably estimate the duration and severity of these consequences, as well as their impact on the consolidated balance sheet and results of the Company for future periods.

5.	New accounting pronouncements

(a)	Recently adopted accounting pronouncements

ASC 606 – Revenue from Contracts with Customers

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (Topic 606). This standard replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. The Company adopted ASC 606 using the modified retrospective approach. On January 1, 2020, the Company adopted ASC 606, there was no impact to the consolidated financial statements as a result of this adoption.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

ASC 820—Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820). The purpose of this ASU is to improve the effectiveness of disclosures and facilitate clear communication of information that is most relevant to readers of financial statements. The ASU removes and modifies various fair value measurement disclosures. Several disclosures are added for public companies only. Additionally, the ASU promotes the appropriate exercise of discretion by entities when considering disclosures and clarifies that materiality is an appropriate consideration when evaluating disclosure requirements. The amendments are effective for fiscal years beginning after December 15, 2019. On January 1, 2020, the Company adopted ASC 820, there was no material impact to the consolidated financial statements as a result of this adoption.

(b)	Accounting guidance not yet adopted

ASU 2016-02 Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases, to improve financial reporting and disclosures about leasing transactions. This ASU will require companies that lease assets (referred to as “lessees”) to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases, where lease terms exceed 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend primarily on its classification as a finance or operating lease; both types of leases will be recognized on the balance sheet. The ASU will also require disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. Early application is permitted for all organizations. Several additional ASUs have been issued which clarify and amend certain aspects of ASU 2016-02. All ASUs that amend ASU 2016-02 are effective upon adoption of ASU 2016-02. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842), which allows companies who have not yet applied the leasing guidance to defer adoption of ASU 2016-02 to annual reporting periods beginning after December 15, 2021. Management has elected to defer adoption of ASU 2016-02 to the 2022 fiscal year and are evaluating the impact of adopting this pronouncement on the consolidated financial statements.

ASU 2016-13 Measurement of Credit Losses

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments to improve financial reporting related to anticipated credit losses. ASU 2016-13 involves several aspects of the accounting for credit losses related to certain financial instruments including assets measured at amortized cost, trade and other receivables, loans, and certain off-balance sheet commitments. ASU 2016-13, and subsequent updates, broadens the information that an entity must consider in developing its estimated credit losses expected to occur over the remaining life of the assets measured either collectively or individually to include historical experience, current conditions and reasonable and supportable forecasts, replacing the existing incurred credit loss model and other models with the Current Expected Credit Losses (“CECL”) model. ASU 2016-13 is effective for fiscal years ending after December 15, 2022. Management is evaluating the impact of adopting this pronouncement on the consolidated financial statements.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

6.	Business acquisitions

The following acquisitions were recorded as business combinations in accordance with ASC 805, Business Combinations, with identifiable assets acquired and liabilities assumed recorded at their fair values on the acquisition date:

Zola

In April 2019, the Company entered into a binding asset purchase agreement to acquire the selected assets and liabilities of Amazon Preservation Holdings, LLC and Amazon Preservation Partners, LLC (collectively referred to as “Zola”). The Company issued a SAFE note representing an initial consideration of $15,000,000. The SAFE note contained a discount provision whereby upon CMG’s next equity financing event, the holders of the SAFE note were entitled to a discount on the conversion price of the shares. Due to the lack of marketability at issuance, the SAFE note was determined to have a fair market value of $14,078,605 at issuance. Upon the close of Series B preferred convertible stock in December 2019, the SAFE note was converted into 2,499,583 shares with an original issuance value of $17,647,059. The discount received by the holder was 15% and represented 374,949 shares of Series B convertible preferred stock. Upon conversion to Series B convertible preferred stock, the Company recognized a loss on fair value adjustment of $3,568,454. The loss was included in other income (expense) on the consolidated statement of operations for the year ended December 31, 2019.

Operating results have been included in these consolidated financial statements from the date of the acquisition. Zola’s revenue and net loss for the period from the date of acquisition to December 31, 2019 included in the consolidated statements of loss and comprehensive loss are $5,187,903 and $13,175,753, respectively. Had the business acquisition occurred on January 1, 2019, Zola’s revenue and net loss for the period from January 1, 2019 to December 31, 2019 included in the consolidated statements of loss and comprehensive loss would have been $7,532,400 and $14,635,701, respectively.

DMMM & T, Inc.

In July 2019, the Company entered into a stock purchase agreement with the shareholders of DMMM&T, Inc., a California corporation operating in San Jose for $4,625,000. The acquisition allowed the Company to obtaining a cannabis microbusiness license which includes retailer, level 1 manufacturer, distributor, cultivator (less than 10,000 square feet) for both adult and medicinal use. The purchase price of $4,625,000 consisted of $997,205 of cash, a holdback payable, partially secured by a restricted certificate of deposit of $1,502,795 that will convey in 2020 and a short-term payable of $2,125,000 repaid in August 2020. The excess carrying amount between book and tax basis of the amortizable intangible asset acquired resulted in a deferred tax liability of approximately $1,592,000 on the date of acquisition.

Operating results have been included in these consolidated financial statements from the date of the acquisition.

DMMM & T, Inc.’s revenue and net loss for the period from the date of acquisition to December 31, 2019 included in the consolidated statement of loss and comprehensive loss are $739,036 and $773,977, respectively. Due to non-availability of information, it is not practicable to disclose the revenue and net income for the year had the above noted business combination occurred on January 1, 2019.

Subsequent to the transaction, it was identified that DMMM&T, Inc. owed approximately $1,920,000 of Federal and State taxes. Per the terms of the stock purchase agreement these taxes are the responsibility of the seller. As such, the Company was indemnified from any tax liability from Federal and State authorities arising from tax periods prior to the effective date of the stock purchase agreement. The Company accrued approximately $1,920,000 in estimated income taxes payable and a corresponding indemnification asset representing the amount collectible from the seller. The balances are included on other current assets and accrued expenses on the consolidated balance sheet at December 31, 2019.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

The following represents the total acquisition consideration of Zola and DMMM & T, Inc.:

	Zola	DMMM&T, Inc.	Total
Cash	$—	$997,205	$997,205
Holdback payable	—	1,502,795	1,502,795
Short-term payable	—	2,125,000	2,125,000
Issuance of SAFE note	14,078,605	—	14,078,605

	$14,078,605	$4,625,000	$18,703,605

The following represents recognized amounts of identifiable assets acquired, and liabilities assumed:

	Live Zola, LLC	DMMM&T, Inc.	Total
Cash	$466,424	$—	$466,424
Accounts receivable	694,726	—	694,726
Inventory	1,788,590	286,707	2,075,297
Prepaid expenses	178,948	—	178,948
Receivable from seller	800,000	—	800,000
Property and equipment	158,410	—	158,410
Security deposits	1,500	—	1,500
Intangible assets	3,290,000	6,117,861	9,407,861
Goodwill	7,944,791	—	7,944,791
Accounts payable	(911,712)	(132,052)	(1,043,764)
Accrued expenses	(133,072)	(55,265)	(188,337)
Short-term liabilities	(200,000)	—	(200,000)
Deferred tax liabilities	—	(1,592,251)	(1,592,251)

	$14,078,605	$4,625,000	$18,703,605

The following assets acquired did not meet the definition of a business as defined in ASC Topic 805 Business Combinations, and were accounted for as asset acquisitions, with identifiable assets and liabilities acquired measured at their relative fair values:

CrEATe Experience, LLC

In August 2019, the Company acquired CrEATe Experience, LLC in Culver City, California for $1,200,000, obtaining a retail non-store front license for adult use. The $1,200,000 consideration comprised of $200,000 cash payment upon initial closing and $750,000 cash to be paid and $250,000 of Series B convertible preferred stock to be issued upon transfer of title on the license. The $750,000 payable and $250,000 commitment to issue stock is included in M&A closing liability commitments on the consolidated balance sheet at December 31, 2019.

Asclepius, Inc.:

In July 2019, the Company acquired Asclepius, Inc. in North Hollywood, California for $590,000, obtaining a distributor license for both adult and medicinal use. The $590,000 of consideration consisted of $250,000 cash upon initial closing, $130,200 to be paid once the change in ownership of the license is approved by the City of Los Angles, and 29,716 shares Series B convertible preferred stock at $7.06 per share totaling $209,800 issued in December 2019. The $130,200 payable is included in M&A closing liability commitments on the consolidated balance sheet at December 31, 2019. The stock acquisition of Asclepius, Inc. was treated as an asset acquisition for book purposes that resulted in a temporary difference in the carrying amount of the amortizable intangible asset for tax purposes. The difference in carrying amount on the date of acquisition resulted in the recognition of a deferred tax liability of approximately $251,000.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

Is Not Boring, Inc.

In May 2019, the Company entered into a binding asset purchase agreement to acquire certain intellectual property of Is Not Boring, Inc. in San Francisco, California for $245,100 cash. As a result, the Company obtained the rights to the intellectual property of an established San Francisco based direct e-sales cannabis company.

Direct transaction costs associated with all acquisitions during 2019 amounted to approximately $102,000, which includes legal, accounting fees, valuation fees, and other external costs were included in the consolidated statement of operations in operating expenses.

7.	Impairment

The fair value of goodwill was tested for impairment in 2019, after the California State Senate Appropriations Committee placed Assembly Bill-228, Food, beverage, and cosmetic adulterants: industrial hemp products (“AB228”) on suspense file pending more research into the fiscal impact of the bill. The suspension meant that the Senate would not vote on AB228 until 2020, if the bill were to move out of the Committee. Due to the suspense of AB228, the earning forecast for the next five years of Zola was revised. In 2019, a goodwill impairment loss of approximately $7,945,000 was recognized.

The fair value of Zola’s intangible assets were tested for impairment in 2019, after the California State Senate Appropriations Committee placed AB228 on suspense file pending more research into the fiscal impact of the bill. The suspension meant that the Senate would not vote on AB228 until 2020, if the bill were to move out of the Senate Appropriations Committee. Due to the suspense of AB228, the earning forecast for the next five years of Zola was revised. In 2019, an impairment loss on Zola’s intangible asset of approximately $2,830,000 was recognized.

During 2019, management evaluated the intellectual property purchased from Is Not Boring, Inc. and determined that the undiscounted cash flows associated with the intangible assets was insufficient to recover the carrying value and recognized an impairment loss of $245,100.

The components of impairment, included in operating expenses on the statement of loss and comprehensive loss, are as follows:

December 31, 2019
Goodwill—Zola	$7,944,791
Intangible Assets – Zola	2,830,000
Intangible Assets – Is Not Boring, Inc.	245,100
Property and equipment – Zola (Note 11)	98,494

$11,118,385

The inputs and assumptions used in calculating the impairments for goodwill and intangible assets were considered Level 3 measurement under the fair value hierarchy. The fair value of the reporting units were determined using a discounted cash flow analysis.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

8.	Cash and cash equivalents

The components of cash and cash equivalents are as follows:

	December 31, 2020	December 31, 2019
Cash	$7,393,947	$24,274,673
Restricted cash	1,840,000	1,440,000

	$9,233,947	$25,714,673

Included in the cash balance at December 31, 2020, is approximately $1,500,000 (December 31, 2019—$1,100,000) of cash held in a certificate of deposit restricted for the settlement of the DMMM&T, Inc. acquisition and approximately $340,000 (December 31, 2019—$340,000) of cash held in reserve for the close of the Asclepius, Inc. asset purchase. See Note 6 for further details on the above noted business combinations.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

9.	Accounts receivable

	December 31, 2020	December 31, 2019
Trade receivables, net	$2,176,121	$3,136,284
Other receivables	—	256,321

	$2,176,121	$3,392,605

As at December 31, 2020, the Company recorded an allowance for doubtful accounts of approximately $1,012,000 (December 31, 2019 - $353,000).

During the year ended December 31, 2020, the Company determined collection was probable for certain transactions and recognized $3,178,880 of revenue from performance obligations satisfied in the prior year. These amounts were not included in accounts receivable or deferred revenue as at December 31, 2019.

10.	Inventories

	December 31, 2020	December 31, 2019
Raw materials and packing supplies	$5,266,127	$10,122,574
Finished goods	3,582,904	6,740,581
Cultivation in process	2,619,914	3,474,241

	$11,468,945	$20,337,396

11.	Property and equipment

	December 31, 2020	December 31, 2019
Leasehold improvements	$6,301,834	$4,430,342
Production equipment	1,558,370	1,144,110
Furniture, fixtures and office equipment	694,636	670,938
Computer equipment	776,673	386,419
Vehicles	272,195	148,318

Total	9,603,708	6,780,127
Less: Accumulated depreciation	(1,921,170)	(1,028,561)

Total property and equipment before construction in progress	7,682,538	5,751,566
Construction in progress	1,008,831	1,961,360

Total property and equipment	$8,691,369	$7,712,926

Depreciation expense totaled approximately $893,000 for the year ended December 31, 2020 ($735,000 - December 31, 2019).

In September 2019, the Company performed a strategic review of property and equipment acquired in the Zola business combination and determined that the carrying values exceeded the estimated fair values and recognized an impairment loss of approximately $98,000. The impairment loss was included on the consolidated statement of operations.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

12.	Goodwill and intangible assets

	December 31, 2020		December 31, 2019
	Gross Carrying Amount	Net Carrying Amount	Gross Carrying Amount	Net Carrying Amount
Goodwill	$—	$—	$7,944,791	$—
Customer relationships	—	—	1,510,000	—
Trade names	—	—	1,780,000	—
Licenses	7,250,163	4,920,163	8,403,896	7,260,461

	$7,250,163	$4,920,163	$11,693,896	$7,260,461

Amortization expense related to intangible assets for the year ended December 31, 2020 was approximately $2,330,000 (December 31, 2019 - 1,358,000)

Future amortization expense on intangible assets is expected to be as follows:

2021	$2,330,850
2022	1,556,698
2023	291,563
2024	291,563
2025	291,563
Thereafter	157,926

$4,920,163

13.	Investment in equity securities

As at December 31, 2020, the Company’s equity investment totaled $591,545 (December 31, 2019 - $500,000) and is included in other assets on the consolidated balance sheet.

The Company reviews its equity securities without readily determinable fair values on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount.

14.	Equity method investments

In June 2019, the Company and a third party entered into a joint venture agreement whereby each entity will own 50% of the equity of OG Enterprises Branding, Inc. (“OGE”). The Company accounts for OGE using the equity method. OGE’s wholly owned subsidiary, OG California Branding, Inc. is in the process of obtaining a cannabis distributor license. OGE has or will enter into various agreements with the Company for purchases of inventory and various services.

The Company is committed to contributing $5,000,000 to the joint venture, of which $1,000,000 is due upon closing of the agreement, $1,500,000 three months after the effective date and $2,500,000 paid no later than the effective date.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

As the operations of OGE are contingent upon obtaining the cannabis distributor license none of the committed payments have been made to date. Expenses of OGE are being paid by the Company to be deducted from the committed payments noted above with approximately $792,000 (December 31, 2019 - $96,000) paid during the year ended December 31, 2020. The Company’s proportionate share of the $1,227,000 (December 31, 2019 - $96,000) net loss of OGE was presented in other income (expense) on the consolidated statement of operations. At December 31, 2020, the Company’s net investment in OGE of approximately $226,500 (December 31, 2019 - $48,000) was included in investments and other assets on the consolidated balance sheet.

The following table outlines the Company’s investment in its joint venture as at December 31, 2020 and 2019:

Name of Joint Venture	Intended Principal Activity	Nature of Investment	Place of Business	Method of Accounting	Ownership Interest (Non-Diluted)
OG Enterprises Branding, Inc.	Vertically-integrated cannabis operations	Common shares	California	Equity method	50%

The following table outlines the changes in the Company’s equity method investee for the year ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Beginning balance	$48,084	$—
Additions	791,861	96,168
Share of income (loss)	(613,607)	(48,084)
Dividend / interest income	—	—
Impairment expense	—	—

Closing balance	$226,338	$48,084

The following table outlines the amounts shown in the equity method investee’s financial statements as at December 31, 2020:

	December 31, 2020	December 31, 2019
Current assets	$75,604	$—
Non-current assets	5,000,000	5,000,000
Current liabilities	233,115	—
Non-current liabilities	293,799	—
Equity	4,548,690	5,000,000
Income (loss)	(1,227,214)	(96,168)
Total comprehensive loss	$(1,227,214)	$(96,168)

The Company assessed its joint venture for indicators of impairment as at the year ended December 31, 2020 and determined that no indicators are present.

15.	Accrued expenses

	December 31, 2020	December 31, 2019
Sales, excise and other taxes	$5,057,434	$4,390,402
Accrued operating expenses	5,217,314	5,149,619
Payroll and bonus	409,162	2,055,123
Other accrued expenses	429,149	329,376
Accrued vacation	160,026	209,708

	$11,273,085	$12,134,228

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

16.	Line of credit

In September 2017, the Company established a line of credit with R&C Brown Associates, LP, a company under common control, that originally allowed for up to $5,000,000 of borrowings. The line of credit bears interest at 5% per annum and its original maturity date was September 2018. Each draw down on the line of credit is recognized at fair value, with the difference between the fair value and face value representing a contribution from the shareholder, and accordingly the difference is recognized as a contribution in equity.

In September 2018, the maturity date was extended to September 2019 and the line of credit continued to bear interest at 5%.

In September 2019, the line of credit was amended to increase the allowable borrowings to $10,000,000. The line of credit continued to bear interest at 5% per annum and was set to mature in September 2020.

In March 2020, the line of credit was amended to incorporate a conversion feature which allows for the lender, at their election, at any time, to convert all or any part of the then outstanding principal and accrued and unpaid interest into the Company’s Series B preferred stock. The line of credit continued to bear interest at 5% per annum and was set to mature in September 2020.

At December 31, 2020, CMG had an outstanding balance of $9,817,449, of which $1,036,913 represents accrued interest (December 31, 2019 - $11,404,794, of which $524,430 represents accrued interest).

For the year ended December 31, 2020, interest expense related to the line of credit with R&C Brown Associates, LP totaled approximately $512,000 (December 31, 2019 - $339,000).

17.	Loans payables

In March 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was enacted. The CARES Act provides for financial assistance to businesses through the Small Business Administration (“SBA”) in the form of the Paycheck Protection Program (“PPP”).

In May 2020, CMG, Alpha, and WBC were approved under the terms and conditions of the PPP of the SBA and CARES Act for loans of approximately $2,769,000, $3,040,000, and $10,000, respectively. The loans accrue interest at 1.00% per annum.

18.	Income taxes

Income tax expense for the years ended December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020	December 31, 2019
Current
Federal	$251,178	$—
State	25,890	67,360

	277,068	67,360

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

Deferred
Federal	(804,898)	(172,157)
State	(200,179)	(72,470)

	(1,005,077)	(244,627)

	$(728,009)	$(177,267)

The current income tax expense consists of state minimum taxes and federal income taxes. The deferred income benefit for the year ended December 31, 2020 and 2019 mainly reflects temporary differences in carrying amounts of intangible assets for financial reporting purposes and the amounts used for income tax purposes.

A reconciliation of the income tax expense, with the amount computed by applying the statutory income tax rate to income before income tax expense for 2020 and 2019, is as follows:

	December 31, 2020	December 31, 2019
Operating loss before income taxes	$(50,404,519)	$(80,014,079)
Combined federal and state tax rates	27.98%	27.98%

Income tax provision (recovery) at statutory rates	(14,104,999)	(22,390,820)

Permanent differences	13,687,388	22,712,333
Taxes not based on income	25,890	25,980
Changes in valuation allowance	(382,572)	(589,702)
Other	46,284	64,942

Provision for (Recovery of) income taxes	$(728,009)	$(177,267)

Significant components of the Company’s deferred tax assets and liabilities and the related valuation allowance are presented below as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Deferred tax assets:
Federal net operating loss carry forwards	$309,719	$3,149,500
State net operating loss carry forwards	12,823,729	9,494,409
Intangible assets	896,871	—
Depreciation and amortization	—	787,143
Accrued expenses and reserves	504,926	380,886
Charitable donations	13,140	9,162

	14,548,385	13,821,100

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

Deferred tax liabilities:
Intangible assets	(903,313)	(1,598,560)
Fixed assets	(34,883)	—

	(938,196)	(1,598,560)
Valuation allowance	(14,203,672)	(13,821,100)

Net deferred tax liabilities	$(593,483)	$(1,598,560)

Section 280E of the Internal Revenue Code prohibits businesses engaged in the trafficking of Schedule I or Schedule II controlled substances from deducting normal business expenses, such as payroll and rent, from gross income (revenue less cost of goods sold). Section 280E was originally intended to penalize criminal market operators, but because cannabis remains a Schedule I controlled substance for Federal purposes, the Internal Revenue Service (“IRS”) has subsequently applied Section 280E to state-legal cannabis businesses. Cannabis businesses operating in states that align their tax codes with the IRC are also unable to deduct normal business expenses from their state taxes. The non-deductible expenses shown in the effective rate reconciliation above is comprised primarily of the impact of applying IRC Section 280E to the Company’s businesses that are involved in selling cannabis, along with other typical non-deductible expenses such as lobbying expenses. As the application and IRS interpretations on Section 280E continue to evolve, the impact of this cannot be reliably estimated. Any changes to the application of Section 280E may have a material effect on the Company’s interim condensed consolidated financial statements.

The Company evaluates deferred tax assets to ensure that the estimated future taxable income will be sufficient to the amount and timing of recovery. After considering the positive and negative evidence, a valuation allowance has been recorded to cover the overall net deferred tax asset related to state deferred tax assets, as it is uncertain whether they will ultimately be utilized. During the year ended December 31, 2020, the valuation allowance increased by $382,572 (December 31, 2019 - $589,702). The valuation allowance has been applied based on the Company’s historical results from operations. If events or circumstances change, the valuation allowance will be adjusted at that time resulting in an income tax benefit.

As of December 31, 2020, the Company had federal and state net operating loss carry forwards of approximately $1,475,000 and $145,065,000, respectively. The state net operating loss carry forwards will begin to expire in the year ending December 31, 2036 if not utilized. The statute of limitations on tax returns for the Internal Revenue Service and California Franchise Tax Board are three and four years respectively. Net operating losses remains open for examination beyond these statute of limitations for both the Internal Revenue Service and California Franchise Tax Board.

Utilization of net operating loss carryforwards may be subject to limitations in the event of a change in ownership as defined under U.S. IRC §382, and similar state provisions. An “ownership change” is generally defined as a cumulative change in the ownership interest of significant stockholders over a three-year period of more than 50 percentage points. The Company experienced an ownership change during 2017. Such ownership change could result in a limitation of the Company’s ability to reduce future income by net operating loss carryforwards. A formal §382 study has not been prepared, so the exact effects of the ownership change are not known at this time. The deferred tax assets include net operating losses of the Company as of the conversion date to a C corporation.

The CARES Act included provisions related to net operating loss carryovers and carrybacks. These provisions did not have a material impact on the Company’s income taxes for the year ended December 31, 2020.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

19.	Put option and non-exercise liability

In May 2019, the Company entered into a Brand Strategist Agreement with an unrelated third party for marketing strategy, endorsement and promotion services over a period of three years. As consideration the Company agreed to committed payments of $2,000,000 each year for three years and an equity component made up of 362,500 stock options which were fully vested and transferable by August 2019. These non-qualified stock options had a fair value of approximately $584,000, which was capitalized to prepaid expenses on the consolidated balance sheet and will be amortized over the three-year service period. Approximately $146,000 of the stock-based compensation expense recorded during the year ended December 31, 2020 (December 31, 2019 - $231,000) is related to these options. The options were exercised for cash at their strike price of $2.00 in August 2019.

In connection with the agreement the Company entered into a Put and Purchase Agreement whereby the 362,500 shares of common stock can be put back onto the Company for a cash payment of $16,500,000 on the third anniversary of the issuance of the options (May 2022). The Put and Purchase Agreement also allows for a Discounted Service Period Put where 20% of the shares can be put at a prorated share of the $16,500,000 at a 40% discount in May 2020 or up to an additional 40% of the shares at a 20% discount in May 2021. None of the shares has been put on the Company to date.

The Put and Purchase Agreement also gives the holder the right to a non-exercise incentive payment if the holder has not exercised its put rights as defined in the agreement. A cash payment in the amount of the original exercise price of the options, plus $18,150,000, less the product of the fully diluted ownership percentage and the Equity Value of the Company, as defined in the agreement is due for shares still held at the third anniversary of the agreement (May 2022).

The fair value of the stock option is determined at each reporting period, as it is presented as a liability and not equity. As of December 31, 2020, and 2019, the Company’s expectation is that the non-exercise incentive payment is the most likely outcome of the agreement and currently estimates that a liability will amount to approximately $16,316,000 in May 2022.

The fair value of the liability as at December 31, 2020 is approximately $8,728,000 (December 31, 2019 - $3,404,000) and has been determined using a discounted cash flows model. A discount rate of 5% was used in determining the present value of the future cash flows.

The change in the liability has been reflected in the statement of operations as $5,032,000 (December 31, 2019 - $3,555,000) and $291,000 (December 31, 2019 - $49,000) of marketing and interest expense, respectively. The Company will continue to assess the likelihood the holder will exercise the put option or take the non-exercise incentive payment and adjust the estimated expected liability at each reporting period.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

20.	Convertible preferred stock

The following table summarizes the Company’s convertible preferred stock by Series at December 31, 2020:

Series	Number of Shares Authorized	Number of Shares Issued and Outstanding	Liquidation Preference Per Share	Aggregation Liquidation Preference
B	17,705,382	10,439,463	$7.06	$73,702,609
A	13,815,780	13,815,780	$6.00	82,894,680

	31,521,162	24,255,243		$156,597,289

The following table summarizes the Company’s convertible preferred stock by Series at December 31, 2019:

Series	Number of Shares Authorized	Number of Shares Issued and Outstanding	Liquidation Preference Per Share	Aggregation Liquidation Preference
B	17,705,382	8,250,075	$7.06	$58,245,530
A	13,815,780	13,815,780	$6.00	82,894,680

	31,521,162	22,065,855		$141,140,210

The rights, privileges and restrictions of holders of shares of Series A and Series B convertible preferred stock (preferred stock) are set forth in the Company’s Second Amended and Restated Certificate of Incorporation, and are summarized as follows:

Voting rights: Holders of Series A and Series B are entitled to one vote for each share of common stock which such share of preferred stock is convertible.

Conversion: Each share of Series A and Series B preferred stock is convertible, at the option of the holder, into fully paid shares of common stock determined by dividing the original issuance price by the conversion price. At December 31, 2020 and 2019, the original issue price and the conversion price per share were the same per class. In the event the Company sells additional shares below the conversion price, the conversion price of the preferred stock shall be subject to adjustments. Each share of preferred stock shall be immediately converted upon the earlier of (a) the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended, with aggregate proceeds of at least $50,000,000 or (b) the date and time specified by vote or written consent, voting as a single class on an as-converted basis.

Dividends: The holders of Series B convertible preferred stock are entitled to receive cumulative dividends at the rate per annum of $0.42 per share, subject to adjustments for any stock dividends or splits, which accrue from the date of issuance until paid. Such dividends shall only be payable if and when, declared by the Board of Directors and the Company is under no obligation to pay the accrued dividends. The holders of Series B convertible preferred stock shall be entitled to receive dividends prior to and in preference to any declaration or payment of any dividend of another class of stock in an amount equal to or greater than (i) the amount of accrued unpaid dividends and (ii) an amount equal to the product of the dividend rate to be paid on each share of common stock or Series A convertible shares and the number of Series B convertible shares issued and outstanding. No dividends have been declared to date and any accumulated dividends not declared to date are immaterial at December 31, 2020 and 2019.

Liquidation: Upon liquidation, dissolution, or winding up of the Company, holders of Series B convertible preferred stock shall be entitled to receive prior and in preference to any distribution to the holders of Series A convertible preferred stock and common stock, the amount per share equal to the greater of (i) one times the Series B original issuance price plus all declared but unpaid dividends per share or (ii) the amount that would have been paid had all shares of Series B been converted into common stock immediately prior to the liquidation event. After payment in full of the liquidation with respect to the Series B convertible preferred

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

stock, holders of shares of Series A convertible preferred stock shall be entitled to receive prior and in preference to any distribution to the holders of common stock, the amount per share equal to the greater of (i) one times the Series A original issuance price plus all declared but unpaid dividends per share or (ii) the amount that would have been paid had all shares of Series A been converted into common stock immediately prior to the liquidation event. After payment in full of the liquidation with respect to preferred stock, if any assets or funds remain in the Company, the remaining assets shall be distributed among the holders of the shares of common stock, pro rata based on the number of shares held by each such holder.

Protective provisions: As defined in the Second Amended and Restated Certificate of Incorporation, the Company must obtain the affirmative majority vote of the outstanding shares of preferred stock, in order to enter into certain transactions relating to the liquidation of the Company, modifications to the Company’s governing documents, and issuance or redemption of any debt or equity securities exceeding certain amounts.

Series A preferred stock financing: In 2019, the Company issued an additional 1,315,780 share of Series A convertible preferred stock at $6.00 per share for cash, which raised approximately $7,895,000 from investors.

Series B preferred stock financing: During 2019, the Board of Directors and the majority stockholders approved the Series B Preferred Stock Purchase Agreement (the “Series B Agreement”), which authorized the sale and issuance of up to 17,705,382 shares of Series B convertible preferred stock at $7.06 per share. The stock offering raised approximately $20,402,000 of cash, exchanged $512,000 of outstanding payables, issued approximately $124,000 of stock subscriptions receivable, $210,000 of purchase consideration for a license, and redeemed approximately $36,997,000 SAFE notes from investors by issuing 8,250,075 shares.

A $15,000,000 SAFE note issued in conjunction with the purchase of Zola (Note 6) was converted into 2,499,583 shares of Series B convertible preferred stock with a discount of 15% per share, which was recorded as additional purchase consideration.

During the year ended December 31, 2020, the Company issued an additional 2,189,388 shares of Series B preferred stock for approximately $15,385,000 of cash, exchanged approximately $51,000 of outstanding payables, and exchanged shares for $20,000 of services to be performed at a later date at $7.06 per share.

At December 31, 2020, the Company has reserved approximately 230,000 of Series B convertible preferred stock to be converted at a later date in connection with an investment in Caliva Caredela1, LLC. See Note 26.

At December 31, 2020, the Company has reserved approximately 35,411 shares of Series B convertible preferred stock to be issued upon the successful transfer of title on a retail non-storefront cannabis license acquired in the CrEATe Experience, LLC asset purchase.

21.	Common stock

The Company’s Second Amended and Restated Certificate of Incorporation authorizes the Company to issue shares of common stock, at a par value of $0.0001 per share.

Each share of common stock has the right to one vote. The holders of common stock are entitled to receive dividends whenever funds are legally available when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared or paid since inception.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

The Company is required to reserve the amount of common stock shares necessary to effect the conversion of all outstanding series of convertible preferred stock. At December 31, 2020 and 2019, the Company has allocated authorized shares of common stock as follows:

	December 31, 2020	December 31, 2019
Stock options outstanding	4,114,264	3,113,477
Stock options available for grant	34,182	1,475,679
Convertible preferred stock	24,255,243	31,521,162
Convertible preferred Series B stock available for issuance	265,411	—
Common stock outstanding	38,737,231	38,278,521
Unallocated shares	13,650,384	6,649,876

	81,056,715	81,038,715

Restricted stock: In August 2020, the Company issued 246,300 shares of common stock awards to employees with a fair market value of $2.04 or $502,452. All awards were subject to the same performance based vesting conditions, whereby, 100% of the shares shall vest on the first to occur of either (i) a sale event or (ii) an initial public offering provided the grantee continues to be employed by the Company at such time. There was no compensation expense from restricted stock recognized for the year ended December 31, 2020. At December 31, 2020, the unrecognized compensation expense was $502,452 and is expected to be recognized over the next 12 months.

22.	Equity incentive plan

In January 2019, the Company established the CMG Partners, Inc. 2019 Stock Option and Grant Plan (the “Plan”), which provides for the granting of incentive stock options, non-qualified stock options, restricted stock awards, unrestricted stock awards, restricted stock units, or any combination of the foregoing to employees, directors, consultants and key persons of the Company and any subsidiary selected by the Plan committee is eligible to participate. The Company grants options to purchase its common stock, generally at fair value as of the date of grant. The maximum number of shares reserved and available for issuance under the Plan is 5,367,677. Options generally vest over a four-year period and vest at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter and expire after 10 years from the date of grant.

The following table reflects the continuity of the stock options granted for year ended December 31, 2020:

	December 31, 2020
	Shares available for grant	Number of options	Weighted average exercise price $
Outstanding, beginning of period	1,475,679	3,113,477	$2.00
Granted	(2,475,117)	2,475,117	2.28
Exercised	—	(194,410)	2.03
Expired, Forfeited and Cancelled	1,279,920	(1,279,920)	2.01
Restricted stock awards granted	(246,300)	—	—

Outstanding, end of period	34,182	4,114,264	$2.16

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

The following table reflects the continuity of the stock options granted for year ended December 31, 2019:

	December 31, 2019
	Shares available for grant	Number of options	Weighted average exercise price $
Outstanding, beginning of period	—	—	$—
Increase in reserve	5,367,677	—	—
Granted	(4,269,991)	4,269,991	2.00
Exercised	—	(778,521)	2.00
Expired, Forfeited and Cancelled	377,993	(377,993)	2.00

Outstanding, end of period	1,475,679	3,113,477	$2.00

The following table reflects the continuity of the non-vested stock options for year ended December 31, 2020 and 2019:

	December 31, 2020		December 31, 2019
	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $
Outstanding, beginning of period	2,429,365	$1.69	—	$2.00
Granted	2,475,117	1.91	4,269,991	2.00
Vested	(1,084,736)	1.90	(1,462,633)	2.00
Expired, Forfeited and Cancelled	(1,029,787)	1.71	(377,993)	2.00

Outstanding, end of period	2,789,959	$1.89	2,429,365	$2.00

The following table outlines stock options outstanding as at the year ended December 31, 2020:

Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares Outstanding	Weighted -Average Exercise Price	Weighted- Average Life	Number of Shares Exercisable	Weighted-Average Exercise Price
$ 2.00 – 2.49	4,114,264	2.16	6.67	1,324,305	$ 2.00

The following table outlines stock options outstanding as at the year ended December 31, 2019:

Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares Outstanding	Weighted -Average Exercise Price	Weighted- Average Life	Number of Shares Exercisable	Weighted-Average Exercise Price
$ 2.00	3,113,477	2.00	9.17	684,112	$ 2.00

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

For the year ended December 31, 2020, the fair value of employee and non-employee stock options granted was approximately $4,730,000 (December 31, 2019 - $7,239,000). Stock-based compensation expense for the year ended December 31, 2020 related to employees was approximately $1,456,000 (December 31, 2019 - $1,710,000). Stock-based compensation expense related to non-employees for the year ended December 31, 2020 was approximately $447,000 (December 31, 2019 - $1,037,000).

Options exercised prior to vesting are subject to repurchase at the original exercise price by the Company. The liability for repurchase of common stock options consists of the original exercise price for options exercised subject to repurchase as they are unvested as of the consolidated balance sheet date. At December 31, 2020, 69,063 (December 31, 2019 – 164,688) shares of common stock were subject to repurchase and the liability for repurchase was $138,126 (December 31, 2019 - $329,376), presented on the consolidated balance sheet as a component of accrued expense.

For the year ended December 31, 2020 and 2019, grant date fair value estimated was based on the following variables:

	2020	2019
Dividend yield	0.00%	0.00%
Risk-free interest rate	0.30% - 0.49%	1.61% – 2.54%
Expected option life in years	6.08 – 6.25	5.05 – 6.25
Volatility	110.73% - 114.25%	109.56% – 120.62%

The Company estimated the expected term of its options based on the vesting and contractual terms. Volatility is estimated based on the average of the historical volatilities of the common stock of entities, with characteristics similar to those of the Company. The Company uses the U.S. Treasury yield for its risk-free interest rate and a dividend yield of zero, as it does not have a stated dividend rate for common stock. Forfeitures are recognized as incurred.

Using the Black-Scholes option-pricing model, the weighted-average estimated fair value of employee and non-employee stock options granted was $1.91 (December 31, 2019 - $1.71) per share, for the year ended December 31, 2020. At December 31, 2020, the total unamortized stock-based compensation expense of approximately $5,096,000 (December 31, 2019 - $3,941,000) is to be recognized over the remaining vesting term of approximately two years.

23.	Financial instruments

The Company categorizes its fair value measurements based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value are as follows:

•	Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•

Level 2: Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•

Level 3: Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date

The Company records cash, accounts receivable, accounts payable and accrued expenses at cost. The carrying values of these instruments, approximate their value due to their short-term maturities.

The following table represents the financial assets and liabilities measured at estimated fair value on a recurring basis:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Put option / non-exercise	—	—	(8,727,557)	(8,727,557)

	$—	$—	$(8,727,557)	$(8,727,557)

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Put option / non-exercise	—	—	(3,404,182)	(3,404,182)

	$—	$—	$(3,404,182)	$(3,404,182)

The following table summarizes the valuation techniques and significant unobservable inputs in the fair value measurement of significant level 3 financial instruments:

	December 31, 2020	December 31, 2019	Fair value hierarchy and technique	Key inputs
Put option / non-exercise liability	$8,727,557	$3,404,182	Level 3 – discounted cash flow methodology	Probability of put option being exercised- 0% Discount rate – 5%

Put option / non-exercise liability – The fair value of the put option / non-exercise liability has been estimated based on a discounted cash flow methodology that takes into consideration the likelihood that the put option will be exercised and the estimated amount to be paid out if the put option is not exercised.

Liquidity risk

As shown in the accompanying consolidated financial statements, the Company has a working capital deficiency of approximately $9,006,000. As discussed in Note 29, the Company was acquired on January 15, 2021 and at that time the line of credit was extinguished, resulting in the Company having positive working capital.

Concentration of credit risk

The Company maintains cash on hand in secure vaults and maintains cash on deposit with several financial institutions. Risk associated with cash on deposit is mitigated by banking with Federal Deposit Insurance Corporation and National Credit Union Administration insured credit worthy institutions. Management has not experienced any losses on these accounts.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

At December 31, 2020 and 2019, there were no accounts receivable concentrations over 10%. For the year ended December 31, 2020 and 2019 there were no clients whose revenues exceeded 10%.

Market risks

The Company operations are currently limited to providing services to cannabis operations in California. Any changes in the applicable rules governing the cultivation, manufacturing, distributing, or sale of cannabis, in California or the local jurisdictions in which the Company operates could negatively impact the Company’s operations.

24.	Transaction with affiliates

Transactions with the Company’s affiliates under common control, other than those disclosed elsewhere in these consolidated financial statements, are as follows:

Revolving line of credit: Refer to Note 16 for further details.

Note payable: In May 2016, CMG entered a $330,000, unsecured note payable agreement with R&C Brown Associates, LP, a related party through common ownership. The note bears interest at a rate of 10% per annum. The entire unpaid principal balance, together with all accrued and unpaid interest was due and payable in April 2019.

Property management fees: During 2020, the Company paid R&C Brown Associates, LP approximately $30,000 (December 31, 2019 - $900,000) in property management fees on various leased spaces.

Facility leases: The Company leases several facilities from related parties through common ownership (See Note 26). For the year ended December 31, 2020, rent and common area maintenance expenses paid to related parties was approximately $6,099,000 (December 31, 2019 - $6,623,000).

Due to affiliates: At December 31, 2020, the Company had a net payable balance due to R&C Brown Associates, LP and related entities of approximately $678,000 (December 31, 2019 - $51,000).

25.	Supplemental cash flow information

	Years ended
Change in working capital	December 31, 2020	December 31, 2019
Accounts receivables	$557,571	$3,243,974
Inventories	9,810,401	(7,262,808)
Prepaid expenses	1,104,679	(3,448,838)
Other current assets	(520,095)	(457,437)
Other assets	16,399	(16,450)
Security deposits	142,493	282,728
Accounts payable	(1,720,891)	1,419,608
Accrued expense	(858,688)	7,978,972

	$8,531,869	$1,739,749

Income taxes paid	$4,354	$67,360
Interest paid	$9,071	$50,711

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

Non-cash transactions	December 31, 2020	December 31, 2019
SAFE note redemption	$—	$33,888,405
Investment in Tarukino conversion	—	500,000
Note receivable issuances for shares	161,002	123,880
Repurchase liability	—	329,376
Settlement of accounts payable in exchange for shares	51,000	902,372
Shares issued for prepaid services	20,000	—
Increase to indemnification receivable and tax liability	189,000	—

26.	Commitments

OGE: As discussed in Note 14, the Company is committed to contributing $5,000,000 to the joint venture.

Caliva Caredela1, LLC: In August 2019, Caliva Caredela1, LLC (“LA1”), was formed in the State of California, to own and operate adult use cannabis retail and delivery businesses in the City of Los Angeles. In September 2019, CMG contributed $260,000 cash in exchange for 231,000 Series B units which represents a 42% interest. CMG holds a majority of seats on LA1’s Board of Members, which controls all operating decisions through a majority vote. For financial reporting purposes, LA1’s assets and liabilities are consolidated with those of the Company and the outside investors’ 58% interest in LA1 is included in the Company’s consolidated financial statements as non-controlling interest.

LA1’s operating agreement included a provision that upon successful obtainment of a license for retail store front and delivery of cannabis, CMG will issue 230,000 shares of its’ Series B Convertible preferred stock to the outside investors. Costs of these non-employee share-based payments will be recognized upon issuance of the retail store front and delivery of cannabis license to LA1. As of December 31, 2020, the license had not been obtained and no costs have been recognized.

CMG has the right, but not the obligation, to purchase all or a portion of the outside investors’ 58% interest at a purchase price equal to the Series B convertible preferred stock per share price of $7.06. The purchase is to be settled in CMG equity and cash. This call option is deemed a derivative asset. As LA1 has incurred a loss since inception and has had minimal activity, the call option on the non-controlling interest units were deemed to have no value as at December 31, 2020.

In September 2019, LA1 entered into an operating lease agreement with a third-party for retail and office space in Los Angeles, California. The lease expires in August 2029, includes two renewal options, and requires monthly rental payments of approximately $125,000, subject to scheduled annual increases. The lease included an early termination option wherein if LA1 was unable to obtain the necessary governmental approvals to operate a cannabis retail space at the location during the option period, LA1 could cancel the agreement. In April 2020, LA1 exercised the option to early terminate the lease agreement incurring a $250,000 termination fee. The future minimum lease commitments subsequent to the termination date have been excluded from the table below.

Facility leases: The Company leases its facilities under non-cancelable operating lease agreements from both third-parties and related parties. The leases expire at various dates through August 2029 and provide for renewal options ranging from two to ten years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

Rent and common area maintenance (“CAM”) charged under the agreements for the year ended December 31, 2020 was approximately $8,772,800 (December 31, 2019 - $8,523,000). Monthly rent for the year ended December 31, 2020 was approximately $669,000 (December 31, 2019 - $741,000).

The Company recognizes rent expense for their locations on a straight-line basis over the lease term, including reasonably assured renewal options. The Company includes any rent escalations and deductions in their determination of straight-line rent expense since the inception of the leases.

A certain facility lease from a third-party included an incentive in the form of allowances for tenant improvements. The Company capitalized the tenant improvements and recognized a related liability to the extent the incentives were utilized. The lease incentive liability is included in deferred rent on the consolidated balance sheet. The amortization of the lease liability is reflected as a reduction of rent expense and the capitalized tenant improvements are depreciated over the respective term of the lease.

As a result of the accounting policies discussed above, a deferred rent liability of approximately $870,961 (December 31, 2019 - $1,035,000) has been recognized as of December 31, 2020 and is included in other long-term liabilities on the consolidated balance sheet.

Future minimum lease payments under all facility leases are as follows:

	Related party	Unrelated party	Total
2021	$5,166,000	$2,168,000	$7,334,000
2022	5,320,000	1,990,000	7,310,000
2023	5,480,000	1,238,000	6,718,000
2024	5,645,000	580,000	6,225,000
2025	5,814,000	466,000	6,280,000
Thereafter	10,580,000	1,553,000	12,133,000

	$38,005,000	$7,995,000	$46,000,000

27.	Contingencies

a)	California operating licenses

The Company’s primary activity is the cultivation and sale of adult use cannabis pursuant to California law. However, this activity is not in compliance with the United States Controlled Substances Act (the CSA). The Company’s assets are potentially subject to seizure or confiscation by governmental agencies and the Company could face criminal and civil penalties for noncompliance with the CSA. Management of the Company believes they are in compliance with all California and local jurisdiction laws and monitor the regulatory environment on an ongoing basis along with counsel to ensure the continued compliance with all applicable laws and licensing agreements.

The Company’s operation is sanctioned by the State of California and local jurisdictions. There have been no instances of federal interference with those who adhere to those guidelines. Due to the uncertainty surrounding the Company’s noncompliance with the CSA, the potential liability from noncompliance cannot be reasonably estimated and the Company may be subject to regulatory fines, penalties or restrictions in the future.

Effective January 1, 2018, the State of California allowed for adult use cannabis sales. California’s cannabis licensing system is being implemented in two phases. First, beginning on January 1, 2018, the State began issuing temporary licenses that expired 120 days after issuance for retail distribution, manufacturing and

CMG Partners, Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the year ended December 31, 2020 and 2019

cultivation permits. Temporary licenses can be extended in 90-day increments by the State upon submission of an annual license application. All temporary licenses have been granted extensions by the State during 2018 and the Company obtained its annual, non-temporary licenses in 2019. The Company’s prior licenses obtained from the local jurisdictions it operated in have been continued by such jurisdictions and are necessary to obtain state licensing.

The Company has received annual licenses from its local jurisdiction in which it actively operates. Although the Company believes it will continue to receive the necessary licenses from the State to conduct its business in a timely fashion, there is no guarantee its clients will be able to do so and any failure to do so may have a negative effect on its business and results of operations. Additional regulations relating to testing came into effect on July 1, 2018 (Phase II testing requirements) required the clients to sell products that would be non-compliant prior to that date, causing a loss of margin due to discounts that had to be provided to ensure that such products were sold prior to July 1. Due to the additional testing requirements effective July 1, 2018, the California market and the clients experienced a shortage in supply of compliant cannabis products.

b)	Other legal matters

From time to time in the normal course of business, the Company may be subject to legal matters such as threatened or pending claims or proceedings. We are not currently a party to any material legal proceedings or claims, nor are we aware of any pending or threatened litigation or claims that could have a material adverse effect on our business, operating results, cash flows or financial condition should such litigation or claim be resolved unfavorably.

c)	Indemnification

The Company enters into indemnification provisions under agreements with other parties in the ordinary course of business, including business partners, investors, and the Company’s officers, directors, and employees. The Company has agreed to indemnify and defend the indemnified party claims and related losses suffered or incurred by the indemnified party from actual or threatened third-party claims due to the Company’s activities or non-compliance with certain representations and warranties made by the Company. It is not possible to determine the maximum potential loss under these indemnification provisions due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision.

28.	Retirement plan

The Company maintains a qualified savings and deferred compensation plan (the Plan) under the provisions of IRC Section 401(k). Eligible employees who are full-time, and are at least 18 years of age, may elect to defer up to the maximum percentage of covered compensation allowed not to exceed the statutory limit as prescribed by the IRC. The Company may contribute to the Plan at the discretion of management, through matching or non-elective contributions. No employer contributions were made during the year ended December 31, 2020 and 2019.

29.	Subsequent events

Acquisition

On November 24, 2020 the Company entered into a definitive transaction agreement with TPCO Holding Corp (“TPCO”), formerly Subversive Capital Acquisition Corp., whereby TPCO will acquire all of the outstanding shares of the Company. The acquisition of the Company closed on January 15, 2021.

In connection with the acquisition, the Company’s line of credit was fully repaid on January 15, 2021.

On January 19, 2021, the put option and non-exercise liability was extinguished as a result of the Brand Strategist Agreement being terminated and replaced by an agreement between the original counterparty and TPCO.

Left Coast Ventures, Inc.,

And Subsidiaries

Consolidated Financial Statements

As Of And For The Years Ended

December 31, 2020 and 2019,

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Left Coast Ventures, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Left Coast Ventures, Inc (the Company) as of December 31, 2020 and 2019 and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2020 and 2019, and the related notes to the consolidated financial statements. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

ArmaninoLLP

Bellevue, Washington

August 5, 2021

We have served as the Company’s auditor since 2020

LEFT COAST VENTURES, INC.

CONSOLIDATED BALANCE SHEET

	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	2,635,616	$6,582,872
Restricted cash	705,350	650,022
Accounts receivable, net	1,174,891	4,425,096
Inventories	6,807,639	686,467
Notes receivable	—	6,707,221
Notes receivable - related party	—	200,000
Prepaids and other current assets	604,800	3,048,990

Total current assets	11,928,296	22,300,668

Right-of-use asset	—	—
Property, plant and equipment, net	3,334,969	543,578
Intangible assets	15,499,415	75,833
Goodwill	5,870,714	—
Equity method investments	4,751,269	4,590,393
Other assets	2,187,000	418,396

Total assets	$43,571,663	$27,928,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,570,468	$594,784
Accrued and other current liabilities	4,807,544	1,094,306
Income tax payable	4,917,669
Current portion of lease liabilities	—	—
Current portion of contingent consideration	2,083,677	—
Current portion of notes payable	15,400,000	—
Current portion of convertible notes payable, net of debt discount	24,037,312	—

Current Liabilities	56,816,670	1,689,090

Convertible notes payable, net of debt discount		19,810,175
Derivative liability	23,741,000	6,372,000
Warrant liability	18,600,000	—
Lease liabilities	—	—
Contingent consideration	320,821	—
Deferred tax liabilities	4,397,386	—
Other long-term liabilities	2,025,997	70,332

Total liabilities	105,901,874	27,941,597

Stockholders’ equity (deficit)
Common Stock A, $0.001 par value, 209,000,000 shares authorized, 111,534,328, and 109,041,555 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	11,154	10,904
Common Stock B, $0.001 par value, 165,000,000 shares authorized, 54,925,656, and 54,925,656 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	5,493	5,493
Contributed surplus	18,324,519	18,027,800
Share-based payment reserve	277,490	52,118
Accumulated deficit	(80,948,867)	(18,109,044)

Total stockholders’ (deficit)	(62,330,211)	(12,729)

Total liabilities and stockholders’ equity	$43,571,663	$27,928,868

See accompanying notes to consolidated financial statements.

LEFT COAST VENTURES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year ended December 31, 2020	Year ended December 31, 2019
Revenue	$22,315,883	$9,884,626
Cost of goods sold	17,468,390	10,091,984
Cost of goods sold—depreciation	462,266	448,167

Total cost of goods sold	17,930,656	10,540,151

Gross profit (loss)	4,385,227	(655,525)

Operating expenses:
Sales and marketing	3,091,557	3,366,028
General and administration	13,088,952	7,218,158
Depreciation and amortization	249,397	75,786
Total operating expenses	16,429,906	10,659,972

Loss from operations	(12,044,679)	(11,315,497)

Other income (expenses):
(Loss) gain on change in fair value of derivative liability	(16,884,000)	1,115,000
Loss on change in fair value of warrant liability	(14,525,926)	—
Loss on change in fair value of note payable at fair value through profit or loss	(9,474,074)	—
Loss on change in fair value of contingent consideration	(1,734,498)	—
Gain on debt modification	1,505,967	—
Finance costs	(6,108,895)	(1,909,829)
Other expense	(3,961,474)	(450,005)
Income (loss) from non-controlling subsidiary	160,876	(1,909,663)

Total other expenses	(51,022,024)	(3,154,497)

Net loss before taxes	(63,066,703)	(14,469,994)

Income tax benefit	226,880	—

Net loss and comprehensive loss	$(62,839,823)	$(14,469,994)

Net loss per common share:
Basic and diluted	$(0.31)	$(0.09)

Weighted average common shares outstanding:
Basic and diluted	201,713,024	153,951,831

See accompanying notes to consolidated financial statements.

LEFT COAST VENTURES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock A		Common Stock B		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	25,273,442	$2,527	65,000,000	$6,500	$5,476,526	$(3,639,050)	$1,846,503
Issuance of common stock	—	—	75,000,000	7,500	12,442,500	—	12,450,000
Issuance of vested restricted stock	389,592	39			(39)	—	—
Return of common stock	—	—	(6,445,982)	(644)	644	—	—
Forfeiture and cancellation of common stock	—	—	(234)	—	—	—	—
Transfer of common stock class	78,628,128	7,863	(78,628,128)	(7,863)	—		—
Exercise of stock options	4,750,393	475	—	—	67,892		68,367
Forfeited and expired stock options	—	—	—	—			—
Stock-based compensation	—	—	—	—			92,395

Net loss	—	—	—	—		(14,469,994)	(14,469,994)

Balance at December 31, 2019	109,041,555	10,904	54,925,656	5,493	18,027,800	(18,109,044)	(12,729)

Shares issued in connection with acquisition of Fluid South, Inc. and Capitol Cocoa, Inc.	2,367,137	237	—	—	284,231	—	284,468
Issuance of vested restricted stock	56,250	6	—	—	(6)	—	—
Exercise of stock options	69,386	7	—	—	5,607	—	5,614
Forfeited and expired stock options	—	—	—	—		—	—
Stock-based compensation	—	—	—	—	232,259	—	232,259
Net loss	—	—	—	—	—	(62,839,823)	(62,839,823)

Balance at December 31, 2020	111,534,328	$11,154	54,925,656	$5,493	$18,602,009	$(80,948,867)	$(62,330,211)

See accompanying notes to consolidated financial statements.

LEFT COAST VENTURES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2020	Year Ended December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(62,839,823)	(14,469,994)
Add (deduct) items not involving cash:
Loss/(Gain) on change in fair value of derivative liabilities	16,884,000	(1,115,000)
Loss on change in fair value of warrant liability	14,525,926	—
Loss on change in fair value of contingent consideration	1,734,498	—
Loss on change in fair value of note payable at fair value through profit or loss	9,474,074	—
Gain on debt modification	(1,505,967)	—
(Gain) loss from non-controlling subsidiaries	(160,876)	1,909,663
Loss on disposal of property, plant and equipment	6,115	—
Depreciation expense	(463,489)	286,838
Amortization of intangible assets	166,418	15,167
Amortization of debt discount	4,553,104	1,857,755
Depreciation of right-of-use assets	1,008,734	221,948
Stock compensation expense	232,259	92,395
Deferred income taxes	(226,880)	—
Other	(248,396)	—
Change in non-cash working capital:
Accounts receivable	116,344	(4,112,431)
Accounts receivable—related party	—	671,508
Inventories	(4,821,302)	(673,731)
Prepaids and other current assets	1,077,439	(3,675,821)
Other assets	258,975	(389,647)
Accounts payable	3,864,795	131,092
Accrued and other current liabilities	8,243,625	766,079
Other liabilities	573,660	21,747

Net cash used in operating activities	(7,546,767)	(18,462,432)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in non-controlling subsidiary
Acquisition of Fluid South, Inc. and Capitol Cocoa, Inc., net of cash received	(8,116,357)	(6,500,056)
Issuance of notes receivable	—	(4,257,221)
Issuance of notes receivable—related party	(667,000)	(200,000)
Receipt of payment on notes receivable—related party	867,000	200,000
Proceeds from disposal of property, plant and equipment	7,000	—
Purchases of property, plant and equipment	598,594	(90,275)

Net cash used in investing activities	(7,310,763)	(10,847,552)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	10,000,000
Proceeds from exercise of stock options	5,614	68,367
Proceeds from issuance of convertible notes payable	1,665,000	25,439,420
Proceeds from issuance of note payable	10,000,000	—
Proceeds from forgivable loan	248,396	—
Payment of principal portion of lease liabilities	(1,573,047)	(221,948)
Net cash provided by financing activities	10,345,963	35,285,839

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,511,567)	5,975,855

Cash and cash equivalents, beginning of the period	6,582,872	607,017

Cash and cash equivalents, end of the period	$2,071,305	$6,582,872

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$14,018	$689
Cash paid for income taxes	$—	$90,885
NON-CASH ACTIVITIES
Debt discount related to convertible debt	$485,000	$7,487,000
Right-of-use assets obtained in exchange of lease liabilities	1,573,045	221,948
Common shares issued for acquisitions	284,468	—
Issuance of contingent liabilities for acquisitions	670,000	—
Notes receivable forgiven for acquisitions	6,707,221	—
Common shares issued in exchange for notes receivable	—	2,450,000

See accompanying notes to consolidated financial statements.

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Description of Business and Nature of Operations

Background

Headquartered in Santa Rosa, CA, Left Coast Ventures, Inc. (“LCV” or the “Company”) is a diversified cannabis and hemp company specializing in extraction, manufacturing, brand development, and distribution. Left Coast Ventures, Inc. and its subsidiaries are working to shape the future of the legal cannabis industry in the United States through acquisitions, investments, and incubation while building a respected portfolio of top shelf brands. Wholly owned, licensed, and/or distributed brands within the Left Coast Venture’s portfolio include: Marley Natural™, Mind Your Head™ by Mickey Hart, Mirayo™ by Carlos Santana, Chill™, JEF™, Headlight™, Get Zen™, Half Lit™, New Frontier™, SoulSpring™ CBD, and Provault™ CBD.

Left Coast Ventures, Inc. was incorporated in Delaware and registered in California on June 22, 2018 and began operations on August 1, 2018. Left Coast Ventures is comprised of the following wholly-owned subsidiaries: Sturdivant Ventures, LLC (dba Landseye), Rever Holdings, LLC (Eko Holdings, LLC and Lief Holdings, LLC), Fluid South, Inc. and Capitol Cocoa, Inc (dba Sol Distro). Left Coast Ventures holds a 34% interest in SKRRR,LLC and Half Moon Grow, Inc. through wholly-owned holding company LCV Holdings HMG, LLC. Left Coast Ventures also distributes third-party brands that include Big Pete’s Treats, High Gorgeous and Yummi Karma.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of American (“U.S. GAAP”) and the accounting policies set out below have been applied consistently to all years presented. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of consolidated financial position and the results of consolidated operations have been reflected herein. Intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period, Actual results may differ from these estimates.

Principles of Consolidation

The consolidated financial statements have been prepared in conformity with U.S. GAAP and reflect the accounts and operations of the Company and its majority or wholly owned subsidiaries, beginning with the date of their respective acquisition.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries:

Business name	December 31, 2020 ownership %	December 31, 2019 ownership %
Sturdivant Ventures, LLC	100%	100%
Eko Holdings, LLC	100%	100%
Lief Holdings, LLC	100%	100%
Capitol Cocoa, Inc.	100%	—
Fluid South, Inc.	100%	—

Business combination

In a business combination, substantially all identifiable assets, liabilities and contingent liabilities acquired are recorded at the date of acquisition at their respective fair values. One of the most significant areas of judgment and estimation relates to the determination of the fair value of these assets and liabilities, including the fair value of contingent consideration, if applicable. If any intangible assets are identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent external valuation expert may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. These valuations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash balances are those which meet the definition of cash and cash equivalents but are not available for use by the Company. As of December 31, 2020 and 2019, the Company had restricted cash in the amounts of $705,350, and $650,022, respectively, which is related to a Letter of Credit with BridgeBank for the security deposit for the Santa Rosa office (Sturdivant) located in California.

Accounts Receivable

Accounts receivable are recorded at invoices amounts, net of allowances for doubtful accounts.

The Company evaluates the collectability of accounts receivable based on known collection risk and historical experience. The Company incurred $37,026 bad debt expense for the year ended December 31, 2020, and no bad debt expense for the year ended December 31, 2019. At December 31, 2020 and December 31, 2019 the allowance for doubtful accounts amounted to $105,977 and $0, respectively.

Inventories

Inventories of the Company’s finished goods and raw materials are valued at the lower of cost or net realizable value (“NRV”). Inventories are carried at NRV whenever such becomes lower than cost due to damage, physical deterioration, obsolescence, changes in price levels or other causes. Cost is determined using the weighted average cost basis. Products for resale and supplies and consumables are valued at cost. Inventory items identified to be obsolete and unusable are written off and charged as expense in the period such losses are identified. The Company had a reserve balance of $51,669 and $0 at December 31, 2020 and 2019, respectively.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the remaining lease term. Amortization on leasehold improvements ranges from one to ten years. Depreciation is calculated on a straight-line basis over the expected useful life of the asset as follows:

Computer equipment	2 years
Machinery and equipment	5 years
Furniture and fixtures	5 years
Vehicles	5 years
Leasehold improvements	Remaining life of lease

Maintenance and repair costs are expensed as they are incurred while improvements are capitalized.

Intangible Assets

Intangible assets are recorded at fair value and amortized on a straight-line basis over their estimated useful lives of 6 years. The Company evaluates intangible assets for impairment at least annually and when indicators of impairment may exist. There were no impairment charges to intangible assets during the years ended December 31, 2020 and 2019

Goodwill

Goodwill represents the excess of the cost of assets acquired over the fair value of the net assets at the date of acquisition. Intangible assets represent the fair value of separately recognizable intangible assets acquired in connection with the Company’s business combinations. The Company evaluates its goodwill for impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred. The Company performed its annual impairment test and determined that no impairment exists with respect to its goodwill as of December 31, 2020.

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long Lived Assets

The Company evaluates property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of our long-lived assets may not be recoverable. Recoverability of an asset group is measured by comparison of its carrying amount to the expected future undiscounted cash flows that the asset group is expected to generate. If it is determined that an asset group is not recoverable, an impairment loss is recorded in the amount by which the carrying amount of the asset group exceeds its fair value. There were no impairment charges to long-lived assets during the years ended December 31, 2020 and 2019.

Equity Method Investments

The Company accounts for partner companies whose results are not consolidated, but over which it exercises significant influence, under the equity method of accounting. Whether or not the Company exercises significant influence with respect to a partner company depends on an evaluation of several factors including, among others, representation of the Company on the partner company’s board of directors and the Company’s ownership level, which is generally a 20% to 50% interest in the voting securities of a partner company, including voting rights associated with the Company’s holdings in common, preferred and other convertible instruments in the company. Under the equity method of accounting, the Company does not reflect a partner company’s financial statements within the Company’s Consolidated Financial Statements; however, the Company’s share of the income or loss of such partner company is reflected in Other income (loss) in the Consolidated Statements of Operations and Comprehensive Loss. The Company includes the carrying value of equity method partner companies in ownership interests in and advances to partner companies on the Balance Sheets. The Company reflects its share of the income or loss of the equity method partner companies on a one quarter lag. This reporting lag could result in a delay in recognition of the impact of changes in the business or operations of these partner companies.

When the Company’s carrying value in an equity method partner company is reduced to zero, the Company records no further losses in its Consolidated Statements of Operations and Comprehensive Loss unless the Company has an outstanding guarantee obligation or has committed additional funding to such equity method partner company. When such equity method partner company subsequently reports income, the Company will not record its share of such income until it exceeds the amount of the Company’s share of losses not previously recognized.

Leases

The Company leases certain business facilities and vehicles from third parties. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions; the Company assesses whether a contract is, or contains, a lease at the inception of the contract. The lease agreements do not impose any covenants, but leased assets may not be used as security for borrowing purposes.

Leases of property, plant and equipment are classified as either finance or operating leases. A lease is classified as a finance lease if it transfers substantially all of the risks and rewards incidental to ownership of the leased asset to the Company; otherwise it is classified as an operating lease. Finance leases are capitalized at the commencement of the lease at the inception date fair value of the leased property or, if lower, at the present value of the minimum lease payments. In an operating lease, lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which the economic benefits are consumed. Any prepaid rent and accrued rent are recognized under other current assets and other current liabilities, respectively.

Debt with Warrants and Convertible Options

The Company issues debt that may have separate warrants, conversion features or no equity-linked attributes which are accounted for as compound or hybrid financial instruments based on its features.

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Convertible notes and debt with warrants classified as compound financial instruments are accounted for separately by their components. When a conversion feature or warrant has a variable conversion rate, the component is recognized as a derivative liability measured at fair value through profit and loss. The residual amount is recognized as a financial liability and subsequently measured at amortized cost using the effective interest method. No gain or loss is recognized at maturity or early conversion of the debt.

For convertible notes and debt with warrants classified as hybrid financial instruments, the Company elects on an instrument by instrument basis to bifurcate embedded derivatives or fair value of the entire instrument.

Derivative Liabilities

The Company evaluates stock options, stock warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under the relevant sections of ASC Topic 815-40, Derivative Instruments and Hedging: Contracts in Entity’s Own Equity. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative instrument and is marked-to-market at each consolidated balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or other expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Financial instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815-40 are reclassified to a liability account at the fair value of the instrument on the reclassification date. The Company determined that none of the financial instruments meet the criteria for derivative accounting as of December 30, 2020 and 2019.

Related Parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners, management, members of the immediate families of principal owners and management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties, or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests, is also a related party.

Revenue Recognition

The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenues are generally recognized upon the transfer of control of promised products provided to our customers, reflecting the amount of consideration the Company expects to receive for those products. The Company entered into contracts that can include various products, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. The revenue recognition policy is consistent for sales generated directly with customers and sales generated indirectly through solution partners and resellers.

Revenues are recognized upon the application of the following steps:

1.	Identification of a contract or contracts with a customer;
2.	Identification of performance obligation(s) in the contract;
3.	Determination of the transaction price;
4.	Allocation of the transaction price to the performance obligations in the contract; and
5.	Recognition of revenue when, or as, the performance obligation is satisfied.

Contracts with customers are at the point of sale and while often include transfer multiple products to a customer; they do not require future obligations. The Company generally considers each transferred product as a separate performance obligation. Company products are generally sold without a right of return, except for the extremely rare instance of a significant product defect identified upon delivery. This type of warranty is not considered a separate performance obligation.

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company allocates the transaction price for each contract to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation. The Company uses judgment in determining the SSP for products. The Company typically determines an SSP range for the products which is reassessed on a periodic basis or when facts and circumstances change. For all performance obligations (multiple products), the Company is able to determine SSP based on the observable prices of products sold separately in comparable circumstances to similar customers.

In certain instances, the Company may provide incentives and discounts. The discounts are generally applied to promotional products. The discounts are determinable and fixed at the inception of the contract and accounted for as a reduction of the purchase price. Contracts do not include a significant financing component.

The majority of the Company’s customer contracts, which may be in the form of purchase orders, contracts or purchase agreements, contain performance obligations for delivery of agreed upon products. Typically, when a customer contract contains multiple performance obligations, satisfaction of these obligations occurs simultaneously, at a single point in time (or within the same accounting period). Transfer of control typically occurs at the time of delivery and title and the risks and rewards of ownership have passed to the customer, and the Company has a right to payment. Thus, the Company will generally recognize revenue upon delivery of the product (i.e. revenue is recognized at a point in time upon transfer of control over a product to our customers). Contract assets are recognized when performance completed in advance of billings. All shipping and handling activities are performed before the customers obtain control of products and accounted for as cost of goods sold.

The Company does not have any customer contracts that contain future deliverables that meet the definition of unsatisfied performance obligations in accordance with Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606).

The Company has one primary source of revenue, wholesale sales primarily due to the Company’s contracts with its customers.

Advertising Expense

Advertising, promotional and selling expenses consist of sales and marketing expenses, and promotional activity expenses. Expenses are recognized when incurred.

Stock-Based Compensation

Valuation of stock-based compensation and warrants requires management to make estimates regarding the inputs for option pricing models, such as the expected life of the option, the volatility of the Company’s stock price, the vesting period of the option and the risk-free interest rate are used. Actual results could differ from those estimates. The estimates are considered for each new grant of stock options or warrants.

Non-Cash Equity Transactions

Shares of equity instruments issued for noncash consideration are recorded at the estimated fair market value of the consideration granted based on the estimated fair market value of the equity instrument, or at the estimated fair market value of the goods or services received, whichever is more readily determinable.

Income Taxes

For both financial accounting and tax reporting purposes, the Company reports income and expenses based on the accrual method of accounting.

Income taxes are accounted for in accordance with ASC 740, Income Taxes, using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefit will not be realized.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more-likely than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Income tax expense comprises current and deferred tax. It is recognized in the consolidated statement of profits and losses except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income. Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustments to the tax payable or receivable with respect to previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends. Current tax assets and liabilities are offset only if certain criteria are met.

Deferred tax is recognized with respect to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

•	Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•

Temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

•	Taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Company. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profit improves.

Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Company expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax assets and liabilities are offset only if certain criteria are met.

As the Company operates in the cannabis industry, it is subject to the limits of the Internal Revenue Code (IRC) Section 280E under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E.

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

Fair value accounting is applied for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities, are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can assess at the measurement date.

•

Level 2 inputs are observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 inputs are unobservable inputs for the asset or liability.

Determination of fair value and the resulting hierarchy requires the use of observable market data whenever available.

The classification of an asset or liability in the hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The Company utilized level 2 fair value computations on derivative and debt instruments as required.

Fair value of stock options and warrants

Management uses the Black-Scholes option-pricing model to calculate the fair value of stock options and warrants at grant date for equity classified options and warrants. Use of this method requires management to make assumptions and estimates about the expected life of options and warrants, anticipated forfeitures, the risk-free rate, and the volatility of the Company’s share price. In making these assumptions and estimates, management relies on historical market data.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASC 842”). ASC 842 requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under ASC 842, a lessee is required to recognize assets and liabilities for leases with terms of more than 12 months. Lessor accounting remains substantially similar to current U.S. GAAP. In addition, disclosures of leasing activities are to be expanded to include qualitative along with specific quantitative information. ASC 842 also provides a package of transition practical expedients that allow an entity to not reassess (1) whether any expired or existing contracts contain a lease, (2) the lease classification of any expired or existing lease, and (3) initial direct costs for any existing lease.

The Company is evaluating the impact of this standard on the consolidated financial statements. The adoption of this standard is not expected to have a significant impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require the Company to use forward-looking information to better formulate its credit loss estimates. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022, and early adoption is permitted. The adoption of this standard is not expected to have a significant impact on the Company’s consolidated financial statements.

Note 3: Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $80,948,867 and $18,109,044 December 31, 2020 and 2019, respectively, and had a net loss of $62,839,823 and $14,469,994 the years ended December 31, 2020 and 2019, respectively. The Company had negative working capital of $40,772,198 and positive working capital of

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$20,611,578 at December 31, 2020 and 2019, respectively. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. While the Company is attempting to increase operations and generate additional revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations over the next twelve months, indicating the existence of a material uncertainty that may cast significant doubt upon the Company’s ability to continue as a going concern.

Management believes that the actions presently being taken to further implement its business plan, generate additional revenues, and raise funds via debt or equity issuances provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate additional revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate additional revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4: Concentration of Credit Risk

Financial instruments that potentially subject the Company to potential significant concentrations of credit risk consist principally of cash and cash equivalents and amounts due from related parties. The Company regularly monitors its credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

The Company maintains its cash in U.S. bank accounts, which at times may exceed federally insured limits. At December 31, 2020 and 2019, the Company had approximately $1,742,437 and $5,755,985, respectively, of uninsured cash and cash equivalents.

As December 31, 2019, $3,650,710 of the total accounts receivable of $4,425,096 represented accounts receivable due from Sol Distro. The receivables due from Sol Distro included $2,415,190 of the receivables in the over 91 days past due aging bucket. On, February 3, 2020, all accounts receivable due from Sol Distro were settled as part of the acquisition of Fluid South and Capitol Cocoa by the Company and included in the purchase consideration. The Company had no expected credit losses as it was negotiated with Sol Distro that forgiveness of the accounts receivable would be used for purchase consideration.

Notwithstanding that a majority of states have legalized medical cannabis, and the US Congress’s passage of the SAFE Banking Act, there has been no change in US federal banking laws related to the deposit and holding of funds derived from activities related to the cannabis industry. Given that US federal law provides that the production and possession of cannabis is illegal under the US Federal Controlled Substances Act, there is a strong argument that banks cannot accept for deposit funds from businesses involved with the cannabis industry.

Due to the present state of the laws and regulations governing financial institutions in the US, only a small percentage of banks and credit unions offer financial services to the cannabis industry. Although the Company has strong relationships with several banking partners, regulatory restrictions currently prevent the Company from obtaining financing from US federally regulated entities. Additionally, US federal prohibitions on the sale of cannabis may result in cannabis manufacturers and retailers being restricted from accessing the US banking system and they may be unable to deposit funds in federally chartered banking institutions. While the Company does not anticipate material impacts from dealing with banking restrictions directly relating to its business, additional banking restrictions could nevertheless be imposed that would result in existing deposit accounts being closed and/or the inability to make further bank deposits. The inability to open bank accounts would make it more difficult for the Company to operate and would substantially increase operating costs and risk.

Note 5: Business Acquisitions

Acquisition of Fluid South, Inc. and Capitol Cocoa, Inc. (dba Sol Distro)

On February 3, 2020, the Company completed the acquisition of 100% of the outstanding common shares of both Fluid South, Inc. (“Fluid South”) and Capitol Cocoa, Inc. (“Capitol Cocoa”), which are cannabis manufacturing and distribution companies in California.

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The purchase consideration was as follows:

Cash	$4,882,005
Common shares (3,346,688 shares @ $0.085)	284,468
Settlement of indebtedness	12,306,404
Contingent consideration	670,000

$18,142,877

Of the 3,346,688 of common shares included in the purchase consideration, 2,367,137 shares with a fair value of $201,206 were issued on the acquisition date while the remaining shares, with a fair value of $83,262 were held back. The shares were held back pending satisfaction of general representations and warranties about matters existing as of the acquisition date. If not earlier expended, the held back shares will be issued 36 months after the acquisition date. The eventual issuance of the held back shares is based on facts and circumstances that existed on the acquisition date, they are included the measurement of consideration transferred on the acquisition date.

The settlement of indebtedness included $4,273,029 of trade receivables, $7,448,071 of notes receivable ($6,707,221 of principal and $740,850 of accrued interest), and $585,304 of other receivables, due from Fluid South and Capitol Cocoa to the Company, or one of its wholly owned subsidiaries.

Contingent consideration payable in cash of $1,500,000 and 957,919 common shares is based on revenue from the Chill Chocolate, New Frontier Beverages, GetZen, and Half Lit brands over five years (the earn-out). The Company shall pay 20% of the revenue these brands each quarter over twenty quarters following the acquisition date, up to the total amount of contingent consideration listed above. Cash consideration portion of $500,000 related to the earn-out was placed in escrow and is paid out quarterly at 8% of the then calculated earn-out payment each quarter. The total amount of contingent consideration is also subject to adjustment due to indemnifications granted to the Company in relation to pre-acquisition tax liabilities.

The contingent consideration was initially estimated to have a total undiscounted value of $1,188,000 based on revenue projections of the aforementioned brands over five years following the acquisition date, discounted to a present value of $670,000 using a discount rate relevant to the acquired business.

Buyer transaction expenses totaling $287,722 were recognized in General and administration expenses in the Statement of Operations and Comprehensive loss.

The Company accounted for this acquisition using the purchase method of accounting for business combinations under ASC 805, Business Combinations.

Goodwill is calculated as the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired less the liabilities assumed. Goodwill of $5,870,714 arose in the acquisition of Fluid South and Capitol Cocoa and consists largely of the synergies and economies of scale expected from combining the operations of the businesses. These synergies include the access into a new market and the use of the Company’s existing commercial infrastructure to expand sales. None of the goodwill is expected to be deductible for tax purposes.

Intangible assets consist of a trade name valued at $990,000 and a cannabis license valued at $14,600,000. The trade name has a useful life of 6 years and the cannabis license has an indefinite useful life. The licenses, as the primary intangible asset of Fluid South and Capitol Cocoa, were valued under the income approach using the excess earnings methodology. The trade names were valued using the relief from royalty method.

Changes in the value of contingent consideration during the period were as follows:

Amount
Balance, January 1, 2020	$—
Initial recognition upon acquisition of Fluid South and Capitol Cocoa	670,000
Change in fair value of contingency Paid during the period	1,734,498
Less: current portion of contigent consideration	(2,083,677)

Contingent consideration, net of current portion	$320,821

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The results of Fluid South and Capitol Cocoa have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of Fluid South and Capitol Cocoa included in the consolidated financial statements from the acquisition date through December 31, 2020 was $12,910,763 and $3,163,817, respectively.

Note 6: Notes Receivable

The Company entered into various notes receivable and security agreements during 2019 with Fluid South and Capitol Cocoa, with a total principal value of $6,707,221. Each notes receivable had a three-month maturity date. Interest on the notes receivable accrued at a rate of 8% per annum to maturity date. The notes receivable had a total outstanding balance of $6,707,221 at December 31, 2019. On February 3, 2020, all notes receivable were settled as part of the acquisition of Fluid South and Capitol Cocoa by the Company and included in the purchase consideration. See note 5 for additional details. The Company had no expected credit losses as it was negotiated with Sol Distro that forgiveness of the notes receivables would be used for purchase consideration.

Note 7: Prepaids and Other Current Assets

Prepaid and other current assets consisted of the following at December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Prepaid expenses	$592,720	$2,298,236
Other	12,080	750,754

Total Prepaid	$604,800	$3,048,990

In February 2019, the Company prepaid $4,000,000 in management fees to a related party with a two-year term. The unamortized balance related to the management fees included in prepaid expenses at December 31, 2020 and 2019 was $250,000, and $2,250,000, respectively.

Note 8: Equity Method Investments

Between March and May of 2019, Left Coast Ventures (lead investor) paid total cash of $6,500,056 for a 34% equity interest of HMB LLC (SKRRR, LLC and Half Moon Grow, LLC). Interest in HMB LLC is accounted for using the equity method because the Company exercises significant influence over HMB LLC. The interest in HMB LLC is initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Company’s share of the profit or loss of equity accounted investees, until the date on which significant influence ceases.

The net income (loss) on investment for the year ended December 31, 2020, and for the period from acquisition to December 31, 2019 was $160,876 and ($1,909,663), respectively.

Note 9: Inventories

The Company’s inventories consisted of the following as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Raw materials	$3,423,050	$529,063
Finished goods	3,384,589	157,404

Total inventory	$6,807,639	$686,467

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventory recognized as an expense in cost of sales was $11,211,202, and $7,252,864 for the year ended December 31, 2020, and December 31, 2019, respectively.

Note 10: Property, Plant and Equipment, net

At December 31, 2020 and 2019, property, plant and equipment consist of the following:

	December 31, 2020	December 31, 2019
Computer Equipment	$76,969	$58,160
Machinery and Equipment	1,528,471	609,234
Leasehold Improvements	3,579,898	1,170,045
Furniture & Fixtures	5,795	—

Total	5,191,133	1,837,439
Less: accumulated depreciation	(1,856,164)	(1,293,861)

	$3,334,969	$543,578

Depreciation expense was $545,246, and $508,786 for the years ended December 31, 2020, and December 31, 2019, respectively.

Note 11: Intangible Assets

On February 3, 2020, in conjunction with the acquisition of Capitol Cocoa and Fluid South, the Company acquired a trade name valued at $990,000 and cannabis licenses valued at $14,600,000.

Intangible assets consisted of the following at December 31, 2020 and December 31, 2019:

	December 31, 2020	December 31, 2019
Tradenames	$1,081,000	$91,000
Licenses	14,600,000	—
Less: Accumulated amortization	(181,585)	(15,167)

	$15,499,415	$75,833

Amortization expense was $166,418 and $15,167 for the years ended December 31, 2020, and December 31, 2019, respectively.

The following table outlines the estimated annual amortization expense related to depreciable intangible assets at December 31, 2020:

Period	Estimated Amortization
2021	$180,168
2022	180,168
2023	180,168
2024	180,160
2025	165,000
thereafter	13,751

Total	$899,415

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12: Debt

Convertible Notes Payable

At December 31, 2020 and 2019, convertible notes payable consists of the following:

	December 31, 2020	December 31, 2019
Unsecured convertible promissory note dated March 28, 2019, in the principal amount of $10,000,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	10,000,000	10,000,000

Unsecured convertible promissory note dated April 8, 2019, in the principal amount of $150,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	150,000	150,000

Unsecured convertible promissory note dated April 9, 2019, in the principal amount of $150,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	150,000	150,000

Unsecured convertible promissory note dated April 16, 2019, in the principal amount of $2,500,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	2,500,000	2,500,000

Unsecured convertible promissory note dated April 18, 2019, in the principal amount of $500,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	500,000	500,000

Unsecured convertible promissory note dated April 22, 2019, in the principal amount of $125,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	125,000	125,000

Unsecured convertible promissory note dated June 7, 2019, in the principal amount of $1,000,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	1,000,000	1,000,000

Unsecured convertible promissory note dated July 9, 2019, in the principal amount of $30,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date.	30,000	30,000

Principal balance due at maturity date unless converted.

Unsecured convertible promissory note dated July 15, 2019, in the principal amount of $5,250,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	5,250,000	5,250,000

Unsecured convertible promissory note dated August 1, 2019, in the principal amount of $250,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	250,000	250,000

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2020	December 31, 2019
Unsecured convertible promissory note dated August 9, 2019, in the principal amount of $200,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	200,000	200,000

Unsecured convertible promissory note dated April 23, 2019, in the principal amount of $1,999,970 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	1,999,970	1,999,970

Page Subtotal	$22,154,970	$22,154,970

Subtotal from previous page	$22,154,970	$22,154,970

Unsecured convertible promissory note dated November 20, 2019, in the principal amount of $680,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	680,000	680,000

Unsecured convertible promissory note dated November 20, 2019, in the principal amount of $320,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	320,000	320,000

Unsecured convertible promissory note dated November 29, 2019, in the principal amount of $1,284,450 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	1,284,450	1,284,450

Unsecured convertible promissory note dated December 2, 2019, in the principal amount of $250,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	250,000	250,000

Unsecured convertible promissory note dated December 2, 2019, in the principal amount of $250,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	250,000	250,000

Unsecured convertible promissory note dated December 3, 2019, in the principal amount of $500,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	500,000	500,000

Unsecured convertible promissory note dated January 8, 2020, in the principal amount of $680,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	680,000	—

Unsecured convertible promissory note dated January 8, 2020, in the principal amount of $320,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	320,000	—

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2020	December 31, 2019

Unsecured convertible promissory note dated January 21, 2020, in the principal amount of $665,000 with a maturity of March 28, 2021. Interest accrues at 5% per annum, payable at maturity date. Principal balance due at maturity date unless converted.	665,000	—

Total face value of convertible notes payable	27,104,420	25,439,420
Less unamortized debt discount - derivative liability	(3,067,108)	(5,629,245)

Total convertible notes payable, net of unamortized discount	24,037,312	19,810,175
Less: current portion of convertible notes payable	(24,037,312)	—

Convertible notes payable, net of current portion	$—	$19,810,175

During 2019 and 2020, the Company issued various convertible promissory notes to provide the Company additional resources to support its business operations. The convertible promissory notes were issued pursuant to note purchase agreements (the “NPAs”) executed between the Company and each of the purchasers of the notes. The NPAs allowed for the Company to issue convertible promissory notes for an aggregate principal amount of $30,000,000. Three convertible promissory notes were issued during 2020 for an aggregate principal amount of $1,665,000 and eighteen convertible promissory notes were issued during 2019 for an aggregate principal amount of $25,439,420. The convertible promissory notes are subordinate to any current or future senior indebtedness of the Company.

All convertible promissory notes mature in 2021. Each of the convertible promissory notes carry a simple interest rate of 5% per annum, payable in cash at the maturity date unless earlier converted. The convertible promissory notes, if converted, will convert into preferred stock of the Company.

Upon the issuance and sale of shares of preferred stock, on or before the maturity date of the NPA’s, in which the Company receives gross proceeds of at least $25,000,000 or such lesser amount as approved by the holders of at least a majority of the outstanding principal amount of the NPA’s (a “Qualified Financing”), the principal and accrued interest will automatically convert into shares of that series of preferred stock at a conversion rate equal to the lessor of: (a) 90% of the price per share paid in the Qualified Financing, and (b) $1.0 billion divided by the Company’s equity securities outstanding on a fully diluted basis. Due to the conversion features on these notes being non-fixed, the contracts to issue a variable number of equity shares fail to meet the definition of equity. Therefore, the conversion features represented separate embedded derivative liabilities. As such, the Company valued and accounted for these derivative features separately from the debt host with the fair value of the derivative recorded as a liability and debt discount. The fair value of the embedded derivative liabilities recorded in conjunction with the NPA’s are subsequently re-measured at the end of each reporting period based on the changes in its estimated fair value. The fair value adjustments are recorded in the Company’s consolidated statements of operations and comprehensive loss as gain (loss) on change in fair value of derivative liability.

The host debt instruments are measured at amortized cost. Accretion expense for the debt discounts are recorded in the Company’s consolidated statements of operations and comprehensive loss as finance costs. Finance costs recorded for the host debt instruments for the years ended December 31, 2020 and December 31, 2019 were $5,839,840 and $2,557,135, respectively.

On July 17, 2020, the Company and the holders of the convertible promissory notes modified the terms of the convertible promissory notes. The modified debt terms changed the maturity date of the convertible notes from March 28, 2021 to July 31, 2021 and modified the terms of the conversion features. The modification to the terms of the conversion features: (i) Lowered the $25,000,000 gross proceeds threshold discussed above to $7,000,000. (ii) Added automatic conversion upon closing (a) a transaction with a special purchase acquisition company (a “SPAC”), (b) an initial firm commitment to complete an initial public offering, or (c) any other transaction which will result in the Company’s capital stock being registered on a stock exchange or marketplace. (iii) Added automatic conversion upon maturity. (iv) Changed the $1.0 billion valuation cap used in determining the number of shares potentially issuable

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

upon conversion to be either $175,000,000, subject to potential adjustment depending on the occurrence of a financing or transaction as described above (maximum adjustment up to $325,000,000). The changes to the conversion terms did not change the original conclusion, that the conversion features are contracts to issue a variable number of equity shares and thus fail to meet the definition of equity. Accordingly, the conversion features are bifurcated, both before and after the modification. As changes in the fair value of the bifurcated derivatives are already being recorded in earnings, the Company separately assessed the host debt instruments to determine if the modification is substantial pursuant to ASC Topic 470-50, Debt Modifications and Extinguishments. The modification changed the future cash flows and discounted to present value of the host debt instruments by less than 10% and thus is not considered a substantial modification. The Company increased the carrying amount of the convertible promissory note liability by $1,505,967 to reflect the revised estimated cash flow payments discounted using the original effective interest rate on the convertible promissory notes.

A summary of debt discount activity during the years ended December 31, 2020 and 2019 is as follows:

Balance, January 1, 2019	$—
Recognition of debt discount for derivative liability recorded at fair value	7,487,000
Debt discount accretion	(1,857,755)

Balance, December 31, 2019	5,629,245
Recognition of debt discount for derivative liability recorded at fair value	485,000
Debt modification	1,505,967
Debt discount accretion	(4,553,104)

Balance as at December 31, 2020	$3,067,108

Promissory Note with Warrant

On July 17, 2020, the Company issued a $10,000,000 promissory note along with a warrant to purchase shares of Class A Common Stock of the Company to Fireman Capital Partners III, LLC (“Fireman”). The promissory note provided $10,000,000 of proceeds and matures on August 31, 2021. The promissory note carries a simple interest rate of 12% per annum, payable in cash at the maturity date, or when the outstanding principal is paid in full. Upon maturity, or the occurrence of another event requiring repayment prior to the maturity date, the Company shall pay Fireman 200% of the outstanding principal amount of plus any accrued interest. The Note is reported at fair value, with changes in fair value recognized through earnings each reporting period as the change in fair value represents interest on the note. As proscribed by ASU 2016-01 Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, for financial liabilities measured using the fair value option in ASC 825.

If the Company closes (a) a merger, business combination, or similar transaction with a special acquisition company or some other entity with capital stock listed for trading on a stock exchange or marketplace, (b) the initial firm commitment to complete an initial public offering, or (c) any other transaction which will result in the Company’s capital stock being registered on a stock exchange or marketplace (“Qualifying Transaction”) on or prior to November 30, 2020, 200% of principal due will be reduced to 150%. This repayment term does not meet the definition of closely related and is accounted for as an embedded derivative.

The warrant provides Fireman the right to purchase shares of Class A Common Stock of the Company at a price equal to $0.01 per Share (“Exercise Price”). Fireman may exercise the Warrant at any time during the 3-year period (“Exercise Period”) commencing on the earlier of the closing of a Qualifying Transaction, the issuance or sale of preferred stock of the Company for at least $7,000,000 (“Qualified Financing”), or November 30, 2020 (“Commencement Date”). Fireman may exercise the Warrant by paying the Exercise Price to the Company; the Exercise Price may be paid in cash or by forgiving indebtedness. The shares to be issued upon exercise of the warrant varies depending on whether or not a Qualifying Transaction or Qualified Financing is completed as of or prior to November 30, 2020. The maximum shares issuable is $10,000,000 multiplied by 150% or, if a Qualifying Transaction or Qualified Financing is not completed prior to November 30, 2020, 300% divided by the applicable share price. The applicable share price equals either the total Company valuation (in the event of a Qualifying Transaction), the price per share paid (in the event of a Qualified Financing), or, if there is no Qualifying Transaction or Qualified Financing, $50,000,000, divided by the number of shares of the Company’s capital stock outstanding on a fully diluted basis

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Convertible notes payable conversion feature

The Company issued convertible notes payable during 2019 and 2020 that included certain conversion features that failed equity classification. The Company estimated the fair value of the derivative liabilities (conversion features) as included in the debt discount activity table above.

The Company used the hybrid probability-weighted expected return method (PWERM) to estimate the fair value of the derivative liabilities (conversion features) at issuance and at each reporting date. Significant Level 2 inputs were utilized in the PWERM including risk-free and risky discount rates for the Company, value indications for the Company, and volatility. Significant Level 3 inputs were also utilized in the PWERM including the probability of occurrence for various financing and liquidity event scenarios. Other inputs were based on the contractual terms of the conversion features.

The following significant assumptions were used to value the convertible note payable conversion feature derivative liabilities during the years ended December 31, 2020 and 2019:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Risk free interest rate	0.1%-1.6%	1.6% - 2.4%
Discount rate	12%-25%	20%
Expected volatility	65.0%	90.0%

Note payable issued with a warrant

The Company issued a note payable in July 2020 that included an embedded derivative and the Company opted to measure the note payable at fair value. With the note payable, the Company issued a warrant that failed equity classification. The Company estimated the fair value of the liabilities (note payable and warrant) as included in the corresponding tables above.

The Company used the hybrid probability-weighted expected return method (PWERM) to estimate the fair value of the liabilities (note payable and warrant) at issuance and at each reporting date. Significant Level 2 inputs were utilized in the PWERM including risk-free and risky discount rates for the Company, value indications for the Company, and volatility. Significant Level 3 inputs were also utilized in the PWERM including the probability of occurrence for various financing and liquidity event scenarios. Other inputs were based on the contractual terms of the note payable and warrant.

The following significant assumptions were used to value the note payable measured at fair value and the derivative warrant liability at December 31, 2020:

Year Ended December 31, 2020
Risk free interest rate	0.10%
Discount rate	12%
Expected volatility	65.0%
Exercise price	$0.01
Share price	$10.12
Fair value	$0.15

Paycheck Protection Program Loan

On May 3, 2020, the Company was granted a Paycheck Protection Program loan (“PPP Loan”) from Wells Fargo Bank, National Association in the aggregate amount of $248,396, pursuant to the PPP Loan. The PPP Loan proceeds were received on May 11, 2020. An additional loan amount of $50,040 was received during the second quarter of 2020.

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Paycheck Protection Program, (“PPP”), established under Division A, Title I of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) enacted on March 27, 2020, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities (“Qualified Expenses”), and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The unforgiven portion of the PPP Loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months.

The Company used the proceeds for purposes consistent with the PPP and believes that its use of the loan proceeds met the conditions for forgiveness of the PPP Loan. Therefore, the PPP Loan qualified for recognition as a government grant in accordance with ASC 470, Debt.

Note 13: Equity

Common Stock

The Company had 209,000,000 of Common Stock A (“CS A”) shares authorized, 111,623,377 and 109,041,555 shares issued and outstanding at December 31, 2020 and 2019, respectively. CS A shares are the standard stock that the option holders convert into and include the restricted shares remaining to vest. Holders of CS A shares are entitled to one vote in respect to each CS A share held.

The Company had 165,000,000 of Common Stock B (“CS B”) shares authorized, 54,925,626 and 54,925,656 shares issued and outstanding at December 31, 2020 and 2019 respectively. Holders of CS B shares are entitled to ten (10) votes in respect to each CS B share held.

In January 2019, the Company entered into a Stock Purchase Agreement with PHI to purchase 75,000,000 shares of CS B shares for aggregate proceeds of $12,450,000, bringing the total number of CS B shares held by PHI to 140,000,000. In February 2019, 78,628,128 CS B shares were transferred to CS A shares in connection with PHI’s share distribution. The remaining 54,925,656 CS B shares outstanding are held by three members of PHI.

Stock Options

During 2018 and through February 2019, PHI was the majority owner of the Company. During this period, PHI issued options to acquire PHI stock to employees of the Company (“PHI Options”). The PHI Options had 10-year contractual terms and included service vesting conditions (e.g. time-vested) in relation to the employees’ services performed for Sturdivant. The service conditions of the PHI Options have graded vesting whereby the awards vest in equal monthly installments over terms ranging from 1 to 4 years. In accordance with ASC Topic 718, Stock Compensation, the Company accounted for the PHI Options as equity-settled share-based payment transactions to its employees.

In February 2019, the PHI Options were cancelled and replaced by options issued by the Company, changing the underlying equity security of the options from common stock of PHI to CS A shares of the Company. PHI agreed to contribute 6,445,982 shares of CS B back to the Company so that the Company may increase the number of shares available under its equity incentive plan.

Stock options issued by the Company are issued pursuant to the 2018 Equity Incentive Plan approved by the Board of Directors of the Company. The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, and advisors capable of assuring the future success of the Company.

These stock options were valued based on the grant date fair value of the instruments, net of estimated forfeitures, using a Black-Scholes option pricing model. The risk-free rate was based on US zero coupon bond with a remaining term equal to the expected life of the options. The expected lives were based on the average of vesting periods and

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

contractual expiration terms. The expected dividend yield was zero. Volatility was calculated by using the historical volatility of other companies that the Company considers comparable that have public trading and volatility history prior to the Company going public. The following table sets forth the assumptions at the time of grant:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Volatility	91.56% - 91.96%	80.73% -124.80%
Risk-free interest rate	0.32%-0.39%	1.34% - 2.71%
Expected term	2-10 years	2-10 years
Dividend yield	0%	0%
Forfeiture rate	—	—
Share price	$0.11	$0.06
Exercise price	$0.06-$0.09	$0.01-$0.06

Management uses independent valuations to determine the price of the underlying shares.

The total grant-date fair value of the stock options is recognized as expense over the vesting period, which is the requisite service period. The Company recognized expense associated with stock option awards as follows:

	Year ended December 31, 2020	Year ended December 31, 2019
Cost of goods sold	$46,860	$2,012
Sales and marketing	111,707	1,753
General and administration	73,663	80,036

Total	$232,230	$83,801

A summary of stock option activity during the year ended December 31, 2020 and 2019 is as follows:

	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (years)
Outstanding at December 31, 2018	6,440,515	$0.06	7.9

Granted	2,442,500	0.06
Exercised	(4,750,393)	0.01
Forfeited	(34,634)	0.06
Expired	(53,051)	0.06

Outstanding at December 31, 2019	4,044,937	$0.05	9.0

Exercisable at December 31, 2019	1,611,114	$0.03	8.2

Granted	6,670,500	0.11
Exercised	(69,386)	0.05
Forfeited	(485,263)	0.06
Expired	(481,441)	0.03

Outstanding at December 31, 2020	9,679,347	$0.09	9.2

Exercisable at December 31, 2020	4,460,276	$0.07	8.8

The assessed grant-date fair value of options granted during the years ended December 31, 2020 and 2019 were $0.11 per option and $0.06 per option, respectively.

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock

On August 1, 2018, the Company granted 1,725,000 Common Stock A restricted shares with a grant-date fair value of $22,180. These restricted shares vest monthly over three to four years. The following table summarizes the status of the restricted stock:

	Number of Restricted Stock	Grant Price
Balance at August 1, 2018 (inception)	—	$—

Granted	1,725,000	$0.01
Forfeited	—
Vested	(273,442)

Balance at December 31, 2018	1,451,558	$0.01

Granted	—
Forfeited	(916,662)
Vested	(389,592)

Balance at December 31, 2019	145,304	$0.01

Granted	—
Forfeited	—
Vested	(56,250)

Balance at December 31, 2020	89,054	$0.01

The Company recognized expense associated with restricted stock awards as follows:

	Year ended December 31, 2020	Year ended December 31, 2019
Cost of goods sold	$—	$1,093
Sales and marketing	—	7,501
General and administration	570	—

Total	$570	$8,594

Note 14: Loss Per Share

Basic net loss per share is computed by dividing the net loss for the applicable period by the weighted average number of common shares outstanding during the period. The diluted net loss per share is the same as basic net loss per share for the years ended December 31, 2020 and 2019, as the effect of inclusion of potential common shares outstanding would have been anti-dilutive due to the Company’s net losses for the years presented. The following table sets forth the computation of basic and diluted net (loss) per share:

	Year ended December 31, 2020	Year ended December 31, 2019
Net Loss	$(62,839,823)	$(14,469,994)
Basic weighted average common shares outstanding	201,713,024	153,951,831
Basic and diluted loss per share	(0.31)	(0.09)

	Year ended December 31, 2020	Year ended December 31, 2019
Stock Options	9,679,347	4,044,937

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15: Income Taxes

The provisions from income taxes consist of the following for the year ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Current	27,790	$—
Deferred:	(254,670)	—

Total tax provision	$(226,880)	$—

A reconciliation of total income tax expense and the amount computed by applying the combined U.S. federal and state statutory income tax rates of 29.84% to loss before provision from income taxes for the years ended December 31, 2020 and 2019 is as follows:

	December 31, 2020	December 31, 2019
Loss before taxes	$(63,066,703)	$(14,469,994)
Income tax expense (recovery) based on statutory	(18,819,104)	(3,038,699)
Non-deductible expenses	17,723,930	1,351,441
Increase in uncertain tax position	1,531,265	—
Change in benefits not recognized	1,159,627	2,529,250
Benefits realized due to acquisition	(2,084,233)
Adjustment to expected income tax benefit	261,635	(841,992)

Income tax (recovery) expense	$(226,880)	$—

Under Section 280E of the Internal Revenue Code prohibits businesses engaged in the trafficking of Schedule I or Schedule II controlled substances from deducting normal business expenses, such as payroll and rent, from gross income (revenue less cost of goods sold). Section 280E was originally intended to penalize criminal market operators, but because cannabis remains a Schedule I controlled substance for Federal purposes, the IRS has subsequently applied Section 280E to state-legal cannabis businesses. Cannabis businesses operating in states that align their tax codes with the IRC are also unable to deduct normal business expenses from their state taxes. The non-deductible expenses shown in the effective rate reconciliation above is comprised primarily of the impact of applying IRC Section 280E to the Company’s businesses that are involved in selling cannabis, along with other typical non-deductible expenses.

The Company’s deferred tax assets and liabilities are as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets:
Net operating losses	$3,915,543	$2,661,007
Non-deductible provisions and reserves	147,638	—
Other deferred assets	45,670	532,097
Gross deferred tax assets	4,108,851	3,193,104
Valuation allowance	(4,068,249)	(3,193,104)

Total deferred tax assets	$40,602	$—

Deferred tax liabilities: Intangible assets	4,437,988

Deferred tax liabilities:	4,437,988	—

Net deferred tax asset (liability)	$(4,397,386)	$—

The Company evaluates deferred tax assets to ensure that the estimated future taxable income will be sufficient to the amount and timing of recovery. After considering the positive and negative evidence, deferred tax assets are recognized to the extent that future recovery is possible. The benefits not recognized have been applied based on the Company’s historical results from operations. If events or circumstances change, the deferred tax assets will be adjusted at that time resulting in an income tax benefit.

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the components of unrecognized temporary differences:

	December 31, 2020	December 31, 2019
Federal and State tax losses	$3,769,700	$2,921,846
Other timing differences	298,549	271,258

Total unrecognized temporary differences	$4,068,249	$3,193,104

In assessing the realizability of deferred tax assets, management considers whether it is probable that some portion or all of the deferred tax assets will not be realized. The Company is not recognizing deferred tax asset balances pertaining to state temporary differences, including state tax losses, as it is probable that the benefit will be not realized.

Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company, as defined by Internal Revenue Code Section 382 (Section 382). No formal 382 study has been completed. The Company has $7,986,227 of net operating losses for federal income tax purposes and $25,321,663 of net operating loss carryforwards for state income tax purposes as of December 31, 2020. Per Tax Cuts and Jobs Act of 2017, federal net operating loss (NOL) carryforwards generated in 2018 and future years can be carried forward indefinitely. The state net operating loss carryforwards, if not utilized, will expire beginning in 2038.

The Company has available tax losses that may be carried forward to apply against future years’ income for income tax purposes in certain jurisdictions as follows:

Expiration year	Federal	State and Local	Total
2034	$—	$—	$—
2036	—	—	—
2037	—	—	—
2038	—	3,098,999	3,098,999
2039	—	9,466,762	9,466,762
2040	—	12,755,902	12,755,902
Indefinite	7,986,227	—	7,986,227

Total	$7,986,227	$25,321,663	$33,307,890

The statute of limitations on tax returns for the Internal Revenue Service and California Franchise Tax Board are 3 and 4 years respectively. Net operating losses remains open for examination beyond these statute of limitations for both the Internal Revenue Service and California Franchise Tax Board.

In March 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was enacted. The Act, among other provisions, reinstates the ability of corporations to carry net operating losses back to the five preceding tax years for losses incurred during the tax years 2018, 2019 and 2020. Additionally, the CARES Act, has increased the excess interest limitation on modified taxable income from 30 percent to 50 percent. The Company has made a reasonable estimate of the effects on existing deferred tax balances and has concluded that the CARES Act does not have a significant impact on the deferred tax balances.

The Company endeavors to comply with tax laws and regulations where it does business, but cannot guarantee that, if challenged, the Company’s interpretation of all relevant tax laws and regulations will prevail and that all tax benefits recorded in the consolidated financial statements will ultimately be recognized in full. The Company has taken reasonable efforts to address uncertain tax positions and has determined that some of the positions taken would fail to meet the probable threshold for recognizing transactions or tax positions in the consolidated financial statements. Accordingly, the Company recorded a reserve of $4,222,395 relating to the deductibility of certain cost of goods sold

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expenses under IRC 280E as uncertain tax positions in the consolidated financial statements as of December 31, 2020, and the Company does not expect any significant tax increase or decrease to these positions within the next 12 months. In making these determinations, the Company presumes that the taxing authorities will have full knowledge of all relevant facts and circumstances, and, if necessary, the Company will pursue resolution of disputed tax positions by appeals or litigation.

Note 16: Related Party Transactions

In February 2019, PHI entered into an agreement to provide management services to LCV over a two-year term for $4,000,000. LCV prepaid the entire management services fee in February 2019. The remaining prepaid balance at December 31, 2020 and 2019 was $250,000, and $2,250,000, respectively. These balances are included in prepaids and other current assets at December 31, 2020, and 2019, respectively.

During the year ended December 31, 2020 the Company had provided an additional short term note receivable to Half Moon Grow in the amount of $667,000, with an interest rate of 5.0% per annum, which was paid in full as of December 31, 2020.

The Company had the following related party notes receivable at December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Secured related party promissory note, created from Half Moon Grow, Inc. dated December 11, 2019, in the principal amount of $200,000 with maturity of December 11, 2020. The principal is due at maturity. Interest rate of five percent (5.0%) per annum, to accrue if note is not paid in full as of the maturity date. The note had a total outstanding balance of $200,000 as of December 31, 2019.	—	200,000

Total notes receivable - related party	—	200,000

Note 17: Commitments and Contingencies

Operating Leases

The Company leases its business facilities and vehicles from third parties. The leases expire under various terms through 2026, some contain renewal provisions.

At December 31, 2020, the future minimum lease payments required under operating leases were as follows:

2021	$1,657,669
2022	1,329,537
2023	877,704
2024	740,345
2025	643,972
Thereafter	437,901

Total	$5,750,128

Regulatory Environment

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits, or licenses that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulations as of December 31, 2020, marijuana regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.

LEFT COAST VENTURES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Claims and Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. At December 31, 2020, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated operations. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.

Note 18: Subsequent Events

The Company has evaluated subsequent events through August 5, 2021, the date the consolidated financial statements were available to be issued.

On November 24, 2020 the Company entered into a definitive transaction agreement with TPCO Holding Corp (“TPCO”), formerly Subversive Capital Acquisition Corp., whereby TPCO will acquire all of the outstanding shares of the Company. The acquisition of the Company closed on January 15, 2021.

In connection with the acquisition, the Company’s convertible notes payable, warrant liability and derivative liability were converted on January 15, 2021. In addition, the notes payable was repaid immediately following the closing of the transaction.

Concurrently with closing of the transaction above, the Company acquired all of the issued and outstanding units of SISU Extraction, LLC (“SISU”) from the existing members of SISU. Under the terms of the SISU Agreement, the Corporation was obligated to fund the consideration to acquire SISU. Upon closing, SISU members received consideration of approximately $81,000,000 (subject to certain adjustments and holdbacks) comprised of (i) a number of common shares of TPCO equal to approximately $66,000,000 by a deemed value of $10.00 and (ii) $15,000,000 in cash.

On May 17, 2021, the Company entered into an Asset Purchase Agreement (“Transaction”) to sell the operating assets and corresponding liabilities of the company combined with the coconut water business line of products, including certain assets and liability of the business line to a third party (“Buyer”). Consideration for the Transaction amounted to $4,000,000 in cash and 827,400 shares of the Buyer’s common stock.

As of May 14, 2021, the PPP Loan balance of $298,549 was forgiven by the SBA and the Company recorded full amount as other income related to the forgiveness of the PPP Loan.

SISU Extraction, LLC

Financial Statements

As Of And For The Years Ended

December 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Members of SISU Extraction, LLC.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SISU Extraction, LLC. (the Company) as of December 31, 2020 and 2019 and the related statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2020 and 2019, and the related notes to the financial statements. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Armanino LLP

Bellevue, Washington

August 5, 2021

We have served as the Company’s auditor since 2020

SISU EXTRACTION, LLC.

BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$7,207,472	$2,364,135
Accounts receivable	890,296	1,401,820
Inventories	4,552,407	711,882
Prepaids and other current assets	51,599	—

Total current assets	12,701,774	4,477,837

Long-term assets:
Property, plant and equipment, net	1,174,561	1,604,269
Other assets	34,175	29,976

Total Assets	$13,910,510	$6,112,082

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$1,083,928	$1,116,431
Accrued liabilities	5,080,911	330,416
Lease liability, current	—	—

Total current liabilities	6,164,839	1,446,847

Total Liabilities	6,164,839	1,446,847
Members’ equity:
Members’ deficit	(7,678,270)	(925,000)
Retained earnings	15,423,941	5,590,235

Total Members’ Equity	7,745,671	4,665,235

Total Liabilities and Members’ Equity	$13,910,510	$6,112,082

See the accompanying notes to these financial statements.

SISU EXTRACTION, LLC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2020 and 2019

	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenue	$101,854,513	$30,742,098
Cost of goods sold
Cost of goods sold—direct material	79,741,254	18,632,501
Cost of goods sold—direct labor	5,320,460	2,808,047
Cost of goods sold—overhead	4,883,778	3,088,714
Cost of goods sold—depreciation and amortization	749,578	557,232

Total cost of goods sold	90,695,070	25,086,494

Gross profit	11,159,443	5,655,604
Operating expenses
General and administration	1,299,240	699,298
Depreciation and amortization	4,446	646
Total operating expenses	1,303,686	699,944

Income from operations	9,855,757	4,955,660

Other expense
Finance costs, net	(1,821)	22
Other expense	(20,230)	(262,735)

Total other expense	(22,051)	(262,713)

Net income	$9,833,706	$4,692,947

See the accompanying notes to these financial statements.

SISU EXTRACTION, LLC.

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

For the Years Ended December 31, 2020 and 2019

	Members’ Deficit	Retained Earnings	Total
Balance at December 31, 2018	$2,015,000	$897,288	$2,912,288

Contributions	60,000	—	60,000
Distributions	(3,000,000)	—	(3,000,000)
Net income	—	4,692,947	4,692,947

Balance at December 31, 2019	(925,000)	5,590,235	4,665,235

Contributions	35,000	—	35,000
Distributions	(6,788,270)	—	(6,788,270)
Net income	—	9,833,706	9,833,706

Balance at December 31, 2020	$(7,678,270)	$15,423,941	$7,745,671

See the accompanying notes to these financial statements.

SISU EXTRACTION, LLC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2020 and 2019

	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash flow from operating activities
Net income	$9,833,707	$4,692,947
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	754,024	557,878
Loss on disposal of property, plant and equipment	20,230	262,735
Change in operating assets and liabilities:
Accounts receivable	511,524	137,776
Inventories	(3,840,525)	(632,514)
Prepaids and other current assets	(51,599)	—
Other assets	(4,199)	(18,425)
Accounts payable	(32,503)	517,614
Accrued and other current liabilities	4,750,495	251,099

Net cash flows provided from opeartions	11,941,153	5,769,110

Cash flow from investing activities
Proceeds from disposal of property, plant and equipment	2,000	358,390
Purchases of property, plant and equipment	(346,546)	(1,719,012)

Net cash flow (used in) provided by investing activities	(344,546)	(1,284,628)

Cash flow from financing activities
Members contribution	35,000	60,000
Members distribution	(6,788,270)	(3,000,000)

Net cash flow (used in) provided by financing activities	(6,753,270)	(2,940,000)

Net change in cash and cash equivalents	4,843,337	1,510,201
Cash and cash equivalents, beginning of the year	2,364,135	853,934

Cash and cash equivalents, end of the year	$7,207,473	$2,364,135

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$14,355	$—

See the accompanying notes to these financial statements.

SISU EXTRACTION, LLC.

NOTES TO FINANCIAL STATEMENTS

Note 1: Description of Business Nature of Operations:

SISU Extraction, LLC (“SISU”) was formed under the laws of California in September 2017. SISU is a full-service supply chain solution offering processing of harvested plant material into distillate/oil, and flower sales services to cultivators. SISU also provides wholesale concentrates and flower as well as white labeling services to the largest brands in the state of California. Based in Eureka, California, SISU developed a business model offering cultivators a profit split for distillation services in 2018. As of December 31, 2020, this business was producing 20 percent of the total legal distillate sold in California that is used in edibles and vaporizer cartridges.

SISU works with over 475 cultivators statewide and has expanded its product offering to wholesale flower with a high-volume flower showroom in Downtown Los Angeles. SISU works to provide farms and brands the freedom to spend time and effort on their respective market segments by simplifying the steps between soil and sales.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the accounting policies set out below have been applied consistently to all years presented. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations have been reflected herein.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period, Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at invoice amounts, net of allowances for doubtful accounts. The Company evaluates the collectability of accounts receivable based on known collection risks and historical experience. There was no bad debt expense for the year ended December 31, 2020. The Company incurred bad debt expense of $26,950 for the year ended December 31, 2019. As at December 31, 2020 and 2019, the Company had no allowance for doubtful accounts.

Inventories

Inventories of the Company’s finished goods and raw materials are valued at the lower of cost or net realizable value (“NRV”). Inventories are carried at NRV whenever such becomes lower than cost due to damage, physical deterioration, obsolescence, changes in price levels or other causes. Cost is determined using the weighted average cost basis. Products for resale are valued at cost. The cost of inventory includes direct product costs, direct labor costs, and an allocation of manufacturing overhead costs. The allowance account is reviewed on a regular basis to reflect the accurate valuation in the financial records. Inventory items identified to be obsolete and unusable are written off and charged as expense in the period such losses are identified. The Company has never recorded a write-down of inventory.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization, if any. Depreciation related to assets used in production is recorded in cost of goods sold. Depreciation related to non-production assets is recorded through operating expenses. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the remaining lease term. Depreciation and amortization is calculated on a straight-line basis over the expected useful life of the asset as follows:

SISU EXTRACTION, LLC.

NOTES TO FINANCIAL STATEMENTS

Office & Computer Equipment	3 to 7 years
Security Equipment	5 to 7 years
Manufacturing Equipment	1 to 5 years
Processing Equipment	3 years
Leasehold Improvements	5 to 10 years
Trailers	5 years
Vehicles	3 to 5 years

Maintenance and repair costs are expensed as they are incurred while improvements are capitalized.

Impairment of Long Lived Assets

The Company evaluates property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of our long-lived assets may not be recoverable. Recoverability of an asset group is measured by comparison of its carrying amount to the expected future undiscounted cash flows that the asset group is expected to generate. If it is determined that an asset group is not recoverable, an impairment loss is recorded in the amount by which the carrying amount of the asset group exceeds its fair value. There were no impairment charges to long-lived assets during the years ended December 31, 2020 and 2019.

Income Taxes

The Company is a limited liability company that is treated as a partnership for U.S. federal and state income tax purposes. Accordingly, the Company is not subject to federal or state income taxes. The income or loss of the Company is included in the return of its members. Therefore, no provision, liability, or benefit for income taxes has been included in these financial statements. The Company does not have any unrecognized tax benefits at December 31, 2020 and 2019. It is the Company’s policy to recognize interest and penalties related to uncertain tax positions in income tax expense. At December 31, 2020 and 2019, the Company did not accrue any interest or penalties related to uncertain tax positions.

Revenue Recognition

The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company enters into contracts that can include various products, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. The revenue recognition policy is consistent for sales generated directly with customers and sales generated indirectly through solution partners and resellers.

Revenues are recognized upon the application of the following steps:

1. Identification of a contract or contracts with a customer;

2. Identification of performance obligation(s) in the contract;

3. Determination of the transaction price;

4. Allocation of the transaction price to the performance obligations in the contract; and

5. Recognition of revenue when, or as, the performance obligation is satisfied.

Contracts with customers are at the point of sale and while often include transfer multiple products to a customer; they do not require future obligations. The Company generally considers each transaction as a separate performance obligation. Products are generally sold without a right of return, except for the extremely rare instance of a significant product defect identified upon delivery, which is not considered a separate performance obligation.

The Company allocates the transaction price for each contract to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation. The Company uses judgment in determining the SSP for products. The Company typically determines an SSP range for its products which are reassessed on a periodic basis or when facts and circumstances change. For all performance obligations (multiple products), the Company is able to determine SSP based on the observable prices of products sold separately in comparable circumstances to similar customers.

SISU EXTRACTION, LLC.

NOTES TO FINANCIAL STATEMENTS

In certain instances, the Company may provide incentives and discounts. The discounts are generally applied to promotional products. The discounts are determinable and fixed at the inception of the contract and accounted for as a reduction of the purchase price. Contracts do not include a significant financing component.

The majority of customer contracts, which may be in the form of purchase orders, contracts or purchase agreements, contain performance obligations for delivery of agreed upon products. Typically, when a customer contract contains multiple performance obligations, satisfaction of these obligations occurs simultaneously, at a single point in time (or within the same accounting period). Transfer of control typically occurs at the time of delivery and title and the risks and rewards of ownership have passed to the customer, and the Company has a right to payment. Thus, the Company generally recognizes revenue upon delivery of the product.

All shipping and handling activities are performed before the customers obtain control of products and accounted for as cost of goods sold.

The Company does not have any customer contracts that contain future deliverables that meet the definition of unsatisfied performance obligations in accordance with Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606).

Fair Value

The Company determines the fair value of its financial instruments in accordance with the provisions of Financial Accounting Standards Board (“ASC 820”) , Fair Value Measurement, which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2—Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

•

Level 3—Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable inputs reflect the assumptions that market participants would use in pricing the asset or liability.

The carrying values of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued and other current liabilities approximated their fair values due to the short period of time to maturity or repayment.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASC 842”). ASC 842 requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under ASC 842, a lessee is required to recognize assets and liabilities for leases with terms of more than 12 months. Lessor accounting remains substantially similar to current U.S. GAAP. In addition, disclosures of leasing activities are to be expanded to include qualitative along with specific quantitative information. ASC 842 also provides a package of transition practical expedients that allow an entity to not reassess (1) whether any expired or existing contracts contain a lease, (2) the lease classification of any expired or existing lease, and (3) initial direct costs for any existing lease. The Company is evaluating the impact of this standard on the financial statements. The adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

SISU EXTRACTION, LLC.

NOTES TO FINANCIAL STATEMENTS

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require the Company to use forward-looking information to better formulate its credit loss estimates. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022, and early adoption is permitted. The adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

Note 3: Concentration of Credit Risk

Financial instruments that subject the Company to potential concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash primarily in U.S. bank accounts, which at times may exceed federally insured limits. At December 31, 2020 and 2019, the Company had uninsured cash and cash equivalents of approximately $6,844,263 and $2,061,844, respectively.

The Company’s business activities and accounts receivable are with customers in the cannabis industry located in California. For the years ended December 31, 2020 and 2019, the Company had two customers that exceeded 10% of revenue each year. The Company had five and three customers that represented more than 10% of the accounts receivable balance as of December 31, 2020 and 2019, respectively.

Note 4: Inventories

Inventories consist of raw materials and finished goods. Finished goods consist of distillates & crude oil extracted from cannabis plant material as well as cannabis flower held for resale, and raw materials consist of the harvested cannabis plant material.

At December 31, 2020 and 2019, inventories consisted of the following:

	December 31, 2020	December 31, 2019
Raw materials	$55,729	$47,801
Finished goods	4,496,678	664,081

Total inventory	$4,552,407	$711,882

Note 5: Property, Plant and Equipment

At December 31, 2020 and 2019, property, plant and equipment consisted of the following:

	December 31, 2020	December 31, 2019
Office and Computer Equipment	$36,770	$8,391
Security Equipment	33,786	13,761
Manufacturing Equipment	2,035,588	1,824,343
Leasehold Improvements	75,076	69,047
Processing Equipment	8,986	—
Trailers	53,507	34,625
Vehicles	144,750	115,150

	2,388,463	2,065,317
Less: accumulated depreciation	(1,213,902)	(461,048)

	$1,174,561	$1,604,269

For the years ended December 31, 2020 and 2019, depreciation expense was $754,024 and $557,878, respectively.

SISU EXTRACTION, LLC.

NOTES TO FINANCIAL STATEMENTS

Note 6: Lines of Credit

In June 2020, the Company entered into a payables servicing and security agreement with a commercial lender. The agreement provides a $1,000,000 revolving loan. Interest rate of 3.0% monthly, paid monthly with a maturity date of June 2021. The agreement is secured by all the assets of the Company. At December 31, 2020 the outstanding balance of this agreement was $100,000, and is included in the accrued liabilities balance. The agreement requires the Company to maintain certain covenants and the Company was in compliance with these covenants as at December 31, 2020.

Note 7: Members’ Equity

For the years ended December 31, 2020 and 2019, the Company received capital contributions in the amount of $35,000 and $60,000, respectively. For the years ended December 31, 2020 and 2019, the Company paid distributions to the members of $6,788,270 and $3,000,000, respectively.

Note 8: Commitments and Contingencies

Operating Leases

The Company leases its business facilities and vehicles from third parties under operating agreements. The leases expire under various terms through 2025, some contain renewal provisions. The Company incurred $516,029 and $307,068 of rent expense for the years ended December 31, 2020 and 2019, respectively.

Future minimum lease payments under non-cancelable operation leases as at December 31, 2020 are as follows:

Years ending December 31,	Amount
2021	$353,700
2022	353,700
2023	340,375
2024	260,950
2025	76,800

$1,385,525

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Legal fees for such matters are expensed as incurred and the Company accrues for adverse outcomes as they become probable and estimable. Currently, there is no pending litigation against the Company.

Contractual Agreements with Cultivators

The Company enters into several agreements with cultivators whereby the Company splits the proceeds from the sale of the finished goods (i.e., distillates/oil) produced from the cultivators’ supplied raw materials which represents the cost of the raw materials used to produce the finished goods. The Company is unable to determine a reasonable estimate to record the cost of these raw materials as inventory due to certain variables. These variables include the quantity of distillates and oil extracted from cultivators’ supplied raw materials, the quality of distillates and oil, and market price fluctuations, among others. The Company records the cost of these materials as cost of goods sold in the same accounting period that revenue is recorded and considers these agreements to be similar to a royalty arrangement.

SISU EXTRACTION, LLC.

NOTES TO FINANCIAL STATEMENTS

Note 9: Revenue Disaggregation

Revenue disaggregation consists of the following:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Flower sales	$60,044,271	$4,583,948
Distillate and oil sales	41,810,242	26,158,150

Net revenue	$101,854,513	$30,742,098

Note 10: Subsequent Events

The Company has evaluated subsequent events through August 5, 2021, the date the financial statements were available to be issued.

On November 24, 2020 Left Coast Ventures (“LCV”) entered into a definitive transaction agreement with TPCO Holding Corp (“TPCO”), formerly Subversive Capital Acquisition Corp., whereby TPCO will acquire all of the outstanding shares of LCV. The acquisition of LCV closed on January 15, 2021.

Concurrently with the closing of the transaction above, the Company entered into a definitive transaction agreement with LCV whereby LCV acquired all of the issued and outstanding units from the existing members of the Company. The acquisition of the Company closed on January 15, 2021.

Under the terms of the definitive transaction agreement, TPCO was obligated to fund the consideration to acquire the Company. Upon closing, the members of the Company received consideration of approximately $81,000,000 (subject to certain adjustments and holdbacks) comprised of (i) a number of common shares of TPCO equal to approximately $66,000,000 by a deemed value of $10.00 and (ii) $15,000,000 in cash.

TPCO Holding Corp. (formerly known as Subversive Capital Acquisition Corp.)

Pro Forma Consolidated Statements of Operations and Comprehensive Loss

As at December 31, 2020

(Expressed in United States dollars)

(Unaudited)

TPCO Holding Corp. (formerly known as Subversive Capital Acquisition Corp.)

Pro Forma Consolidated Statements of Operations and Comprehensive Loss

For the year ended December 31, 2020

(Expressed in United States dollars) (Unaudited)

	TPCO December 31 2020 $	Caliva December 31 2020 $	LCV December 31 2020 $	Sisu December 31 2020 $	Total $	Note 4		Pro Forma Adjustments $	Pro Forma Consolidated $
Revenues	—	64,492,179	22,315,883	101,854,513	188,662,575			—	188,662,575
Cost of goods sold, net	—	49,899,432	17,930,656	90,695,070	158,525,158	(a	)	5,068,652	163,593,810

Gross Profit	—	14,592,747	4,385,227	11,159,443	30,137,417			(5,068,652)	25,068,765
Operating Expenses
Operating Expenses	8,813,918	63,815,856	16,429,906	1,303,685	90,363,365	(b	)	(5,323,375)
						(c	)	2,416,667
						(d	)	30,454,545
						(e	)	493,584
						(f	)	66,202
						(g	)	(2,460,483)
						(g	)	30,400,038
						(h	)	1,227,214	147,637,757

	8,813,918	63,815,856	16,429,906	1,303,685	90,363,365			56,047,178	147,637,757
Loss from operations	(8,813,918)	(49,223,109)	(12,044,679)	9,855,758	(60,225,948)			(61,115,830)	(122,568,992)
Other income (expense)
Interest income	2,350,312	—	—	—	2,350,312			—	2,350,312
Other income	—	153,481	—	—	153,481			—	153,481
Interest expense	—	(812,829)	(6,108,895)	(1,821)	(6,923,545)	(i	)	6,923,545	—
Loss on change in fair value of derivative liability	—	—	(16,884,000)	—	(16,884,000)	(j	)	16,884,000	—
Loss on change in fair value of warrant liability	—	—	(14,525,926)	—	(14,525,926)	(j	)	14,525,926	—
Loss on change in fair value of note payable at FVTPL	—	—	(9,474,074)	—	(9,474,074)	(j	)	9,474,074	—
Loss on change in fair value of contingent consideration	—	—	(1,734,498)	—	(1,734,498)	(k	)	1,734,498	—
Gain on debt modification	—	—	1,505,967	—	1,505,967	(j	)	(1,505,967)	—
Gain from non-controlling subsidiary	—	—	160,876	—	160,876			—	160,876
Share of loss in joint venture	—	(613,607)	—	—	(613,607)	(l	)	613,607	—
Gain on investment in Tarukino	—	91,545	—	—	91,545			—	91,545
Other expense	—	—	(3,961,474)	(20,230)	(3,981,704)			—	(3,981,704)

	2,350,312	(1,181,410)	(51,022,024)	(22,051)	(49,875,173)			48,649,683	(1,225,490)
Net loss before income tax	(6,463,606)	(50,404,519)	(63,066,703)	9,833,707	(110,101,121)			(12,466,147)	(123,794,482)
Income tax (benefit)		(728,009)	(226,880)		(954,889)			—	(954,889)

Net loss and comprehensive loss for the year	(6,463,606)	(49,676,510)	(62,839,823)	9,833,707	(109,146,232)			(12,466,147)	(122,839,593)

The accompanying notes are an integral part of this pro forma consolidated statement of loss and comprehensive loss.

TPCO Holding Corp. (formerly known as Subversive Capital Acquisition Corp.)

Notes to the Pro Forma Consolidated Statements of Operations and Comprehensive Loss

(Expressed in United States dollars)

(Unaudited)

1.	BASIS OF PRESENTATION

The unaudited pro forma consolidated statements of operations and comprehensive loss of TPCO Holding Corp (formerly known as Subversive Capital Acquisition Corp.) (“TPCO” or “the Company”) for the year ended December 31, 2020 (the “Pro Forma Financial Statements”), have been prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”), for illustrative purposes only, after giving effect to the transactions between TPCO, CMG Partners, Inc. (“Caliva”), Left Coast Ventures, Inc. (“LCV”) and SISU Extraction, LLC (“Sisu”) (collectively the “Transactions”) on the basis of the assumptions and adjustments described in notes 2 and 3. These Pro Forma Financial Statements do not include all of the disclosures required by US GAAP.

The Pro Forma Financial Statements of the Company have been compiled from:

(a)	the audited financial statements of TPCO for the years ended December 31, 2020 and December 31, 2019;

(b)	the audited consolidated financial statements of Caliva for the years ended December 31, 2020 and December 31, 2019;

(c)	the audited consolidated financial statements of LCV for the years ended December 31, 2020 and December 31, 2019; and

(d)	the audited financial statements of Sisu for the years ended December 31, 2020 and December 31, 2019.

It is management’s opinion that the unaudited Pro Forma Financial Statements, include all adjustments necessary for the fair presentation, in all material respects, of the transactions described in note 3 in accordance with US GAAP, applied on a basis consistent with TPCO’s accounting policies, except as otherwise noted. The unaudited Pro Forma Financial Statements are not necessarily indicative of the financial performance that would have resulted if the Transactions had actually occurred on January 1, 2020. Further, these unaudited Pro Forma Financial Statements are not necessarily indicative of the results of operations that may be achieved in the future. Actual amounts recorded subsequent to the transaction will likely differ from those recorded in these Pro Forma Financial Statements.

The unaudited Pro Forma Financial Statements should be read in conjunction with the historical financial statements and notes thereto of TPCO, Caliva, LCV and Sisu included elsewhere in this document.

2.	SIGNIFICANT ACCOUNTING POLICIES

The unaudited Pro Forma Consolidated Financial Statements have been compiled using the significant accounting policies, as set out in the audited financial statements of TPCO as at December 31, 2020. Management has determined that no material pro forma adjustments are necessary to conform the accounting policies of Caliva, LCV and Sisu to the accounting policies used by TPCO in the preparation of its audited financial statements. Additional accounting policies related to Caliva, LCV and Sisu have been included in the TPCO consolidated financial statements after the Transactions on a going forward basis.

TPCO Holding Corp. (formerly known as Subversive Capital Acquisition Corp.)

Notes to the Pro Forma Consolidated Statements of Operations and Comprehensive Loss

(Expressed in United States dollars)

(Unaudited)

3.	PRO FORMA ADJUSTMENTS

Pro forma adjustments to the consolidated statements of operations and comprehensive loss for the year ended December 31, 2020

The unaudited pro forma consolidated statements of operations and comprehensive loss for the year ended December 31, 2020 reflects the following adjustments as if the Transactions described in Note 1 had occurred on January 1, 2020:

(a)

To record an increase in cost of sales of $5,068,652, the fair value increment associated with inventory acquired that is expected to be sold within one year of the acquisition date. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory.

(b)	To record the settlement of the put option and non-exercise liability immediate after closing of the Transactions.

(c)	To record an incremental increase in expenses of $2,416,667 pursuant to the terms of the brand strategy agreement between SC Branding, LLC and TPCO.

(d)

To record the expense for the issuance of 2,376,425 commons shares of TPCO for a total of $30,454,545 to Roc Nation, LLC for the provision of promotion, marketing and advertising services of TPCO’s cannabis brands and related products, pursuant to the terms of the binding heads of terms agreement entered between Roc Nation, LLC and TPCO.

(e)

TPCO incurred $6,316,683 of transaction costs related to the business combination, and this amount is recognized in its financial statements for the period ended December 30, 2020. The remaining transaction costs of $493,584 are included in the historical financial statements of TPCO for the three months ended March 31, 2021. These costs will not affect the Company’s income statement beyond 12 months after the acquisition date.

(f)

To record new compensation agreements executed with Caliva employees in connection with the Transactions, resulting in a $66,202 increase in the annual compensation for these employees of Caliva from their previous compensation.

(g)

To record reversal of amortization of existing intangible assets revalued to $nil as a result of the Transactions and the recognition of amortization of intangible assets acquired in the acquisitions with the following estimated useful life assumptions:

Licenses	8-16 years
Cultivation Network	7 years
Brands	17-23 years

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $3,040,004.

(h)	To record 100% of expenses in OG Enterprises as the Company owns OG Enterprises 100% after the Transactions (see also (l) below).

(i)	To reverse financing costs related to line of credit and convertible debt settled concurrently at closing.

(j)

To record the reversal of the change in fair value of (i) derivative liability, (ii) warrant liability and (iii) notes payable and (iv) gain on debt modification associated with debt settlements that will take place concurrently at or immediate after closing of the Transactions.

(k)	To reverse revaluation related to contingent consideration which was replaced by new contingent consideration arrangements in the Transactions.

(l)	To reverse Caliva’s share of loss associated with its investment OG Enterprises.

TPCO Holding Corp. (formerly known as Subversive Capital Acquisition Corp.)

Notes to the Pro Forma Consolidated Statements of Operations and Comprehensive Loss

(Expressed in United States dollars)

(Unaudited)

4.	TAX RATE

Section 280E of the Internal Revenue Code (“IRC”) prohibits businesses engaged in the trafficking of Schedule I or Schedule II controlled substances from deducting normal business expenses, such as payroll and rent, from gross income (revenue less cost of goods sold). Section 280E was originally intended to penalize criminal market operators, but because cannabis remains a Schedule I controlled substance for Federal purposes, the IRS has subsequently applied Section 280E to state-legal cannabis businesses. Cannabis businesses operating in states that align their tax codes with the IRC are also unable to deduct normal business expenses from their state taxes. Whereas the Company’s statutory rate is expected to be 28%, actual rates will differ as a result of the temporary and permanent differences, as well as the limitations placed with respect to Section 280E. The pro forma effective income tax rate applicable to the operations subsequent to the completion of the Transaction is 27%.

5.	PRO FORMA EARNINGS PER SHARE

The Pro Forma Earnings per Share (“Proforma EPS) has been adjusted to reflect the pro forma consolidated net loss for the year ended December 31, 2020. In additional the number of shares used in calculating the pro forma consolidated basic and diluted earnings per share is the total number of common shares of TPCO has outstanding as of the closing the Transactions. TPCO has outstanding warrants of 28.75 million that are exercisable 65 days after the completion of the Transactions at an exercise price of $11.50 per share and expire five years after the completion of the Transactions. The assumption is that the TPCO warrants are out of money and therefore, these instruments have been excluded from the determination of diluted EPS for the purpose of these pro forma consolidated statement of net loss.

The following is a breakdown of the EPS calculation:

December 31, 2020
Net loss from continuing operations attributable to owners of the parent	$(122,839,593)
Weighted average number of shares	123,946,380

Loss per share	$(0.99)